Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-280378

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
July 8, 2024
To the Shareholders of First National Corporation and Touchstone Bankshares, Inc.:
On March 25, 2024, First National Corporation, which we refer to as First National, and Touchstone Bankshares, Inc., which we refer to as Touchstone, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, pursuant to which Touchstone will merge with and into First National, with First National as the surviving corporation, in a transaction that we refer to as the merger. Simultaneously with or immediately following the merger, Touchstone Bank, the wholly owned banking subsidiary of Touchstone, will be merged with and into First Bank, the wholly owned banking subsidiary of First National, in a transaction that we refer to as the bank merger.
Touchstone shareholders entitled to notice and to vote as a single class on the merger include the holders of shares of both Touchstone common stock, par value $2.00 per share, and Touchstone Series A Preferred Stock, par value $2.00 per share (on an as-converted, one-for-one basis), which we refer to herein as the Touchstone common stock and Touchstone Series A Preferred Stock, respectively, and collectively as Touchstone stock. If the merger is completed, each outstanding share of Touchstone stock, except for (i) shares owned by Touchstone, Touchstone Bank, First National, or First Bank, in each case other than shares of Touchstone stock held on behalf of third parties or as a result of debts previously contracted and (ii) shares held by Touchstone shareholders who properly exercise appraisal rights, will be converted into the right to receive, without interest, 0.8122 shares of First National common stock, par value $1.25 per share, which we refer to as First National common stock. Although Touchstone shareholders will receive a fixed number of shares of First National common stock, the market value of the merger consideration will fluctuate with the market price of First National common stock and will not be known at the time the shareholders of Touchstone or First National vote on the merger agreement.
First National common stock is listed on The Nasdaq Stock Market, or NASDAQ, under the symbol “FXNC.” Touchstone stock is quoted on the OTC Pink Securities market under the trading symbol “TSBA.” Following the merger, the common stock of the combined company will be listed on NASDAQ under the symbol “FXNC.”
The closing price of First National common stock on the NASDAQ on March 25, 2024, the last day that there were trades in First National common stock before the public announcement of the merger, was $17.66 per share. The closing price of Touchstone common stock on the OTC Pink Securities market on March 25, 2024, the last day that there were trades in Touchstone common stock before the public announcement of the merger, was $9.78 per share. The closing price of Touchstone common stock on the OTC Pink Securities market on June 28, 2024, the last practicable trading day on which shares of Touchstone common stock were actively traded before the date of this joint proxy statement/prospectus, was $12.08 per share. The implied value of the merger consideration payable for each share of Touchstone common stock on March 25, 2024 and July 2, 2024 is approximately $14.34 and $12.36, respectively. The value of the First National common stock at the time of completion of the merger could be greater than, less than or the same as the value of First National common stock on the date of the accompanying joint proxy statement/prospectus or the date of the Touchstone shareholder meeting. We urge you to obtain current market quotations for both First National common stock and Touchstone stock.
Based on the number of shares of Touchstone stock outstanding as of July 2, 2024, the total number of shares of First National common stock expected to be issued in connection with the merger is approximately 2,680,495. In addition, based on the exchange ratio of 0.8122, it is expected that First National shareholders will hold approximately 70.1% and Touchstone shareholders will hold approximately 29.9% of the issued and outstanding shares of First National common stock immediately following the closing of the merger.
First National will hold a special meeting of its shareholders, which we refer to as the First National special meeting, on August 29, 2024 at 10:00 a.m. local time, exclusively online at www.virtualshareholdermeeting.com/FXNC2024SM, where the First National shareholders will be asked to vote on a proposal (i) to approve the merger agreement, and the transactions contemplated by the merger agreement, including the issuance of shares of First National common stock in the merger, which we refer to as the First National merger proposal and (ii) to amend the articles of incorporation of First National to increase the number of authorized shares of First National common stock from 8,000,000 to 16,000,000, which we refer to as the First National amendment proposal. First National shareholders will be able to attend the First National special meeting online, vote your shares electronically and submit your questions to management during the special meeting by visiting www.virtualshareholdermeeting.com/FXNC2024SM and entering the 16-digit control number received with your proxy card.
Touchstone will hold a special meeting of its shareholders, which we refer to as the Touchstone special meeting, on August 29, 2024 at 1:00 p.m. local time, at Courtyard by Marriott Richmond Chester, located at 2001 W. Hundred Road, Chester, Virginia 23836 where the Touchstone shareholders, including the holders of Touchstone common stock and Series A Preferred Stock, will be asked to vote together as a single class, on a proposal to approve the merger agreement, and the transactions contemplated therein, which we refer to as the Touchstone merger proposal.
The merger cannot be completed unless, among other things, holders of more than two-thirds of the issued and outstanding shares of First National common stock vote to approve the First National merger proposal and holders of a majority of the issued and outstanding shares of Touchstone stock, voting as a single class, vote to approve the Touchstone merger proposal. First National and Touchstone are sending you this joint proxy statement/prospectus to ask you to vote in favor of these and other matters described in this joint proxy statement/prospectus.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF FIRST NATIONAL COMMON STOCK OR TOUCHSTONE STOCK YOU OWN. To ensure your representation at the First National special meeting or Touchstone special meeting, as applicable, please complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or submit your proxy via the Internet or by telephone by following the instructions in the enclosed joint proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the respective meeting of shareholders. Submitting a proxy now will NOT prevent you from being able to vote live at the respective meeting of shareholders. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.
The First National board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of First National and its shareholders, (ii) adopted the merger agreement and approved the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, (iii) approved the issuance of shares of First National common stock in connection with the transactions contemplated by the merger agreement, and (iv) approved to amend the articles of incorporation of First National to increase the number of authorized shares of First National common stock from 8,000,000 to 16,000,000. The First National board of directors unanimously recommends that First National shareholders vote “FOR” the First National merger proposal and “FOR” the other matters to be considered at the First National special meeting and described in this joint proxy statement/prospectus.
The Touchstone board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Touchstone and its shareholders and (ii) adopted the merger agreement and approved the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. The Touchstone board of directors unanimously recommends that the Touchstone shareholders vote “FOR” the Touchstone merger proposal and “FOR” the other matter to be considered at the Touchstone special meeting and described in this joint proxy statement/prospectus.
This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about First National and Touchstone and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 19 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about First National from documents that have been filed with the U.S. Securities and Exchange Commission that are incorporated into this joint proxy statement/prospectus by reference.
Sincerely,
Scott C. Harvard	James R. Black
President and Chief Executive Officer	President and Chief Executive Officer
First National Corporation	Touchstone Bankshares, Inc.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of shares of First National common stock in connection with the merger or the other transactions described in this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This joint proxy statement/prospectus is dated July 8, 2024, and is first being mailed to First National shareholders and Touchstone shareholders on or about July 12, 2024.

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 29, 2024
To the Shareholders of First National Corporation:
We are pleased to invite you to attend the special meeting of shareholders, which we refer to as the First National special meeting, of First National Corporation, which we refer to as First National, to be held on August 29, 2024 at 10:00 a.m. local time, exclusively online at www.virtualshareholdermeeting.com/FXNC2024SM. Only holders of record of First National common stock at the close of business on July 2, 2024 can attend the meeting via the Internet at www.virtualshareholdermeeting.com/FXNC2024SM by using your 16-digit control number on your proxy card and the instructions included in the enclosed joint proxy statement/prospectus. If you hold your shares in street name and you received this joint proxy statement/prospectus from your broker, bank or other nominee, your broker, bank or other nominee will provide you with instructions for voting your shares. If you hold shares through a broker, bank or other nominee and wish to vote your shares at the First National special meeting, you will need your unique 16-digit control number which appears on the instructions that accompanied this joint proxy statement/prospectus.
The meeting will be held for the following purposes:
1.
To approve the Agreement and Plan of Merger, dated as of March 25, 2024, by and between First National and Touchstone Bankshares, Inc., which we refer to as Touchstone, under which Touchstone will merge with and into First National, which we refer to, respectively, as the merger and the merger agreement, a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part, and the transactions contemplated by the merger agreement, including the issuance of First National common stock, $1.25 par value per share, which we refer to as First National common stock, to the holders of common stock and Series A Preferred Stock of Touchstone, which proposal we refer to as the First National merger proposal;

2.
To approve an amendment to the articles of incorporation of First National to increase the number of authorized shares of First National common stock from 8,000,000 to 16,000,000, which proposal we refer to as the First National amendment proposal; and

3.
To approve a proposal to adjourn the First National special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the First National merger proposal and/or the First National amendment proposal, which proposal we refer to as the First National adjournment proposal.

The First National board of directors has set July 2, 2024 as the record date for the First National special meeting. Only holders of record of First National common stock at the close of business on July 2, 2024 will be entitled to notice of and to vote at the First National special meeting and any adjournments or postponements thereof.
The affirmative vote of more than two-thirds of the issued and outstanding shares of First National common stock entitled to vote thereon is required to approve each of the First National merger proposal and the First National amendment proposal. Approval of the First National adjournment proposal requires the votes cast in favor of the action to exceed the votes cast opposing the action. First National will transact no other business at the First National special meeting, except for business properly brought before the First National special meeting or any adjournment or postponement thereof.
First National shareholders must approve the First National merger proposal and the First National amendment proposal in order for the merger to occur. If First National shareholders fail to approve either the First National merger proposal or the First National amendment proposal, then the merger will not occur. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the First National special meeting. Please carefully review the joint proxy statement/prospectus, including the annexes to and the documents incorporated by reference therein.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF FIRST NATIONAL COMMON STOCK YOU OWN. Whether or not you plan to virtually attend the

First National special meeting, please complete, sign, date and return the enclosed proxy card by using the enclosed postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions in the enclosed joint proxy statement/prospectus and on your proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.
The First National board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of First National and its shareholders, (ii) adopted the merger agreement and approved the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, (iii) approved the issuance of shares of First National common stock in connection with the transactions contemplated by the merger agreement, and (iv) approved to amend the articles of incorporation of First National to increase the number of authorized shares of First National common stock from 8,000,000 to 16,000,000. The First National board of directors unanimously recommends that First National shareholders vote “FOR” the First National merger proposal, “FOR” the First National amendment proposal, and “FOR” the First National adjournment proposal.
If you have any questions or need assistance with voting, please contact our proxy solicitor, Georgeson LLC, by calling toll-free at (866)-679-2307.
BY ORDER OF THE BOARD OF DIRECTORS,

Scott C. Harvard
President and Chief Executive Officer
July 8, 2024
Strasburg, Virginia

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 29, 2024
To the Shareholders of Touchstone Bankshares, Inc.:
We are pleased to invite you to attend the special meeting of shareholders, which we refer to as the Touchstone special meeting, of Touchstone Bankshares, Inc., which we refer to as Touchstone, to be held on August 29, 2024 at 1:00 p.m. local time, at Courtyard by Marriott Richmond Chester, located at 2001 W. Hundred Road, Chester, Virginia 23836, for the following purposes:
1.
To approve the Agreement and Plan of Merger, dated as of March 25, 2024, by and among First National Corporation and Touchstone, which we refer to as the merger agreement, a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part, under which Touchstone will merge with and into First National Corporation, which we refer to as the merger, all on and subject to the terms and conditions contained in the merger agreement, which proposal we refer to as the Touchstone merger proposal; and

2.
To approve a proposal to adjourn the Touchstone special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the Touchstone merger proposal, which proposal we refer to as the Touchstone adjournment proposal.

The Touchstone board of directors has set July 2, 2024 as the record date for the Touchstone special meeting. Only holders of record of shares of common stock and Series A Preferred Stock of Touchstone (which shall vote on an as-converted, one-for-one basis with the shares of common stock of Touchstone), collectively referred to as the Touchstone stock, as of the close of business on July 2, 2024 will be entitled to notice of and to vote as a single class at the Touchstone special meeting and any adjournments or postponements thereof.
The affirmative vote of holders of a majority of the issued and outstanding shares of Touchstone stock entitled to vote thereon is required to approve the Touchstone merger proposal. Approval of the Touchstone adjournment proposal requires the affirmative vote of a majority of the shares of Touchstone stock present or represented by proxy. No other business may be conducted at the Touchstone special meeting, except for business properly brought before the Touchstone special meeting or any adjournment or postponement thereof.
Touchstone shareholders must approve the Touchstone merger proposal in order for the merger to occur. If Touchstone shareholders fail to approve the Touchstone merger proposal, then the merger will not occur. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Touchstone special meeting. Please carefully review the joint proxy statement/prospectus, including the annexes to and the documents incorporated by reference therein.
Touchstone shareholders have the right to assert appraisal rights with respect to the merger and demand in writing that First National pay the fair value of their shares of Touchstone stock under applicable provisions of Virginia law. Any shareholder who wishes to exercise and perfect appraisal rights must strictly comply with the procedures set forth in Article 15 of the Virginia Stock Corporation Act, a copy of which is included as Annex F to the joint proxy statement/prospectus of which this notice is a part. A description of these procedures is included in the “Appraisal Rights” section beginning on page 134.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF TOUCHSTONE STOCK YOU OWN. Whether or not you plan to attend the Touchstone special meeting, please complete, sign, date and return the enclosed proxy card by using the enclosed postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions in the enclosed joint proxy statement/prospectus and on your proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.
The Touchstone board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Touchstone and its shareholders, and (ii) adopted the merger agreement and approved the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. The Touchstone board of directors unanimously recommends that Touchstone shareholders vote “FOR” the Touchstone merger proposal and “FOR” the Touchstone adjournment proposal.
If you have any questions or need assistance with voting, please contact our proxy solicitor, Georgeson LLC, by calling toll-free at (866) 679-2306.
BY ORDER OF THE BOARD OF DIRECTORS,

James R. Black
President and Chief Executive Officer
July 8, 2024
Prince George, Virginia

WHERE YOU CAN FIND MORE INFORMATION
First National files annual, quarterly and current reports, proxy statements and other business and financial information electronically with the U.S. Securities and Exchange Commission, which we refer to as the SEC, and the SEC maintains a website located at www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from First National at https://www.fbvirginia.com/ under the “Investor Relations” section, then under the heading “Filings & Reports” and then “SEC Filings.” Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on First National’s website or filed with the SEC is not part of this joint proxy statement/prospectus.
If you are a Touchstone shareholder and have any questions about the merger agreement, the merger, the Touchstone special meeting or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, need a proxy card or need help voting your shares of Touchstone stock, please contact Keisha Cachie, Corporate Secretary, at (804) 324-7385
First National has filed a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This joint proxy statement/prospectus incorporates by reference certain documents that First National has previously filed with the SEC. These documents contain important information about First National and its business and financial condition. See “Incorporation of Certain Documents by Reference” beginning on page 143. These documents are available without charge to you upon written or oral request to First National’s principal executive office. The address and telephone number of such principal executive office is listed below.
First National Corporation
112 West King Street
Strasburg, Virginia 22657
Attention: Investor Relations
(540) 465-9121
If you have any questions regarding this joint proxy statement/prospectus, for First National you may contact Georgeson LLC, the proxy solicitor for First National, by calling toll-free at (866) 679-2307, and for Touchstone, you may contact Georgeson LLC, the proxy solicitor for Touchstone, by calling toll-free at (866) 679-2306.
To obtain timely delivery of these documents, you must request the information no later than August 22, 2024 in order to receive them before the First National special meeting and no later than August 22, 2024 in order to receive them before the Touchstone special meeting.
i

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by First National, constitutes a prospectus of First National under Section 5 of the Securities Act of 1933, as amended, referred to as the Securities Act, with respect to the shares of First National common stock to be offered to Touchstone shareholders in connection with the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both First National and Touchstone under Section 14(a) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. It also constitutes a notice of meeting with respect to the First National special meeting and a notice of meeting with respect to the Touchstone special meeting.
No person has been authorized to give any information or make any representation about the merger or First National or Touchstone that differs from, or adds to, the information in this joint proxy statement/prospectus or in documents that are publicly filed with the SEC and incorporated into this joint proxy statement/prospectus by reference. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus, and neither the mailing of this joint proxy statement/prospectus to First National shareholders and Touchstone shareholders nor the issuance of First National common stock in the merger shall create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
All references in this joint proxy statement/prospectus to “First National” refer to First National Corporation, a Virginia corporation, and all references to “First Bank” refer to First Bank, a Virginia state-chartered member bank. All references in this joint proxy statement/prospectus to “Touchstone” refer to Touchstone Bankshares, Inc., a Virginia corporation, and all references to “Touchstone Bank” refer to Touchstone Bank, a Virginia state-chartered member bank. All references in this joint proxy statement/prospectus to the “combined company” refer to First National immediately following completion of the merger. All references in this joint proxy statement/prospectus to “First National common stock” refer to the common stock of First National, par value $1.25 per share, and all references in this joint proxy statement/prospectus to “Touchstone stock” refer to the common stock of Touchstone, par value $2.00 per share, and the Series A Preferred Stock of Touchstone, par value $2.00 per share. All references in this joint proxy statement/prospectus to the “merger agreement” refer to the Agreement and Plan of Merger dated March 25, 2024, by and among First National and Touchstone. All references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to First National and Touchstone collectively, unless otherwise indicated or as the context requires.

v

QUESTIONS AND ANSWERS ABOUT THE MEETINGS
The following are answers to certain questions that you may have regarding the merger and the First National special meeting or Touchstone special meeting. We urge you to read carefully the entire joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this joint proxy statement/prospectus.
Q:	WHAT IS THE MERGER?
A:
First National and Touchstone have entered into the merger agreement. Under the merger agreement, First National and Touchstone have agreed to combine their respective corporations, pursuant to which Touchstone will merge with and into First National, with First National continuing as the surviving corporation. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

First National will hold a special meeting of its shareholders and Touchstone will hold a special meeting of its shareholders to obtain the required approvals to consummate the merger, and you are being provided with this joint proxy statement/prospectus in connection with those meetings. We urge you to read carefully this joint proxy statement/prospectus and the merger agreement in their entirety.
Q:	WHY AM I RECEIVING THIS DOCUMENT?
A:	In order to complete the merger, among other things:
•
First National common shareholders must approve the merger agreement and the amendment to the articles of incorporation of First National to increase the number of authorized shares of First National common stock from 8,000,000 to 16,000,000; and

•	Holders of Touchstone stock must approve the merger agreement, voting as a single class.
Each of First National and Touchstone is sending this joint proxy statement/prospectus to its shareholders to help them decide how to vote their shares of stock with respect to such matters to be considered at their respective meetings of shareholders.
Information about these meetings, the merger and the other business to be considered by First National shareholders at its special meeting or by Touchstone shareholders at its special meeting, as applicable, is contained in this joint proxy statement/prospectus and you should read it carefully.
This document constitutes both a joint proxy statement of First National and Touchstone and a prospectus of First National. It is a joint proxy statement because each of the boards of directors of First National and Touchstone is soliciting proxies from their shareholders using this document. It is a prospectus because First National, in connection with the merger, will issue shares of First National common stock to Touchstone shareholders, and this joint proxy statement/prospectus contains information about that common stock.
Q:	WHAT WILL TOUCHSTONE SHAREHOLDERS RECEIVE IN THE MERGER?
A:
If the merger is completed, each outstanding share of Touchstone common stock and Touchstone Series A Preferred Stock, except for (i) shares owned by Touchstone, Touchstone Bank, First National, or First Bank, in each case other than shares of Touchstone stock held on behalf of third parties or as a result of debts previously contracted and (ii) shares held by Touchstone shareholders who properly exercise appraisal rights, will be automatically converted into the right to receive, without interest, 0.8122 shares of First National common stock, which we refer to as the exchange ratio.

In addition, First National will not issue any fractional shares of First National common stock in the merger. Instead, a Touchstone shareholder who otherwise would have received a fraction of a share of First National common stock will receive an amount in cash (rounded up to the nearest cent) determined by multiplying (i) the volume weighted average prices of First National common stock for the 10 consecutive trading days ending on the fifth trading day before the effective time of the merger by (ii) the fraction of a share of First National common stock to which such shareholder would otherwise be entitled to receive.

Q:	WILL THE VALUE OF THE MERGER CONSIDERATION TO TOUCHSTONE SHAREHOLDERS CHANGE BETWEEN THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE TIME THE MERGER IS COMPLETED?
A:
Yes. The value of the merger consideration to be issued in First National common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value of First National common stock. Any fluctuation in the market price of First National common stock after the date of this document may change the value of the shares of First National common stock that Touchstone shareholders will receive.

Q:	WHAT WILL HAPPEN TO SHARES OF FIRST NATIONAL COMMON STOCK IN THE MERGER?
A:
Nothing. Each share of First National common stock outstanding prior to the effective time of the merger will remain outstanding as a share of First National common stock following the effective time of the merger.

Q:	WHAT AM I BEING ASKED TO VOTE ON?
A:	First National Special Meeting: First National shareholders are being asked to consider and vote on the following proposals:
•
to approve the merger agreement, pursuant to which Touchstone will merge with and into First National, and the transactions contemplated by the merger agreement, including the issuance of shares of First National common stock in the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A;

•	to amend the articles of incorporation of First National to increase the number of authorized shares of First National common stock from 8,000,000 to 16,000,000; and
•
to approve the adjournment of the First National special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the First National merger proposal and/or the First National amendment proposal.

Touchstone Special Meeting: Touchstone shareholders are being asked to consider and vote on the following proposals:
•	to approve the merger agreement, pursuant to which Touchstone will merge with and into First National, and the transactions contemplated by the merger agreement; and
•	to approve the adjournment of the Touchstone special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the Touchstone merger proposal.
Q:	WHO IS ENTITLED TO VOTE AT EACH MEETING?
A:
First National Special Meeting: All holders of First National common stock who held shares at the close of business on July 2, 2024, which we refer to as the First National record date, are entitled to receive notice of and to vote at the First National special meeting.

Touchstone Special Meeting: All holders of Touchstone stock who held shares at the close of business on July 2, 2024, which we refer to as the Touchstone record date, are entitled to receive notice of and to vote at the Touchstone special meeting.
Q:	WHEN AND WHERE ARE THE FIRST NATIONAL SPECIAL MEETING AND TOUCHSTONE SPECIAL MEETING?
A:
First National Special Meeting: The First National special meeting will be held on August 29, 2024, at 10:00 a.m. local time, exclusively online at www.virtualshareholdermeeting.com/FXNC2024SM. First National shareholders of record can virtually attend the meeting via the Internet at www.virtualshareholdermeeting.com/FXNC2024SM by using your 16-digit control number on your proxy card and the instructions included in this joint proxy statement/prospectus.

Touchstone Special Meeting: The Touchstone special meeting will be held on August 29, 2024, at 1:00 p.m. local time, at Courtyard by Marriott Richmond Chester, located at 2001 W. Hundred Road, Chester, Virginia 23836.

Q:	WHAT CONSTITUTES A QUORUM AT EACH MEETING?
A:
First National Special Meeting: The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of First National common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the First National special meeting.

Abstentions will be included in determining the number of shares present at the First National special meeting for the purpose of determining the presence of a quorum, but broker non-votes will not be counted for the purposes of determining whether a quorum exists.
Touchstone Special Meeting: The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Touchstone stock (treated as a single class) entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Touchstone special meeting.
Abstentions will be included in determining the number of shares present at the Touchstone special meeting for the purpose of determining the presence of a quorum.
Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE FIRST NATIONAL SPECIAL MEETING?
A:	First National merger proposal and amendment proposal:
•
Standard: Approval of the First National merger proposal and the First National amendment proposal each requires the affirmative vote of more than two-thirds of the issued and outstanding shares of First National common stock entitled to vote. First National shareholders must approve the First National merger proposal and the First National amendment proposal in order for the merger to occur. If First National shareholders fail to approve the First National merger proposal or the First National amendment proposal, then the merger will not occur.

•
Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to either the First National merger proposal or the First National amendment proposal, then it will have the same effect as a vote “AGAINST” such proposal.

First National adjournment proposal:
•
Standard: Approval of the First National adjournment proposal requires the votes cast in favor of the action exceed the votes cast opposing the action. If First National shareholders fail to approve the First National adjournment proposal, but approve the First National merger proposal and First National amendment proposal, then the merger may nonetheless occur.

•
Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to the First National adjournment proposal, then you will be deemed not to have cast a vote with respect to the proposal and it will have no effect on the proposal.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE TOUCHSTONE SPECIAL MEETING?
A:	Touchstone merger proposal:
•
Standard: Approval of the Touchstone merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of Touchstone stock, voting as a single class. Touchstone shareholders must approve the Touchstone merger proposal in order for the merger to occur. If Touchstone shareholders fail to approve the Touchstone merger proposal, then the merger will not occur.

•
Effect of abstentions, failures to vote and failures to instruct your broker: If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to the Touchstone merger proposal, then it will have the same effect as a vote “AGAINST” the proposal.

Touchstone adjournment proposal:
•
Standard: Approval of the Touchstone adjournment proposal requires the affirmative vote of a majority of shares of Touchstone stock represented at the Touchstone special meeting, in person or by proxy, that are entitled to vote. If Touchstone shareholders fail to approve the Touchstone adjournment proposal, but approve the Touchstone merger proposal, then the merger may nonetheless occur.

•
Effect of abstentions, failures to vote and failures to instruct your broker: Because shares voted “ABSTAIN” are counted as present for purposes of determining a quorum, if you mark “ABSTAIN” on your proxy card, then it will have the same effect as a vote “AGAINST” the Touchstone adjournment proposal. If you fail to vote or fail to instruct your bank or broker how to vote with respect to the Touchstone adjournment proposal, then you will be deemed not to be present with respect to the proposal, and it will have no effect on the proposal.

Q:	WHAT ARE THE CONDITIONS TO COMPLETE THE MERGER?
A:
The obligations of First National and Touchstone to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods, receipt of tax opinions, approval by First National shareholders of the First National merger proposal and amendment proposal, approval of the bank merger by First National, as the sole shareholder of First Bank, approval by Touchstone shareholders of the Touchstone merger proposal, and approval of the bank merger by Touchstone, as the sole shareholder of Touchstone Bank. For more information, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 81.

Q:	WHEN WILL THE MERGER BE COMPLETED?
A:
We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods and approval by First National shareholders of the First National merger proposal and amendment proposal, approval of the bank merger by First National, as the sole shareholder of First Bank, approval by Touchstone shareholders of the Touchstone merger proposal, and approval of the bank merger by Touchstone, as the sole shareholder of Touchstone Bank. While we expect the merger to be completed in the fourth quarter of 2024, because fulfillment of some of the conditions to completion of the merger are not entirely within our control, we cannot assure you of the actual timing.

Q:	HOW DOES THE FIRST NATIONAL BOARD OF DIRECTORS AND THE TOUCHSTONE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?
A:
The First National board of directors has unanimously adopted the merger agreement and approved the transactions contemplated thereby, including the issuance of First National common stock, and recommends that First National shareholders vote “FOR” the First National merger proposal, “FOR” the First National amendment proposal, and “FOR” the First National adjournment proposal.

The Touchstone board of directors has unanimously adopted the merger agreement and approved the transactions contemplated thereby and recommends that the Touchstone shareholders vote “FOR” the Touchstone merger proposal and “FOR” the Touchstone adjournment proposal.
Q:	WHAT DO I NEED TO DO NOW?
A:
After carefully reading and considering the information contained in or incorporated by reference into this joint proxy statement/prospectus, including its annexes, please vote your shares as soon as possible so that your shares will be represented at your respective company’s meeting of shareholders. Please follow the instructions set forth herein or on the enclosed proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:	HOW DO I VOTE?
A:
First National. If you are a shareholder of record of First National as of July 2, 2024, the First National record date, you may submit your proxy before the First National special meeting in any of the following ways:

•	by mail, by completing, signing, dating and returning the enclosed proxy card to First National using the enclosed postage-paid envelope;
•	by telephone, by calling toll-free (800) 690-6903 and following the recorded instructions;
•	via the Internet, by accessing the website www.proxyvote.com and following the instructions on the website; or
•
via the Internet during the First National special meeting at www.virtualshareholdermeeting.com/FXNC2024SM. To vote, a First National shareholder will need their unique 16-digit control number which appears on the proxy card and the instructions included in this joint proxy statement/prospectus.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m. Eastern Time on the day before the First National special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the First National special meeting. Whether or not you intend to be present virtually at the First National special meeting, you are urged to complete, sign, date and return the enclosed proxy card to First National, in the enclosed postage-paid envelope or submit a proxy by telephone or via the Internet as described on the enclosed instructions as soon as possible.
Access to the Audio Webcast of the Meeting: The live audio webcast of the meeting will begin promptly at 10:00 a.m. local time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the meeting to allow time for you to log in and test the computer audio system. First National encourages shareholders to access the meeting prior to the start time to allow ample time to complete the online check-in process.
Log-in Instructions: To attend the virtual meeting, login at www.virtualshareholdermeeting.com/FXNC2024SM. First National shareholders will need their unique 16-digit control number which appears on your proxy card and the instructions included in this joint proxy statement/prospectus.
Touchstone: If you are a shareholder of record of Touchstone as of July 2, 2024, the Touchstone record date, you may submit your proxy before the Touchstone special meeting in any of the following ways:
•	by mail, by completing, signing, dating and returning the enclosed proxy card to Touchstone using the enclosed postage-paid envelope;
•	by telephone, by calling toll-free (866) 648-8046 and following the recorded instructions;
•	via the Internet, by accessing the website www.proxypush.com/TSBA and following the instructions on the website; or
•	by attending the Touchstone special meeting and voting in person. A ballot will be provided for voting at the Touchstone special meeting.
If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m. Eastern Time on the day before the Touchstone special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Touchstone special meeting. Whether or not you intend to attend the Touchstone special meeting, you are urged to complete, sign, date and return the enclosed proxy card to Touchstone in the enclosed postage-paid envelope or submit a proxy by telephone or via the Internet as described on the enclosed instructions as soon as possible.
Legal Proxy is Necessary if Your Shares are Held in Street Name through a Bank, Broker or Other Nominee: If you hold your shares in street name and you wish to attend and participate in the Touchstone special meeting, then you must first obtain a valid legal proxy from your bank, broker or other nominee. Follow the instructions from your bank, broker or other nominee included with the joint proxy statement/prospectus, or contact your bank, broker or other nominee to request a legal proxy form.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?
A:
No. Under the rules of The New York Stock Exchange, or the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion only on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. Under the NYSE rules, all of the proposals to be voted on at the First National special meeting and the Touchstone special meeting are considered “non-routine” matters. Because none of the proposals to be voted on at the First National special meeting and Touchstone special meeting are “routine” matters for which brokers may have discretionary authority to vote, neither First National nor Touchstone expects any broker non-votes at the First National special meeting or the Touchstone special meeting. As a result, if you hold your shares of First National common stock or Touchstone stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in one of the ways indicated by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote.

Please follow the voting instructions provided by your broker, bank or other nominee. If you hold your shares in street name and you received this joint proxy statement/prospectus from your broker, bank or other nominee, then your broker, bank or other nominee will provide you with instructions for voting your shares. If you hold shares through a broker, bank or other nominee and wish to vote your shares at the First National special meeting, then you will need your unique 16-digit control number which appears on the instructions that accompanied this joint proxy statement/prospectus. Please note that if you are a Touchstone shareholder you may not vote shares held in “street name” by returning a proxy card directly to Touchstone or by voting by telephone or in person at the Touchstone special meeting, unless you provide a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee. See the discussion immediately above, or “Touchstone Special Meeting of Shareholders—Shares Held in Street Name” for more information on how to obtain a legal proxy for your respective special meeting.
Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?
A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, then the shares of First National common stock represented by your proxy will be voted as recommended by the First National board of directors with respect to such proposal or the shares of Touchstone stock represented by your proxy will be voted as recommended by the Touchstone board of directors with respect to such proposal, as the case may be.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY OR VOTING INSTRUCTION CARD?
A:
Yes. If you are the shareholder of record of either First National common stock or Touchstone stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the applicable meeting. You can do this by:

•	timely delivering a signed written notice of revocation to the Secretary of First National or Touchstone, as applicable;
•	timely delivering a new, valid proxy bearing a later date; or
•
attending and voting at the special meeting. Simply attending the First National special meeting or the Touchstone special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you hold shares of either First National or Touchstone stock in “street name,” you must contact your broker, bank or other nominee to change your vote.
Q:	SHOULD TOUCHSTONE SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?
A:
No. Touchstone shareholders SHOULD NOT send in any stock certificates now. Unless a different timing is agreed to by First National and Touchstone, no later than 20 days prior to the anticipated effective time of the merger, First National will mail separate written instructions for surrendering your shares of Touchstone stock in exchange for the merger consideration. In the meantime, you should retain your stock certificates because they are still valid. Please do not send in your stock certificates with your proxy card or election form.
Q:	ARE FIRST NATIONAL SHAREHOLDERS ENTITLED TO APPRAISAL RIGHTS?
A:
No, under the Virginia Stock Corporation Act, or the VSCA, which is the law under which First National is incorporated, the holders of First National common stock will not be entitled to any appraisal rights or dissenters’ rights in connection with the merger.

Q:	ARE TOUCHSTONE SHAREHOLDERS ENTITLED TO APPRAISAL RIGHTS?
A:
Yes. Pursuant to the VSCA, Touchstone shareholders have the right to dissent from the merger and demand payment of the fair value of their shares of Touchstone stock. In order to perfect their appraisal rights, Touchstone shareholders must comply with the provisions of Virginia law, which include not voting, or causing or permitting to be voted, their shares in favor of the Touchstone merger proposal, as well as giving written notice to Touchstone’s Corporate Secretary before the vote on the Touchstone merger proposal is taken at the special meeting. See “Appraisal Rights” beginning on page 134. However, it is a condition to closing the merger that appraisal rights are not exercised with respect to more than 5% of the outstanding shares of Touchstone stock, unless waived by First National. See “The Merger Agreement — Conditions to Complete the Merger” beginning on page 81.

Q:	WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. TOUCHSTONE SHAREHOLDERS?
A:
The merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and it is a condition to the respective obligations of First National and Touchstone to complete the merger that each receives a legal opinion to that effect. Therefore, for U.S. federal income tax purposes, as a result of the merger, a U.S. holder of shares of Touchstone stock generally will not recognize gain or loss on the receipt of First National common stock in the merger, but will recognize gain or loss with respect to any cash consideration received pursuant to a valid election of such holder’s appraisal rights and any cash received in lieu of fractional shares of First National common stock. For more information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 84.

The consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.
Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?
A:
If the merger is not completed, Touchstone shareholders will not receive any consideration for their shares of Touchstone stock in connection with the merger. Instead, Touchstone will remain an independent corporation and Touchstone stock will continue to be quoted and traded on the OTC Pink Securities market. In addition, if the merger agreement is terminated in certain circumstances, Touchstone may be required to pay First National a fee with respect to such termination of the merger agreement. See “The Merger Agreement—Termination; Termination Fee” beginning on page 82.

Q:	WHAT HAPPENS IF I SELL MY SHARES AFTER THE APPLICABLE RECORD DATE BUT BEFORE MY COMPANY’S MEETING OF SHAREHOLDERS?
A:
Each of the First National record date and Touchstone record date is earlier than the date of the First National special meeting or Touchstone special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of First National common stock or Touchstone stock, as applicable, after the applicable record date but before the date of the applicable shareholder meeting, then you will retain your right to vote at such meeting, but, with respect to Touchstone stock, you will not have the right to receive the merger consideration to be received by Touchstone shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of Touchstone stock through completion of the merger.

Q:	WHAT DO I DO IF I RECEIVE MORE THAN ONE JOINT PROXY STATEMENT/PROSPECTUS OR SET OF VOTING INSTRUCTIONS?
A:
First National shareholders and Touchstone shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold shares of First National common stock or Touchstone stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold such shares. If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you will receive more than one joint proxy statement/prospectus and/or set of voting instructions relating to the applicable shareholder meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	WILL A PROXY SOLICITOR BE USED?
A:
Yes. First National and Touchstone have each engaged Georgeson LLC, which we refer to as Georgeson, to assist in the solicitation of proxies for the First National and Touchstone special meetings, and estimate that they will pay Georgeson a fee of approximately $17,500 and $10,000, respectively, plus certain expenses. First National and Touchstone have also agreed to indemnify Georgeson against certain losses. In addition, First National and Touchstone and their officers and employees may also solicit proxies from their respective shareholders by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them.

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?
A:
You can find more information about First National and Touchstone from the various sources described under “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus or “Incorporation of Certain Documents by Reference” beginning on page 143.

Q:	WHAT IS HOUSEHOLDING AND HOW DOES IT AFFECT ME?
A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholders provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of First National common stock or Touchstone stock, as applicable, held through brokerage firms. If your family has multiple accounts holding First National common stock or Touchstone stock, as applicable, you may have already received a householding notification from your broker.

Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.
Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS?
A:
If you are a First National shareholder and you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Georgeson, the proxy solicitation agent for First National, by calling toll-free at (866) 679-2307. You may also contact First National at the address and telephone number below:

First National Corporation
112 West King Street
Strasburg, Virginia 22657
Attention: Investor Relations
(540) 465-9121

If you are a Touchstone shareholder and you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Georgeson, the proxy solicitation agent for Touchstone, by calling toll-free at (866) 679-2306. You may also contact Touchstone at the address and telephone number below:
Touchstone Bankshares, Inc.
4300 Crossings Boulevard
Prince George, Virginia 23875
Attention: Keisha Cachie, Corporate Secretary
(804) 324-7385

SUMMARY
This summary highlights selected information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer you and that are incorporated into this joint proxy statement/prospectus by reference before you decide how to vote. In addition, we incorporate by reference important business and financial information about First National into this joint proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 143. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Merger (page 40)
First National and Touchstone have entered into the merger agreement. Under the merger agreement, First National and Touchstone have agreed to combine their respective corporations, pursuant to which Touchstone will merge with and into First National, with First National continuing as the surviving corporation. Simultaneously with or immediately following the merger, Touchstone Bank, the wholly owned banking subsidiary of Touchstone, will be merged with and into First Bank, the wholly owned banking subsidiary of First National. The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.
Merger Consideration (page 73)
Each outstanding share of Touchstone stock, except for (i) shares owned by Touchstone, Touchstone Bank, First National, or First Bank, in each case other than shares of Touchstone stock held on behalf of third parties or as a result of debts previously contracted and (ii) shares held by Touchstone shareholders who properly exercise appraisal rights, will be automatically converted into the right to receive, without interest, 0.8122 shares of First National common stock.
Touchstone shareholders will not receive any fractional shares of First National common stock. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of First National common stock that you would otherwise be entitled to receive in an amount equal to such fractional part of a share of First National common stock multiplied by the volume weighted average price (rounded up to the nearest cent) of First National common stock on NASDAQ during the 10 consecutive trading days ending on the fifth trading day immediately prior to the date on which the effective time of the merger occurs.
Immediately after the merger, First National’s existing shareholders will own approximately 70.1% of First National’s total outstanding shares and Touchstone’s shareholders will own approximately 29.9% of First National’s total outstanding shares.
The following table shows the closing sale prices of First National common stock, as reported on NASDAQ, and Touchstone common stock as reported on the OTC Pink Securities market, as applicable, on March 25, 2024, the last trading day before the public announcement of the merger agreement, and on July 2, 2024, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Touchstone stock, which was calculated by multiplying the closing price of First National common stock on those dates by the exchange ratio of 0.8122 rounded to the nearest cent, reflecting an approximate 47% premium and an approximate 2% premium for Touchstone shares to the closing market price of Touchstone shares on the last trading day prior to the announcement of the merger and the last practicable trading day before the date of this joint proxy statement/prospectus, respectively. The value of the merger consideration to be issued in First National common stock will fluctuate with the market price of First National common stock and will not be known at the time the shareholders of Touchstone or First National vote on the merger agreement.
	First National Common Stock	Touchstone Common Stock	Implied Value of One Share of Touchstone Common Stock
March 25, 2024	$17.66	$9.78	$14.34
July 2, 2024	$15.22	$12.08(1)	$12.36
(1)	Reflects the closing price as reported on the OTC Pink Securities market as of June 28, 2024, the last practicable trading day on which shares of Touchstone common stock were actively traded.

Treatment of Touchstone Restricted Stock Awards (page 76)
At the effective time of the merger, each Touchstone restricted stock award that is outstanding immediately prior to the effective time will, by virtue of the merger and without any required action on the part of the holder thereof, fully vest (with any performance-based vesting condition applicable to such Touchstone restricted stock award deemed to have been achieved to the extent set forth in the award agreement applicable to such Touchstone restricted stock award) and be cancelled and converted automatically into the right to receive the merger consideration, and First National shall treat the shares of Touchstone common stock underlying such Touchstone restricted stock award in the same manner as all other shares of Touchstone stock for such purposes.
Recommendation of the First National Board of Directors (page 44)
The First National board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of First National and its shareholders, (ii) adopted the merger agreement and approved the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, (iii) approved the issuance of shares of First National common stock in connection with the transactions contemplated by the merger agreement, and (iv) approved to amend the articles of incorporation of First National to increase the number of authorized shares of First National common stock from 8,000,000 to 16,000,000. The First National board of directors unanimously recommends that First National shareholders vote “FOR” the First National merger proposal, “FOR” the First National amendment proposal, and “FOR” the First National adjournment proposal. See “The Merger—Recommendation of the First National Board of Directors and Reasons for the Merger” beginning on page 44.
Recommendation of the Touchstone Board of Directors (page 45)
The Touchstone board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Touchstone and its shareholders and (ii) adopted the merger agreement and approved the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. The Touchstone board of directors unanimously recommends that the Touchstone shareholders vote “FOR” the Touchstone merger proposal and “FOR” the Touchstone adjournment proposal. See “The Merger—Recommendation of the Touchstone Board of Directors and Reasons for the Merger” beginning on page 45.
Opinion of First National’s Financial Advisor (page 49)
First National’s financial advisor, Hovde Group, LLC, otherwise referred to as Hovde, has delivered a written opinion, dated March 25, 2024, to the board of directors of First National that, as of such date, and subject to the review, assumptions and limitations set forth in the opinion, the total merger consideration to be paid to Touchstone in the merger is fair, from a financial point of view, to the shareholders of First National common stock. We have attached this opinion to this joint proxy statement/prospectus as Annex B. The opinion of Hovde is not a recommendation to any First National shareholder as to how to vote on the merger proposal. You should read this opinion completely to understand the procedures followed, matters considered and limitations and qualifications on the reviews undertaken by Hovde in providing its opinion.
For more information, see the section entitled “The Merger—Opinion of First National’s Financial Advisor” beginning on page 49 of this joint proxy statement/prospectus and the copy of Hovde’s opinion attached to this joint proxy statement/prospectus as Annex B.
Opinion of Touchstone’s Financial Advisor (page 57)
At the March 25, 2024 meeting of the Touchstone board of directors, representatives of Piper Sandler & Co., otherwise referred to as Piper Sandler, rendered to the board of directors of Touchstone its oral opinion, which was subsequently confirmed in writing on the same day, to the effect that, as of such date and subject to the procedures followed, matters considered and assumptions and qualifications set forth therein, the exchange ratio was fair to the holders of Touchstone common stock from a financial point of view.
The full text of Piper Sandler’s opinion, dated March 25, 2024, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Annex C to this joint proxy statement/prospectus. Piper Sandler provided its opinion for the information and assistance of the Touchstone board of directors (solely in each director’s capacity as such) in connection with, and for purposes of, the board’s consideration of the merger, and Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio. The opinion of Piper Sandler did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Piper Sandler opinion does not constitute a recommendation to the Touchstone board or any holder of Touchstone stock as to how the board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.
For more information, see the section entitled “The Merger—Opinion of Touchstone’s Financial Advisor” beginning on page 57 of this joint proxy statement/prospectus and the copy of Piper Sandler’s opinion attached to this joint proxy statement/prospectus as Annex C.
First National Special Meeting of Shareholders (page 28)
The special meeting of First National shareholders will be held on August 29, 2024, at 10:00 a.m. local time, exclusively online at www.virtualshareholdermeeting.com/FXNC2024SM. The First National board of directors has fixed the close of business on July 2, 2024 as the record date for determining the holders of First National common stock entitled to receive notice of, and to vote at, the First National special meeting. Only holders of record as of the record date can virtually attend the meeting via the Internet at www.virtualshareholdermeeting.com/FXNC2024SM by using your 16-digit control number on your proxy card and the instructions included in this joint proxy statement/prospectus. At the First National special meeting, First National shareholders will be asked to approve the First National merger proposal, the First National amendment proposal, and the First National adjournment proposal.
The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of First National common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the First National special meeting.
Each share of First National common stock entitles the holder thereof to one vote on each proposal to be considered at the First National special meeting. As of the First National record date, there were 6,280,406 shares of First National common stock outstanding and entitled to vote at the First National special meeting held by 798 registered holders. In addition, as of May 24, 2024, the number of First National’s NOBO holders was 841 and the number of OBO holders was 233. As of the First National record date, when combining registered, NOBO, and OBO holders, the total number of holders of record of First National common stock is estimated to be approximately 1,872. As of the First National record date, Touchstone did not beneficially hold any shares of First National common stock.
Touchstone Special Meeting of Shareholders (page 34)
The special meeting of Touchstone shareholders will be held on August 29, 2024, at 1:00 p.m. local time, at Courtyard by Marriott Richmond Chester, located at 2001 W. Hundred Road, Chester, Virginia 23836. The Touchstone board of directors has fixed the close of business on July 2, 2024 as the record date for determining the holders of Touchstone stock entitled to receive notice of, and to vote at, the Touchstone special meeting. Only holders of record as of the record date can attend the meeting. At the Touchstone special meeting, Touchstone shareholders will be asked to approve the Touchstone merger proposal and the Touchstone adjournment proposal.
The presence, in person or represented by proxy, of holders of at least a majority of the total number of outstanding shares of Touchstone stock entitled to vote (treated as a single class) is necessary in order to constitute a quorum for purposes of the matters being voted on at the Touchstone special meeting.
Each share of Touchstone stock entitles the holder thereof to one vote on each proposal to be considered at the Touchstone special meeting. As of the Touchstone record date, there were 3,271,442 shares of Touchstone common stock and 28,848 shares of Touchstone Series A Preferred Stock outstanding and entitled to vote at the Touchstone special meeting held by approximately 732 and 148 holders of record, respectively. As of the Touchstone record date, First National did not beneficially hold any shares of Touchstone stock.
Votes Required (page 29)
The votes required to approve the proposals at the special meeting are as follows:
First National. Approval of the First National merger proposal and the First National amendment proposal each requires the affirmative vote of more than two-thirds of the issued and outstanding shares of First National common stock entitled to vote. Approval of the First National adjournment proposal requires the votes cast in favor of the action exceed the votes cast opposing the action.

Touchstone. Approval of the Touchstone merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of Touchstone stock, voting as a single class. Approval of the Touchstone adjournment proposal requires the affirmative vote of a majority of shares of Touchstone stock represented at the Touchstone special meeting, in person or by proxy, that are entitled to vote.
Officers and Directors Agreements (page 73)
First National. As of the First National record date, directors and executive officers of First National and their affiliates owned and were entitled to vote 1,149,618 shares of First National common stock, representing approximately 18.30% of the shares of First National common stock issued and outstanding on that date. In connection with entering into the merger agreement, all of First National’s executive officers and directors entered into officers and directors agreements, which we refer to as the First National officers and directors agreements. The First National officers and directors agreements generally require such executive officer or director party thereto to, among other things, vote all of his or her shares of First National common stock (i) in favor of the merger agreement and the merger, (ii) in favor of the First National amendment proposal, (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of First National under the merger agreement, and (iv) against any other action, agreement, or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement.
Touchstone. As of the Touchstone record date, directors and executive officers of Touchstone and their affiliates owned and were entitled to vote 374,705 shares of Touchstone stock, representing approximately 11.35% of the shares of Touchstone stock issued and outstanding on that date. In connection with entering into the merger agreement, all of Touchstone’s executive officers and directors entered into officers and directors agreements, which we refer to as the Touchstone officers and directors agreements. The Touchstone officers and directors agreements generally require such executive officer or director party thereto to, among other things, vote all of his or her shares of Touchstone common stock (i) in favor of the merger agreement and the merger, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Touchstone under the merger agreement, and (iii) against certain proposals by any person or entity other than First National or its affiliates to acquire Touchstone or any of its present or future consolidated subsidiaries or any other action, agreement, or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement.
Interests of Touchstone Directors and Executive Officers in the Merger (page 68)
In considering the recommendation of the Touchstone board of directors, Touchstone shareholders should be aware that the directors and executive officers of Touchstone have certain interests in the merger that may be different from, or in addition to, the interests of Touchstone shareholders generally. The Touchstone board of directors was aware of these interests and considered them, among other matters, in making its recommendation that the Touchstone shareholders vote to approve the Touchstone merger proposal.
These interests include, among others:
•	James R. Black has entered into an employment agreement with First National and First Bank that governs the terms of his employment following the effective time of the merger;
•	Following the merger, First National will generally indemnify and provide liability insurance to the present and former directors and officers of Touchstone, subject to certain exceptions;
•	Following the merger, Toni T. Lee-Andrews, William S. Wilkinson, and Norman D. Wagstaff, Jr., will serve on the boards of directors of the combined company and First Bank;
•	Following the merger, each non-employee director of Touchstone that is not appointed to the board of directors of the combined company will be invited to join an advisory board of First National; and
•
James R. Black, J. Allan Funk, and J. Adam Sothen will receive lump-sum cash payments in connection with the termination of their change of control agreements with Touchstone immediately prior to the effectuation of the merger.

For a more complete description of these interests, see “The Merger—Interests of Touchstone Directors and Executive Officers in the Merger” beginning on page 68.

Regulatory Approvals Required for the Merger (page 79)
Subject to the terms of the merger agreement, both First National and Touchstone have agreed to use their commercially reasonable efforts to obtain as promptly as reasonably practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, including the merger, and comply with the terms and conditions of such approvals. These approvals include approvals from the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, in connection with the merger, and the Federal Reserve Board and the Bureau of Financial Institutions division of the State Corporation Commission of the Commonwealth of Virginia, which we refer to as the VBFI, in connection with the bank merger. Notifications and/or applications requesting approval for the transactions contemplated by the merger agreement may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. First National and First Bank filed notices and applications to obtain the necessary regulatory approvals on or about May 24, 2024. On or about June 27, 2024, First National and First Bank received notice of the approval of the merger and bank merger, respectively, by the Federal Reserve Board. The completion of the merger is also subject to the expiration of certain waiting periods and other requirements. Although neither First National nor First Bank knows of any reason why it would not be able to obtain the necessary regulatory approvals to complete the merger in a timely manner, neither First National nor First Bank can be certain when or if it will obtain such approvals or, if obtained, whether such approvals will contain terms, conditions or restrictions not currently contemplated, which in the reasonable judgment of the board of directors of First National would so materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement that, had such condition or requirement been known, First National would not, in its reasonable judgment, have entered into the merger agreement. For more information regarding the regulatory approvals to which completion of the merger are subject, see “Regulatory Matters” beginning on page 79.
Conditions to the Merger (page 81)
The obligations of First National and Touchstone to complete the merger are each subject to the satisfaction (or waiver, if permitted) of the following conditions, among others:
•	the approval of the First National merger proposal and the First National amendment proposal, each by the requisite vote of the First National common shareholders;
•	the approval of the merger by First National as the sole shareholder of First Bank;
•	the approval of the Touchstone merger proposal by the requisite vote of the Touchstone shareholders;
•	the approval of the merger by Touchstone as the sole shareholder of Touchstone Bank;
•
Touchstone shall not have received timely notice from holders of Touchstone stock of their intent to exercise their statutory right to dissent and appraisal with respect to shares that represent more than an aggregate of 5% of the outstanding shares of Touchstone stock;

•
the receipt of all required regulatory approvals which are necessary to consummate the merger, generally without any conditions or requirements which would, in the good faith reasonable judgment of the board of directors of First National, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement such that, had First National known about such condition or requirement, it would not have entered into the merger agreement, and the expiration of all statutory waiting periods;

•
the receipt of all required consents or approvals, as applicable, which are necessary to consummate the merger, generally without any conditions or requirements which would, in the good faith reasonable judgment of the board of directors of First National, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement such that, had First National known about such condition or requirement, it would not have entered into the merger agreement, by each of First National and Touchstone;

•
the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

•
the absence of any order, injunction or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the closing of the merger;

•	the authorization for listing on NASDAQ of the shares of First National common stock to be issued to Touchstone shareholders;
•	subject to certain exceptions, the accuracy of the representations and warranties of the other party, generally subject to a material adverse effect qualification;
•	the prior performance in all material respects by the other party of the obligations required to be performed by it at or before the closing date of the merger;
•	neither party shall have experienced a material adverse effect since December 31, 2022; and
•
receipt of an opinion from each of First National’s and Touchstone’s respective legal counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Neither Touchstone nor First National can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For more information see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 81.
Agreement Not to Solicit Other Offers (page 81)
Touchstone has agreed that neither it, nor its affiliates or representatives, will solicit, or initiate, or knowingly encourage or knowingly facilitate an acquisition proposal (generally, a tender offer or proposal for a merger, asset acquisition, or other business combination), other than the transactions contemplated by the merger agreement. Pursuant to the merger agreement, except to the extent their board of directors would be reasonably likely to be in breach of the fiduciary duties of such board of directors, neither Touchstone, nor any affiliate or representative of such party, will, prior to the shareholder vote on the merger agreement and subject to certain exceptions, furnish any non-public information that it is not legally obligated to furnish, or negotiate with respect to, or enter into any contract with respect to, any acquisition proposal. In the merger agreement, Touchstone also agreed to terminate any existing negotiations with any other parties with respect to any of the foregoing and agreed to use its reasonable efforts to cause its representatives to comply with any of the foregoing.
Termination; Termination Fee (page 82)
The merger agreement may be terminated, and the merger abandoned, at any time prior to its effective time, by mutual consent of the boards of directors of Touchstone and First National. In addition, the merger agreement may be terminated, and the merger abandoned, prior to the effective time of the merger by either Touchstone or First National if:
•
the other party breaches any representation, warranty or covenant in the merger agreement which cannot be or is not cured within 30 days of written notice of such breach; provided, that such breach is reasonably likely, in the opinion of the non-breaching party, to have a material adverse effect on such breaching party or to prevent such breaching party from complying in all material respects with its covenants;

•
any consent of any regulatory authority required for consummation of the merger is denied by final nonappealable action of the regulatory authority or if any action taken by the regulatory authority is not appealed within the time limit for appeal; any law or order permanently prohibiting the merger shall have become final and nonappealable; Touchstone shareholders fail to approve the merger proposal at the Touchstone special meeting; or First National shareholders fail to approve the merger proposal or the First National amendment proposal at the First National special meeting, where such proposals were presented to such shareholders for approval and voted upon; or

•	the merger has not been consummated by March 31, 2025.
Notwithstanding approval of the merger proposal by Touchstone shareholders or the approval of the merger proposal and amendment proposal by First National shareholders, First National may terminate the merger if:

•
the board of directors of Touchstone withdraws, qualifies, or modifies, or proposes publicly to withdraw, qualify or modify, in a manner adverse to First National, its recommendation that the Touchstone shareholders approve the merger agreement, or approves or recommends, or proposes publicly to approve or recommend an acquisition proposal by any other person;

•
the board of directors of Touchstone fails to reaffirm its recommendation that the Touchstone shareholders approve the merger agreement within 10 business days after First National requests such reaffirmation at any time following the public announcement of an acquisition proposal by any other person; or

•
Touchstone fails to comply in all material aspects with its obligations regarding obtaining shareholder approval for the merger agreement and solicitation of other offers for an acquisition of Touchstone, each as set forth in the merger agreement.

In this event, Touchstone must pay First National a termination fee of $1,900,000, within five business days of the termination date.
Touchstone may also terminate the merger agreement if, prior to the vote on the Touchstone merger proposal by Touchstone’s shareholders, it receives an acquisition proposal from a third party that is superior to First National’s proposal and concludes after receiving legal and financial advice that the board of directors would be reasonably likely to be in breach of its fiduciary duties if the board of directors did not enter into an agreement relating to the superior proposal; provided, however, First National would then have the opportunity to match the superior proposal in order to proceed with the merger. If Touchstone so terminates the merger agreement, Touchstone must pay First National a termination fee of $1,900,000 within five business days of the termination date.
In addition, if (i) an acquisition proposal with respect to Touchstone is communicated to the shareholders, senior management, or board of directors of Touchstone or any person publicly announces an intention to make an acquisition proposal with respect to Touchstone, in either case after the date of the merger agreement, (ii) the merger agreement is then terminated due to a failure to obtain the Touchstone shareholder vote, a material breach of the merger agreement by Touchstone, or failure to close the merger by March 31, 2025, and (iii) within one year after the termination of the merger agreement, Touchstone consummates an acquisition transaction or enters into an acquisition agreement, then it must pay the $1,900,000 termination fee to First National on the date such acquisition transaction is consummated.
Amendment, Waiver and Extension of the Merger Agreement (page 83)
To the extent permitted by law, Touchstone and First National, with the approval of their respective boards of directors, may amend the merger agreement by written agreement at any time without the approval of Touchstone shareholders or First National shareholders. However, after the approval of the merger by Touchstone shareholders, no amendment may decrease or modify the consideration to be received by Touchstone shareholders in connection with the merger without the further approval of Touchstone shareholders.
Prior to or at the effective time of the merger, either Touchstone or First National may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the merger agreement, and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in the violation of an applicable law.
For more information, see “The Merger Agreement—Amendment, Waiver and Extension of the Merger Agreement” beginning on page 83.
Appraisal or Dissenter Rights (page 134)
Under the VSCA, First National shareholders will not have any appraisal rights or dissenters’ rights with respect to the merger.
Touchstone shareholders have the right to assert appraisal rights with respect to the merger and demand in writing that First National pay the fair value of their shares of Touchstone stock under applicable provisions of Virginia law. Any Touchstone shareholder who wishes to exercise and perfect appraisal rights must strictly comply with the procedures set forth in Article 15 of the VSCA, a copy of which is included as Annex F to this joint proxy statement/prospectus. A description of these procedures is included in the “Appraisal Rights” section beginning on page 134.

Comparison of Rights of Touchstone Shareholders and First National Shareholders (page 98)
Following the merger, the rights of Touchstone shareholders who become First National shareholders in the merger will no longer be governed by Touchstone’s articles of incorporation and bylaws and instead will be governed by First National’s articles of incorporation and bylaws. For more information, see “Comparison of Rights of Touchstone Shareholders and First National Shareholders” beginning on page 98.
Risk Factors (page 19)
You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 19.
Accounting Treatment of the Merger (page 71)
First National will account for the merger using the acquisition method of accounting. Under this accounting method, First National would record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is completed. Any excess of the cost of Touchstone over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed would be recorded as goodwill or bargain purchase gain. Based on an assumed purchase price of $41.0 million and utilizing information as of March 31, 2024, estimated bargain purchase gain would total approximately $14.1 million. First National’s reported income would include the operations of Touchstone after the merger. Financial statements of First National after completion of the merger would reflect the impact of the acquisition of Touchstone. Financial statements of First National issued before completion of the merger would not be restated retroactively to reflect Touchstone’s historical financial position or results of operations.
Material U.S. Federal Income Tax Consequences of the Merger (page 84)
The merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of First National and Touchstone to complete the merger that each receives a legal opinion to that effect. Therefore, for U.S. federal income tax purposes, as a result of the merger, a U.S. holder of shares of Touchstone stock generally will not recognize gain or loss with respect to First National common stock received in the merger, but will recognize gain or loss with respect to any cash consideration received and any cash received in lieu of fractional shares of First National common stock.
For more information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 84.
The Parties (page 39)
First National Corporation
112 West King Street
Strasburg, Virginia 22657
(540) 465-9121
First National Corporation is a bank holding company headquartered in Strasburg, Virginia, that was incorporated in the Commonwealth of Virginia on February 25, 1983. First National’s common stock is listed on NASDAQ under the symbol “FXNC.” As of March 31, 2024, First National had total assets of $1.4 billion, total loans of $973.0 million, total deposits of $1.3 billion and total shareholders’ equity of $117.8 million. First National operates through a single subsidiary bank, First Bank. As of March 31, 2024, First Bank had 20 banking offices located throughout the Shenandoah Valley, the central regions of Virginia, the city of Richmond, and the Roanoke Valley of Virginia.
More information about First National is available by visiting the “Investor Information” link on its website at https://www.fbvirginia.com/. Information contained on First National’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus. For a complete description of First National’s business, financial condition, results of operations and other important information, please refer to First National’s filings with the SEC that are incorporated by reference in this document, including its Annual Report on Form 10-K for the year ended December 31, 2023. For instructions on how to find copies of these documents, see “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.
Touchstone Bankshares, Inc.
4300 Crossings Boulevard
Prince George, Virginia 23875
(804) 478-4434

Touchstone Bankshares, Inc. is a bank holding company headquartered in Prince George, Virginia, that was incorporated in the Commonwealth of Virginia on January 13, 2020. Touchstone’s common stock is quoted on the OTC Pink Securities market under the symbol “TSBA.” As of March 31, 2024, Touchstone had total assets of approximately $673.2 million, total loans of approximately $506.0 million, total deposits of approximately $557.6 million and total shareholders’ equity of approximately $44.8 million. Touchstone is the parent bank holding company for Touchstone Bank. As of March 31, 2024, Touchstone Bank had 10 branches serving southern and central Virginia and two branches and two loan centers serving northern North Carolina.
More information about Touchstone is available by visiting the “Investor Relations” link under the “About Us” link on its website at https://www.touchstone.bank. Information contained on Touchstone’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this joint proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 143.
Risks Related to the Merger
Because the exchange ratio is fixed and the market price of First National common stock will fluctuate, Touchstone shareholders cannot be certain of the market value of the merger consideration they will receive.
Upon completion of the merger, each outstanding share of Touchstone stock, except for (i) shares owned by Touchstone, Touchstone Bank, First National, or First Bank, in each case other than shares of Touchstone stock held on behalf of third parties or as a result of debts previously contracted and (ii) shares held by Touchstone shareholders who properly exercise appraisal rights, will be automatically converted into the right to receive, without interest, 0.8122 shares of First National common stock. This exchange ratio is fixed in the merger agreement. The market value of the merger consideration on the date the merger is completed will vary from the closing price of First National common stock on the date First National and Touchstone announced the merger, on the date of this joint proxy statement/prospectus, and on the date of the First National special meeting and the date of the Touchstone special meeting. Any change in the market price of First National common stock prior to the completion of the merger will affect the market value of the merger consideration that Touchstone shareholders will receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of either shares of First National common stock or Touchstone common stock.
Changes in the market price of First National common stock and Touchstone stock may result from a variety of factors, including, but not limited to, changes in sentiment in the market regarding First National’s and Touchstone’s assets, liabilities, operations or business prospects, including market sentiment regarding First National’s and/or Touchstone’s entry into the merger agreement, and any potential changes to the merger agreement.
Changes in the market price of First National common stock and Touchstone stock may result from a variety of factors, including, but not limited to, changes in sentiment in the market regarding First National’s and Touchstone’s operations or business prospects, including market sentiment regarding First National’s and/or Touchstone’s entry into the merger agreement. These risks may also be affected by:
•	operating results that vary from the expectations of First National’s and/or Touchstone’s management or of securities analysts and investors;
•	developments in First National’s and/or Touchstone’s business or in the financial services sector generally;
•	regulatory or legislative changes affecting the banking industry generally or First National’s and/or Touchstone’s business and operations;
•	operating and securities price performance of companies that investors consider to be comparable to First National and/or Touchstone;
•	changes in estimates or recommendations by securities analysts or rating agencies;
•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by First National, Touchstone or their competitors; and
•	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.
Many of these factors are outside the control of First National and Touchstone. Accordingly, at the time of the First National special meeting and the Touchstone special meeting, First National shareholders and Touchstone shareholders will not know the precise market value of the merger consideration that Touchstone shareholders will receive upon completion of the merger. You should obtain current market quotations for both First National common stock and Touchstone stock.

First National shareholders and Touchstone shareholders will each have reduced ownership and voting interest in and will exercise less influence over management of the combined company.
First National shareholders currently have the right to vote in the election of the First National board of directors and on other matters affecting First National, and Touchstone common shareholders currently have the right to vote in the election of the Touchstone board of directors and on other matters affecting Touchstone. When the merger occurs, each Touchstone shareholder will become a shareholder of First National, and each such Touchstone shareholder and each First National shareholder will have a percentage ownership in the combined company that is smaller than the shareholder’s percentage ownership of either Touchstone or First National individually. Based on the number of shares of First National common stock and Touchstone stock outstanding at the close of business on July 2, 2024, the last practicable trading day before the date of this joint proxy statement/prospectus, and based on the number of shares of First National common stock expected to be issued in the merger, the former holders of Touchstone stock as a group will receive shares in the merger constituting approximately 29.9% of the outstanding shares of First National common stock immediately after the merger. As a result, current shareholders of First National as a group will own approximately 70.1% of the outstanding shares of First National common stock immediately after the merger. Because of this, each Touchstone shareholder and First National shareholder will have less influence on the management and policies of the combined company than each now has on the respective management and policies of Touchstone or First National individually.
The market price of the First National common stock after the merger may be affected by factors different from those currently affecting the prices of First National common stock and Touchstone stock.
The businesses of First National and Touchstone differ, and accordingly, the results of operations of the combined company and the market price of the shares of the First National common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of First National and Touchstone. For a discussion of the businesses of First National and of certain factors to consider in connection with its business, see “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 143.
Remaining regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.
Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from the Federal Reserve Board and the VBFI. In deciding whether to approve a merger or bank merger, the relevant governmental entities consider a variety of factors, including the regulatory standing of each of the parties and the effect of the merger on competition, and the factors described in the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Regulatory Matters” beginning on page 79. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain one or more of the required remaining regulatory approvals or delay receipt of remaining required approvals. The Federal Reserve Board has stated that if material weaknesses are identified by examiners before a banking organization applies to engage in expansionary activity, the Federal Reserve Board will expect the banking organization to resolve all such weaknesses before applying for such expansionary activity. The Federal Reserve Board has also stated that if issues arise during the processing of an application for expansionary activity, it will expect the applicant banking organization to withdraw its application pending resolution of any supervisory concerns. It is possible that other regulatory agencies, such as the VBFI, could adopt similar expectations for applicants. Accordingly, if there is an adverse development in either party’s regulatory standing, First National may be required to withdraw its open application(s) for approval of the proposed merger and, if possible, resubmit it after the applicable supervisory concerns have been resolved.
Any approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.
First National and Touchstone believe that the proposed transactions should not raise significant regulatory concerns and that First National and Touchstone will be able to obtain all remaining requisite regulatory approvals in a timely manner. However, the processing time for obtaining regulatory approvals for mergers of banks has increased since the 2008 financial crisis and increased again following the bank failures in 2023. Specifically, the Dodd-Frank Act requires bank regulators to consider financial stability concerns when evaluating a proposed transaction. See “The Merger Agreement—Regulatory Matters” beginning on page 79.
The merger agreement may be terminated in accordance with its terms and the merger may not be completed.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include, but are not limited to: (i) the approvals of the First National merger proposal and First National amendment proposal by the requisite vote of the First National shareholders; (ii) the approval of First National as the sole shareholder of First Bank; (iii) the approval of the Touchstone merger proposal by the requisite vote of the Touchstone shareholders; (iv) the approval of Touchstone as the sole shareholder of Touchstone Bank; (v) the receipt of all required consents and regulatory approvals which are necessary to close the merger and the expiration of all statutory waiting periods; (vi) the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose; (vii) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal; (viii) authorization for listing on NASDAQ of the shares of First National common stock to be issued in the merger subject to certain exceptions; (ix) receipt by each party of an opinion from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; (x) the accuracy of the representations and warranties of the other party, generally subject to a material adverse effect qualification; (xi) the prior performance in all material respects by the other party of the obligations required to be performed by it at or prior to the closing date of the merger; (xii) neither party shall have experienced a material adverse effect since December 31, 2022; and (xiii) no more than 5% of the outstanding shares of Touchstone stock shall have provided notice of their intent to exercise their statutory right to dissent and appraisal.
These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval, or First National or Touchstone may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement—Termination; Termination Fee” beginning on page 82.
Failure to complete the merger could negatively impact First National and Touchstone.
If the merger is not completed for any reason, including as a result of First National shareholders failing to approve the First National merger proposal or First National amendment proposal or Touchstone shareholders failing to approve the Touchstone merger proposal, the ongoing businesses of First National and Touchstone may be adversely affected, and, without realizing any of the benefits of having completed the merger, First National and Touchstone will be subject to a number of risks, including the following:
•	each company will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;
•
the merger agreement places certain restrictions on the conduct of each company’s business prior to completion of the merger, the waiver of which is subject to the consent of the other company, which may adversely affect each company’s ability to execute certain of its business strategies;

•	Touchstone may be required, under certain circumstances, to pay First National a termination fee of $1,900,000 under the merger agreement; and
•
matters relating to the merger may require substantial commitments of time and resources by First National and Touchstone management, which could otherwise have been devoted to other opportunities that may have been beneficial to First National and Touchstone, as applicable, as independent companies.

In addition, if the merger is not completed, First National and/or Touchstone may experience negative reactions from the financial markets and from their respective customers and employees. For example, First National and Touchstone businesses may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. The market price of First National or Touchstone stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. First National and/or Touchstone also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against First National or Touchstone to perform their respective obligations under the merger agreement. If the merger is not completed, First National and Touchstone cannot assure their respective shareholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of First National and/or Touchstone.
First National and Touchstone will be subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations.
Uncertainty about the effect of the merger on customers may have an adverse effect on First National and/or Touchstone. These uncertainties could cause customers and others that deal with First National and/or Touchstone to seek to change existing business relationships with First National and/or Touchstone. In addition, subject to certain exceptions, First National and Touchstone have each agreed to operate its business in the ordinary course prior to the closing date of the merger and each party is also restricted from making certain acquisitions and taking other specified actions without the consent of the other party until the merger occurs. These restrictions may prevent Touchstone and/or First National from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements” beginning on page 76.
Touchstone directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Touchstone shareholders.
Executive officers of Touchstone negotiated certain terms of the merger agreement with their counterparts at First National, and Touchstone’s board of directors unanimously adopted the merger agreement and recommended that Touchstone shareholders vote to approve the merger agreement and the merger on the terms set forth in the merger agreement. In considering these facts and the other information contained in this joint proxy statement/prospectus, Touchstone shareholders should be aware that Touchstone’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Touchstone shareholders. These interests include, among others, the continued employment of certain executive officers of Touchstone by the combined company, the continued service of certain directors of Touchstone as directors of the combined company, severance arrangements, other compensation and benefits arrangements and the right to continued indemnification of former Touchstone directors and officers by the combined company. The Touchstone board of directors was aware of these interests and considered these interests, among other matters, when making its decision to adopt the merger agreement and authorize the merger. These and some other additional interests of Touchstone directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than Touchstone shareholders may view it. See “The Merger—Interests of Touchstone Directors and Executive Officers in the Merger” beginning on page 68.
The merger agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with Touchstone.
The merger agreement contains provisions that restrict Touchstone’s ability to, among other things, initiate, solicit, knowingly encourage or knowingly facilitate proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by its board of directors, engage in any negotiations concerning, or provide any confidential information relating to, any alternative acquisition proposals. These provisions, which include a $1,900,000 termination fee payable under certain circumstances, might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Touchstone from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Touchstone than it might otherwise have proposed to pay because of Touchstone’s obligation in connection with termination of the merger agreement under certain circumstances, to pay First National a $1,900,000 termination fee. For more information, see “The Merger Agreement—Agreement Not to Solicit Other Offers” and “The Merger Agreement—Termination; Termination Fee” beginning on pages 81 and 82, respectively.

The opinions of First National’s and Touchstone’s respective financial advisor, as applicable, delivered to the parties’ respective boards of directors prior to the signing of the merger agreement will not reflect changes in circumstances occurring after the date of such opinions.
Each of the opinions of First National’s and Touchstone’s respective financial advisor, as applicable, was delivered on, and dated as of, March 25, 2024. Changes in the operations and prospects of First National or Touchstone, general market and economic conditions and other factors that may be beyond the control of First National or Touchstone may significantly alter the value of First National or Touchstone or the prices of the First National common stock or Touchstone stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. See “The Merger—Opinion of First National’s Financial Advisor” beginning on page 49 and “The Merger—Opinion of Touchstone’s Financial Advisor” beginning on page 57.
Touchstone shareholders will have their rights as shareholders governed by First National’s organizational documents.
As a result of the completion of the merger, Touchstone shareholders will become shareholders of First National, and their rights as shareholders of First National will be governed by First National’s organizational documents. As a result, there will be differences between the rights currently enjoyed by Touchstone shareholders and the rights they expect to have as shareholders of the combined company. See “Comparison of Rights of Touchstone Shareholders and First National Shareholders” beginning on page 98.
First National and Touchstone will incur transaction and integration costs in connection with the merger.
First National and Touchstone have incurred and expect to incur significant, non-recurring costs in connection with negotiating the merger agreement and closing the merger, including significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger. Some of these costs are payable regardless of whether the merger is completed. In addition, the combined company will incur integration costs following the completion of the merger as First National and Touchstone integrate the businesses of the two companies, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. First National and Touchstone may also incur additional costs to maintain employee morale and to retain key employees. See “The Merger Agreement—Expenses and Fees” beginning on page 83.
Lawsuits challenging the merger may be filed against Touchstone and First National, and an adverse judgment in any such lawsuit or any future similar lawsuits may prevent the merger from becoming effective or from becoming effective within the expected timeframe.
Shareholders of Touchstone and/or shareholders of First National may file lawsuits against Touchstone, First National and/or the directors and officers of either company in connection with the merger. One of the conditions to the closing of the merger is that no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition that prevents the closing of the merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Touchstone or First National defendants from completing the merger on the agreed upon terms, then such injunction may prevent the merger from becoming effective or from becoming effective within the expected timeframe and could result in significant costs to Touchstone and/or First National, including any cost associated with the indemnification of directors and officers. If a lawsuit is filed, the defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the combined company’s business, financial condition, results of operations and cash flow.
If the number of shares of Touchstone stock for which appraisal rights are perfected exceeds 5% of the outstanding shares of Touchstone stock, First National and Touchstone may not be able to complete the merger and may incur significant additional costs.
Dissenters’ or appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Holders of First National common stock will not be entitled to dissenters’ or appraisal rights in the merger with respect to their shares of First National common stock.

Shareholders of Touchstone are entitled to assert appraisal rights provided by the VSCA. See “Appraisal Rights” beginning on page 134. If the merger is completed, a shareholder of Touchstone who has complied with applicable requirements under the VSCA may require First National to pay, instead of the merger consideration, the fair value of such shareholder’s shares of Touchstone stock in cash. Such fair value would be determined pursuant to the process provided by the VSCA. The merger agreement contains a closing condition that can only be waived by First National that the aggregate number of shares of Touchstone stock for which appraisal rights have been perfected under the VSCA shall not represent more than 5% of the outstanding shares of Touchstone stock. First National and Touchstone cannot predict the number of shares of Touchstone stock that will constitute dissenting shares in the merger, the additional amount of cash that First National may be required to pay following the merger with respect to dissenting shares, or the expenses that First National and Touchstone may incur in connection with addressing any assertion of appraisal rights. If the number of dissenting shares exceeds 5%, or if First National or Touchstone incurs additional costs in connection with any assertion of dissenters’ appraisal rights, it could prevent the merger from being completed or have a material adverse effect on First National, Touchstone or the combined company.
Risks Relating to the Combined Company
The failure to successfully combine the businesses of First National and Touchstone may adversely affect the combined company’s future results.
The success of the merger will depend, in part, on the ability of the combined company to realize anticipated benefits from combining the businesses of First National and Touchstone. To realize these anticipated benefits, the businesses of First National and Touchstone must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.
The failure to integrate successfully the businesses and operations of First National and Touchstone in the expected time frame may adversely affect the combined company’s future results.
First National and Touchstone have operated and, until the completion of the merger, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of First National and Touchstone in order to realize the anticipated benefits of the merger so the combined company performs as expected:
•	combining the companies’ operations and corporate functions;
•
combining the businesses of First National and Touchstone in a manner that permits the combined company to achieve the cost savings and revenue synergies anticipated to result from the merger, the failure of which would result in the anticipated benefits of the merger not being realized in the time frame currently anticipated or at all;

•	integrating personnel from the two companies;
•	integrating the companies’ technologies;
•	identifying and eliminating redundant functions;
•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;
•	addressing possible differences in business backgrounds, corporate cultures and management philosophies and priorities; and
•	limiting the outflow of deposits held by new customers and successfully retaining and managing interest-earning assets (i.e., loans) of the combined company.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the combined company.
The unaudited pro forma condensed combined consolidated financial information included in this joint proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the merger may differ materially.
The unaudited pro forma financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that First National and Touchstone currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates of fair value. The assets and liabilities and determination of goodwill reflected in this joint proxy statement/prospectus are preliminary, and the final acquisition accounting will be based upon the actual purchase price and the fair value of the assets and liabilities of Touchstone as of the date of the completion of the merger. In addition, following the completion of the merger, there may be further refinements of fair value measurements as additional information becomes available. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. See the “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 88.
Risks Relating To First National’s Business.
You should read and consider the risk factors specific to First National’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in First National’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 143 for the location of information incorporated by reference into this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, forward-looking statements may include, but are not limited to, First National’s and Touchstone’s outlook or expectations with respect to the merger, including the expected costs to be incurred and cost savings to be realized in connection with the merger, the expected impact of the merger on the combined company’s future financial performance (including anticipated accretion to earnings per share), the assumed acquisition accounting adjustments, other key transaction assumptions, the timing of the closing of the merger and consequences of the integration of the businesses and operations of First National and Touchstone. Words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, are difficult to predict and are generally beyond the control of either company. Forward-looking statements speak only as of the date they are made and First National and Touchstone assume no duty to update forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Actual results may differ materially from current projections.
In addition to factors previously disclosed in First National’s reports filed with the SEC and those identified elsewhere in this joint proxy statement/prospectus (including the “Risk Factors” beginning on page 19), the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:
•	the failure to obtain necessary regulatory approvals when expected or at all and on the proposed terms;
•	the failure of either First National or Touchstone to obtain the requisite shareholder approvals, or to satisfy any of the other closing conditions to the merger on a timely basis or at all;
•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
•
the possibility that the anticipated benefits of the merger, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where First National and Touchstone do business or as a result of other unexpected factors or events;

•	the impact of acquisition accounting with respect to the merger, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
•	diversion of management’s attention from ongoing business operations and opportunities;
•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger;
•
the integration of the businesses and operations of First National and Touchstone, which may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to First National’s or Touchstone’s existing businesses;

•	challenges retaining or hiring key personnel;
•	business disruptions resulting from or following the merger;
•	delay in closing the merger;
•	the outcome of pending or threatened litigation or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;
•	increased capital requirements, other regulatory requirements or enhanced regulatory supervision;
•	the inability to sustain revenue and earnings growth;

•	the inability to efficiently manage operating expenses;
•	changes in interest rates and capital markets;
•	changes in asset quality and credit risk;
•	adverse changes in economic conditions or capital management activities;
•	changes in First National’s stock price before closing, including as a result of the financial performance of Touchstone or First National prior to closing;
•	customer acceptance of First National’s and Touchstone’s products and services;
•	customer borrowing, repayment, investment and deposit practices;
•	the impact, extent and timing of technological changes;
•
changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action, including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act, otherwise referred to as the Dodd-Frank Act, and other changes pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection and insurance and the ability to comply with such changes in a timely manner;

•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve Board;
•	changes in accounting principles, policies, practices or guidelines;
•	the potential impact of announcement or consummation of the merger on relationships with third parties, including customers, vendors, employees and competitors;
•	failure to attract new customers and retain existing customers in the manner anticipated;
•	any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems;
•	natural disasters, pandemics, war or terrorist activities; and
•	other actions of the Federal Reserve Board or legislative and regulatory actions and reforms.
Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in First National’s filings with the SEC, including First National’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a forward-looking statement.

FIRST NATIONAL SPECIAL MEETING OF SHAREHOLDERS
Date, Time and Place
The special meeting of First National shareholders will be held on August 29, 2024, at 10:00 a.m. local time. The special meeting will be a completely virtual meeting of shareholders. Shareholders can virtually attend the meeting via the Internet at www.virtualshareholdermeeting.com/FXNC2024SM and following the instructions below. On or about July 12, 2024, First National will commence mailing this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the First National special meeting.
Attending the Special Meeting
Access to the Audio Webcast of the Meeting: The live audio webcast of the meeting will begin promptly at 10:00 a.m. local time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the meeting to allow time for you to log in and test the computer audio system. First National encourages shareholders to access the meeting prior to the start time to allow ample time to complete the online check-in process.
Log-in Instructions: To attend the virtual meeting, login at www.virtualshareholdermeeting.com/FXNC2024SM. First National shareholders will need their unique 16-digit control number which appears on your proxy card and the instructions included in this joint proxy statement/prospectus.
Purpose of First National Special Meeting
At the First National special meeting, First National shareholders will be asked to vote on the following:
•
a proposal to approve the Agreement and Plan of Merger, by and between First National and Touchstone, pursuant to which Touchstone will merge with and into First National, and the transactions contemplated by the merger agreement, including the issuance of shares of First National common stock in the merger, which we refer to as the First National merger proposal. A copy of the merger agreement is attached to the accompanying joint proxy statement-prospectus as Annex A;

•
a proposal to amend the articles of incorporation of First National to increase the number of authorized shares of First National common stock from 8,000,000 to 16,000,000, which we refer to as the First National amendment proposal; and

•
a proposal to approve the adjournment of the First National special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the First National merger proposal and the First National amendment proposal, which we refer to as the First National adjournment proposal.

Completion of the merger is conditioned on approval of the First National merger proposal and First National amendment proposal, among other conditions. Completion of the merger is not conditioned on the approval of the First National adjournment proposal.
Recommendation of the First National Board of Directors
The First National board of directors recommends that First National shareholders vote “FOR” the First National merger proposal, “FOR” the First National amendment proposal, and “FOR” the First National adjournment proposal. See “The Merger—Recommendation of the First National Board of Directors and Reasons for the Merger” beginning on page 44.
First National Record Date; Shareholders Entitled to Vote
The First National board of directors has fixed the close of business on July 2, 2024 as the record date for determining the holders of First National common stock entitled to receive notice of, and to vote at, the First National special meeting. As of the First National record date, there were 6,280,406 shares of First National common stock outstanding and entitled to vote at the First National special meeting held by 798 registered holders. In addition, as of May 24, 2024, the number of NOBO holders was 841 and the number of OBO holders was 233. As of the First National record date, when combining registered, NOBO, and OBO holders, the total number of holders of record of First National common stock is estimated to be approximately 1,872.

Each share of First National common stock outstanding on the record date of the First National special meeting is entitled to one vote on each proposal and any other matter coming before the First National special meeting.
Voting by First National’s Directors and Executive Officers
At the close of business on the record date for the First National special meeting, First National directors and executive officers and their affiliates were entitled to vote 1,149,618 shares of First National common stock or approximately 18.30% of the shares of First National common stock outstanding on that date. The First National officers and directors agreements generally require such executive officer or director party thereto to vote all of his or her shares of First National common stock (i) in favor of the First National merger proposal, (ii) in favor of the First National amendment proposal, (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of First National under the merger agreement, and (iv) against any other action, agreement, or transaction that is intended, or could reasonably be expected to, impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement.
Quorum and Adjournment
No business may be transacted at the First National special meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of the shares entitled to vote at the First National special meeting must be present in person or represented by proxy to constitute a quorum. If additional affirmative votes are needed to obtain approval of the First National merger proposal and/or the First National amendment proposal, then the First National special meeting may be adjourned to allow additional time for obtaining additional proxies, if the votes cast in favor of the First National adjournment proposal exceed the votes cast opposing the First National adjournment proposal.
No notice of an adjourned meeting need be given if the date, time and place of the adjourned meeting are announced at the First National special meeting unless a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the First National special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.
All shares of First National common stock represented at the First National special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum, but broker non-votes will not be counted for the purposes of determining whether a quorum exists.
Required Vote; Treatment of Abstentions and Failure to Vote
First National merger proposal and First National amendment proposal:
•
Standard: Approval of the First National merger proposal and the First National amendment proposal each requires the affirmative vote of more than two-thirds of the issued and outstanding shares of First National common stock entitled to vote. First National shareholders must approve the First National merger proposal and the First National amendment proposal in order for the merger to occur. If First National shareholders fail to approve the First National merger proposal and/or the First National amendment proposal, then the merger will not occur.

•
Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to either the First National merger proposal or the First National amendment proposal, then it will have the same effect as a vote “AGAINST” such proposal.

First National adjournment proposal:
•
Standard: Approval of the First National adjournment proposal requires the votes cast in favor of the action exceed the votes cast opposing the action. If First National shareholders fail to approve the First National adjournment proposal, but approve the First National merger proposal and the First National amendment proposal, then the merger may nonetheless occur.

•
Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to the First National adjournment proposal, then you will be deemed not to have cast a vote with respect to the proposal and it will have no effect on the proposal.

Voting on Proxies; Incomplete Proxies
If you were a record holder of First National common stock at the close of business on the record date of the First National special meeting, then a proxy card is enclosed for your use. First National requests that you vote your shares as promptly as possible by (i) visiting the Internet site listed on the First National proxy card, (ii) calling the toll-free number listed on the First National proxy card or (iii) submitting your First National proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the Internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of First National common stock represented by it will be voted at the First National special meeting or any adjournment or postponement of the meeting in accordance with the instructions contained in the proxy card. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.
If a proxy is returned without an indication as to how the shares of First National common stock represented are to be voted with regard to a particular proposal, then the First National common stock represented by the proxy will be voted in accordance with the recommendation of the First National board of directors and, therefore, “FOR” the First National merger proposal, “FOR” the First National amendment proposal, and “FOR” the First National adjournment proposal.
As of the date hereof, the First National board of directors has no knowledge of any business that will be presented for consideration at the First National special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in First National’s Notice of Special Meeting of Shareholders. If any other matter is properly presented at the First National special meeting for consideration, then the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their discretion on such matter.
You may also choose to vote electronically via the Internet at www.virtualshareholdermeeting.com/FXNC2024SM during the virtual meeting. Shareholders will need their unique 16-digit control number which appears on the proxy card and the instructions included in this joint proxy statement/prospectus.
Your vote is important. If you were a record holder of First National common stock on the record date of the First National special meeting, please sign and return the enclosed proxy card, or vote via the Internet or telephone, regardless of whether or not you plan to virtually attend the First National special meeting in person. Proxies submitted through the specified Internet website or by phone must be received by 11:59 p.m., Eastern Time, on August 28, 2024.
Shares Held in Street Name
If you hold shares of First National common stock through a stock brokerage account or a bank or other nominee, then you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee.
If you hold shares through a broker, bank or other nominee and wish to vote your shares at the First National special meeting, then you will need your unique 16-digit control number which appears on the instructions that accompanied this joint proxy statement/prospectus.
Please also note that brokers, banks or other nominees who hold shares of First National common stock on behalf of their customers may not give a proxy to First National to vote those shares without specific instructions from their customers.
If you are a First National shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, then your broker, bank or other nominee may not vote your shares on any of the First National proposals.

Revocability of Proxies and Changes to a First National Shareholder’s Vote
A First National shareholder may revoke a proxy at any time before it is voted at the meeting by taking any of the following four actions:
•	timely delivering written notice of revocation to First National’s Secretary at 112 West King Street, Strasburg, Virginia 22657, telephone number (540) 465-9121;
•	timely delivering a proxy card bearing a later date than the proxy that you wish to revoke;
•	timely casting a subsequent vote via telephone or the Internet, as described above; or
•	attending the special meeting and voting via the Internet.
Merely attending the meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting using forms provided for that purpose. Your last valid vote that we receive before or at the special meeting is the vote that will be counted.
If you have instructed a broker, bank or other nominee to vote your shares of First National common stock, then you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.
Solicitation of Proxies
First National is soliciting proxies for the First National special meeting from its shareholders. In accordance with the merger agreement, First National will pay its own costs of soliciting proxies from its shareholders, however, the expenses related to printing and mailing this joint proxy statement/prospectus will be borne equally by First National and Touchstone. In addition to solicitation of proxies by mail, proxies may be solicited by First National’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.
First National will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of First National common stock. First National may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.
To help assure the presence in person or by proxy of the largest number of shareholders possible, First National has engaged Georgeson LLC, a proxy solicitation firm, which we refer to as Georgeson, to solicit proxies on First National’s behalf. First National has agreed to pay Georgeson a proxy solicitation fee of approximately $17,500 plus certain expenses.

FIRST NATIONAL PROPOSALS
First National Proposal 1 – First National Merger Proposal
At the First National special meeting, the First National shareholders will be asked to approve the First National merger proposal. A copy of the merger agreement is attached to the accompanying joint proxy statement/prospectus as Annex A.
If the merger is completed, then each outstanding share of Touchstone stock, except for (i) shares owned by Touchstone, Touchstone Bank, First National, or First Bank, in each case other than shares of Touchstone stock held on behalf of third parties or as a result of debts previously contracted and (ii) shares held by Touchstone shareholders who properly exercise appraisal rights, will be automatically converted into the right to receive, without interest, 0.8122 shares of First National common stock.
Approval of this proposal is required under Virginia law, NASDAQ listing rules, First National’s articles of incorporation and it is a condition to the closing of the merger. After careful consideration, the First National board of directors unanimously approved the merger agreement pursuant to which Touchstone will merge with and into First National, including the transactions contemplated by the merger agreement, including the issuance of shares of First National common stock to Touchstone shareholders in connection with the merger.
The First National board of directors unanimously recommends that First National shareholders vote “FOR” the First National merger proposal.
First National Proposal 2 – First National Amendment Proposal
First National is currently authorized by its articles of incorporation to issue up to 8,000,000 shares of First National common stock. As of July 2, 2024, First National had 6,280,406 shares of First National common stock issued and outstanding, 37,157 shares underlying outstanding restricted stock units to purchase common stock and 301,088 shares reserved for future issuance under the First National Corporation 2023 Stock Incentive Plan. Based on the current number of shares of Touchstone common stock outstanding, First National expects to issue approximately 2,680,495 shares of common stock in the aggregate upon completion of the merger. First National currently does not have a sufficient number of authorized and unissued shares of First National common stock to complete the merger. Therefore, the proposed merger is contingent upon the approval of the First National amendment proposal.
The First National board of directors believes that the proposed amendment is in the best interests of First National and its shareholders because it will allow First National to maintain flexibility to use capital stock for business and financing purposes in the future. The newly authorized shares will constitute additional shares of the existing class of First National common stock and, if and when issued, will have the same rights and privileges as the shares currently authorized. Except for the merger consideration, First National has no specific plans to issue the additional shares that would be authorized by this proposal, but the additional shares may be used for various purposes, including paying stock dividends or effecting stock splits, raising capital, providing equity incentives to directors and employees to attract and retain talented personnel, expanding First National’s business through acquisitions or other strategic transactions and other proper corporate purposes. If First National’s shareholders do not approve the proposed amendment, then First National will not be able to complete the merger and may not be able to pursue the actions noted above when appropriate and in the best interest of its shareholders. The First National board of directors believes the proposed increase in authorized shares will make sufficient shares available to maintain the flexibility necessary to pursue First National’s strategic objectives.
The First National amendment proposal, if approved, would amend Article III, specifically the table included therein, of the articles of incorporation to increase the number of authorized shares of First National common stock from 8,000,000 shares to 16,000,000 shares.
Adoption of this proposal would not affect the rights of current holders of First National’s outstanding common stock. As is the case with First National’s currently authorized but unissued shares of common stock, however, adoption of this proposal would permit the First National board of directors to issue such additional shares in the future without further approval of First National’s shareholders unless otherwise required by law, NASDAQ rules, or First National’s articles of incorporation. If First National issues additional shares of its common stock, or securities that are convertible into, or exchangeable or exercisable for shares of common stock, First National’s existing shareholders could experience significant dilution of earnings per share and percentage ownership and, depending on the price realized, book value per share. When and if additional shares of First National’s common stock are issued, these new shares would have the same voting and other rights and privileges as the currently issued and outstanding shares of First National common stock, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid.
The proposed amendment is not intended as an anti-takeover provision, and First National does not intend to use it for such purposes. However, an increase in the authorized number of shares of First National’s common stock could make it more difficult, and thereby discourage, attempts to acquire control of First National in the future. For example, the proposed amendment would permit issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the First National board of directors or contemplating a tender offer or other transaction for the combination of First National with another company that the First National board of directors does not believe is in its best interests or the best interests of its shareholders. The ability of the First National board of directors to cause First National to issue substantial amounts of common stock without the need for shareholder approval, upon such terms and conditions as the First National board of directors may determine from time to time in the exercise of its business judgment may, among other things, be used to create voting impediments with respect to changes in control of First National or to dilute the stock ownership of holders of First National common stock seeking to obtain control of First National.
The foregoing description of the proposed amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Amendment to the Amended and Restated Articles of Incorporation of First National Corporation, which is attached as Annex E to this joint proxy statement/prospectus.
The First National board of directors unanimously recommends that First National shareholders vote “FOR” the First National amendment proposal.
First National Proposal 3 – First National Adjournment Proposal
The First National special meeting may be adjourned to another time or place if there are insufficient votes represented at the First National special meeting to constitute a quorum necessary to conduct business at the First National special meeting or if there are insufficient votes necessary to obtain the approval of Proposal 1 or Proposal 2 above.
First National requests that its shareholders authorize the holder of any proxy solicited by the First National board of directors on a discretionary basis to vote in favor of adjourning the First National special meeting to another time or place, if determined necessary or appropriate by First National, to solicit additional proxies (including the solicitation of proxies from First National shareholders who have previously voted). Approval of this proposal is not a condition to the closing of the merger.
The First National board of directors unanimously recommends that First National shareholders vote “FOR” approval of the First National adjournment proposal.

TOUCHSTONE SPECIAL MEETING OF SHAREHOLDERS
Date, Time and Place
The special meeting of Touchstone shareholders will be held on August 29, 2024, at 1:00 p.m. local time, at Courtyard by Marriott Richmond Chester, located at 2001 W. Hundred Road, Chester, Virginia 23836. On or about July 12, 2024, Touchstone will commence mailing this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the Touchstone special meeting.
Purpose of the Touchstone Special Meeting
At the Touchstone special meeting, Touchstone shareholders will be asked to vote on the following:
•	a proposal to adopt the merger agreement, which we refer to as the Touchstone merger proposal; and
•
a proposal to approve of the adjournment of the Touchstone special meeting to a later date or dates, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Touchstone merger proposal, which we refer to as the Touchstone adjournment proposal.

Completion of the merger is conditioned on approval of the Touchstone merger proposal, among other conditions. Completion of the merger is not conditioned on the approval of the Touchstone adjournment proposal.
Recommendation of the Touchstone Board of Directors
The Touchstone board of directors unanimously recommends that Touchstone shareholders vote “FOR” the Touchstone merger proposal and “FOR” the Touchstone adjournment proposal. See “The Merger—Recommendation of the Touchstone Board of Directors and Reasons for the Merger” beginning on page 45.
Voting by Touchstone’s Directors and Executive Officers
As of the close of business on the Touchstone record date, directors and executive officers of Touchstone and their affiliates owned and were entitled to vote 374,705 shares of Touchstone stock, representing approximately 11.35% of the shares of Touchstone stock outstanding on that date. The Touchstone officers and directors agreements generally require such executive officer or director party thereto to, among other things, vote all of his or her shares of Touchstone common stock (i) in favor of the Touchstone merger proposal, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Touchstone under the merger agreement, and (iii) against certain proposals by any person or entity other than First National or its affiliates to acquire Touchstone or any of its present or future consolidated subsidiaries or any other action, agreement, or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement. The Touchstone officers and directors agreements will automatically terminate upon the termination of the merger agreement. At the close of business on the record date for the Touchstone special meeting, Touchstone directors and executive officers who have executed Touchstone officers and directors agreements were entitled to vote 374,705 shares, or approximately 11.35%, of Touchstone stock outstanding on that date.
Touchstone Record Date and Quorum
The Touchstone board of directors has fixed the close of business on July 2, 2024 as the record date for determining the holders of Touchstone stock entitled to receive notice of, and to vote at, the Touchstone special meeting. As of the Touchstone record date, there were 3,300,290 shares of Touchstone stock outstanding and entitled to vote at the Touchstone special meeting held by 880 holders of record.
To transact business at the Touchstone special meeting, the presence, in person or represented by proxy, of holders of at least a majority of the total number of outstanding shares of Touchstone stock (treated as a single class) entitled to vote at the Touchstone special meeting is necessary in order to constitute a quorum for purposes of the matters being voted on at the Touchstone special meeting. Abstentions will be treated as present at the Touchstone special meeting for purposes of determining the presence or absence of a quorum. If a quorum is not present at the Touchstone special meeting or if additional Touchstone shareholders voting in favor of the Touchstone merger proposal are needed to obtain approval of the Touchstone merger proposal, then the holders of a majority of the shares of Touchstone stock represented at the Touchstone special meeting, in person or by proxy, may adjourn the meeting from time to time to another time and/or place.

No notice of an adjourned meeting need be given if the date, time and place of the adjourned meeting are announced at the Touchstone special meeting unless a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the Touchstone special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.
Touchstone Voting Rights
Each share of Touchstone stock outstanding on the record date of the Touchstone special meeting entitles the holder thereof to one vote on each proposal to be considered at the Touchstone special meeting.
Required Vote
Approval of the Touchstone merger proposal requires the affirmative vote of a majority of the outstanding shares of Touchstone stock entitled to vote thereon, voting as a single class. Approval of the Touchstone adjournment proposal requires the affirmative vote of a majority of shares of Touchstone stock represented at the Touchstone special meeting, in person or by proxy, that are entitled to vote.
Treatment of Abstentions; Failure to Vote
For purposes of the Touchstone special meeting, an abstention occurs when a Touchstone shareholder attends the Touchstone special meeting, either in person or by proxy, but abstains from voting or marks “ABSTAIN” on such shareholder’s proxy card.
•	For the Touchstone merger proposal, an abstention or failure to vote, either directly or by proxy, at the Touchstone special meeting will have the same effect as a vote “AGAINST” such proposal.
•
For the Touchstone adjournment proposal, an abstention, either directly or by proxy, at the Touchstone special meeting is counted as present for purposes of determining a quorum and, therefore, will have the same effect as a vote “AGAINST” the Touchstone adjournment proposal. A failure to vote will be deemed not to be present with respect to the Touchstone adjournment proposal, and it will have no effect on such proposal.

Voting on Proxies; Incomplete Proxies
Giving a proxy means that a Touchstone shareholder authorizes the persons named in the enclosed proxy card to vote its shares of Touchstone stock at the Touchstone special meeting in the manner such shareholder directs. A Touchstone shareholder may vote by mail, by telephone, via the Internet or in person at the Touchstone special meeting. If you hold your shares of Touchstone stock in your name as a shareholder of record, to submit a proxy, you, as a Touchstone shareholder, may use one of the following methods:
•
By mail: Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Touchstone Bankshares, Inc., 4300 Crossings Boulevard, Prince George, Virginia 23875, Attention: Keisha Cachie, Corporate Secretary.

•	By telephone, by calling toll-free (866) 648-8046 and following the recorded instructions.
•	Via the Internet, by accessing the website www.proxypush.com/TSBA and following the instructions on the website.
•	You may also choose to vote in person during the Touchstone special meeting. A ballot will be provided for voting at the Touchstone special meeting.
When the accompanying proxy is returned properly executed prior to the Touchstone special meeting, the shares of Touchstone stock represented by it will be voted at the Touchstone special meeting in accordance with the instructions contained on the proxy card. If any proxy is returned without indication as to how to vote, the shares of Touchstone stock represented by the proxy will be voted “FOR” the Touchstone merger proposal and “FOR” the Touchstone adjournment proposal.
As of the date hereof, the Touchstone board of directors has no knowledge of any business that will be presented for consideration at the Touchstone special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in Touchstone’s Notice of Special Meeting of Shareholders. If any other matter is properly presented at the Touchstone special meeting for consideration, then the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on such matter.
If a Touchstone shareholder’s shares of Touchstone stock are held in “street name” by a broker, bank or other nominee, then the Touchstone shareholder should check the voting form used by that firm to determine whether it may vote by telephone or via the Internet.
Your vote is very important, regardless of the number of shares of Touchstone stock you own. Accordingly, each Touchstone shareholder should complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or vote by telephone or via the Internet as soon as possible, whether or not you plan to attend the Touchstone special meeting.
Shares Held in Street Name
If you are a Touchstone shareholder and your shares of Touchstone stock are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee’s ability to vote your shares of Touchstone stock for you is governed by the rules of the NYSE. Without your specific instruction, a broker, bank or other nominee may only vote your shares of Touchstone stock on routine proposals. The Touchstone merger proposal and the Touchstone adjournment proposal are regarded as non-routine matters and your broker, bank or other nominee may not vote on these matters without instructions from you. Therefore, if you are a Touchstone shareholder holding your shares of Touchstone stock in “street name” and you do not instruct your broker, bank or other nominee on how to vote, then your shares of Touchstone stock will have the same effect as a vote “AGAINST” the Touchstone merger proposal and will have no effect on the Touchstone adjournment proposal.
In order to vote your shares of Touchstone stock held in “street name,” you must provide your broker, bank or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee.
Revocability of Proxies and Changes to a Touchstone Shareholder’s Vote
If you are the owner of record of your shares and have submitted your proxy and would like to revoke it, you may do so before your shares of Touchstone stock are voted at the Touchstone special meeting by taking any of the following actions:
•
delivering a written notice bearing a date later than the date of your proxy to the secretary of Touchstone stating that you revoke your proxy, which notice must be received by Touchstone prior to the beginning of the Touchstone special meeting;

•
completing, signing, dating and returning to the secretary of Touchstone a new proxy card relating to the same shares of Touchstone stock and bearing a later date, which new proxy card must be received by Touchstone prior to the beginning of the Touchstone special meeting;

•	timely casting a new vote by telephone or via the Internet as described above; or
•	attending the Touchstone special meeting and voting in person.
Merely attending the Touchstone special meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting. Your last valid vote timely received by Touchstone before or at the special meeting is the vote that will be counted.
If you choose to send a written notice of revocation or to mail a new proxy to Touchstone, then you must submit your notice of revocation or your new proxy to Touchstone Bankshares, Inc., Attention: Corporate Secretary at 4300 Crossings Boulevard, Prince George, Virginia 23875, and it must be received at any time before the vote is taken at the Touchstone special meeting.
If you have instructed a broker, bank or other nominee to vote your shares of Touchstone stock, then you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.
Touchstone shareholders retain the right to revoke their proxies in the manner described above. Unless so revoked, the shares of Touchstone stock represented by such proxies will be voted at the Touchstone special meeting and all adjournments or postponements thereof.

Solicitation of Proxies
Touchstone is soliciting proxies for the Touchstone special meeting from its shareholders. The cost of solicitation of proxies for the Touchstone special meeting will be borne by Touchstone, however, the expenses related to printing and mailing this joint proxy statement/prospectus will be borne equally by First National and Touchstone. Touchstone will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. Touchstone’s directors, officers and employees may solicit proxies by mail, telephone, facsimile, electronic mail or in person, but no additional compensation will be paid to them.
To help assure the presence in person or by proxy of the largest number of shareholders possible, Touchstone has engaged Georgeson LLC, a proxy solicitation firm, which we refer to as Georgeson, to solicit proxies on Touchstone’s behalf. Touchstone has agreed to pay Georgeson a proxy solicitation fee of approximately $10,000 plus certain expenses.
Appraisal Rights
Touchstone shareholders are entitled to assert appraisal rights with respect to the merger and demand in writing that First National pay the fair value of their shares of Touchstone stock under applicable provisions of Virginia law, provided certain procedures are followed. For more information on these appraisal rights, see “Appraisal Rights” beginning on page 134.

TOUCHSTONE PROPOSALS
Touchstone Proposal 1 – Approval of the Merger Agreement
As discussed elsewhere in this joint proxy statement/prospectus, Touchstone shareholders will consider and vote on the Touchstone merger proposal. Touchstone shareholders must approve the Touchstone merger proposal in order for the merger to occur. If Touchstone shareholders fail to approve the Touchstone merger proposal, then the merger will not occur.
Approval of this proposal is required under Virginia law and Touchstone’s articles of incorporation, and it is a condition to the closing of the merger. Accordingly, Touchstone is asking Touchstone shareholders to vote to approve the Touchstone merger proposal. You should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the transactions contemplated thereby. In particular, you are urged to read the merger agreement in its entirety, which is attached as Annex A hereto.
The Touchstone board of directors unanimously recommends that Touchstone shareholders vote “FOR” the Touchstone merger proposal.
Touchstone Proposal 2 – Touchstone Adjournment Proposal
The Touchstone special meeting may be adjourned to another time or place, if necessary or appropriate, to establish a quorum or to permit further solicitation of proxies in favor of the Touchstone merger proposal.
If, at the Touchstone special meeting, the number of shares of Touchstone stock present in person or represented by proxy and voting in favor of the Touchstone merger proposal is insufficient to approve the Touchstone merger proposal, then Touchstone may move to adjourn the Touchstone special meeting in order to enable the Touchstone board of directors to solicit additional proxies in favor of the Touchstone merger proposal.
In the Touchstone adjournment proposal, Touchstone is asking its shareholders to authorize the holder of any proxy solicited by the Touchstone board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Touchstone special meeting to another time and/or place for the purpose of establishing a quorum or soliciting additional proxies. If the Touchstone shareholders approve the Touchstone adjournment proposal, then Touchstone could adjourn the Touchstone special meeting and any adjourned session of the Touchstone special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Touchstone shareholders who have previously voted. Touchstone does not intend to call a vote on adjournment of the special meeting to solicit additional proxies if the Touchstone merger proposal is adopted at the Touchstone special meeting.
The Touchstone board of directors unanimously recommends that Touchstone shareholders vote “FOR” the Touchstone adjournment proposal.

THE PARTIES
First National Corporation
112 West King Street
Strasburg, Virginia 22657
(540) 465-9121
First National Corporation is a bank holding company headquartered in Strasburg, Virginia, that was incorporated in the Commonwealth of Virginia on February 25, 1983. First National’s common stock is listed on NASDAQ under the symbol “FXNC.” As of March 31, 2024, First National had total assets of $1.4 billion, total loans of $973.0 million, total deposits of $1.3 billion and total shareholders’ equity of $117.8 million. First National operates through a single subsidiary bank, First Bank. As of March 31, 2024, First Bank had 20 banking offices located throughout the Shenandoah Valley, the central regions of Virginia, the city of Richmond, and the Roanoke Valley of Virginia.
More information about First National is available by visiting the “Investor Relations” link on its website at https://www.fbvirginia.com/. Information contained on First National’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus. For a complete description of First National’s business, financial condition, results of operations and other important information, please refer to First National’s filings with the SEC that are incorporated by reference in this document, including its Annual Report on Form 10-K for the year ended December 31, 2023. For instructions on how to find copies of these documents, see “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.
Touchstone Bankshares, Inc.
4300 Crossings Boulevard
Prince George, Virginia 23875
(804) 478-4434
Touchstone Bankshares, Inc. is a bank holding company headquartered in Prince George, Virginia, that was incorporated in the Commonwealth of Virginia on January 13, 2020. Touchstone’s common stock is quoted on the OTC Pink Securities market under the symbol “TSBA.” As of March 31, 2024, Touchstone had total assets of approximately $673.2 million, total loans of approximately $506.0 million, total deposits of approximately $557.6 million and total shareholders’ equity of approximately $44.8 million. Touchstone is the parent bank holding company for Touchstone Bank. As of March 31, 2024, Touchstone Bank had 10 branches serving southern and central Virginia and two branches and two loan centers serving northern North Carolina.
More information about Touchstone is available by visiting the “Investor Relations” link under the “About Us” link on its website at https://www.touchstone.bank. Information contained on Touchstone’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus.

THE MERGER
The following is a discussion of the merger and the material terms of the merger agreement between First National and Touchstone. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about First National or Touchstone. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings First National makes with the SEC. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 143.
Structure of the Merger
The boards of directors of each of First National and Touchstone have approved the merger agreement and the transactions contemplated thereby. The merger agreement provides for the merger of Touchstone with and into First National, with First National continuing as the surviving corporation. Simultaneous with or immediately following the completion of the merger, Touchstone Bank, a Virginia state-chartered member bank and wholly-owned subsidiary of Touchstone, will merge with and into First Bank, a Virginia state chartered member bank and wholly-owned subsidiary of First National, with First Bank as the surviving entity.
Background of the Merger
The merger agreement is the result of arms-length negotiations between representatives of First National and representatives of Touchstone, during which the parties consulted their respective legal and financial advisors. The following is a brief discussion of the background of these negotiations.
As part of its consideration and assessment of Touchstone’s long-term alternatives, prospects and strategies, the Touchstone board of directors has periodically discussed and reviewed strategic opportunities to maximize value for its shareholders. These opportunities have included, among other alternatives, continuing as an independent institution and growing organically, or affiliating with another institution.
In considering its alternatives, the Touchstone board of directors has recently discussed the changes in the financial services industry and the regulatory environment as well as other challenges facing community banks like Touchstone. These challenges have included a tight labor market, increasing government regulation, expense burdens related to technology and training, competition in the delivery of financial products and services, and an interest rate environment that has resulted in pressure on interest rate spreads and margins. Touchstone also experienced significant turnover with its senior management team as a result of the death of its Chief Operating Officer and the departure of its Chief Financial Officer and Chief Lending Officer in late summer and early fall 2023. In light of this turnover and the challenging operating environment for community banks, the Touchstone board of directors, at its regular meeting on September 20, 2023, initiated a strategic planning process focused on the future direction of the company.
On October 5, 2023, the Touchstone board of directors held a special meeting to discuss the environment for mergers and acquisitions in general, and to explore, among other strategic alternatives, a potential combination of Touchstone with a larger institution.
On October 18, 2023, at a regular meeting, the Touchstone board of directors held a strategic planning session at which members of the senior management team of Touchstone were present. The session primarily focused on strategies for increasing growth and profitability.
On November 2, 2023, the Touchstone board of directors invited representatives of Piper Sandler, a nationally recognized and experienced investment banking firm, to attend a special meeting of the board to assist the board in its continuing review of strategic goals and opportunities. During the meeting, the Touchstone board of directors and representatives of Piper Sandler discussed the current banking environment and recent transactions in the banking and financial services industry. The Touchstone board of directors reviewed a variety of strategic alternatives, including Touchstone’s prospects for organic growth on a stand-alone basis and the potential for a strategic merger with another financial institution. Following this discussion and in consideration of the factors noted above, the Touchstone board of directors determined to initiate a process of soliciting interest from larger institutions to acquire Touchstone. The Touchstone board of directors noted that it was not under any obligation to proceed with a transaction should the solicitation process not generate the desired results in terms of valuation and other factors that it determined to be in the best interests of Touchstone and its shareholders.

On November 15, 2023, at its regular meeting, the Touchstone board of directors continued to evaluate the advisability of a combination of Touchstone with a larger institution. Representatives from the law firm Williams Mullen, legal counsel for Touchstone, participated in the meeting and reviewed with the board its fiduciary duties under Virginia law in the context of a proposed merger. The Touchstone board of directors authorized James R. Black, Touchstone’s President and Chief Executive Officer, to engage Piper Sandler to act as financial advisor to Touchstone in connection with a potential transaction. The Touchstone board of directors also empowered a transaction committee composed of Richard M. Liles, Chairman of the Board, Norman D. Wagstaff, Jr., Vice Chairman of the Board, Joan D. Clarke, Rudy L. Hawkins, and Mr. Black to analyze merger-related matters and make recommendations to the full board of directors. As directed by the board, on November 17, 2023, Mr. Black executed an engagement letter to formally engage Piper Sandler.
In late November and early December 2023, Touchstone’s senior management team, in coordination with Piper Sandler, prepared a confidential information memorandum to be used to provide information about Touchstone to potential merger partners and populated an online data room to facilitate the performance of due diligence by potential merger partners.
Beginning on December 14, 2023, Piper Sandler contacted over 30 financial institutions regarding their interest in a potential strategic transaction. Of the institutions contacted, 23 entered into confidentiality agreements and were granted access to the online data room, which contained the confidential information memorandum and extensive financial and other information about Touchstone.
First National entered into a confidentiality agreement with Touchstone on December 14, 2023 and thereafter conducted due diligence on Touchstone. Hovde Group, LLC, which we refer to as Hovde, began work as the First National board of directors’ financial advisor in connection with its consideration of a potential business combination. Subsequently, on February 14, 2024, Hovde and First National executed an engagement letter formalizing Hovde’s role as First National’s financial advisor. In addition, on or about January 1, 2024, Nelson Mullins Riley & Scarborough, LLP, which we refer to as Nelson Mullins, was engaged to act as the First National board of directors’ legal advisor in connection with its consideration of a potential business combination.
Each of the business combination partners that signed a non-disclosure agreement was provided access to the virtual data room and access to the Touchstone senior management team for further due diligence. During late December 2023 and early January 2024, the board of directors and senior management team conducted separate in-person meetings with representatives of four potential business combination partners and conducted a conference call with one other potential business combination partner. During these meetings, the parties discussed Touchstone’s business, organizational structure and potential structures of a possible transaction. The parties also discussed aspects of potential business integration, including key employee reporting relationships and employee compensation matters. In addition, responses to specific diligence questions raised by the potential business combination partners were provided by members of the Touchstone executive management team to Piper Sandler to convey to the potential business combination partners through their financial advisors.
Four of the 23 institutions, including First National, submitted non-binding indications of interest to Touchstone, which were due by January 17, 2024. Three of the proposals consisted of 100% stock consideration and one of the proposals consisted of 100% cash. The First National proposal consisted of 100% stock consideration with an implied price of approximately $14.00 per share of Touchstone stock, or $46.1 million in the aggregate, based on First National’s average trading price for the 20-day period ending January 16, 2024. First National also proposed that, upon completion of a merger, three legacy Touchstone directors would join the First National board of directors and the remaining legacy Touchstone directors would be offered the opportunity to serve on a First National advisory board. The other institutions that submitted non-binding indications of interest to Touchstone are referred to as “Institution A,” “Institution B” and “Institution C.” Institution A’s proposal consisted of 100% stock consideration with an implied price range of approximately $13.93 to $15.26 per share of Touchstone stock, or $45.9 million to $50.2 million in the aggregate, based on Institution A’s average trading price for the 20-day period ending January 16, 2024. Institution B’s proposal consisted of 100% stock consideration with an implied price of approximately $11.53 per share of Touchstone stock, or $38.0 million in the aggregate, based on Institution B’s average trading price for the 20-day period ending January 16, 2024. Institution C’s proposal consisted of 100% cash consideration of $10.50 per share of Touchstone stock, or $34.6 million in the aggregate.

On January 22, 2024, the transaction committee of Touchstone’s board of directors met by videoconference with representatives of Piper Sandler and Williams Mullen to review the four indications of interest. The committee members shared their preliminary feedback on various aspects of each proposal and on the interested parties.
A meeting of the full board of directors of Touchstone was held on January 24, 2024, with representatives of Piper Sandler and Williams Mullen present by videoconference, to analyze and discuss the four indications of interest. The Touchstone board of directors reviewed the proposals in detail with extensive discussion regarding the history and prospects of the interested parties, their respective stock performance, pro-forma analysis of the potential combined companies, and opportunities and risks for Touchstone shareholders under each of the proposals.
The Touchstone board of directors also evaluated a variety of other factors for each proposal, including the (i) ratio of per share consideration to Touchstone’s tangible equity value, (ii) ratio of price to last twelve months earnings per share, (iii) ownership percentage of the combined company that Touchstone shareholders would maintain, (iv) pro forma dividends per share, (v) ratio of buyer’s stock price to its tangible book value, (vi) number of seats on the combined company’s board to be held by Touchstone board members, (vii) Touchstone’s familiarity with the proposed buyer and any existing commercial relationships, and (viii) perceived ability to complete the transaction in a timely manner.
After considering the merits of each of the proposals, and after discussions with representatives of Piper Sandler and of Williams Mullen, the Touchstone board of directors instructed Piper Sandler to invite First National, Institution A and Institution B to conduct additional due diligence on Touchstone and to submit revised non-binding indications of interest to Touchstone by February 9, 2024.
Members of Touchstone’s senior management team met with members of Institution A’s senior management team on February 2, 2024 in Richmond, Virginia to exchange further due diligence information and discuss a potential combination of the parties. A similar meeting was held on February 7, 2024 in Richmond, Virginia between members of Touchstone’s senior management team and members of First National’s senior management team.
On February 9, 2024, Touchstone received non-binding indications of interest from First National, Institution A and Institution B. First National’s revised proposal consisted of 100% stock consideration that implied a price of approximately $16.76 per share of Touchstone stock, or $55.3 million in the aggregate, based on First National’s average trading price for the 20-day period ending February 8, 2024. Institution A’s revised proposal consisted of mixed consideration of approximately 93% stock and 7% cash with an aggregate implied price of approximately $14.09 per share of Touchstone stock, or $46.5 million in the aggregate, based on Institution A’s average trading price for the 20-day period ending February 8, 2024. Institution B’s revised proposal consisted of 100% stock consideration with an implied price of approximately $12.33 per share of Touchstone stock, or $40.7 million in the aggregate, based on Institution B’s average trading price for the 20-day period ending February 8, 2024.
On February 12, 2024, Touchstone’s board of directors held a special meeting, with representatives of Piper Sandler and Williams Mullen present, to analyze and discuss the three revised indications of interest. Members of the senior management teams of each of First National and Institution A were invited to attend separate portions of the meeting without Williams Mullen representatives participating to make presentations to Touchstone’s board of directors regarding their respective proposals. Following the presentations, representatives of Piper Sandler provided an updated financial analysis of First National, Institution A and Institution B, and of the proposed merger consideration described in each of their proposals. Representatives of Williams Mullen discussed the potential process moving forward and the legal standards and responsibilities of the directors with regard to matters before them. The Touchstone board of directors considered at length whether or not to move forward with a merger transaction, the merits of each proposal, the historical performance and prospects of each potential merger partner, and the risks and benefits of entering into an exclusive negotiation with one of the parties. The Touchstone board of directors determined that the First National proposal represented the best combination of high valuation and low execution risk relative to the other proposals because (i) the First National proposal had the highest aggregate implied purchase price and aggregate value, (ii) First National required a relatively short 30-day exclusivity period, and (iii) First National projected that the transaction would close in the fourth quarter of 2024. Following this discussion, the Touchstone board of directors authorized management to advance the merger discussions with First National and to grant First National a 30-day period of exclusivity to conduct additional due diligence and negotiate a definitive merger agreement with Touchstone. On February 13, 2024, Touchstone and First National entered into a letter of intent containing a 30-day exclusivity period.

On February 20, 2024, Mr. Harvard, Mr. Dysart and the Director of Human Resources of First National met individually with Mr. Black and all members of the Touchstone senior management team in Richmond, Virginia to discuss their potential roles with the combined company after the merger.
On March 2, 2024, Nelson Mullins, legal counsel for First National, delivered a draft of a definitive merger agreement to Williams Mullen. During the period from March 2, 2024 through March 25, 2024, the parties and their legal counsel exchanged drafts and negotiated changes to the draft merger agreement in an effort to resolve all open issues to reach a definitive merger agreement. The parties engaged in discussions regarding various transaction terms, including the composition of the board of directors of the combined company, the circumstances under which the Touchstone board of directors would have the right to entertain superior third-party offers prior to the closing of the merger, the circumstances under which each of the Touchstone board of directors and the First National board of directors can change their recommendations to their respective shareholders that they approve the merger, the termination fee that would be payable by Touchstone if the merger agreement is terminated under certain circumstances, the circumstances under which certain former Touchstone employees are entitled to severance from the combined company, the affirmative and negative covenants that would be applicable to each of Touchstone and First National prior to the closing of the merger, and the customary representations and warranties of each of Touchstone and First National. During this time, management of the parties and their respective financial advisors continued discussions and Touchstone and First National each performed additional due diligence on the other party. First National populated an online data room to facilitate the performance of due diligence of it by Touchstone. The parties also provided drafts of their respective disclosure letters to the merger agreement and discussed other aspects of the proposed transaction and merger integration issues. During this period, First National also negotiated the terms of an employment agreement to be entered into between First National and Mr. Black to be effective upon the consummation of the proposed merger. Mr. Black was advised by separate independent counsel in connection with the negotiation of his employment agreement.
On March 6, 2024, Touchstone and First National entered into an amendment to the February 13, 2024 letter of intent to extend the exclusivity period through March 29, 2024 to allow sufficient time for completion of due diligence and negotiation and execution of the definitive merger agreement and related documents.
On March 20, 2024, the Touchstone board of directors held a special meeting to discuss the draft merger agreement and related matters. Also present were members of the Touchstone senior management team and representatives of Piper Sandler and Williams Mullen. Members of the Touchstone senior management team summarized the due diligence conducted on First National and answered questions from the board. Representatives of Piper Sandler reviewed with the board the fulsome process that had been undertaken to that point to identify the best merger partner for Touchstone shareholders, and presented a detailed financial analysis of First National and of the terms of the proposed merger. Representatives of Williams Mullen described the terms and conditions of the most recent draft merger agreement and related transaction documents, copies of which were delivered to the Touchstone board of directors prior to the meeting, responded to questions and engaged in discussion regarding various transaction terms, and reviewed with the Touchstone board of directors the legal standards applicable to its decisions and actions with respect to the proposed merger.
On the afternoon of March 25, 2024, the Touchstone board of directors again held a special meeting by videoconference to further consider the proposed merger with First National. Representatives of Piper Sandler and Williams Mullen also participated in the meeting. Representatives of Piper Sandler delivered to the Touchstone board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, based on and subject to the assumptions, limitations, qualifications and conditions set forth in Piper Sandler’s written opinion, as of that date, the exchange ratio was fair to holders of Touchstone common stock from a financial point of view. Representatives of Williams Mullen answered questions from the board regarding the merger agreement and related transaction documents, and confirmed that there had been no material changes to the provisions of the merger agreement since the March 20, 2024 meeting of the Touchstone board. After considering the proposed terms of the merger agreement and other transaction documents and its discussions with Touchstone’s financial and legal advisors, and taking into consideration the matters discussed during meetings of the Touchstone board of directors, including the factors described below under “—Recommendation of the Touchstone Board of Directors and Reasons for the Merger,” the Touchstone board of directors unanimously (i) approved and adopted the merger agreement, (ii) determined that the merger, the merger agreement and the transactions contemplated by the merger agreement were in the best interests of Touchstone and its shareholders, (iii) determined to recommend that the Touchstone shareholders approve the merger agreement and the transactions contemplated thereby, and (iv) authorized Mr. Black to execute and deliver the merger agreement and take the other actions necessary to effect the transaction.
Also on March 25, 2024, the First National board of directors held a meeting, also attended by representatives of Nelson Mullins and Hovde, to discuss and consider the proposed transaction. Nelson Mullins reviewed with the First National board of directors their fiduciary obligations to First National and its shareholders. Nelson Mullins then reviewed in detail the terms of the merger agreement (Nelson Mullins had earlier prepared a written summary of the terms of the draft merger agreement, which had been disseminated to board members prior to the meeting). Also at the meeting, representatives of Hovde provided an overview of the financial terms of the proposed transaction and delivered to the board of directors of First National Hovde’s oral opinion, which was subsequently confirmed in writing as of March 25, 2024, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde in rendering its opinion, the merger consideration was fair to First National from a financial point of view. After further discussion, the board of directors of First National subsequently voted to adopt the merger agreement, approve the finalized merger agreement and authorize Scott C. Harvard, as Chief Executive Officer to execute and deliver the merger agreement.
Touchstone and First National executed the merger agreement the evening of March 25, 2024 and publicly announced the transaction before the stock markets opened on the morning of March 26, 2024 in a press release issued jointly by First National and Touchstone.
Recommendation of the First National Board of Directors and Reasons for the Merger
In the course of reaching its unanimous decision to merge First National with Touchstone, the First National board of directors considered many factors, including the positive and negative factors described elsewhere in this joint proxy statement/prospectus, and concluded that the adoption of the merger agreement, and the consummation of the merger described therein, is advisable and in the best interests of First National and First National’s shareholders.
In reaching their conclusion, the members of the First National board of directors relied on, among other things, their personal knowledge of First National and First Bank, Touchstone, and the banking industry, on information provided by executive officers of First National, and on advice and information provided by First National’s legal and financial advisors.
The First National board of directors considered numerous factors, including, among other things, the following, which are not intended to be exhaustive and are not presented in any relative order of importance:
•	the business, earnings, operations, financial condition, management, prospects, capital levels, and asset quality of both First National and Touchstone;
•
the board’s understanding of the current and prospective environment in which First National and Touchstone operate, including national, regional and local economic conditions, the competitive and regulatory environment for financial institutions generally, and the likely effect of these factors on First National in the context of the proposed merger of First Bank and Touchstone;

•
the board’s review and discussions with First National’s management concerning the due diligence examination of Touchstone, including First National’s due diligence review of the composition and quality of Touchstone’s loan portfolio and First National’s use of a third party loan review firm;

•
the markets served by Touchstone are in many respects similar to the existing markets of First National, including the Richmond, Virginia market where both banks have branches. There is no overlap in their existing branch facilities;

•	the directors’ beliefs with respect to the compatibility of the business cultures of First National and Touchstone, including the strategic focus of each company on local businesses and professionals;
•
the belief of the board of directors that combining the two banks presented opportunities to realize economies of scale, including cost savings, operational, marketing and other synergies, and the board’s consideration of the risks that anticipated cost savings and synergies would not be achieved;

•
the views of the First National board of directors as to the anticipated pro forma impact of the merger on the profitability, earnings per share, tangible book value per share, capital ratios, and loan to deposit ratio of First National;

•	the costs associated with the merger and integrating the operations of First National and Touchstone;
•	the board’s belief that the greater scale that will be achieved by the merger will better position the combined company for further growth and profitability;
•
the potential increase in the pro forma market capitalization of First National, which could result in higher visibility and exposure in the capital markets, which in turn could have positive valuation implications;

•
the financial analyses and opinion rendered by Hovde to the First National board of directors on March 25, 2024 to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde in rendering its opinion, the merger consideration was fair to First National from a financial point of view;

•	the structure of the merger and the terms of the merger agreement, including the exchange ratio; and
•	the views of the board of directors as to the likelihood that the regulatory approvals necessary to complete the transaction would be obtained.
The foregoing information and factors considered by First National’s board of directors is not exhaustive but includes material factors that First National’s board of directors considered and discussed in approving and recommending the merger. In view of the wide variety of factors considered and discussed by First National’s board of directors in connection with its evaluation of the merger and the complexity of these factors, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank, or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision; rather it considered all of the factors as a whole. The board of directors discussed the foregoing factors internally and with First National’s management and legal and financial advisors and reached the general consensus that the merger of First Bank and Touchstone was in the best interests of First Bank, First National and its shareholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors. It should be noted that this explanation of the reasoning of First National’s board of directors and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements” on page 26.
Recommendation of the Touchstone Board of Directors and Reasons for the Merger
After careful consideration, the Touchstone board of directors, at a special meeting held on March 25, 2024, unanimously determined that the merger agreement is advisable and in the best interests of Touchstone and its shareholders. Accordingly, the Touchstone board of directors approved the merger agreement and unanimously recommends that Touchstone shareholders vote “FOR” the approval of the merger agreement. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve and adopt the merger agreement, the Touchstone board of directors consulted with Touchstone executive management, as well as its financial and legal advisors, and considered many factors, including the following, which are not presented in order of priority:
•
a review of the prospects, challenges and risks of Touchstone remaining independent, including recent departures of members of its senior management team, its recent and anticipated financial performance, national and local economic conditions, competition and consolidation in the financial services industry, and the regulatory and compliance environment for community banks;

•
the board of directors’ assessment of the strategic options available to Touchstone and the execution risk presented by those options, along with the board’s determination that the merger with First National was the best strategic option available for Touchstone’s shareholders;

•
the financial and other terms of the merger agreement, including that Touchstone’s shareholders will receive shares of First National common stock in the merger, enabling them to participate in any future growth of the combined company;

•
the value of First National common stock and information concerning the business, operations, management, financial performance and condition, capital levels, asset quality, and prospects of First National, taking into account the results of Touchstone’s due diligence investigation of First National;

•
the complementary nature of the operations of Touchstone and First National, and the Touchstone board of directors’ expectation that the merger would result in a combined company with diversified revenue sources and geographic footprint, a well-balanced loan portfolio and an attractive funding base;

•	that the First National common stock is listed on the NASDAQ and has greater liquidity than the Touchstone common stock, which is quoted on the OTC Pink Securities market;
•
the ability to become part of a larger institution with improved access to capital, a higher lending limit, and the infrastructure for growth, helping to improve service to Touchstone’s customer base and communities;

•
that three legacy Touchstone directors will join the First National board of directors after the merger and the remaining legacy Touchstone directors will be offered the opportunity to serve on a First National advisory board;

•	the opportunities for advancement in the combined company for continuing Touchstone employees;
•	the regulatory and other approvals required in connection with the merger and the expectation that the approvals will be received in a timely manner and without imposition of unacceptable conditions;
•	First National’s reputation in the communities that it serves and its familiarity with Touchstone’s markets; and
•
the financial analyses delivered to the Touchstone board of directors by representatives of Piper Sandler as well as the opinion of Piper Sandler rendered to the Touchstone board of directors on March 25, 2024 to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler as set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Touchstone common stock, as more fully described below in the section entitled “Opinion of Touchstone’s Financial Advisor” beginning on page 57.

The Touchstone board of directors also considered a number of potential risks and uncertainties associated with the proposed merger, including, without limitation, the following:
•
the risks associated with the exchange ratio in the merger being fixed, so that any decrease in the market price of First National common stock will result in a reduction in the economic value of the merger consideration to be received by holders of Touchstone stock;

•
the fact that the merger consideration, which consists of shares of First National common stock, provides less certainty of value to holders of Touchstone stock compared to a transaction in which they would receive only cash consideration;

•	the risk of diverting management attention and resources from the day-to-day operation of Touchstone’s business and towards the completion of the merger;
•	the effect of the public announcement of the merger on Touchstone’s customer relationships, its ability to retain employees and the potential for disruption of Touchstone’s ongoing business;
•	the challenges of integrating Touchstone’s business, operations and employees with those of First National;
•	the risk that the benefits and cost savings sought in the merger may not be fully realized;
•	the costs associated with the merger;
•
the possibility that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company;

•
the restrictions in the merger agreement regarding the operation of Touchstone’s business through completion of the merger that may prevent or delay Touchstone from undertaking business opportunities that may arise prior to completion of the merger;

•	the possibility that the merger might not be consummated and the effect of the resulting public announcement of the termination of the merger on, among other things, the operations of Touchstone;
•
the termination fee payable, under certain circumstances, by Touchstone to First National, including the risk that the termination fee might discourage third parties from offering to acquire Touchstone by increasing the cost of a third party acquisition; and

•	that Touchstone shareholders will not necessarily know or be able to calculate the actual value of the merger consideration that they will receive upon completion of the merger.
The directors of Touchstone based their recommendation to shareholders on the totality of the information provided to them and did not assign any relative or specific weights to the factors considered. Individual directors may have given differing weights to different factors.
This explanation of Touchstone’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26.
FOR THE REASONS SET FORTH ABOVE, THE TOUCHSTONE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.
Certain Unaudited Prospective Financial Information
First National and Touchstone do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, financial condition, revenues, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.
However, in connection with the merger, First National’s senior management and Touchstone’s senior management prepared or approved for use certain unaudited prospective financial information in March 2024, which we refer to as the “prospective financial information.” The prospective financial information were reviewed by the boards of First National and Touchstone, and the prospective financial information were provided to and considered by Hovde and Piper Sandler for the purpose of performing financial analyses in connection with its respective fairness opinion, as described in this joint proxy statement/prospectus under “— Opinion of First National’s Financial Advisor” beginning on page 49 and “— Opinion of Touchstone’s Financial Advisor” beginning on page 57.
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles (“GAAP”). A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus for the purpose of providing holders of First National common stock and holders of Touchstone stock access to certain nonpublic information made available to Hovde and Piper Sandler for the purpose of performing financial analyses in connection with their respective fairness opinion.
Although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions made by First National’s senior management or Touchstone’s senior management, as applicable, at the time such prospective financial information was prepared or approved for use by Hovde and Piper Sandler and represents First National senior management’s or Touchstone senior management’s respective evaluation of First National’s expected future financial performance on a stand-alone basis, without reference to the merger, and Touchstone’s expected future financial performance on a stand-alone basis, without reference to the merger. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory, financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which First National and Touchstone operate and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus, all of which are difficult to predict and many of which are outside the control of First National and Touchstone and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the mergers are completed. Further, these assumptions do not include all potential actions that the senior management of First National or Touchstone could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that First National, Touchstone, their respective boards of directors or financial advisors considered, or now consider, this prospective financial information to be material information to any holders of First National common stock or any holders of Touchstone stock, particularly in light of the inherent risks and uncertainties associated with such prospective financial information. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. Further, the prospective financial information should not be construed as financial guidance and it should not be relied on as such. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the mergers.
By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither First National nor Touchstone nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of First National or Touchstone compared to the information contained in the prospective financial information. Neither First National, Touchstone nor, after completion of the merger, the combined company undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.
The prospective financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, management of First National and Touchstone, as applicable. Neither Yount, Hyde & Barbour. P.C., First National’s independent registered public accounting firm, nor Brown, Edwards & Company, L.L.P., Touchstone’s independent public accounting firm, has audited, reviewed, examined, compiled or applied agreed upon procedures with respect to the prospective financial information and, accordingly, neither Yount, Hyde & Barbour. P.C. Brown, Edwards & Company, L.L.P. has expressed any opinion or given any other form of assurance with respect thereto and assumes no responsibility for the prospective financial information. The reports of First National’s independent registered public accounting firm incorporated by reference in this joint proxy statement/prospectus, and those of Touchstone’s independent public accounting firm provided in this joint proxy statement/prospectus, relate to the historical financial information of First National and Touchstone, respectively. Such reports do not extend to the prospective financial information and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.
In light of the foregoing, and taking into account that each of the First National special meeting and Touchstone special meeting will be held after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Touchstone shareholders are strongly cautioned not to place unwarranted reliance on such information.
Touchstone Prospective Financial Information
Management Projections
The following prospective financial information was approved for use by Touchstone senior management in March 2024: (i) estimates of net income for the years ending December 31, 2024 through December 31, 2028 of $3.17 million for 2024, $3.31 million for 2025, $3.60 million for 2026, $3.77 million for 2027, and $4.35 million for 2028; (ii) estimated EPS for the years ending December 31, 2024 through December 31, 2028 of $0.96 for 2024, $1.00 for 2025, $1.09 for 2026, $1.14 for 2027, and $1.32 for 2028; (iii) estimated tangible book value per share for the years ending December 31, 2024 through December 31, 2028 of $14.16 for 2024, $14.88 for 2025, $15.67 for 2026, $16.50 for 2027, and $17.50 for 2028; and (iv) estimated total assets of $672.64 million, deposits of $554.01 million, and net loans of $496.18 million as of December 31, 2024.
First National Prospective Financial Information
Management Projections
The following prospective financial information was approved for use by First National senior management in March 2024: (i) estimates of net income for the years ending December 31, 2024 through and December 31, 2028 of $10.70 million for 2024, $11.04 million for 2025, $12.30 million for 2026, $13.69 million for 2027, and $15.21 million for 2028; (ii) estimated EPS for the years ending December 31, 2024 through December 31, 2028 of $1.70 for 2024, $1.76 for 2025, $1.96 for 2026, $2.18 for 2027 and $2.42 for 2028; (iii) estimated tangible book value per share for the years ending December 31, 2024 through December 31, 2028 of $19.17 for 2024, $20.34 for 2025, $21.71 for 2026, $23.30 for 2027, and $25.13 for 2028; and (iv) estimated total assets of $1,470.7 million, deposits of $1,278.2 million, and net loans of $1,010.4 million as of December 31, 2024.
Pro Forma Assumptions — Estimated Costs Savings and Expenses Resulting or Derived from the Merger and Purchase Accounting Adjustments
Senior management of First National prepared certain additional prospective financial information in March 2024 including (i) an estimate of $12.3 million of remaining pre-tax transaction expenses, (ii) an estimate of $7.2 million of annual pre-tax cost synergies expected to result or be derived from the merger fully realized in 2025, and (iii) certain additional pro forma assumptions (including the purchase accounting and other merger-related adjustments) that were included on pages 8 and 9 of an investor presentation that was filed as Exhibit 99.2 to First National’s Form 8-K filed on March 26, 2024, which is incorporated by reference into this joint proxy statement/prospectus.
Opinion of First National’s Financial Advisor
Hovde was engaged by First National to provide the Board of Directors of First National with a fairness opinion with respect to the merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions. Hovde has experience in, and knowledge of, banks, thrifts and their respective holding companies and is familiar with First National. The Board of Directors of First National selected Hovde to provide a fairness opinion in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.
Hovde reviewed the financial aspects of the proposed merger with the Board of Directors of First National and on March 25, 2024 delivered a written opinion to the Board of Directors of First National that, subject to the review, assumptions and limitations set forth in the opinion, the total merger consideration to be paid to Touchstone in the merger is fair, from a financial point of view, to the shareholders of First National common stock. In requesting Hovde’s advice and opinion, no limitations were imposed by First National upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.
The full text of Hovde’s written opinion is included in this joint proxy statement/prospectus as Annex B and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.
For purposes of Hovde’s analysis and opinion, the term “Agreement” as used herein shall refer to the draft Agreement and Plan of Merger dated March 21, 2024 provided to Hovde by First National. Capitalized terms used in this discussion of Hovde’s opinion that are not otherwise defined shall have the same meanings attributed to them in the Agreement.
Hovde’s opinion was directed to the Board of Directors of First National and addresses only the fairness of the total merger consideration to be paid to Touchstone by First National pursuant to the Agreement in connection with the merger. Hovde did not opine on any individual stock, cash, or other components of consideration payable in connection with the merger. Hovde’s opinion did not constitute a recommendation to First National as to whether or not First National should enter into the Agreement or to any shareholders of First National as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the merger. Hovde’s opinion does not address the underlying business decision to proceed with the merger. Hovde’s opinion should not be construed as implying that the total merger consideration is necessarily the lowest or best price that could be obtained by First National in an acquisition, merger, or combination transaction with Touchstone. Hovde does not express any opinion as to the value of First National common stock following the announcement of the proposed merger, or the value of First National common stock following the consummation of the merger, or the prices at which shares of First National common stock may be purchased or sold at any time. Other than as specifically set forth herein, Hovde is not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Hovde’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of First National or Touchstone.
First National engaged Hovde on February 14, 2024 to issue a fairness opinion to the Board of Directors of First National in connection with the proposed merger. Hovde’s fairness opinion was approved by Hovde’s fairness opinion committee. Pursuant to First National’s engagement agreement with Hovde, Hovde received from First National a fairness opinion fee of $150,000 upon the delivery of the fairness opinion to First National, and upon consummation of the merger, Hovde will receive a completion fee less the fairness opinion fee of approximately one percent of the aggregate transaction value. Additionally, First National has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses and has agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement.
Other than this present engagement, during the two years preceding the date of the opinion, Hovde has not been engaged by or provided any investment banking or financial advisory services to First National for which it received a fee. During the two years preceding the date of this opinion Hovde has not been engaged by or provided any investment banking or financial advisory services to Touchstone for which it received a fee. Hovde or its affiliates may presently or in the future seek or receive compensation from First National in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to Hovde’s knowledge, none are expected at this time. In the ordinary course of its business as a broker/dealer, Hovde may from time to time purchase securities from, and sell securities to, First National or Touchstone or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of First National or Touchstone for its own accounts and for the accounts of customers. Except for the foregoing, during the two years preceding the date of the opinion there have not been, and there currently are, no mutual understandings contemplating in the future any material relationships between Hovde and First National.
In rendering its opinion, Hovde reviewed the terms of the proposed merger and performed a variety of financial analyses. Subject to the terms and conditions of the Agreement, at the effective time by virtue of the merger and without any action on the part of the parties, each share of Touchstone Stock that is issued and outstanding immediately prior to the effective time (other than “Dissenter Shares”) shall be converted into the right to receive as the merger consideration a number of duly authorized, validly issued, fully paid and non-assessable shares of First National common stock equal to the exchange ratio and cash (rounded up to the nearest cent) in lieu of fractional shares in an amount determined by multiplying (i) the volume weighted average prices of First National common stock for the 10 consecutive trading days ending on the fifth trading day before the effective time of the merger by (ii) the fraction of a share of First National common stock to which such shareholder would otherwise be entitled to receive (“Average First National Stock Price”).. The exchange ratio shall be 0.8122 shares of First National common stock per one share of Touchstone Stock. At the effective time, each Touchstone restricted stock award that is outstanding immediately prior to the effective time shall, by virtue of the merger and without any required action on the part of the holder thereof, fully vest (with any performance-based vesting condition deemed to have been achieved) and be cancelled and converted automatically into the right to receive the merger consideration.
With the knowledge and consent of First National for purposes of its analysis and opinion, Hovde assumed that there are 3,276,259 shares (including 29,148 shares of Touchstone Series A Preferred Stock) of Touchstone Stock outstanding and 23,030 Touchstone restricted stock awards outstanding as of the closing. Consequently, Hovde assumed that there are a total of 3,299,289 shares of Touchstone Stock entitled to receive shares of First National common stock at the exchange ratio of 0.8122 shares of First National common stock per share of Touchstone Stock. The total merger Consideration to be paid by First National in the merger will be equal to the total shares of Touchstone Stock entitled to receive shares of First National common stock (3,299,289 X 0.8122 = 2,679,682.5 First National shares of common stock) multiplied by the Average First National Stock Price. For purposes of its analysis and opinion, Hovde assumed that the Average First National Stock Price is $17.55, which was the closing price of First National common stock on March 22, 2024.

Therefore, Hovde assumed for purposes of its analysis and opinion that the total merger consideration will be $47,028,428 (2,679,682.5 First National shares X $17.55 per First National common share = $47,028,428). Based upon the total merger consideration, Hovde calculated the following implied transaction metrics:
Price to Common Tangible Book Value	Touchstone Financial Data as of 12/31/23	Total Merger Consideration Multiples
Common Tangible Book Value	$44,382,000	106.0%
Price to Earnings
LTM Earnings	$1,599,000	29.4x
2024E Earnings	$3,176,762	14.8x
Purchase Price Premium/Core Deposits
Core Deposits	$467,205,000	0.57%
Pay-to-Trade Ratio	Price/Tangible Book Value
Pay-to-Trade Ratio	97.2%	109.0%
With the consent of First National and for purposes of its analysis and opinion, Hovde assumed that (i) the Agreement will not be terminated, (ii) there will be no adjustment to the exchange ratio, and (iii) the merger will proceed and be consummated substantially in accordance with the terms of the Agreement.
The following is a summary of the analyses performed and matters considered by Hovde in connection with its fairness opinion. The summary set forth below does not purport to be a complete description of all of the analyses performed by Hovde in rendering its opinion, but it does summarize all of the material analyses performed by Hovde. During the course of its engagement and for the purposes of its fairness opinion, Hovde:
(i)	reviewed a draft of the Agreement dated March 21, 2024 as provided to Hovde by First National;
(ii)	reviewed financial statements of Touchstone for the twelve-month periods ended December 31, 2023, December 31, 2022 and December 31, 2021;
(iii)	reviewed certain historical publicly available business and financial information concerning Touchstone;
(iv)	reviewed certain internal unaudited financial statements and other financial and operating data concerning Touchstone;
(v)	worked with First National and Touchstone to develop a financial forecast for Touchstone and a pro forma projection of the combined company following the merger;
(vi)
discussed with certain members of senior management of First National the business, financial condition, results of operations and future prospects of each entity; the history and past and current operations of Touchstone and First National; Touchstone’s and First National’s historical financial performance; and their assessment of the rationale for the merger;

(vii)
reviewed and analyzed materials detailing the merger prepared by First National and Touchstone, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the merger (the “Merger Adjustments”);

(viii)
analyzed the pro forma financial impact of the merger on the combined company’s earnings, tangible book value, financial ratios and such other metrics Hovde deemed relevant based on its professional judgment and experience, giving effect to the merger based on assumptions relating to the Merger Adjustments;

(ix)	assessed current general economic, market and financial conditions;
(x)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant based on its professional judgment and experience;

(xi)	took into consideration Hovde’s experience in other similar transactions and securities valuations as well as its knowledge of the banking and financial services industry;
(xii)
reviewed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis based on its professional judgment and experience; and

(xiii)	performed such other analyses and considered such other factors as Hovde deemed appropriate.

Hovde assumed, without investigation, that there have been, and from the date of its opinion through the effective time there will be, no material changes in the financial condition and results of operations of Touchstone or First National since the date of the latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to Hovde by Touchstone and First National are true and complete. Hovde relied upon the managements of First National and Touchstone as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by First National and Touchstone, and Hovde assumed such forecasts, projections and other forward-looking information have been reasonably prepared by First National and Touchstone on a basis reflecting the best currently available information and First National’s and Touchstone’s managements’ judgments and estimates. Hovde assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hovde does not assume any responsibility for the accuracy or reasonableness thereof. Hovde has been authorized by First National to rely upon such forecasts, projections and other information and data, and Hovde expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing its review, Hovde assumed and relied upon the accuracy and completeness of all the financial and other information that was available to Hovde from public sources that was provided to Hovde by First National or Touchstone or their respective representatives or that was otherwise reviewed by Hovde for purposes of rendering its opinion. Hovde further relied on the assurances of the respective managements of First National and Touchstone that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde has not been asked to undertake, and has not undertaken, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde assumed that each party to the Agreement would advise it promptly if any information previously provided to it became inaccurate or was required to be updated during the period of its review.
Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. Hovde assumed that such allowances for First National and Touchstone are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of First National or Touchstone, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did it review any loan or credit files of First National or Touchstone.
Hovde undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which First National or Touchstone is a party or may be subject, and Hovde’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde also assumed, with First National’s consent, that neither First National nor Touchstone is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger contemplated by the Agreement.
Hovde relied upon and assumed with the consent of First National and without independent verification, that the merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by First National or Touchstone or any other party to the Agreement and that the final merger agreement will not differ materially from the Agreement draft Hovde reviewed. Hovde assumed that the merger will be consummated in compliance with all applicable laws and regulations. First National has advised Hovde that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the merger. Hovde assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on First National or Touchstone or would have a material adverse effect on the contemplated benefits of the merger.
Hovde’s opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the merger on First National or its shareholders; (ii) any advice or opinions provided by any other advisor to the Board of First National; (iii) any other strategic alternatives that might be available to First National; or (iv) whether First National has sufficient stock, cash or other sources of funds to enable it to pay the consideration contemplated by the merger.

Hovde’s opinion was based solely upon the information available to Hovde and described above, and the economic, market and other circumstances as they existed as of the date thereof. Events occurring and information that becomes available after the date thereof could materially affect the assumptions and analyses used in preparing its opinion. Hovde has not undertaken to update, revise, reaffirm or withdraw its opinion or to otherwise comment upon events occurring or information that becomes available after the date thereof.
In arriving at its opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.
The following is a summary of the material analyses prepared by Hovde and delivered to First National’s Board of Directors on March 25, 2024 in connection with the delivery of its fairness opinion. This summary is not a complete description of all the analyses underlying the fairness opinion or the presentation prepared by Hovde for the Board of Directors of First National, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis, and the application of those methods to the particular circumstances of the contemplated merger. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. Therefore, the tables below alone are not a complete description of the financial analyses performed by Hovde.
Market Approach – Comparable M&A Transactions. As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions where targets were headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia announced since July 1, 2022 in which the targets’ total assets were between $300 million and $1.00 billion. The Nationwide Group consisted of acquisition transactions of banks in the United States announced since January 1, 2023 in which the targets’ total assets were between $400 million and $1.00 billion. In each case, for which financial information was available, no transaction that fit the above selection criteria was excluded. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following precedent transactions (7 transactions for the Regional Group and 9 transactions for the Nationwide Group):
Regional Group:
Buyer (State)	Target (State)
Southern States Bancshares, Inc. (AL)	CBB Bancorp (GA)
Dogwood State Bank (NC)	Community First Bancorporation (SC)
First Financial Corporation (IN)	Simply Bank (TN)
First Community Bankshares, Inc. (VA)	Surrey Bancorp (NC)
BankFirst Capital Corporation (MS)	Mechanics Banc Holding Company (MS)
TowneBank (VA)	Farmers Bankshares, Inc. (VA)
HomeTrust Bancshares, Inc. (NC)	Quantum Capital Corp. (GA)
Nationwide Group:
Buyer (State)	Target (State)
Dogwood State Bank (NC)	Community First Bancorporation (SC)
Hudson Valley Credit Union (NY)	Catskill Hudson Bancorp, Inc. (NY)
Equity Bancshares, Inc. (KS)	Rockhold Bancorp (MO)
First Busey Corporation (IL)	Merchants & Manufacturers Bank Corporation (IL)
First Financial Corporation (IN)	Simply Bank (TN)
NexTier Incorporated (PA)	Mars Bancorp, Inc. (PA)
Glacier Bancorp, Inc. (MT)	Community Financial Group, Inc. (WA)
CCFNB Bancorp, Inc. (PA)	Muncy Bank Financial, Inc. (PA)
Main Street Financial Services Corp. (WV)	Wayne Savings Bancshares, Inc. (OH)

For each precedent transaction, Hovde compared the implied multiple of the merger consideration to certain financial characteristics of Touchstone as follows:
•	the multiple of the value of the merger consideration to the acquired company’s LTM net earnings per share (the “Price-to-LTM Earnings Multiple”);
•	the multiple of the value of the merger consideration to the acquired company’s common tangible book value (the “Price-to-Common Tangible Book Value Multiple”);
•	the multiple of the value of the merger consideration to the acquired company’s adjusted common tangible book value (the “Price-to-Adjusted Common Tangible Book Value Multiple”); and
•
the multiple of the difference between the value of the merger consideration and the acquired company’s common tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were based upon the value of the Total Merger Value of $47.0 million and were based on December 31, 2023 financial results for Touchstone.
	Price-to- LTM Earnings Multiple	Price-to- Common Tangible Book Value Multiple	Price-to- Adjusted Common Tangible Book Value Multiple(1)	Premium-to- Core Deposits Multiple(2)
Total Merger Value	29.4x	106.0%	106.0%	0.57%
Precedent Merger Transactions Regional Group:
Minimum	4.19x	110.0%	110.0%	1.23%
Median	11.4x	158.1%	158.1%	4.53%
Maximum	18.1x	224.1%	249.1%	14.4%
Precedent Merger Transactions Nationwide Group:
Minimum	7.77x	110.0%	110.0%	0.79%
Median	12.3x	128.4%	129.1%	2.63%
Maximum	20.2x	175.2%	175.2%	6.18%
(1)
Price-to-Adjusted Common Tangible Book Value equals the adjusted purchase price divided by core capital where: (a) core capital equals total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) adjusted purchase price equals the value of the merger consideration less excess capital (assumes dollar-for-dollar payment of excess capital), unless the product thereof is greater than Tangible Book Value, in which case Adjusted Tangible Book Value is assumed equal to Tangible Book Value.

(2)
Represents the premium of the merger consideration over Common Tangible Book Value, expressed as a percentage of Core Deposits. Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.

Using publicly available information, Hovde compared the financial performance of Touchstone with that of the median of the precedent merger and acquisition transactions from both the Regional and Nationwide Groups. The performance highlights are based on December 31, 2023 financial results of Touchstone.
	Tangible Equity/ Tangible Assets	Net Loans/ Deposits	LTM ROAA(1)	LTM ROAE(1)	Efficiency Ratio	NPAs/ Assets(2)	LLR/ NPLS(3)
Touchstone	6.74%	92.9%	0.25%	3.76%	86.0%	0.05%	885.9%
Precedent Transactions – Regional Group Median:	7.42%	65.6%	1.30%	13.4%	60.0%	0.32%	195.6%
Precedent Transactions – Nationwide Group Median:	6.48%	85.3%	0.90%	12.0%	70.6%	0.13%	367.0%
(1)	LTM ROAA and LTM ROAE are shown tax-affected for S Corporations.
(2)	Nonperforming assets as a percentage of total assets (includes restructured loans and leases).
(3)	Loan Loss Reserve (“LLR”) as a percentage nonperforming loans (“NPLs”).

No company or transaction used as a comparison in the above transaction analyses is identical to Touchstone, and no transaction was consummated on terms identical to the terms of the Agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the Precedent Transactions Regional Group using the median values for the four valuation metrics set forth above indicated an implied aggregate valuation ranging between $18.2 million and $70.2 million with a four factor valuation average of $56.0 million compared to the Total Merger Value of $47.0 million. The resulting values of the Precedent Transactions Nationwide Group using the median values for the four valuation metrics set forth above indicated an implied aggregate valuation ranging between $19.6 million and $57.3 million with a four factor valuation average of $47.6 million compared to the Total Merger Value of $47.0 million.
Market Approach – Pay-to-Trade Ratio Analysis. As part of its analysis, using the publicly available information, Hovde compared the Pay-to-Trade Ratio of the merger with that of the median of the precedent merger and acquisition transactions from both the Regional and Nationwide Groups. The Pay-to-Trade Ratio is calculated by dividing the price to tangible book multiple paid to the seller at announcement by the public market quoted price to tangible book multiple of the buyer.
Pay-to- Trade Ratios(1)
Merger Pay-to-Trade Ratio	109.0%
Precedent Merger Transactions Regional Group:
Minimum	69.2%
Median	118.1%
Maximum	146.4%
Precedent Merger Transactions Nationwide Group:
Minimum	69.2%
Median	108.5%
Maximum	125.4%
(1)	Pay-to-Trade Ratio is calculated by dividing the price to tangible book multiple paid to the seller at announcement by the public market quoted price to tangible book multiple of the buyer.
The resulting values of the Regional Group using the minimum and maximum values set forth above indicated an implied aggregate valuation ranging between $29.8 million and $63.1 million with a median valuation of $50.9 million compared to the value of the Total Merger Value of $47.0 million. The resulting values of the Nationwide Group using the minimum and maximum values set forth above indicated an implied aggregate valuation ranging between $29.8 million and $54.1 million with a median valuation of $46.8 million compared to the Total Merger Value of $47.0 million.
Income Approach – Discounted Cash Flow Analysis. Taking into account various factors including, but not limited to, Touchstone’s recent performance, the current banking environment and the local economy in which Touchstone operates, and in consultation with and based on information provided by the managements of First National and Touchstone of the net income and after-tax cost savings estimates for Touchstone over a forward looking five year period, the forward-looking projections and key assumptions which formed the basis for the discounted cash flow analyses were developed by Hovde. The resulting projections estimated Touchstone’s net income plus after-tax cost savings used for the analysis to be $3.2 million for 2024, $9.0 million for 2025, $9.4 million for 2026, $9.7 million for 2027 and $10.4 million for 2028.
To determine present values of Touchstone based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using different multiples: (1) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and (2) Terminal Price/Adjusted Tangible Book Value Multiple (“DCF Terminal Adjusted P/ TBV Multiple”).
In the DCF Terminal P/E Multiple analysis, an estimated value of Touchstone Stock was calculated based on the present value of Touchstone’s net income plus after-tax cost savings utilizing the projections developed as described above for Touchstone over the four and one quarter year projection period. The projected 2028 net income amount was $10.4 million and served as the basis of the terminal earnings value in the DCF. Hovde utilized a terminal value at the end of 2028 by applying a five point range of price-to-earnings multiples of 10.8x to 12.8x, which is based around the average median price-to-earnings multiple from the Comparable M&A Transaction Regional Group and Nationwide Group of 11.8x. The present value of Touchstone’s projected terminal value was then calculated assuming a range of discount rates between 13.50% and 15.50%, with a midpoint of 14.50% discounted over a period of 5.00 years. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective holders of Touchstone Stock. The range of discount rates utilized the build-up method to determine such required rates of return and was based upon the risk-free interest rate, an equity risk premium, an industry risk premium and a size premium which resulted in a discount rate of 14.50% used as the midpoint of the five point range of discount rates of 13.50% to 15.50%. The resulting aggregate values of Touchstone Stock based on the DCF Terminal P/E Multiple applied to the 2028 projected net income plus after-tax cost savings and then discounted over a 5.00 year period utilizing the five point range of discount rates set forth above indicated an implied aggregate valuation ranging between $57.9 million and $74.1 million with a midpoint of $65.7 million compared to the value of the Total Merger Value of $47.0 million.
In the DCF Terminal Adjusted P/TBV Multiple analysis, the same earnings estimates and projected annual dividends were used as in the preceding DCF Terminal P/E Multiple analysis to determine the projected common tangible book value for Touchstone as of December 31, 2028 of $81.0 million, an adjusted tangible book value of $61.2 million and an excess tangible book value of $19.8 million. For purposes of the analysis Hovde applied a five point range of price-to-adjusted common tangible book value multiples of 1.24x to 1.64x utilizing as a midpoint of the range the average median price-to-adjusted common tangible book value multiple from the Comparable M&A Transaction Regional Group and Nationwide Group of 1.44x. The present value of the projected terminal value (including the Excess Tangible Book Value of $19.8 million for an aggregate terminal value of $58.3 million) was then calculated assuming the same range of discount rates between 13.50% and 15.50%, with a midpoint of 14.50% discounted over a period of 5.00 years as was applied in the DCF Terminal P/E Multiple analysis set forth above. The resulting implied aggregate values of Touchstone stock based on the DCF Terminal Adjusted P/TBV Multiple analysis ranged between $49.9 million and $67.3 million with a midpoint of $58.3 million compared to the Total Merger Value of $47.0 million.
These analyses and their underlying assumptions yielded a range of implied multiple values for Touchstone Stock which are outlined in the table below:
Implied Multiple Value for Touchstone stock Based On:	Aggregate Merger Consideration ($m)	Price-to- LTM Earnings Multiple(1)	Price-to- Tangible Book Value Multiple(1)	Price-to- Adjusted Tangible Book Value Multiple(1)(2)	Premium-to- Core Deposits Multiple(1)(3)
Total Merger Value	$47.0	29.4x	106.0%	106.0%	0.57%
DCF Analysis – Terminal P/E Multiple
Midpoint Value	$65.7	41.1x	148.1%	148.1%	4.56%
DCF Analysis – Terminal Adjusted P/ TBV Multiple
Midpoint Value	$58.3	36.5x	131.3%	131.3%	2.98%
(1)
Pricing multiples based on the value of the Total Merger Value of $47.0 million; DCF Analysis – Terminal P/E Multiple median merger value of $65.7 million; and a DCF Analysis – Terminal Adjusted P/ TBV Multiple median merger value of $58.3 million.

(2)
Price-to-Adjusted Common Tangible Book Value equals the adjusted purchase price divided by core capital where: (a) core capital equals total tangible assets multiplied by 8%; (b) excess capital equals total common tangible book value less core capital; and (c) adjusted purchase price equals the value of aggregate merger consideration less excess capital (assumes dollar-for-dollar payment of excess capital), unless the product thereof is greater than Tangible Book value, in which case Adjusted Tangible Book Value is assumed equal to Tangible Book Value.

(3)
Represents the premium of the implied merger value over Common Tangible Book Value, expressed as a percentage of Core Deposits. Core deposits are defined as total deposits less foreign deposits and time deposit accounts greater than $100,000.

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected aggregate values of Touchstone stock.

The table below summarizes the analyses performed under the Market Approach and the Income Approach described above.
Summary of Valuation Methodologies(1):
Total Merger Value: $47,028
Six Factor Average Implied Merger Value(2): $54,233
Implied Value for Touchstone Stock Based Upon:(3)	Minimum Implied Value	Average or Midpoint Implied Value	Maximum Implied Value
Comparable M&A Transactions – Regional Group	$18,165	$56,016	$70,177
Comparable M&A Transactions – Nationwide Group	$19,600	$47,635	$57,279
Pay-to-Trade Implied Value - Regional Group Group(4)	$29,832	$50,944	$63,125
Pay-to-Trade Implied Value– Nationwide Group	$29,832	$46,809	$54,087
DCF – Terminal P/E Multiple	$57,944	$65,708	$74,078
DCF – Terminal P/ Adjusted TBV Multiple	$49,920	$58,288	$67,328
(1)	All values are rounded to the nearest thousand.
(2)
Rounded to the nearest thousand; reflects the average of the two Implied Merger Values (four factor average) from the two market approach Comparable M&A Transactions groups, two Implied Aggregate Merger Values (median values) from the two market approach Pay-to-Trade Ratio Analysis groups and the two DCF present values calculated using the two terminal median valuation multiples and a 14.50% annual discount rate over a period of 5.00 years.

(3)
Values represent the minimum, average and maximum implied values (using the median acquisition multiples derived from the Comparable M&A Transactions groups) and the minimum and maximum implied values of the range of terminal multiples and discount rates in the DCF analyses.

Pro Forma Impact Analysis. For informational purposes only, Hovde performed a pro forma financial impact analysis that combined projected balance sheet and estimated EPS information of First National and Touchstone over the projection period of years ended December 31, 2024 through 2028. Using (i) closing balance sheet estimates as of December 31, 2024 for each of First National and Touchstone; (ii) financial forecasts and projections for each of First National and Touchstone for the years ending December 31, 2024 through 2028; and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the merger, as well as the purchase accounting adjustments), each of which were provided by First National management. Hovde analyzed the estimated financial impact of the merger on certain projected financial results for the combined organization. This analysis indicated that, based on pro forma shares to be outstanding, the merger (i) could be dilutive to First National’s estimated tangible book value per share at estimated closing of December 31, 2024 becoming accretive by 2028 with an estimated tangible book value payback period of 3.00 years and (ii) could be immediately accretive to First National’s estimated earnings per share over the projection period. For all of the above analyses, the actual results achieved by the pro forma company following the merger may vary from the projected results, and the variations may be material.
Other Factors and Analyses. Hovde took into consideration various other factors and analyses, including but not limited to the current market environment; the merger and acquisition environment, movements in the common stock valuations of selected publicly-traded banking companies, and movements in the Russell 3000 Index.
Conclusion. Based upon the foregoing analyses and other investigations and assumptions as set forth in its opinion, without giving specific weightings to any one factor, analysis or comparison, Hovde determined that, as of the date of its opinion, subject to the review, assumptions and limitations set forth in the opinion, the total merger consideration to be paid to Touchstone by First National in connection with the merger is fair, from a financial point of view, to the shareholders of First National common stock.
Each First Bank shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Annex B to this joint proxy statement/prospectus.
Opinion of Touchstone’s Financial Advisor
Touchstone retained Piper Sandler to act as financial advisor to Touchstone’s board of directors in connection with Touchstone’s consideration of a possible business combination. Touchstone selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to Touchstone’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the March 25, 2024 meeting at which Touchstone’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on the same day, to the effect that, as of such date, the exchange ratio was fair to the holders of Touchstone common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Touchstone common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Piper Sandler’s opinion was directed to the board of directors of Touchstone in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Touchstone as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Touchstone common stock and did not address the underlying business decision of Touchstone to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Touchstone or the effect of any other transaction in which Touchstone might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Touchstone or First National, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
•	a draft of the merger agreement, dated March 20, 2024;
•	certain publicly available financial statements and other historical financial information of Touchstone that Piper Sandler deemed relevant;
•	certain publicly available financial statements and other historical financial information of First National that Piper Sandler deemed relevant;
•
financial projections for Touchstone for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of First National and confirmed for use in Piper Sandler’s analysis by the senior management of Touchstone;

•	internal financial projections for First National for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of First National;
•
the pro forma financial impact of the merger on First National based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as the establishment of certain reserves for current expected credit losses (“CECL”) accounting standards, as provided by the senior management of First National;

•
the publicly reported historical price and trading activity for Touchstone common stock and First National common stock, including a comparison of certain stock trading information for Touchstone common stock and First National common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial and market information for Touchstone and First National with similar financial institutions for which information is publicly available;
•	the financial terms of certain recent business combinations in the bank and thrift industry (on regional and nationwide basis), to the extent publicly available;
•	the current market environment generally and the banking environment in particular; and
•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Touchstone and its representatives the business, financial condition, results of operations and prospects of Touchstone and held similar discussions with certain members of the senior management of First National and its representatives regarding the business, financial condition, results of operations and prospects of First National.
In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to Piper Sandler from public sources, that was provided to Piper Sandler by Touchstone, First National or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler further relied on the assurances of the respective senior managements of Touchstone and First National that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to Piper Sandler’s analyses. Piper Sandler was not asked to and did not undertake an independent verification of any such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Touchstone or First National, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Touchstone or First National, nor any of their respective subsidiaries. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Touchstone or First National, any of their respective subsidiaries or the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to Touchstone or First National or any of their respective subsidiaries. Piper Sandler assumed, with Touchstone’s consent, that the respective allowances for credit losses for Touchstone and First National and their respective subsidiaries were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used financial projections for Touchstone for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of First National and confirmed for use in Piper Sandler’s analysis by the senior management of Touchstone. In addition, Piper Sandler used internal financial projections for First National for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of First National. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as the establishment of certain reserves for CECL accounting standards, as provided by the senior management of First National. With respect to the foregoing information, the respective senior managements of Touchstone and First National confirmed to Piper Sandler that such information reflected the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Touchstone and First National, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such projections, estimates or judgements, or the assumptions on which they were based. Piper Sandler also assumed that there had been no material change in Touchstone’s or First National’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that Touchstone and First National would remain as going concerns for all periods relevant to Piper Sandler’s analyses.
Piper Sandler also assumed, with Touchstone’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements required to effect the merger, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Touchstone, First National, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Touchstone’s consent, Piper Sandler relied upon the advice that Touchstone received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.
Piper Sandler’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of Touchstone common stock or First National common stock at any time or what the value of First National common stock will be once the shares are actually received by the holders of Touchstone common stock.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Touchstone’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Touchstone or First National and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Touchstone and First National and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio to the holders of Touchstone common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Touchstone, First National, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Touchstone’s board of directors at its March 25, 2024 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Touchstone common stock or First National common stock or the prices at which Touchstone or First National common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Touchstone’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Touchstone’s board of directors with respect to the fairness of the exchange ratio to the holders of Touchstone common stock.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.
Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Touchstone common stock and Touchstone Series A Preferred Stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive 0.8122 shares of First National common stock. Piper Sandler calculated an aggregate implied transaction value of approximately $47.0 million and an implied purchase price per share of $14.25 based upon 3,299,289 shares of Touchstone common stock outstanding (which included the conversion of 29,148 convertible preferred shares outstanding to common shares at a 1:1 rate), and the closing price of First National common stock on March 22, 2024. Based upon financial information for Touchstone as of or for the last twelve months (“LTM”) ended December 31, 2023 and the closing price of Touchstone’s common stock on March 22, 2024, Piper Sandler calculated the following implied transaction metrics:
Transaction Price Per Share / Tangible Book Value Per Share(1)	106%
Transaction Price Per Share / 2023 Earnings Per Share	29.2x
Transaction Price Per Share / Estimated 2024 Earnings Per Share(2)	14.8x
Pay-to-Trade(3)	109%
Tangible Book Premium(1) / Core Deposits(4)	0.6%
Market Premium as of March 22, 2024	45.3%
(1)	Assumes conversion of 29,148 convertible preferred shares to common shares at a 1:1 rate.
(2)	Projections for the year ending December 31, 2024 as provided by First National management and confirmed for use by Touchstone management.
(3)	Pay-to-Trade ratio defined as the quotient of the Transaction Price per share / Tangible Book Value per share divided by First National common stock price per share/ Tangible Book Value per share.
(4)	Core deposits defined as total deposits less time deposits with balances greater than $100,000.
Stock Trading History.
Piper Sandler reviewed the publicly available historical reported trading price of Touchstone common stock and First National common stock for the one-year and three-year periods ended March 22, 2024. Piper Sandler then compared the relationship between the movements in the price of Touchstone common stock and First National common stock, respectively, to movements in their respective peer groups (as described below) as well as the S&P 500 and Nasdaq Bank indices.
Touchstone’s One-Year Stock Performance
	Beginning Value 3/22/23	Ending Value 3/22/24
Touchstone	100%	99.0%
Touchstone Peer Group	100%	95.0%
S&P 500 Index	100%	116.7%
Nasdaq Bank Index	100%	132.9%
Touchstone’s Three-Year Stock Performance
	Beginning Value 3/22/21	Ending Value 3/22/24
Touchstone	100%	85.3%
Touchstone Peer Group	100%	104.0%
S&P 500 Index	100%	79.2%
Nasdaq Bank Index	100%	132.8%
First National’s One-Year Stock Performance
	Beginning Value 3/22/23	Ending Value 3/22/24
First National	100%	107.7%
First National Peer Group	100%	89.3%
S&P 500 Index	100%	116.7%
Nasdaq Bank Index	100%	132.9%

First National’s Three-Year Stock Performance
	Beginning Value 3/22/21	Ending Value 3/22/24
First National	100%	94.5%
First National Peer Group	100%	94.7%
S&P 500 Index	100%	79.2%
Nasdaq Bank Index	100%	132.8%
Comparable Company Analyses.
Piper Sandler used publicly available information to compare selected financial information for Touchstone with a group of financial institutions selected by Piper Sandler. The Touchstone peer group included publicly traded banks headquartered in North Carolina and Virginia with total assets between $500 million and $1.1 billion, but excluded targets of announced merger transactions (the “Touchstone Peer Group”). The Touchstone Peer Group consisted of the following companies:
Bank of Botetourt
Bank of Southside Virginia Corporation, The
Bank of the James Financial Group, Inc.
Citizens Bancorp of Virginia, Inc.
Freedom Financial Holdings, Inc.
Integrated Financial Holdings, Inc.
KS Bancorp, Inc.
Lumbee Guaranty Bank
New Peoples Bankshares, Inc.
Oak Ridge Financial Services, Inc.
Oak View Bankshares, Inc.
PB Financial Corporation
Pinnacle Bankshares Corporation
Skyline Bankshares, Inc.
Triad Business Bank
Uwharrie Capital Corp
Village Bank and Trust Financial Corp.
The analysis compared publicly available financial information for Touchstone with corresponding data for the Touchstone Peer Group as of or for the year ended December 31, 2023 (unless otherwise noted) with pricing data as of March 22, 2024. The table below sets forth the data for Touchstone and the median, mean, low and high data for the Touchstone Peer Group.
Touchstone Comparable Company Analysis(1)
	Touchstone	Touchstone Peer Group Median	Touchstone Peer Group Mean	Touchstone Peer Group Low	Touchstone Peer Group High
Total assets ($M)	659	737	775	511	1,085
Loans / Deposits (%)	93.8	82.6	76.4	42.1	103.0
Non-performing assets(2) / Total assets (%)	0.09	0.12	0.38	0.00	3.00
Tangible common equity / Tangible assets (%)	6.74	7.84	8.46	3.62	15.62
Tier 1 Leverage Ratio (%)	9.68	10.52	10.80	6.93	18.32
CRE / Total RBC Ratio (%)	240.4	182.9	190.0	20.4	444.8
MRQ Return on average assets (%)	0.65	0.92	1.01	(0.74)	3.91
MRQ Return on average equity (%)	9.91	11.44	11.37	(10.59)	26.83
MRQ Net interest margin (%)	3.47	3.41	3.47	2.11	5.30
MRQ Efficiency ratio (%)	79.1	69.5	68.7	29.9	116.8

	Touchstone	Touchstone Peer Group Median	Touchstone Peer Group Mean	Touchstone Peer Group Low	Touchstone Peer Group High
MRQ Cost of Deposits (%)	1.36	1.51	1.81	0.15	3.47
Price / Tangible book value (%)	72	93	98	78	147
Price / LTM Earnings per share (x)	20.0	7.2	10.1	5.6	32.4
Current Dividend Yield (%)	3.3	2.2	2.2	0.0	5.1
Market value ($M)	32	57	61	30	131
(1)	Call Report data used where holding company information was unavailable.
(2)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
Piper Sandler used publicly available information to perform a similar analysis for First National by comparing selected financial information for First National with a group of financial institutions selected by Piper Sandler. The First National peer group included publicly traded banks headquartered in North Carolina and Virginia with total assets between $1 billion and $2 billion, but excluded targets of announced merger transactions (the “First National Peer Group”). The First National Peer Group consisted of the following companies:
Benchmark Bankshares, Inc.
Chesapeake Financial Shares, Inc.
Dogwood State Bank
Eagle Financial Services, Inc.
F & M Bank Corp.
Freedom Financial Holdings, Inc.
National Bankshares, Inc.
Old Point Financial Corporation
Peoples Bancorp of North Carolina, Inc.
Pinnacle Bankshares Corporation
Skyline Bankshares, Inc.
Uwharrie Capital Corp
Virginia National Bankshares Corporation
The analysis compared publicly available financial information for First National with corresponding data for the First National Peer Group as of or for the year ended December 31, 2023 (unless otherwise noted) with pricing data as of March 22, 2024. The table below sets forth the data for First National and the median, mean, low and high data for the First National Peer Group.
First National Comparable Company Analysis(1)
	First National	First National Peer Group Median	First National Peer Group Mean	First National Peer Group Low	First National Peer Group High
Total assets ($M)	1,419	1,432	1,368	1,017	1,826
Loans / Deposits (%)	78.6	78.5	77.9	57.0	97.1
Non-performing assets(2) / Total assets (%)	0.48	0.21	0.30	0.03	1.22
Tangible common equity / Tangible assets (%)	7.99	7.38	7.26	3.62	10.80
Tier 1 Leverage Ratio (%)	9.31	9.27	9.49	6.93	11.13
CRE / Total RBC Ratio (%)	247.7	204.9	217.9	159.5	288.5
MRQ Return on average assets (%)	(0.25)	0.81	0.61	(0.74)	1.24
MRQ Return on average equity (%)	(3.00)	9.41	8.82	(10.59)	20.99
MRQ Net interest margin (%)	3.35	3.35	3.18	2.17	4.17
MRQ Efficiency ratio (%)	66.0	72.9	74.7	60.9	101.2
MRQ Cost of Deposits (%)	1.37	1.80	1.83	1.03	3.47

	First National	First National Peer Group Median	First National Peer Group Mean	First National Peer Group Low	First National Peer Group High
Price / Tangible book value (%)	97	97	107	79	153
Price / LTM Earnings per share (x)	11.5	10.0	12.6	6.5	31.3
Current Dividend Yield (%)	3.4	3.5	3.1	0.0	6.0
Market value ($M)	110	83	103	57	196
(1)	Call Report data used where holding company information was unavailable.
(2)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
Analysis of Precedent Transactions.
Piper Sandler reviewed two groups of recent merger and acquisition transactions, including a regional and nationwide group. The regional group consisted of bank transactions involving targets headquartered in the Southeast region announced from January 1, 2023 to March 22, 2024, but excluded transactions with non-disclosed deal values, minority stake acquisitions, and non-bank buyers (the “Regional Precedent Transactions”). The nationwide group consisted of nationwide bank transactions announced from January 1, 2023 to March 22, 2024 where the target’s total assets were between $300 million and $1.5 billion at announcement, but excluded transactions with non-disclosed deal values, minority stake acquisitions, and non-bank buyers (the “Nationwide Precedent Transactions”).
The Regional Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Southern States Bancshares, Inc.	CBB Bancorp, Inc.
Dogwood State Bank	Community First Bancorporation
National Bankshares, Inc.	Frontier Community Bank
First Financial Corporation	SimplyBank
Old National Bancorp	CapStar Financial Holdings, Inc.
PB Financial Corporation	Coastal Bank & Trust
Burke & Herbert Financial Services Corp.	Summit Financial Group, Inc.
Atlantic Union Bankshares Corporation	American National Bankshares Inc.
United Community Banks, Inc.	First Miami Bancorp, Inc.
The Nationwide Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Southern States Bancshares, Inc.	CBB Bancorp, Inc.
Dogwood State Bank	Community First Bancorporation
Princeton Bancorp, Inc.	Cornerstone Financial Corporation
Hudson Valley Credit Union	Catskill Hudson Bancorp, Inc.
Equity Bancshares, Inc.	Rockhold Bancorp
First Busey Corporation	Merchants & Manufacturers Bank
First Financial Corporation	SimplyBank
Central Valley Community Bancorp	Community West Bancshares
NexTier Incorporated	Mars Bancorp, Inc.
Glacier Bancorp, Inc.	Community Financial Group, Inc.
LCNB Corp.	Cincinnati Bancorp, Inc.
Bancorp 34, Inc.	CBOA Financial, Inc.
CCFNB Bancorp, Inc.	Muncy Bank Financial, Inc.
First Mid Bancshares, Inc.	Blackhawk Bancorp, Inc.
Main Street Financial Services Corp.	Wayne Savings Bancshares, Inc.
United Community Banks, Inc.	First Miami Bancorp, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, pay-to-trade multiple, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the transaction to the median, mean, low and high metrics of the Regional Precedent Transactions group as well as to the median, mean, low, and high metrics of the Nationwide Precedent Transactions group.
	First National / Touchstone	Regional Precedent Transactions(1)
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	29.2(2)	10.6	13.0	5.8	33.4
Transaction Price / Tangible Book Value Per Share (%)	106(2)	128	131	106	185
Pay-to Trade (%)(3)	109(2)	81	86	63	118
Core Deposit Premium (%)(4)	0.6(2)	1.6	2.4	0.1	8.5
1-Day Market Premium (%)	45.3(2)	20.1	23.4	3.1	46.7
(1)	Call Report data used where holding company information was unavailable.
(2)	Assumes conversion of 29,148 convertible preferred shares to common shares at a 1:1 rate.
(3)	Pay-to-Trade ratio defined as the quotient of the transaction price per share / tangible book value per share divided by the acquiror’s common stock price per share/ tangible book value per share.
(4)	Core deposits defined as total deposits less time deposits with balances greater than $100,000.
	First National / Touchstone	Nationwide Precedent Transactions(1)
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	29.2(2)	12.0	17.0	5.8	69.0
Transaction Price / Tangible Book Value Per Share (%)	106(2)	128	126	75	159
Pay-to Trade (%)(3)	109(2)	109	98	70	134
Core Deposit Premium (%)(4)	0.6(2)	2.2	2.0	(2.3)	6.2
1-Day Market Premium (%)	45.3(2)	12.1	32.7	(12.3)	147.6
(1)	Call Report data used where holding company information was unavailable.
(2)	Assumes conversion of 29,148 convertible preferred shares to common shares at a 1:1 rate.
(3)	Pay-to-Trade ratio defined as the quotient of the transaction price per share / tangible book value per share divided by the acquiror’s common stock price per share / tangible book value per share.
(4)	Core deposits defined as total deposits less time deposits with balances greater than $100,000.
Net Present Value Analyses.
Piper Sandler performed an analysis that estimated the net present value of Touchstone common stock assuming Touchstone performed in accordance with projections for the years ending December 31, 2024 through December 31, 2028 as provided by First National senior management and confirmed for use in Piper Sandler’s analyses by Touchstone senior management. To approximate the terminal value of a share of Touchstone common stock at March 22, 2024, Piper Sandler applied price to 2028 earnings multiples ranging from 6.0x to 11.0x and multiples of 2028 tangible book value ranging from 70% to 120%. The terminal values were then discounted to present values using different discount rates ranging from 10% to 14%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Touchstone common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Touchstone common stock of $5.20 to $10.20 when applying multiples of earnings and $7.51 to $14.35 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	6.0x	7.0x	8.0x	9.0x	10.0x	11.0x
10.0%	$6.11	$6.93	$7.75	$8.57	$9.39	$10.20
11.0%	$5.86	$6.65	$7.43	$8.21	$8.99	$9.78
12.0%	$5.63	$6.38	$7.13	$7.87	$8.62	$9.37
13.0%	$5.41	$6.12	$6.84	$7.55	$8.27	$8.98
14.0%	$5.20	$5.88	$6.56	$7.25	$7.93	$8.62

Tangible Book Value Per Share Multiples
Discount Rate	70%	80%	90%	100%	110%	120%
10.0%	$8.88	$9.97	$11.07	$12.16	$13.26	$14.35
11.0%	$8.51	$9.55	$10.60	$11.65	$12.69	$13.74
12.0%	$8.16	$9.16	$10.16	$11.16	$12.16	$13.16
13.0%	$7.83	$8.78	$9.74	$10.70	$11.65	$12.61
14.0%	$7.51	$8.43	$9.34	$10.26	$11.17	$12.09
Piper Sandler also considered and discussed with Touchstone’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Touchstone’s earnings varied from 10.0% above projections to 10.0% below projections. This analysis resulted in the following range of per share values for Touchstone’s common stock, applying the price to 2028 earnings multiples range of 6.0x to 11.0x referred to above and a discount rate of 12.42%.
Earnings Per Share Multiples
Annual Estimate Variance	6.0x	7.0x	8.0x	9.0x	10.0x	11.0x
(10.0%)	$5.09	$5.76	$6.42	$7.08	$7.74	$8.40
(5.0%)	$5.32	$6.01	$6.71	$7.41	$8.10	$8.80
0.0%	$5.54	$6.27	$7.00	$7.74	$8.47	$9.21
5.0%	$5.76	$6.53	$7.30	$8.07	$8.84	$9.61
10.0%	$5.98	$6.78	$7.59	$8.40	$9.21	$10.01
Piper Sandler also performed an analysis that estimated the net present value per share of First National common stock, assuming First National performed in accordance with projections for the years ending December 31, 2024 through December 31, 2028 as provided by First National senior management. To approximate the terminal value of a share of First National common stock at March 22, 2024, Piper Sandler applied price to 2028 earnings multiples ranging from 7.0x to 12.0x and multiples of 2028 tangible book value ranging from 90% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 10% to 14%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First National common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First National common stock of $10.89 to $20.37 when applying multiples of earnings and $13.81 to $24.12 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	7.0x	8.0x	9.0x	10.0x	11.0x	12.0x
10.0%	$12.83	$14.34	$15.85	$17.35	$18.86	$20.37
11.0%	$12.31	$13.75	$15.19	$16.63	$18.07	$19.51
12.0%	$11.81	$13.19	$14.57	$15.94	$17.32	$18.70
13.0%	$11.34	$12.66	$13.97	$15.29	$16.61	$17.93
14.0%	$10.89	$12.15	$13.41	$14.67	$15.93	$17.20
Tangible Book Value Per Share Multiples
Discount Rate	90%	100%	110%	120%	130%	140%
10.0%	$16.32	$17.88	$19.44	$21.00	$22.56	$24.12
11.0%	$15.64	$17.13	$18.62	$20.11	$21.60	$23.09
12.0%	$14.99	$16.42	$17.85	$19.27	$20.70	$22.12
13.0%	$14.38	$15.75	$17.11	$18.48	$19.84	$21.20
14.0%	$13.81	$15.11	$16.42	$17.72	$19.03	$20.33

Piper Sandler also considered and discussed with Touchstone’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming First National’s earnings varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for First National common stock, applying the price to 2028 earnings multiples range of 7.0x to 12.0x referred to above and a discount rate of 12.42%.
Earnings Per Share Multiples
Annual Estimate Variance	7.0x	8.0x	9.0x	10.0x	11.0x	12.0x
(20.0%)	$9.71	$10.80	$11.88	$12.96	$14.04	$15.12
(10.0%)	$10.66	$11.88	$13.10	$14.31	$15.53	$16.75
0.0%	$11.61	$12.96	$14.31	$15.67	$17.02	$18.37
10.0%	$12.56	$14.04	$15.53	$17.02	$18.51	$19.99
20.0%	$13.50	$15.12	$16.75	$18.37	$19.99	$21.62
Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis.
Piper Sandler analyzed certain potential pro forma effects of the merger on First National assuming the transaction closes on December 31, 2024. Piper Sandler utilized the following information and assumptions: (a) projections for Touchstone for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of First National and confirmed for use in Piper Sandler’s analysis by the senior management of Touchstone, and (b) internal financial projections for First National for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of First National; and (c) certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as the establishment of certain reserves for CECL accounting standards, as provided by the senior management of First National. The analysis indicated that the transaction could be accretive to First National’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2025 through December 31, 2028 and dilutive to First National’s estimated tangible book value per share at close and for the years ending December 31, 2025 through December 31, 2027, and accretive for the year ending December 31, 2028.
In connection with this analysis, Piper Sandler considered and discussed with Touchstone’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Piper Sandler’s Relationship.
Piper Sandler is acting as Touchstone’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.65% of the aggregate purchase price, which fee is contingent upon the closing of the merger. At the time of announcement of the transaction, the value of Piper Sandler’s fee was approximately $776,000. Piper Sandler also received a $250,000 fee from Touchstone upon rendering its opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Piper Sandler upon closing of the transaction. Touchstone has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.
Piper Sandler did not provide any other investment banking services to Touchstone in the two years preceding the date of its opinion. Piper Sandler did not provide any investment banking services to First National in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Touchstone, First National and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Touchstone, First National and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.

Interests of Touchstone Directors and Executive Officers in the Merger
In considering the recommendation of the Touchstone board of directors, Touchstone shareholders should be aware that the directors and executive officers of Touchstone have certain interests in the merger that may be different from, or in addition to, the interests of Touchstone shareholders generally. The Touchstone board of directors was aware of these interests and considered them, among other matters, in making its recommendation that the Touchstone shareholders vote to approve the Touchstone merger proposal.
Treatment of Touchstone Restricted Stock Awards
The executive officers of Touchstone held an aggregate of 15,569 shares of unvested restricted common stock of Touchstone as of March 31, 2024. Any unvested shares of restricted stock outstanding as of the effective time of the merger will accelerate and vest (with any performance-based vesting condition applicable to such Touchstone restricted stock award deemed to have been achieved to the extent set forth in the award agreement applicable to such Touchstone restricted stock award) and be exchanged for shares of First National common stock based on the exchange ratio.
Post-Closing Employment Agreement with James R. Black
Simultaneously with the execution of the merger agreement, James R. Black, Touchstone’s current President and Chief Executive Officer, entered into an employment agreement with First National and First Bank that will be effective only upon consummation of the merger. Mr. Black’s employment agreement provides that he will serve as Executive Vice President and South Region President of First Bank, be entitled to an annual base salary of $325,000, and be eligible to earn cash incentive bonuses and equity compensation. In addition, Mr. Black will be eligible to receive a one-time integration and conversion bonus of up to $100,000 in connection with his performance of additional duties and responsibilities related to the core systems conversion and integration of Touchstone Bank and First Bank after the merger.
The initial term of the agreement will expire on December 31, 2026, provided that on December 31, 2025 and on each December 31st thereafter the term of the agreement will extend for an additional year (so that the remaining term is two years) unless either party gives notice of nonrenewal prior to the applicable renewal date. The agreement prohibits First National and First Bank from decreasing Mr. Black’s salary, provides for certain severance payments to Mr. Black if he is terminated without cause or in the event of a change of control of First National, and includes covenants related to the protection of confidential information, non-disclosure, non-competition, and non-solicitation. The non-competition and non-solicitation covenants continue during the term of the agreement and for as long as Mr. Black is an employee of First National or First Bank or is receiving any severance compensation from First National or First Bank.
Mr. Black will not be entitled to severance compensation and benefits if any of the covenants in the agreement relating to the protection of confidential information, non-disclosure, non-competition, and non-solicitation are breached. Mr. Black will also not be entitled to any compensation or other benefits, other than payment for services rendered, if his employment is terminated for “cause” (as that term is defined in the agreement).
Indemnification; Directors’ and Officers’ Insurance
Pursuant to the terms of the merger agreement, from and after the effective time of the merger, First National has agreed to indemnify certain persons, including Touchstone’s present and former directors and executive officers, against certain liabilities arising before the effective time of the merger. In addition, First National has agreed to purchase a six-year “tail” insurance policy for the benefit of Touchstone’s directors and executive officers. For additional information, see “The Merger Agreement—Director and Officer Indemnification and Insurance” beginning on page 79.
Membership on the Boards of Directors of First National and First Bank
As of the effective time of the merger, First National and First Bank will appoint Toni T. Lee-Andrews, William S. Wilkinson, and Norman D. Wagstaff, Jr., each a current director of Touchstone to serve on the First National and First Bank boards of directors until the first annual meeting of shareholders of First National following the effective time of the merger. Subject to each board’s compliance with its fiduciary duties, First National and First Bank will nominate and recommend such legacy Touchstone directors for reelection to the boards of directors of First National and First Bank at each company’s first annual meeting of shareholders following the effective time of the merger. The legacy Touchstone directors will receive compensation for their board service on the same terms as all other non-employee directors of First National and First Bank. None of these proposed directors is a party to any related-party transaction with First National that would be required to be disclosed pursuant to Item 404 of Regulation S-K. In addition, as of the date of this joint proxy statement/prospectus, no decisions have been made with respect to which committees to the board of directors of First National these proposed directors will be appointed following the merger.
Toni T. Lee-Andrews (age 56) has served as a director of Touchstone since 2022 and is a member of the audit committee. Ms. Lee-Andrews is the President of Andrews CPA Associates, P.C. located in Colonial Heights, Virginia. She is also the Director of the Professional Ethics Division of the American Institute of Certified Public Accountants (AICPA). During her career, she has served on and chaired several committees of the AICPA and Virginia Society of Certified Public Accountants (VSCPA) of which she also is a member. Ms. Lee-Andrews is a licensed CPA in Virginia and North Carolina and is also a member of the North Carolina Association of Certified Public Accountants (NACPA). She is a member of the Country Club of Petersburg, where she formerly served in the positions of President and Treasurer as well as audit committee chair. Ms. Lee-Andrews’ accounting expertise and her experience managing a small business qualify her for service on First National’s board of directors.
William S. Wilkinson (age 63) has served as a director of Touchstone since 2017 and is a member of the corporate governance committee and director loan committee. Mr. Wilkinson is the owner of Wilkinson Enterprises International, Inc. and Circle W Farms, Inc. He is 50% owner of H&W Management, LLC, 50% owner of W&W Equipment, LLC, and 25% owner of Union Level Cattle, LLC. Mr. Wilkinson has operated three major tobacco contracting and purchasing companies for 40 years with a grower base of over 200 farmers. He currently is the operator of a large farming business with tobacco, soybeans, corn, wheat, and over 500 head of brood cows. He is the co-owner of 48 apartment units. Mr. Wilkinson is a graduate of Ferrum College with an associate degree in business and a graduate of the Philip Morris Leadership Program. He is a lifelong member of Zion Church and serves as Chairman of the board of trustees. Mr. Wilkinson serves as Vice Chairman for the Mecklenburg County Industrial Development Authority. He serves on the board of directors for Mecklenburg County Farm Bureau. He has previously served on the board of VCU Community Memorial Hospital and was Chairman of the governance committee, Treasurer of the Meherrin River Hunt Club and as a board member of the South Hill Chamber of Commerce. Mr. Wilkinson’s extensive knowledge of the agricultural industry and experience in real estate qualify him for service on First National’s board of directors.
Norman D. Wagstaff, Jr. (age 63) has served as a director of Touchstone since 2017. He is currently the vice chairman of the Touchstone board of directors and is a member of the executive committee, audit committee, and Chairman of the corporate governance committee. Mr. Wagstaff is the owner of The Back 30 Ranch LLC, a livestock operation, Dodd Street LLC, a commercial warehouse, Trottinridge Commercial Properties LLC, a real estate investment and rental property company, and Wagstaff Angus, a cattle and agriculture business. Mr. Wagstaff was appointed a director of Citizens Community Bank in 2007 and is the former Chairman of the board of Citizens Community Bank. Mr. Wagstaff’s expertise in commercial real estate and the agricultural industry qualify him for service on First National’s board of directors.
Membership on the First National Advisory Board
Each non-employee director of Touchstone that is not appointed to the boards of directors of First National and First Bank in connection with the merger will be invited to join an advisory board of First National. Service on the advisory board will be contingent upon such individual signing an advisory board member agreement pursuant to which the individual will agree to certain non-competition and non-solicitation covenants that are effective for two years following the effective time of the merger or for as long as the individual is a member of the advisory board. Each member of the advisory board will receive an advisory fee of $50,000 to be paid in two equal parts within 30 days of the one-year and two-year anniversary, respectively, of the merger.
Employee Benefits
The merger agreement generally provides that First National will furnish to those employees of Touchstone who become employees of First National or a First National subsidiary after the effective time of the merger with benefits on the same basis as it provides coverage to other First National employees. First National will use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitation or exclusion otherwise applicable under such plans to new employees not to apply to a Touchstone employee or his or her covered dependents who were covered under a similar Touchstone plan at the effective time of the merger. For purposes of eligibility and vesting under First National’s employee benefit plans, service with Touchstone prior to the effective time of the merger will be treated as service with First National or its subsidiaries. First National will use commercially reasonable efforts to cause any successor First National employee benefit plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Touchstone employee respecting his or her participation in the corresponding Touchstone benefit plan during the plan year prior to the transition effective date.
First National has also agreed to pay severance payments to each Touchstone employee who is not party to a change in control agreement with Touchstone and who is terminated by First National or First Bank other than for “cause” or who resigns for “good reason” (as such terms are defined in the merger agreement) at the effective time of the merger, or during the period from the effective time until 12 months after the effective time, subject to the employee’s execution of a general release of claims. The amount paid would equal to two weeks of base salary for each 12 months of prior employment by Touchstone, subject to a minimum of four weeks’ base salary and a maximum of 26 weeks of base salary.
Merger-Related Compensation for Touchstone’s Executive Officers
Each of the Touchstone executive officers has a change in control agreement with Touchstone that provides such officer with severance benefits if the officer’s employment is terminated in connection with a change in control of Touchstone. Pursuant to the merger agreement, Touchstone has agreed to terminate such change in control agreements immediately prior to the effective time of the merger and pay to each affected officer a lump sum cash payment in an amount equal to the amount that would be due to such officer if the officer had experienced a qualifying termination of employment following the merger, in each case subject to reduction based on such officer’s limit under Section 280G of the Code (calculated as of the date of termination) as necessary to avoid the imposition of an excise tax under Section 4999 of the Code and subject to the execution and effectiveness of a settlement agreement providing for a release and waiver of claims in favor of Touchstone. The estimated cash payments that the Touchstone executive officers are expected to receive upon the termination of their change in control agreements at the effective time of the merger (assuming for this purpose that the merger occurs October 1, 2024) are as follows: James R. Black: $948,264; J. Allan Funk: $532,917; and J. Adam Sothen: $233,000.

ACCOUNTING TREATMENT
The merger will be accounted for under the acquisition method of accounting within generally accepted accounting principles. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Touchstone as of the effective date of the merger will be recorded at their respective fair values and added to those of First National. Any excess of purchase price over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. Any excess of the fair values of assets acquired and liabilities assumed over the purchase price will be recorded as bargain purchase gain. Financial statements of First National issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Touchstone before the effective date of the merger.

RESALE OF SHARES OF FIRST NATIONAL COMMON STOCK
All First National common stock received by Touchstone shareholders in the merger will be freely tradable for purposes of the Securities Act and the Exchange Act, except for First National common stock received by any Touchstone shareholder who becomes an “affiliate” of First National after completion of the merger. This joint proxy statement/prospectus does not cover resales of First National common stock received by any person upon completion of the merger, as applicable, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

THE MERGER AGREEMENT
The description of the merger agreement in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and incorporated by reference into this joint proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. You are urged to read the full text of the merger agreement carefully and in its entirety as it is the legal document governing the merger.
Structure of the Merger
The boards of directors of each of First National and Touchstone have approved the merger agreement and the transactions contemplated thereby. The merger agreement provides for the merger of Touchstone with and into First National, with First National continuing as the surviving corporation. Immediately following the completion of the merger, Touchstone Bank, a Virginia state-chartered member bank and wholly-owned subsidiary of Touchstone, will merge with and into and First Bank, a Virginia state chartered member bank and wholly-owned subsidiary of First National, with First Bank as the surviving entity.
Governing Documents
First National’s articles of incorporation and bylaws will be the articles of incorporation and bylaws of the surviving corporation after completion of the merger, until thereafter amended in accordance with applicable law.
Merger Consideration
Under the merger agreement, Touchstone shareholders (other than Touchstone shareholders who properly exercise dissenters’ rights) will receive 0.8122 shares of validly issued, fully paid and nonassessable shares of First National common stock for each share of Touchstone common stock (including each share of Touchstone Series A Preferred Stock, which we refer to as Touchstone preferred stock, which will convert to Touchstone common stock immediately prior to the merger on a one-for-one basis) held.
If the number of outstanding shares of First National common stock or Touchstone common stock or Touchstone preferred stock is increased, decreased, changed into, or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the exchange ratio.
First National will not issue any shares of First National common stock in the merger. Instead, a Touchstone shareholder who otherwise would have received a fraction of a share of First National common stock will instead receive, for the fraction of a share, an amount of cash (rounded to the nearest cent) based on the average closing sale price of First National common stock on the five full trading dates immediately preceding the closing date of the merger.
Shares of First National common stock are listed for trading on NASDAQ under the symbol “FXNC.” On March 25, 2024, which was the last trading day before the announcement of the merger, the price of a share of First National common stock closed at $17.66 per share, and on July 2, 2024, the latest practicable date before mailing out this joint proxy statement/prospectus, the price of a share of First National common stock closed at $15.22 per share. You should be aware that the market value of shares of First National common stock will fluctuate, and neither First National nor Touchstone can give you any assurance as to what the price of shares of First National common stock will be when the merger becomes effective. We urge you to obtain information on the market value of shares of First National common stock that is more recent than that provided in the joint proxy statement/prospectus.
Treatment of Touchstone Restricted Stock Awards
At the effective time of the merger, each Touchstone restricted stock award that is outstanding immediately prior to the effective time will, by virtue of the merger and without any required action on the part of the holder of restricted, fully vest (with any performance-based vesting condition applicable to such Touchstone restricted stock award deemed to have been achieved to the extent set forth in the award agreement applicable to such Touchstone restricted stock award) and be cancelled and converted automatically into the right to receive the merger consideration, and First National shall treat the shares of Touchstone common stock underlying such Touchstone restricted stock award in the same manner as all other shares of Touchstone stock for such purposes.

Fractional Shares
No fractional shares of First National common stock will be issued in connection with the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of First National common stock that you would otherwise be entitled to receive in an amount equal to such fractional part of a share of First National common stock multiplied by the volume weighted average price (rounded up to the nearest cent) of First National common stock on NASDAQ during the 10 consecutive trading days ending on the fifth trading day immediately prior to the date on which the effective time of the merger occurs.
Dividends and Distributions
No dividends or other distributions declared with respect to First National common stock will be paid to the holder of any unsurrendered certificates or book entry shares of such common stock until the holder surrenders such certificate or book entry share in accordance with the merger agreement. After the surrender of a certificate or book entry share in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of First National common stock that the shares of Touchstone stock represented by such certificate or book entry share have been converted into the right to receive under the merger agreement.
Withholding
Each of First National and the exchange agent will be entitled to deduct and withhold from any consideration otherwise payable pursuant to the merger agreement such amounts they are required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which the deduction and withholding was made.
Dissenting Shares
Under the VSCA, First National shareholders will not have any appraisal rights or dissenters’ rights with respect to the merger.
Touchstone shareholders have the right to assert appraisal rights with respect to the merger and demand in writing that First National pay the fair value of your shares of Touchstone stock under applicable provisions of Virginia law. Any shareholder who wishes to exercise and perfect appraisal rights must strictly comply with the procedures set forth in Article 15 of the VSCA, a copy of which is included as Annex F to the joint proxy statement/prospectus. A description of these procedures is included in the “The Merger—Appraisal Rights” section beginning on page 134.
Lost, Stolen or Destroyed Stock Certificates
If a certificate for Touchstone stock has been lost, stolen or destroyed, the exchange agent will issue the appropriate consideration properly payable under the merger agreement upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by First National, the posting of a bond in an amount as First National may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.
Conversion of Shares; Exchange and Payment Procedures
Conversion of Shares
The conversion of Touchstone common stock and Touchstone preferred stock, which we refer to collectively as Touchstone stock, into the right to receive the merger consideration will occur automatically at the effective time. After completion of the merger, an exchange agent designated by First National and reasonably acceptable to Touchstone, which we refer to as the exchange agent, will exchange certificates representing shares of Touchstone stock for the merger consideration to be received pursuant to the terms of the merger agreement.
Some shares of Touchstone stock may not be converted in the merger. Each outstanding share of Touchstone stock owned by First National, Touchstone, or their respective subsidiaries (in each case other than shares of Touchstone stock held on behalf of third parties or as a result of debts previously contracted) will be canceled at the effective time of the merger and will cease to be outstanding.

Exchange of Certificates
Touchstone shareholders SHOULD NOT send in any stock certificates now. Unless a different timing is agreed to by First National and Touchstone, no later than 20 days prior to the effective time of the merger, First National will cause the exchange agent to mail separate written instructions for use in effecting the surrender and cancellation of those certificates in exchange for First National common stock, which will be issued in uncertificated “book entry” form. Following the receipt of transmittal materials and instructions from First National’s exchange agent, each holder of shares of Touchstone stock issued and outstanding at the effective time must surrender to the exchange agent the certificate or certificates representing their shares to First National together with duly executed transmittal materials. Risk of loss and title to the certificates will remain with the holder until proper delivery of such certificates to First National or its exchange agent by former Touchstone shareholders. Touchstone shareholders should not surrender their certificates for exchange until they receive transmittal materials and instructions from First National.
First National will not be obligated to deliver the merger consideration to which any former holder of Touchstone stock is entitled until the holder surrenders the certificate or certificates representing his or her shares for exchange (or an indemnity satisfactory to Touchstone, First National, and the exchange agent, if any certificates are lost, stolen, or destroyed) and until the effective time of the merger. The certificate or certificates so surrendered must be duly endorsed as First National may require. Former holders of Touchstone stock will be responsible for all charges and expenses associated with replacing any lost, mutilated, stolen, or destroyed certificates, including any indemnity bond expenses. First National will not be liable to a holder of Touchstone stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.
If you do not timely submit the transmittal materials along with your certificates of Touchstone stock, First National’s exchange agent will mail to you a letter of transmittal with instructions for submitting your Touchstone stock certificate in exchange for the merger consideration. At that time, you will need to carefully review the instructions, complete the materials enclosed with the instructions and return the materials along with your Touchstone stock certificate(s). After receipt of the properly completed transmittal materials and your Touchstone stock certificate(s) and promptly after the effective time, First National’s exchange agent will mail a statement of a book entry of First National common stock (or a book entry statement and a check) for the merger consideration. No interest will be paid on any cash payment.
First National or its exchange agent will maintain a book entry list of First National common stock to which each former Touchstone shareholder is entitled. Certificates evidencing First National common stock into which the shareholder’s Touchstone stock has been converted will not be issued. First National’s exchange agent will deliver a statement of such book entry and other information as required by law within a reasonable time following the effective time and the surrender of a Touchstone certificate.
After the effective time of the merger, record holders of certificates that represented outstanding Touchstone stock immediately prior to the effective time of the merger will have no rights with respect to the certificates other than the right to surrender the certificates and receive in exchange the aggregate number of whole shares of First National common stock (issued in book entry form) and cash for any fractional shares to which the holder is entitled pursuant to the merger agreement.
Book entry shares representing shares of First National common stock will be dated the effective date of the merger and will entitle the holders to dividends, distributions, and all other rights and privileges of a First National shareholder from the effective date. Until the certificates representing Touchstone stock are surrendered for exchange, holders of such certificates will not receive the consideration or dividends or distributions on First National common stock into which such shares have been converted. When the certificates are surrendered to the exchange agent, any unpaid dividends or other distributions will be paid without interest. First National has the right to withhold dividends or any other distributions on its shares until the Touchstone stock certificates are surrendered for exchange.
In addition, holders of certificates that represented outstanding Touchstone stock immediately prior to the effective time of the merger will be entitled to vote after the effective time of the merger at any meeting of First National shareholders the number of whole shares of First National common stock into which such shares have been converted, even if such holder has not surrendered such certificates for exchange as set forth above.
First National shareholders will not be required to exchange certificates representing their shares of First National common stock or otherwise take any action after the merger is completed.

Treatment of Touchstone Restricted Stock Awards
At the effective time of the merger, each restricted stock award in respect of a share of Touchstone common stock shall accelerate and vest and be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of Touchstone common stock underlying such restricted stock award. First National will issue the merger consideration in respect of Touchstone restricted stock awards.
Treatment of Touchstone Sub-Debt
Immediately prior to and contingent upon the occurrence of the closing of the merger, First National will assume Touchstone’s (i) 4.00% Fixed to Floating Rate Subordinated Notes due January 30, 2032 in the aggregate principle amount of $10,000,000 and (ii) 6.00% Fixed to Floating Rate Subordinated Notes due August 15, 2030 in the aggregate principle amount of $8,000,000, in accordance with the respective terms, documents and agreements related thereto.
Closing and Effective Time of the Merger
If the Touchstone merger proposal is approved by the requisite vote of the holders of Touchstone stock, and each of the First National merger proposal and First National amendment proposal is approved by the requisite vote of the holders of First National common stock and all other required governmental and other consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the merger are satisfied or waived (as permitted), the merger will be consummated and effected on the date and at the time the articles of merger reflecting the merger are filed with the State Corporation Commission of the Commonwealth of Virginia. Unless otherwise mutually agreed upon in writing by First National’s and Touchstone’s chief executive officers, both parties will use their reasonable efforts to cause the effective time of the merger to occur within 10 business days of the last of the following dates to occur:
•	the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger;
•	the date on which Touchstone shareholders approve the Touchstone merger proposal ; and
•	the date on which each of the First National merger proposal and First National amendment proposal.
Assuming satisfaction of all of the conditions to consummation of the merger, the merger is intended to be made effective during the fourth quarter of 2024. However, there can be no assurance when or if the merger will occur. Either party may terminate the merger agreement prior to the effective time, under several circumstances. See “—Termination; Termination Fee” beginning on page 82.
Representations and Warranties
First National and Touchstone have made certain customary representations and warranties to each other in the merger agreement. For information on these representations and warranties, please refer to the merger agreement attached as Annex A.
Covenants and Agreements
Conduct of Businesses Prior to the Completion of the Merger
Under the merger agreement, the parties have agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of the other parties, to:
•	operate its business only in the usual, regular, and ordinary course;
•	use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights and franchises; and
•
take no action which would (1) adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement without imposition of a condition or restriction which, in the reasonable judgment of the board of directors of First National, would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement such that, had First National known of such condition or requirement, it would not have entered into the merger agreement, or (2) adversely affect in any material respect the ability of either party to perform its covenants and agreements under the merger agreement.

In addition, Touchstone has agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of First National, to:
•
provide written notice to First National within three business days after approval of any loans or other transactions exceeding $500,000 other than residential mortgage loans for which Touchstone has a commitment to buy from a reputable investor; and

•	consult with First National prior to entering into or making any loans that exceed regulatory loan-to-value guidelines.
In addition, Touchstone has agreed in the merger agreement not to take certain actions relating to the operation of its business pending consummation of the merger without the prior consent of First National. Such actions include, among others:
•	amending the articles of incorporation, bylaws or other governing corporate instruments of Touchstone or any of its subsidiaries;
•
subject to certain exceptions, incurring any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $1,000,000, except in the ordinary course of business consistent with past practices, or allowing the imposition of a lien on any asset;

•
repurchasing, redeeming, or otherwise acquiring or exchanging (other than exchanges in the ordinary course under employee benefit) any shares (or securities convertible into any shares) of capital stock or paying any dividend on common stock, subject to certain exceptions;

•
except for the merger agreement, issuing, selling, pledging, encumbering, authorizing the issuance of, entering into any contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any capital stock or membership interests of any Touchstone entity, or any right;

•
adjusting, splitting, combining, or reclassifying any capital stock or issuing or authorizing the issuance of any other securities in respect of, or in substitution for, shares of common stock, or selling, leasing, mortgaging, or otherwise disposing of any capital stock, membership interests or assets other than in the ordinary course for reasonable and adequate consideration;

•
purchasing any securities or making any material investments, except in the ordinary course of business consistent with past practice and which have maturities of three years or less, either by purchasing stock or securities, contributing to capital, transferring assets, or purchasing any assets, in any person or otherwise acquiring direct or indirect control over any person other than in connection with foreclosures of loans in the ordinary course of business;

•
except as contemplated by the merger agreement, granting any bonuses or increase in compensation or benefits to employees, officers, or directors (except, with respect to employees who are not directors or officers, in accordance with past practice and, with respect to officers and directors, as previously disclosed), committing or agreeing to pay any severance or termination pay, change in control, or any stay or other bonus to any director, officer, or employee (except as previously disclosed), entering into, terminating or amending any retention, severance change in control or employment agreements, changing any fees or other compensation or other benefits to directors, or, except in order to accelerate and vest the Touchstone restricted stock awards as contemplated by the merger agreement, waiving any stock repurchase rights, accelerating, amending, or changing the exercisability period of any right or restricted stock, repricing options or warrants, or authorizing cash payments in exchange for any rights, or accelerating, vesting, or committing or agreeing to accelerate or vest any amounts, benefits, or rights;

•	entering into or amending (unless required by law or the merger agreement) any employment contract that does not have the unconditional right to terminate without certain liability;
•	subject to certain exceptions, adopting any new employee benefit plan or terminating or withdrawing from or materially changing any existing plan or program;
•
making any change in tax or accounting methods or systems of internal accounting controls, except for any change required by law, regulatory accounting requirements, or generally accepted accounting principles, or at the specific request of First National;

•
commencing any litigation other than in accordance with past practice or settling any litigation for money damages in excess of any amount covered by insurance plus the amount of any deductible or retainage or restrictions on operations;

•
entering into, modifying, amending, or terminating any material contracts other than with respect to those involving either (i) aggregate payments of less than, or the provision of goods or services with a market value of less than, $100,000 per year or (ii) a duration in excess of one year, subject to certain exceptions

•
except to satisfy a commitment made before the date of the merger agreement, making, renegotiating, renewing, increasing, extending, modifying, or purchasing any loan or credit to any borrower or making any commitment in respect of the foregoing, except, with respect to any extension of credit to a person which shall have a fixed rate commitment of no more than five years and in an amount equal to or less than $1,000,000, in conformity with existing lending policies, or waiving, releasing, compromising, or assigning any material rights or claims or making any adverse changes in the mix, rates, terms, or maturities of its deposits or other liabilities;

•
making or increasing any loans or other extensions of credit or the commitment to do so to any director or executive officer of Touchstone or Touchstone Bank or any entity controlled by a director or executive officer, except for loans or extensions of credit made on terms generally available to the public and other than renewals of existing loans or commitments

•
restructuring or materially changing its investment securities portfolio or its interest rate risk position through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or by entering into derivative or hedging agreements;

•
making any capital expenditures in excess of $100,000 over the amount set forth in the budget provided to First National prior to the date of the merger agreement and thereafter approved by First National, other than pursuant to binding commitments as of the date of the merger agreement, and other expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes

•	establishing or committing to establish any new branch or office facility or filing any application to relocate or terminate the operation of any banking office, subject to certain exceptions;
•	taking any action that is intended or expected to result in any of the conditions to the merger not being satisfied or in a violation of the merger agreement;
•	knowingly taking any action that would prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
•	agreeing to take, making any commitment to take, or adopting any resolutions in support of any actions prohibited by any of these covenants;
•
maintaining Touchstone Bank’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices, and methods consistent with past practices; or

•
taking any action or failing to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the merger.

First National has agreed in the merger agreement not to take certain actions relating to the operation of its business pending consummation of the merger without the prior consent of Touchstone. Such actions include, among others:
•
amending the articles of incorporation, bylaws or other governing corporate instruments of First National or any of its subsidiaries in a manner than would adversely affect Touchstone or the holders of Touchstone stock relative to other holders of First National common stock;

•	adjust, split, combine or reclassify any capital stock of First National or its subsidiaries;
•	complete an acquisition of another financial institution, or the holding company of a financial institution, prior to the consummation of the merger;

•	taking any action that is intended or expected to result in any of the conditions to the merger not being satisfied or in a violation of the merger agreement;
•	knowingly taking any action that would prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
•	agreeing to take, make any commitment to take, or adopting any resolutions in support of any actions prohibited by any of these covenants; or
•
taking any action or failing to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the merger.

Regulatory Matters
First National is responsible for filing all applications necessary to obtain any required regulatory approvals of the transactions contemplated by the merger agreement as soon as reasonably practicable after the date thereof.
Completion of the merger and the bank merger are subject to the prior receipt of all consents or approvals of, or the provision of notices to, federal and state authorities required to complete the merger or bank merger. These approvals include approvals from the Federal Reserve Board in connection with the merger, and the Federal Reserve Board and the VBFI connection with the bank merger. First National and or First Bank, as applicable, filed the applications with the Federal Reserve Board and with the VBFI on or about May 24, 2024. On or about June 27, 2024, First National and First Bank received notice of the approval of the merger and the bank merger, respectively, by the Federal Reserve Board. As of the date of this joint proxy statement/prospectus, the VBFI had not granted its approval. Federal Reserve Board approval or possible approval of the combination: (i) reflects only the view that the transaction does not contravene applicable competitive standards imposed by law and is consistent with regulatory policies relating to safety and soundness; (ii) is not an opinion that the proposed combination is financially favorable to the shareholders or that the Federal Reserve Board has considered the adequacy of the terms of the transaction; and (iii) is not an endorsement of, or recommendation for, the combination.
Employee Benefit Matters
The merger agreement generally provides that First National will furnish to those employees of Touchstone who become employees of First National or a First National subsidiary after the effective time of the merger benefits on the same basis as it provides coverage to other First National employees, and First National will use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitation or exclusion otherwise applicable under such plans to new employees not to apply to a Touchstone employee or his or her covered dependents who were covered under a similar Touchstone plan at the effective time of the merger. For purposes of eligibility and vesting under First National’s employee benefit plans, service with, or credited by, Touchstone prior to the effective time of the merger will be treated as service with First National or its subsidiaries. First National will use commercially reasonable efforts to cause any successor First National employee benefit plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Touchstone employee respecting his or her participation in the corresponding Touchstone benefit plan during the plan year prior to the transition effective date.
First National has also agreed to pay severance payments to each Touchstone employee, other than an executive subject to an employment agreement, who is terminated by First National or First Bank other than for cause or who resigns for good reason at the effective time of the merger or during the period following the effective time until twelve months after the effective time, subject to the employee’s execution of a general release of claims, an amount equal to two weeks of base salary for each 12 months of prior employment by Touchstone, subject to a maximum of 26 weeks of base salary and a minimum of four weeks’ base salary.
Director and Officer Indemnification and Insurance
First National has agreed to provide directors’ and officers’ insurance coverage for directors and officers of Touchstone and Touchstone’s subsidiaries, by purchasing or directing Touchstone to purchase, at First National’s election, continuation coverage under Touchstone’s current policy for directors and officers, for a period of six years after the effective time. First National has also agreed to indemnify the present and former directors and executive officers of Touchstone and Touchstone’s subsidiaries against all liabilities and damages for all acts or omissions arising out of service for Touchstone or, at Touchstone’s request, for another entity, occurring at or prior to the merger to the fullest extent permitted under the VSCA, Section 402 of the Sarbanes-Oxley Act, the federal securities laws and FDIC Regulations Part 359, the rules and regulations of any other regulatory authority, and by Touchstone’s articles of incorporation and bylaws.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, First National has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of First National common stock to be issued in the merger, access to information, compliance with confidentiality obligations, rights to control or direct operations, exemption from takeover laws, public announcements with respect to the transactions contemplated by the merger agreement, restructuring efforts, advice of changes, change of method, exemption from liability under Section 16(b) of the Exchange Act, litigation and claims, assumption of Touchstone debt and conversion of Touchstone data.
First National Shareholder Meeting and Touchstone Shareholder Meeting and the Recommendations of Their Respective Boards of Directors
In accordance with applicable law and First National’s and Touchstone’s respective organizational documents, each of First National and Touchstone will hold a meeting of its shareholders as soon as reasonably practicable for the purpose of obtaining the requisite vote of the First National shareholders on the First National merger proposal and the First National amendment proposal and the requisite vote of Touchstone shareholders on the Touchstone merger proposal. The board of directors of First National has agreed to use its reasonable best efforts to obtain from the shareholders of First National the requisite vote required to approve the First National merger proposal and the First National amendment proposal, and the board of directors of Touchstone has agreed to use its reasonable efforts to obtain from the shareholders of Touchstone the requisite vote required to approve the merger agreement.
However, subject to the terms of the merger agreement, if the board of directors of Touchstone receives an acquisition proposal and, after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisors, determines in good faith that failure to accept a superior proposal, as that term is used in the merger agreement, would be reasonably likely to be inconsistent with its fiduciary duties under applicable law to continue to recommend approval of the merger agreement, then such board of directors may submit the merger agreement to its shareholders without recommendation (although the resolutions adopting and approving the merger agreement as of the date of the merger agreement may not be rescinded or amended), in which event the board of directors of Touchstone may communicate the basis for its lack of a recommendation to its shareholders in this joint proxy statement/prospectus or an appropriate amendment or supplement hereto to the extent required by law; provided that the Touchstone board of directors may take any of the foregoing actions unless (i) it gives First National at least five business days’ prior written notice of its intention to take such action and a reasonable description of the acquisition proposal giving rise to its determination to take such action (including the latest material terms and conditions of, and the identity of the third party making, any such acquisition proposal, or any amendment or modification thereof) and (ii) at the end of such notice period, Touchstone’s board of directors takes into account any amendment or modification to the merger agreement proposed by First National and after receiving the advice of its outside counsel, and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless violate, or be reasonably likely to be inconsistent with its fiduciary, duties under applicable law to continue to recommend the merger agreement. Any material amendment to any acquisition proposal will require a new notice period.
First National or Touchstone will adjourn or postpone the First National special meeting or the Touchstone special meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of First National common stock or Touchstone stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting First National or Touchstone, as applicable, has not received proxies representing a sufficient number of shares necessary for approval of the First National merger proposal or the First National amendment proposal, or the Touchstone merger proposal, respectively, and subject to the terms and conditions of the merger agreement, First National or Touchstone, as applicable, will continue to use reasonable efforts to solicit proxies from its shareholders in order to obtain the votes necessary for the requisite approval(s) of its shareholders. Notwithstanding anything to the contrary in the merger agreement (and subject to the obligation to adjourn or postpone such meeting set forth in the immediately preceding sentence), unless the merger agreement has been terminated in accordance with its terms, each of the First National special meeting and the Touchstone special meeting will be convened, the First National share issuance proposal the First National amendment proposal will be submitted to the First National shareholders, and the Touchstone merger proposal will be submitted to the Touchstone shareholders, for the purpose of voting on the approval of such proposals and the other matters contemplated by the merger agreement. First National and Touchstone have agreed to cooperate to hold the First National special meeting and the Touchstone special meeting as soon as reasonably practicable and to set the same record date for each such meeting.
Agreement Not to Solicit Other Offers
Touchstone has agreed that neither it, nor its affiliates or representatives, will solicit, or initiate, or knowingly encourage or knowingly facilitate an acquisition proposal (generally, a tender offer or proposal for a merger, asset acquisition, or other business combination), other than the transactions contemplated by the merger agreement. Pursuant to the merger agreement, except to the extent necessary to comply with the fiduciary duties of their board of directors, neither Touchstone, nor any affiliate or representative of such party, will, prior to the shareholder vote on the merger agreement and subject to certain exceptions, furnish any non-public information that it is not legally obligated to furnish, or negotiate with respect to, or enter into any contract with respect to, any acquisition proposal. In the merger agreement, Touchstone also agreed to terminate any existing negotiations with any other parties with respect to any of the foregoing and agreed to use its reasonable efforts to cause its representatives to comply with any of the foregoing.
Conditions to Complete the Merger
The obligations of First National and Touchstone to complete the merger are each subject to the satisfaction or waiver (if legally permissible) of the following conditions:
•	the approval of the First National merger proposal and the First National amendment proposal, each by the requisite vote of First National shareholders;
•	the approval of the merger agreement by First National, as the sole shareholder of First Bank;
•	the approval of the Touchstone merger proposal by the requisite vote of Touchstone shareholders;
•	the approval of the merger agreement by Touchstone, as the sole shareholder of Touchstone Bank;
•
the required regulatory approvals described under “—Regulatory Matters” must have been received, generally without any conditions or requirements which would, in the good faith reasonable judgment of the board of directors of First National, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement such that, had First National known about such condition or requirement, it would not have entered into the merger agreement;

•
each party must have received all consents (other than those described in the preceding paragraph) required for consummation of the merger and for the prevention of a default under any contract of such party which, if not obtained or made, would reasonably likely have, individually or in the aggregate, a material adverse effect on such party, generally without any conditions or requirements which would, in the good faith reasonable judgment of the board of directors of First National, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement such that, had First National known about such condition or requirement, it would not have entered into the merger agreement;

•
the registration statement registering the shares of First National common stock to be received by Touchstone shareholders, of which this joint proxy statement/prospectus is a part, must have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the registration statement;

•
the absence of any order, including injunction or decree by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal the closing of the merger;

•
the shares of First National common stock to be issued to the holders of Touchstone stock upon the consummation of the merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance;

•
the receipt by First National of a written opinion of First National’s legal counsel, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•
the receipt by Touchstone of a written opinion of Touchstone’s legal counsel, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•
the accuracy of the representations and warranties of each party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed (except to the extent such representations and warranties speak as of an earlier date), subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officer’s certificate from the other party to such effect);

•
the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officer’s certificate from the other party to such effect);

•	First National must have received from Touchstone the required executed employment agreement of James Black;
•	First National shall pay the merger consideration as provided by the merger agreement; and
•
Touchstone shall not have received timely notice from holders of Touchstone stock of their intent to exercise their statutory right to dissent and appraisal with respect to shares that represent more than an aggregate of 5% of the outstanding shares of Touchstone stock

•	Neither party shall have experienced a material adverse effect since December 31, 2022.
Neither First National nor Touchstone can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived or that the merger will be completed. As of the date of this joint proxy statement/prospectus, neither First National nor Touchstone has reason to believe that any of these conditions will not be satisfied.
Termination; Termination Fee
The merger agreement may be terminated, and the merger abandoned, at any time prior to its effective time, by mutual consent of the boards of directors of Touchstone and First National. In addition, the merger agreement may be terminated, and the merger abandoned, prior to the effective time of the merger by either Touchstone or First National if:
•
the other party breaches any representation, warranty or covenant in the merger agreement which cannot be or is not cured within 30 days of notice of such breach; provided, that such breach is reasonably likely to have a material adverse effect on such breaching party or to prevent such breaching party from complying in all material respects with its covenants;

•
any consent of any regulatory authority required for consummation of the merger is denied by final nonappealable action of the regulatory authority or if any action taken by the regulatory authority is not appealed within the time limit for appeal; any law or order permanently prohibiting the merger shall have become final and nonappealable; Touchstone shareholders fail to approve the merger agreement at the Touchstone special shareholders’ meeting; or First National shareholders fail to approve the First National merger proposal or the First National amendment proposal at the First National special shareholders’ meeting; or

•	the merger has not been consummated by March 31, 2025.

Notwithstanding approval of the merger proposal by Touchstone shareholders or the approval of the First National merger proposal and amendment proposal by First National shareholders, First National may terminate the merger if:
•
the board of directors of Touchstone withdraws, qualifies, or modifies, or proposes publicly to withdraw, qualify or modify, in a manner adverse to First National, its recommendation that the Touchstone shareholders approve the merger agreement, or approves or recommends, or proposes publicly to approve or recommend an acquisition proposal by any other person;

•
the board of directors of Touchstone fails to reaffirm its recommendation that the Touchstone shareholders approve the merger agreement within 10 business days after First National requests such reaffirmation at any time following the public announcement of an acquisition proposal by any other person; or

•
Touchstone fails to comply in all material aspects with its obligations regarding obtaining shareholder approval for the merger agreement and solicitation of other offers for an acquisition of Touchstone, each as set forth in the merger agreement.

In this event, Touchstone must pay First National a termination fee of $1,900,000, within five business days of the termination date.
Touchstone may also terminate the merger agreement if it receives an acquisition proposal from a third party that is superior to First National’s proposal and concludes after receiving legal and financial advice that the board of directors would be reasonably likely to be in breach of its fiduciary duties if the board of directors did not accept the superior proposal; provided, however, First National would then have the opportunity to match the superior proposal in order to proceed with the merger. In this event, Touchstone must pay First National a termination fee of $1,900,000 within five business days of the termination date.
In addition, if (i) an acquisition proposal with respect to Touchstone is communicated to the shareholders, senior management, or board of directors of Touchstone or any person publicly announces an intention to make an acquisition proposal with respect to Touchstone, in either case after the date of the merger agreement, (ii) the merger agreement is then terminated due to a failure to obtain the Touchstone shareholder vote, a material breach of the merger agreement by Touchstone, or failure to close the merger by March 31, 2025, and (iii) within one year after the termination of the merger agreement, Touchstone consummates an acquisition transaction or enters into an acquisition agreement, then it must pay the $1,900,000 termination fee to First National on the date such acquisition transaction is consummated.
Expenses and Fees
The merger agreement provides that each party will be responsible for its own direct costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the merger agreement, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.
Amendment, Waiver and Extension of the Merger Agreement
To the extent permitted by law, Touchstone and First National, with the approval of their respective boards of directors, may amend the merger agreement by written agreement at any time without the approval of Touchstone shareholders or First National shareholders. However, after the approval of the merger by Touchstone shareholders, no amendment may decrease or modify the consideration to be received without the further approval of Touchstone shareholders.
Prior to or at the effective time of the merger, either Touchstone or First National may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the merger agreement, and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in the violation of an applicable law.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
Subject to the limitations, assumptions and qualifications described herein, in the opinion of Nelson Mullins Riley & Scarborough LLP, counsel to First National, and in the opinion of Williams Mullen, counsel to Touchstone, the following discussion summarizes the anticipated material U.S. federal income tax consequences of the merger generally applicable to U.S. holders (as defined below) of Touchstone common stock and Touchstone preferred stock who exchange their respective shares of Touchstone stock for shares of First National common stock pursuant to the merger. The opinions of tax counsel for each of First National and Touchstone are filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this proxy statement/prospectus is a part. This summary is based upon the Internal Revenue Code of 1986, as amended, the “Code,” Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service, the “IRS,” and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and differing interpretations.
The following discussion applies only to U.S. holders of Touchstone common stock and Touchstone preferred stock who hold such stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the merger will be completed in accordance with the merger agreement and as described in the proxy statement/prospectus. Further, the discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt or governmental organizations; holders subject to the alternative minimum tax provisions of the Code; persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; partnerships, S corporations or other pass-through entities (or investors therein); regulated investment companies; real estate investment trusts; former citizens or residents of the United States; U.S. expatriates; U.S. holders whose functional currency is not the U.S. dollar; holders who hold shares of Touchstone common stock or Touchstone preferred stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; U.S. holders who acquired Touchstone common stock or Touchstone preferred stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; or holders who exercise dissenters’ rights).
In addition, the discussion does not address any tax consequences arising under any state, local or foreign tax, or under any U.S. federal laws other than those pertaining to income tax, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith).
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Touchstone common stock or Touchstone preferred stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of Touchstone common stock or Touchstone preferred stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a holder of Touchstone common stock or Touchstone preferred stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.
All holders of Touchstone common stock or Touchstone preferred stock should consult their tax advisors regarding the specific tax consequences to them of the merger in light of their particular facts and circumstances, including the applicability and effect of any state, local, foreign and other tax laws.

In General
The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Consummation of the merger is conditioned upon First National receiving an opinion from Nelson Mullins Riley & Scarborough LLP and upon Touchstone receiving an opinion from Williams Mullen, each in form reasonably satisfactory to such recipient, dated as of the closing date, both to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The issuance of the opinions is conditioned on, among other things, such tax counsel’s receipt of representation letters from each of Touchstone or First National, in each case in form and substance reasonably satisfactory to such counsel, and on customary factual assumptions, including, but not limited to, the assumption that the merger will be consummated in accordance with the terms of the merger agreement. If any of the representations or assumptions upon which those opinions are based is incorrect or incomplete, the validity of the opinions may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus. Neither of these opinions of counsel, nor the opinions delivered in connection with the filing of this Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part, is binding on the IRS or any court. No ruling has been, or will be, sought from the IRS by First National or Touchstone as to the U.S. federal income tax consequences of the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein. Accordingly, each holder of Touchstone common stock or Touchstone preferred stock should consult its own tax advisor with respect to the particular tax consequences of the merger to such holder. The following is based on the receipt and accuracy of the above described opinions.
U.S. Federal Income Tax Consequences to First National and Touchstone
Each of First National and Touchstone will be a party to the reorganization within the meaning of Section 368(b) of the Code, and neither First National nor Touchstone will recognize any gain or loss as a result of the merger.
U.S. Federal Income Tax Consequences to U.S. Holders of Touchstone common stock or Touchstone preferred stock and Touchstone Preferred Stock
The U.S. federal income tax consequences of the merger to U.S. holders of Touchstone common stock or Touchstone preferred stock generally will be as follows:
•
a U.S. holder of Touchstone common stock or Touchstone preferred stock generally will not recognize gain or loss upon the exchange of shares of Touchstone common stock or Touchstone preferred stock for shares of First National common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of First National common stock;

•
a U.S. holder of Touchstone common stock or Touchstone preferred stock will have an aggregate tax basis in the First National common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) equal to the aggregate adjusted tax basis in the shares of Touchstone common stock or Touchstone preferred stock surrendered in the merger; and

•
a U.S. holder of Touchstone common stock or Touchstone preferred stock will have a holding period for the shares of First National common stock received in the merger (including any fractional share deemed received and redeemed for cash as described below) that includes the holding period of the shares of Touchstone common stock or Touchstone preferred stock surrendered in the merger.

If a U.S. holder acquired different blocks of Touchstone common stock or Touchstone preferred stock at different times or at different prices, the First National common stock such holder receives will be allocated pro rata to each block of Touchstone common stock or Touchstone preferred stock and the basis and holding period of each block of First National common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Touchstone common stock or Touchstone preferred stock exchanged for such First National common stock.
Cash in Lieu of Fractional Shares
A U.S. holder of Touchstone common stock or Touchstone preferred stock who receives cash in lieu of a fractional share of First National common stock, generally will be treated as having received such fractional share of First National common stock pursuant to the merger and then as having received cash in redemption of such fractional share of First National common stock. Any such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis in the fractional share of First National common stock (as set forth above). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of Touchstone common stock or Touchstone preferred stock surrendered therefor) exceeds one year. Long-term capital gains of certain non-corporate holders of Touchstone common stock or Touchstone preferred stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Cash Received on Exercise of Dissenters’ Appraisal Rights
A U. S. holder of Touchstone common stock or Touchstone preferred stock who receives cash in exchange for such holder’s Touchstone common stock or Touchstone preferred stock upon exercise of dissenters’ appraisal rights will generally recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Touchstone common stock exchanged therefor. Each holder of Touchstone common stock or Touchstone preferred stock is urged to consult such holder’s tax advisor regarding the manner in which gain or loss should be calculated among different blocks of Touchstone common stock or Touchstone preferred stock exchanged in the merger. Such gain or loss will generally be long-term or short-term capital gain or loss, depending on the holder’s holding period in the Touchstone common stock or Touchstone preferred stock exchanged. The tax consequences of cash received may vary depending upon a holder’s individual circumstances. Each holder of Touchstone common stock or Touchstone preferred stock who contemplates exercising statutory dissenters’ appraisal rights should consult its tax adviser as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.
Backup Withholding and Reporting Requirements
U.S. holders of Touchstone common stock or Touchstone preferred stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 24% with respect to any cash payment received in the merger in lieu of fractional shares. However, backup withholding will not apply to any U.S. holder that either (a) furnishes to First National a correct taxpayer identification number and certifies that it is not subject to backup withholding by providing a properly completed and signed IRS Form W-9 (or substantially similar form) and otherwise complies with all applicable requirements of the backup withholding rules and First National and its exchange agent have not received notice to the contrary or (b) otherwise proves to First National and its exchange agent that the U.S. holder is exempt from backup withholding.
Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability if the required information is supplied to the IRS in a timely manner.
In addition, U.S. holders of Touchstone common stock or Touchstone preferred stock who receive First National common stock as a result of the merger are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Touchstone stock exchanged, the number of shares of First National stock received, the fair market value and tax basis of Touchstone shares exchanged and the U.S. holder’s tax basis in the First National common stock received.
If a U.S. holder of Touchstone common stock or Touchstone preferred stock that exchanges such stock for First National common stock is a “significant holder” with respect to Touchstone and is required to file a U.S. income tax return, the U.S. holder is required to include a statement with respect to the exchange on or with the federal income tax return of the U.S. holder for the year of the exchange, and to retain permanent records of the facts in the statement relating to the merger. A U.S. holder of Touchstone common stock or Touchstone preferred stock will be treated as a significant holder in Touchstone if the U.S. holder’s ownership interest in Touchstone, immediately before the merger, is 5% or more of Touchstone’s issued and outstanding common stock or if the U.S. holder’s basis in the shares of Touchstone stock exchanged is one million dollars ($1,000,000) or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3 and must be entitled “STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER”. The statement must include the names and employer identification numbers of Touchstone and First National, the date of the merger, and the fair market value and tax basis of Touchstone shares exchanged (determined immediately before the merger).

This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. All holders of Touchstone common stock or Touchstone preferred stock should consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following tables show the condensed combined financial information for each of First National and Touchstone, as well as unaudited pro forma condensed combined financial information for First National and Touchstone reflecting the merger, for the year ended December 31, 2023 and as of and for the three months ended March 31, 2024, and pro forma adjustments described in the accompanying notes. Except as otherwise noted in the footnotes to the table, (a) the financial information included under the “First National Historical” column is derived from the unaudited interim financial statements of First National as of and for the period ended March 31, 2024 and the audited financial statements for the year ended December 31, 2023, which are incorporated by reference into this joint proxy statement/prospectus, and (b) the financial information included under the “Touchstone Historical” column is derived from Touchstone’s unaudited interim financial statements as of and for the period ended March 31, 2024 and Touchstone’s audited financial statements for the year ended December 31, 2023, which are attached to this joint proxy statement/prospectus as Annex D.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, adjusted from First National’s unaudited interim financial statements as of and for the period ended March 31, 2024 and First National’s audited financial statements for the year ended December 31, 2023 to give effect to the merger and the estimated acquisition accounting adjustments resulting from the merger. The unaudited pro forma condensed combined balance sheet as of March 31, 2024 in the table below is presented as if the merger occurred on March 31, 2024, and the unaudited pro forma condensed combined statements of income for the three months ended March 31, 2024 and the year ended December 31, 2023 are presented as if the merger occurred on January 1, 2023. You should read such information in conjunction with First National’s and Touchstone’s consolidated financial statements for the three months ended March 31, 2024 and the year ended December 31, 2023 and related notes, as well as the accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Income. First National’s financial information is incorporated by reference into this joint proxy statement/prospectus and Touchstone’s financial information is included in this joint proxy statement/prospectus.
The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. The unaudited pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the realization of potential cost savings, revenue synergies, changes in market conditions and asset dispositions, among other factors, and, accordingly, does not attempt to predict or suggest future results. See Note B accompanying the pro forma condensed combined financial information for estimated information regarding merger and integration costs.
In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

FIRST NATIONAL CORPORATION AND TOUCHSTONE BANKSHARES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2024
(Dollars in thousands)
	First National Corporation Historical (as reported)	Touchstone Bankshares Historical (as reported)	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Assets
Cash and due from banks	$14,476	$9,450	$—		$23,926
Interest-bearing deposits in banks	124,233	21,131	—		145,364
Federal funds sold	—	30,185	—		30,185
Securities available for sale, at fair value	147,675	71,923	—		219,598
Securities held to maturity, at amortized cost	125,825	—	—		125,825
Restricted securities, at cost	2,112	4,060	—		6,172
Loans	972,975	506,028	(15,408)	A	1,463,595
Allowance for credit losses on loans	(12,603)	(4,981)	389	B	(17,195)
Premises and equipment, net	21,993	11,147	1,237	C	34,377
Other real estate owned	—	32	—		32
Accrued interest receivable	4,978	2,070	—		7,048
Bank owned life insurance	24,652	12,482	—		37,134
Goodwill	3,030	—	—	D	3,030
Core deposit intangibles, net	113	326	18,839	E	19,278
Other assets	17,736	9,329	671	F	27,736
Total assets	$1,447,195	$673,182	$5,728		$2,126,105

Liabilities
Noninterest-bearing deposits	$384,092	$138,769	$—		$522,861
Interest-bearing deposits	875,045	418,829	(725)	G	1,293,149
Total deposits	$1,259,137	$557,598	$(725)		$1,816,010

Other borrowings	50,000	49,000	(421)	H	98,579
Subordinated debt	4,998	17,759	(2,384)	I	20,373
Junior subordinated debt	9,279	—	—		9,279
Other liabilities	5,965	4,075	11,780	J	21,820
Total liabilities	$1,329,379	$628,432	$8,250		$1,966,061

Shareholders' Equity
Preferred stock	$—	$58	$(58)	K	$—
Common stock	7,847	6,541	(3,191)	L	11,197
Surplus	33,021	20,088	17,588	M	70,697
Retained earnings	96,465	28,045	(26,843)	N	97,667
Accumulated other comprehensive loss, net	(19,517)	(9,982)	9,982	O	(19,517)
Total shareholders' equity	$117,816	$44,750	$(2,522)		$160,044
Total liabilities and shareholder' equity	$1,447,195	$673,182	$5,728		$2,126,105

FIRST NATIONAL CORPORATION AND TOUCHSTONE BANKSHARES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Twelve Month Period Ended December 31, 2023
(Dollars in thousands)
	First National Corporation Historical (as reported)	Touchstone Bankshares Historical (as reported)	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Net Interest Income
Interest and fees on loans	$49,293	$25,935	$3,961	P	$79,189
Interest and fees on deposit in banks	1,809	1,326	—		3,135
Interest and dividends on securities	6,617	2,211	1,579	Q	10,407
Total interest and dividend income	$57,719	$29,472	$5,540		$92,731

Interest on deposits	$13,660	$5,753	$363	R	$19,776
Interest on federal funds purchased	1	—	—		1
Interest on subordinated debt	277	991	375	S	1,643
Interest on junior subordinated debt	271	—	—		271
Interest on other borrowings	97	1,879	211	T	2,187
Total interest expense	$14,306	$8,623	$949		$23,878

Net interest income	$43,413	$20,849	$4,591		$68,853
Provision for credit losses	6,150	978	4,509	B	11,637
Net interest income after provision for credit losses	$37,263	$19,871	$82		$57,216

Noninterest Income
Service charges on deposits	$2,780	$683	$—		$3,463
ATM and check card fees	3,449	1,254	—		4,703
Wealth management fees	3,120	—	—		3,120
Fees for other customer services	770	323	—		1,093
Brokered mortgage fees	119	258	—		377
Income from bank-owned life insurance	627	309	—		936
Net gains (losses) on sale of premises and equipment	47	—	—		47
Gain on sale of other investment	186	—	—		186
Other operating income	686	680	—		1,366
Total noninterest income	$11,784	$3,507	$—		$15,291

Noninterest Expense
Salaries and employee benefits	$21,039	$11,699	$—		$32,738
Occupancy	2,154	1,249	41	U	3,444
Equipment	2,377	1,118	—		3,495
Marketing	910	431	—		1,341
Supplies	576	235	—		811
Legal and professional fees	1,647	777	—		2,424
ATM and check card expense	1,578	—	—		1,578
FDIC assessment	633	366	—		999
Bank franchise tax	1,040	476	—		1,516
Data processing expense	1,047	1,389	—		2,436
Amortization expense	18	201	3,485	V	3,704

	First National Corporation Historical (as reported)	Touchstone Bankshares Historical (as reported)	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Other real estate owned expense	(199)	(23)	—		(222)
Merger related expenses	—	—	—		—
Other operating expense	4,422	3,614	—		8,036
Total noninterest expense	$37,242	$21,532	$3,526		$62,300

Income before income taxes	$11,805	$1,846	$(3,444)		$10,207
Income tax expense	2,181	238	(723)	W	1,696
Net income	$9,624	$1,608	$(2,721)		$8,511
Dividends declared on preferred stock	—	9	—		9
	$9,624	$1,599	$(2,721)		$8,502

Earnings Per Common Share
Basic	$1.54	$0.49			$0.96
Diluted	$1.53	$0.49			$0.95
Weighted average shares outstanding - basic	6,265,394	3,240,529	2,631,958	X	8,897,352
Weighted average shares outstanding - diluted	6,279,105	3,269,677	2,655,632	X	8,934,737

FIRST NATIONAL CORPORATION AND TOUCHSTONE BANKSHARES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Three Month Period Ended March 31, 2024
(Dollars in thousands)
	First National Corporation Historical (as reported)	Touchstone Bankshares Historical (as reported)	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Net Interest Income
Interest and fees on loans	$13,484	$6,802	$849	P	$21,135
Interest and fees on deposit in banks	1,288	430	—		1,718
Interest and dividends on securities	1,562	641	395	Q	2,598
Total interest and dividend income	$16,334	$7,873	$1,244		$25,451

Interest on deposits	$4,771	$1,975	$91	R	$6,837
Interest on federal funds purchased	—	—	—		—
Interest on subordinated debt	69	557	94	S	720
Interest on junior subordinated debt	68	—	—		68
Interest on other borrowings	576	247	53	T	876
Total interest expense	$5,484	$2,779	$237		$8,500

Net interest income	$10,850	$5,094	$1,006		$16,950
Provision for credit losses	1,000	—	—		1,000
Net interest income after provision for credit losses	$9,850	$5,094	$1,006		$15,950

Noninterest Income
Service charges on deposits	$654	$168	$—		$882
ATM and check card fees	770	324	—		1,094
Wealth management fees	883	—	—		883
Fees for other customer services	195	75	—		270
Brokered mortgage fees	38	58	—		96
Income from bank-owned life insurance	151	60	—		211
Other operating income	1,356	129	—		1,485
Total noninterest income	$4,047	$814	$—		$4,861

Noninterest Expense
Salaries and employee benefits	$5,871	$2,634	$—		$8,505
Occupancy	535	336	10	U	881
Equipment	591	281	—		872
Marketing	195	45	—		240
Supplies	116	50	—		166
Legal and professional fees	452	136	—		588
ATM and check card expense	361	—	—		361
FDIC assessment	177	98	—		275
Bank franchise tax	262	125	—		387
Data processing expense	246	365	—		611
Amortization expense	4	43	784	V	831
Merger related expenses	—	543	(543)	Y	—
Net losses on disposal of premises and equipment	49	—	—		49
Other operating expense	1,028	827	—		1,855
Total noninterest expense	$9,887	$5,483	$251		$15,621

	First National Corporation Historical (as reported)	Touchstone Bankshares Historical (as reported)	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Income before income taxes	$4,010	$425	$755		$5,190
Income tax expense	801	98	159	W	1,058
Net income	$3,209	$327	$596		$4,132
Dividends declared on preferred stock	—	—	—		—
	$3,209	$327	$596		$4,132

Earnings Per Common Share
Basic	$0.51	$0.10			$0.46
Diluted	$0.51	$0.10			$0.46
Weighted average shares outstanding – basic	6,269,790	3,270,982	2,656,692	X	8,926,482
Weighted average shares outstanding – diluted	6,282,534	3,300,130	2,680,366	X	8,962,900

NOTE A — BASIS OF PRESENTATION
On March 25, 2024, First National entered into the merger agreement with Touchstone. In accordance with the merger agreement, Touchstone will be merged with and into First National. At the effective time of the merger, Touchstone will cease to exist and First National shall survive and continue to exist as a Virginia corporation.
At the effective time of the merger, each outstanding share of common stock of Touchstone will be converted into the right to receive 0.8122 shares of First National common stock.
The merger, which is currently expected to be completed on or about October 1, 2024, subject to First National’s satisfaction of customary closing conditions, is preliminarily valued at approximately $41.0 million based on the 20-day average closing share price of First National common stock of $15.31 as of May 24, 2024.
The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time of the merger. Adjustments may include, but not be limited to, changes in (i) Touchstone’s balance sheet through the effective time; (ii) the aggregate value of merger consideration paid if the price of shares of First National common stock varies from the assumed $15.31 per share; and (iii) the underlying values of assets and liabilities if market and credit conditions differ from current assumptions.
The unaudited pro forma condensed combined financial information of First National’s financial condition and results of operations, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with Touchstone was consummated on March 31, 2024, for purposes of the unaudited pro forma condensed combined balance sheet and for purposes of the pro forma condensed combined statements of income, as if it had been effective January 1, 2023. Certain reclassifications have been made to the historical financial statement presentations of Touchstone to conform to the presentation in First National’s financial statements.
The merger will be accounted for by First National using the acquisition method of accounting; accordingly, the difference between the purchase price as compared to the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill or a bargain purchase gain. The pro forma financial information includes estimated adjustments to record the assets and liabilities of Touchstone at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Touchstone’s tangible, and identifiable intangible, assets and liabilities as of the effective time of the merger.
As a result of the foregoing, the pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial condition or results of operations of the combined company had the companies been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company.
NOTE B — PRO FORMA ADJUSTMENTS
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current valuations, estimates, and assumptions. In conjunction with the merger, First National will engage an independent third-party valuation firm to determine the fair value of certain assets acquired and liabilities assumed, which could significantly change the amount of the estimated fair values used in the pro forma financial information presented.
(Dollars in thousands)
(A)	Adjustment to acquired Touchstone loans:
	Reversal of net unaccreted loan origination fees and discounts (includes acquired loans)	$436
	Estimate of fair value related to credit and liquidity/interest rates	(15,927)
	To record the purchased credit deteriorated loan CECL gross-up	83
	Total pro forma adjustments	$(15,408)
The net estimated fair value adjustments of $(15,927) consists of a credit mark of $(6,060) and a discount of $(9,867) related to the liquidity of the acquired portfolio.

The final valuation, as of the effective date of the merger, will focus on portfolio characteristics, including loan balances, average coupons and average maturities; assumptions on prepayment rates which will directly impact cash flows; assumptions as to default and loss severity rates; and assumptions as to discount rates to convert future cash flows into present values. The significance of the post combination provision for credit losses to be recorded is highly dependent upon the distribution of the acquired portfolio and First National’s evaluation of expected credit losses.
(B)
The $389 adjustment is comprised of $4,981 to eliminate Touchstone’s allowance for credit losses on loans, less $4,509 provision for estimated lifetime credit losses for non-PCD loans to be recorded immediately following consummation of the merger, less $83 increase in the allowance for credit losses for gross-up for purchased credit deteriorated (“PCD”) loans.

(C)	Adjustment to reflect acquired bank premises and equipment values at their estimated fair value.
(D)	There is no estimated goodwill related to the acquisition of Touchstone.
(E)
Elimination of Touchstone’s historical core deposit intangible, plus the estimate of fair value of core deposit intangible, which represents the future economic benefits resulting from the acquired customer deposit balances and relationships of Touchstone. This value was estimated using a preliminary market approach, with the final valuation determined based upon the composition of Touchstone’s deposits and updated assumptions at the date of acquisition. For pro forma purposes, the core deposit intangible is amortized using the sum-of-years-digits method and an estimated life of 10 years.

(F)	Adjustments to other assets:
	Deferred taxes on acquisition adjustments	$1,206
	Deferred taxes on core deposit intangible	(3,956)
	Tax impact of the merger-related expenses included in (J) below	2,474
	Deferred tax asset to record the income tax effect on provision for credit losses on non-PCD loans	947
	Total pro forma adjustments	$671
(G)
Estimated fair value adjustment on time deposits at current market rates and spreads for similar products. The time deposit mark will be accreted into income using the straight-line method and an estimated life of two years.

(H)	Adjustment to reflect assumed borrowings from FHLB at their estimated fair values.
(I)	Adjustments to subordinated debt:
	Fair value adjustment for Touchstone’s subordinated debt	$(2,625)
	Elimination of Touchstone’s unamortized subordinated debt issuance costs	241
	Total pro forma adjustments	$(2,384)
(J)	Represents one-time merger expenses:
	Contract Termination/Conversion	$4,750
	Personnel	4,144
	Professional Fees	1,343
	Other Integration	1,543
	Total pro forma adjustments	$11,780
(K)	To reflect elimination of Touchstone’s historical preferred stock.
(L)	Adjustments to common stock:
	To reflect elimination of Touchstone’s historical common stock	$(6,541)
	To reflect issuance of First National common stock consideration at par value	3,350
	Total pro forma adjustments	$(3,191)

(M)	Adjustments to surplus:
	To reflect elimination of Touchstone’s historical additional paid in capital	$(20,088)
	To reflect issuance of First National common stock consideration in excess of par value	37,676
	Total pro forma adjustments	$17,588
(N)	Adjustments to retained earnings:
	To reflect elimination of Touchstone’s historical retained earnings	$(28,045)
	To reflect bargain purchase gain	14,070
	To reflect the estimated merger expenses, net of taxes	(9,306)
	To reflect the after tax effect of the provision for credit losses on non-PCD loans	(3,562)
	Total pro forma adjustments	$(26,843)
(O)	Adjustment to accumulated other comprehensive loss, to reflect elimination of Touchstone’s accumulated other comprehensive loss.
(P)	Estimated accretion of fair value adjustments on loans acquired from Touchstone over their expected lives using the level yield method.
(Q)	Estimated accretion of fair value adjustments on securities acquired from Touchstone over their expected lives.
(R)	Estimated amortization of discounts on time deposits assumed in the acquisition of Touchstone over their expected lives.
(S)	Estimated net amortization on the subordinated debt of Touchstone over their expected lives.
(T)	Estimated net amortization on other borrowings of Touchstone over their expected lives.
(U)	Estimated adjustment to depreciation expense as a result of fair value adjustments.
(V)	Estimated amortization of the core deposit intangible using the sum-of-years-digits method.
(W)	Adjustment to income tax expense as a result of the transaction accounting adjustments using a federal tax rate of 21%.
(X)
Adjustments to weighted average common shares outstanding to eliminate shares of Touchstone common stock and to record shares of First National common stock issued in connection with the merger based on the exchange ratio of 0.8122.

(Y)	Adjustment to eliminate merger-related expenses incurred during the three-month period ending March 31, 2024.
NOTE C — PRELIMINARY PURCHASE PRICE ALLOCATION
The following table sets forth a preliminary allocation of the estimated total purchase price to the fair value of the identifiable assets and liabilities to be acquired from Touchstone and the pro forma preliminary bargain purchase gain generated from the transaction (unaudited, dollars in thousands):
Purchase Price:
First National common stock paid at closing price of $15.31 as of May 24, 2024(1)		$41,026
Fair value of assets acquired:
Cash and cash equivalents	$60,766
Total securities	75,983
Loans, net	490,537
Premises and equipment	12,384
Core deposit intangible	19,165
Other assets	21,163
Total assets	$679,998

Fair value of liabilities assumed:
Deposits	556,873
Total debt	63,954
Other liabilities	4,075
Total liabilities	$624,902
Net assets acquired		$55,096
Preliminary pro forma bargain purchase gain		$(14,070)
(1)
The stated closing price as of May 24, 2024, represents the 20-day average of the closing price per share of First National common stock, including May 24, 2024, and the 19 trading days immediately prior to that date.

The recent volatility of stock prices throughout much of the banking industry was the primary factor which contributed to the resultant preliminary bargain purchase gain as disclosed above. Changes in the price of First National’s common stock can and will impact the determination of a bargain purchase gain or resultant goodwill at the time of the merger.
The following table summarizes the determination of the purchase price consideration with a sensitivity analysis assuming a 10% and 20% increase and 10% and 20% decrease in the price per share of First National common stock from the baseline 20-day average price through May 24, 2024, utilized in the table above, with its impact on the preliminary bargain purchase gain (unaudited, dollars in thousands):
Share Price Sensitivity (unaudited, dollars in thousands)
	Purchase Price	Estimated Goodwill/(Bargain Purchase Gain)
Up 20%	$49,231	$(5,865)
Up 10%	$45,128	$(9,967)
As presented in pro forma	$41,026	$(14,070)
Down 10%	$36,923	$(18,173)
Down 20%	$32,821	$(22,275)
NOTE D — ESTIMATED AMORTIZATION/ACCRETION OF ACQUISITION ACCOUNTING ADJUSTMENTS
The following table sets forth an estimate of the expected effects of the acquisition accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax net income of First National after the merger with Touchstone (unaudited, dollars in thousands):
	Increase (Decrease) to Pre-Tax Earnings
	Year 1	Year 2	Year 3	Year 4	Year 5
Loans	$3,961	$3,395	$2,829	$2,263	$1,698
Securities	1,579	1,579	1,579	1,579	1,579
Core deposit intangible	(3,485)	(3,136)	(2,788)	(2,439)	(2,091)
Subordinated debt	(375)	(375)	(375)	(375)	(375)
Other borrowings	(211)	(211)	—	—	—
Premises and equipment	(41)	(41)	(41)	(41)	(41)
Time deposits	(363)	(363)	—	—	—
The actual effect of purchase accounting adjustments on the future pre-tax income of First National, which may differ from the estimates presented above, will be based on the acquisition date estimates of fair value, post-merger activity, and the selected amortization/accretion methods.

COMPARISON OF RIGHTS OF TOUCHSTONE SHAREHOLDERS
AND FIRST NATIONAL SHAREHOLDERS
General
Touchstone is incorporated under the laws of the Commonwealth of Virginia and the rights of Touchstone shareholders are governed by the laws of the Commonwealth of Virginia, including the VSCA, Touchstone’s articles of incorporation, which we refer to as the Touchstone articles, and Touchstone’s bylaws, which we refer to as the Touchstone bylaws. As a result of the merger, Touchstone shareholders who receive shares of First National common stock will become First National shareholders. First National is incorporated under the laws of the Commonwealth of Virginia and the rights of First National shareholders are governed by the laws of the Commonwealth of Virginia, including the VSCA, the First National amended and restated articles of incorporation, which we refer to as the First National articles and the First National bylaws, as amended, which we refer to as the First National bylaws. Thus, following the merger, the rights of Touchstone shareholders who become First National shareholders in the merger will continue to be governed by the laws of the Commonwealth of Virginia, but will no longer be governed by the Touchstone articles and the Touchstone bylaws and instead will be governed by the First National articles and the First National bylaws.
Comparison of Rights of Touchstone Shareholders and First National Shareholders
Set forth below is a summary comparison of material differences between the rights of Touchstone shareholders under the Touchstone articles and the Touchstone bylaws (left column) and the rights of First National shareholders under the First National articles and the First National bylaws (right column), both under the laws of the Commonwealth of Virginia. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the First National articles, the First National bylaws, the Touchstone articles, the Touchstone bylaws and the other documents or agreements referenced below, as well as the relevant provisions of the VSCA. Copies of First National’s governing documents are filed as exhibits to the reports of First National as incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus and “Incorporation of Certain Documents by Reference” beginning on page 143.
	TOUCHSTONE	FIRST NATIONAL
Authorized Capital Stock
The Touchstone articles authorize Touchstone to issue up to 10,000,000 shares of Touchstone common stock, par value $2.00 per share, and 500,000 shares of preferred stock, par value $2.00 per share, of which 40,000 shares have been designated as Touchstone Series A Preferred Stock.

As of the Touchstone record date, there were 3,271,442 shares of Touchstone common stock issued and outstanding and 28,848 shares of Touchstone Series A Preferred Stock issued and outstanding. The issued and outstanding shares of Touchstone common stock include 23,030 unvested shares underlying Touchstone restricted stock awards.

The First National articles authorize First National to issue up to 8,000,000 shares of common stock, par value $1.25 per share, and 1,000,000 shares of preferred stock, par value $1.25 per share.

As of the First National record date, there were 6,280,406 shares of First National common stock issued and outstanding, and no shares of First National preferred stock issued and outstanding.

Issuance of Additional Shares	Touchstone’s board of directors may authorize the issuance of additional shares of Touchstone common stock up	First National’s board of directors may authorize the issuance of additional shares of common stock up to the

	TOUCHSTONE	FIRST NATIONAL

to the amount authorized in the Touchstone articles, without shareholder approval, subject only to the restrictions of the VSCA and the Touchstone articles.

Touchstone’s board of directors may (i) authorize the issuance of additional shares of Touchstone Series A Preferred Stock up to the amount specified in the Touchstone articles, without shareholder approval, subject only to the restrictions of the VSCA and the Touchstone articles and (ii) subject to obtaining shareholder approval and the restrictions of the VSCA and the Touchstone articles, designate additional series of preferred stock by amending the Touchstone articles.

amounts authorized in the First National articles, without shareholder approval, subject only to the restrictions of the VSCA, NASDAQ, and the First National articles.

First National’s board of directors may authorize the issuance of shares of preferred stock up to the amounts specified in the First National articles, without shareholder approval, subject only to the restrictions of the VSCA and the First National articles.

Voting Rights
Holders of Touchstone common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.

Subject to applicable law, holders of Touchstone Series A Preferred Stock have limited voting rights and are entitled to one vote per share (voting together as a single class with the holders of Touchstone common stock) upon any proposal for a change in control of Touchstone.

Neither holders of Touchstone common stock nor Touchstone Series A Preferred Stock have cumulative voting rights.

Holders of First National common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. Holders of First National common stock do not have cumulative voting rights in the election of directors.

The unissued shares of preferred stock of First National could be issued with such voting rights as the First National board of directors determines at the time of issuance.

Dividends; Seniority
Subject to the rights of holders of any Touchstone preferred stock, the holders of Touchstone common stock are entitled to receive such dividends as declared by Touchstone’s board of directors.

The holders of Touchstone Series A Preferred Stock are entitled to dividends, when and as declared by Touchstone’s board of directors, equal to the dividends declared on the Touchstone common stock.

The First National articles do not contain any restrictions on the payment of dividends or the making of distributions to holders of its common stock, provided, that if First National issues any preferred stock, such preferred stock may have a priority over the holders of First National common stock with respect to dividends.

	TOUCHSTONE	FIRST NATIONAL

Touchstone’s Series A Preferred Stock is senior to the Touchstone common stock with respect to dividend rights and rights of liquidation, dissolution or winding up, subject to the subsequent issuance of other classes or series of any Touchstone preferred stock designated with rights senior to the Touchstone Series A Preferred Stock. Upon liquidation, dissolution or winding up of Touchstone, prior to any payment or distribution to the holders of any Touchstone common stock, the holders of Touchstone Series A Preferred Stock are entitled to receive the greater of the net book value of the shares of Touchstone common stock and the amount paid to the holders of Touchstone common stock.

Conversion Rights
Touchstone common stock is not convertible into any other securities of Touchstone.

A holder of Touchstone Series A Preferred Stock, who is also a holder of Touchstone common stock, may convert all or a portion of such holder’s Touchstone Series A Preferred Stock into Touchstone common stock on a one-for-one basis.

First National common stock in not convertible into any other securities of First National.

The unissued shares of preferred stock of First National could be issued with such conversion rights as the First National board of directors determines at the time of issuance.

Number and Classification of Directors
The Touchstone bylaws provide that Touchstone’s board of directors shall consist of at least five directors.

The Touchstone board of directors is divided into three classes, with such classes being as nearly equal in number as possible.

The First National bylaws provide that First National’s board shall consist of eight directors. The number of First National directors may be increased or decreased at any time by an amendment to the First National bylaws but may not consist of less than three directors.

Election of Directors	Touchstone’s directors are elected for three-year terms with one class of directors being elected each year.	First National’s directors are elected annually, to hold office for one-year terms (or until their respective successors are elected and qualified, or until their respective resignation or removal).

Removal of Directors
The Touchstone articles provide that each Touchstone director may be removed only for cause and, pursuant to the VSCA, so long as the number of votes cast to remove the director constitutes a majority of the votes entitled to be cast at an election of directors of the voting group by which the director was elected.
The First National articles provide that each First National director may be removed by a vote of the holders of 80% of the shares outstanding and entitled to vote.

	TOUCHSTONE	FIRST NATIONAL

Vacancies on the Board of Directors
The Touchstone bylaws provide that any vacancy on the Touchstone board of directors, including a vacancy resulting from any increase in the number of directors, may be filled by the affirmative vote of the majority of the remaining directors.

The First National bylaws provide that in case of any vacancy on the board, including a vacancy resulting from an increase by not more than two in the number of directors, such vacancy may be filled by the affirmative vote of a majority of the remaining directors, unless filled by proper action of the shareholders.

Action by Written Consent
For so long as Touchstone is not a public corporation (as defined in the VSCA) or the Touchstone common stock is not registered under the Exchange Act, then any action that may be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote thereon were present and voted.

The VSCA allows for any action required or permitted to be taken at a shareholders’ meeting to be taken without a meeting by a unanimous written consent of all shareholders entitled to vote on the action.

Nomination of Director Candidates by Shareholders	See “—Shareholder Proposals” beginning on page 141.
The First National bylaws provide that a shareholder of record entitled to vote in an election of directors may nominate a person for election to the First National board by delivering timely notice in writing to the Secretary of First National.

To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of First National not less than 60 days nor more than 90 days prior to the date of the scheduled annual meeting, regardless of postponements, deferrals, or adjournments of that meeting to a later date; provided, however, in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

Such shareholder’s notice shall set forth as to each person whom the shareholder proposes to nominate for election as a

	TOUCHSTONE	FIRST NATIONAL

director, (a) the name, age, business and residence address of such nominee, such nominee’s occupation and employment, the class and number of shares of First National beneficially owned by such nominee, and any other information required to be disclosed in the solicitation of proxies for the election of directors pursuant to Regulation 14A of the Exchange Act, and (b) the name and address of such shareholder and of any other person or entity who is the record or beneficial owner of shares of First National and who, to the knowledge of the shareholder giving notice, supports such nominee(s) and the class and number of shares of First National which are beneficially owned and owned of record by such shareholder and by any other person or entity who is the record or beneficial owner of shares of First National and who, to the knowledge of the shareholder giving the notice, supports such nominee(s).

Notice of Shareholder Meeting
The Touchstone bylaws provide that written or printed notice to shareholders stating the place, day and hour of every meeting of the shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, will be mailed not fewer than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting.

Under the VSCA, First National must provide notice to shareholders of any shareholder meeting no fewer than 10 and no more than 60 days prior to the meeting date, except in the event that if the meeting is to act on an amendment to the First National Articles, a plan of merger, share exchange, domestication, conversion, or dissolution of First National, then such notice shall be given no fewer than 25 days and no more than 60 days prior to the meeting date. The First National articles provide that the board of directors may fix in advance a date as the record date, such date to be not more than 70 days preceding the date on which the particular action requiring such determination of the shareholders is to be taken.

Amendment of Charter/Articles and Bylaws
The Touchstone articles provide that an amendment or restatement of the Touchstone articles that requires a vote of the Touchstone shareholders must be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the amendment or restatement, provided that the amendment or restatement has been

Generally, under the VSCA, the First National articles may be amended by the affirmative vote of the holders of more than two-thirds of the outstanding shares of First National common stock entitled to vote, except when such amendment does not require the approval of shareholders under the VSCA. Under the First National articles, Sections 7 through 11 (director

	TOUCHSTONE	FIRST NATIONAL

approved and recommended by at least 2/3rds of the Touchstone directors. If the amendment or restatement is not so approved and recommended, then it shall be approved by the vote of 80% or more of those shares entitled to vote on the amendment or restatement.

The Touchstone bylaws may be amended by the Touchstone board of directors by affirmative vote of a majority of the number of directors fixed by the Touchstone bylaws. The Touchstone shareholders, at a meeting at which quorum is present, have the power to rescind, amend, alter or repeal the Touchstone bylaws and to enact bylaws which, if expressly so provided, may not be amended, altered or repealed by the Touchstone board of directors, if the votes cast in favor of the action exceed the votes cast against the action.

removal, extraordinary corporation actions, other constituency provision, director and officer indemnification, and the amendment provision) may only be amended by the vote of at least 80% of the outstanding shares of First National common stock.

Generally, the First National bylaws may be amended, altered or repealed by the First National board of directors or by the First National shareholders at a meeting.

Special Meeting of Shareholders
Under the Touchstone bylaws, a special meeting of the shareholders may be called for any purpose or purposes at any time by the chairman of the Touchstone board of directors, the president of Touchstone or by a majority of the Touchstone board of directors. At a special meeting, no business may be transacted and no corporate action may be taken other than that stated in the notice of the meeting.

Under the First National bylaws, a special meeting of the shareholders may be called by First National’s Chairman of the board, President, or a majority of Directors.

Under the VSCA, the conduct of business at special meetings of First National is limited to matters set forth in the notice of such special meeting.

Shareholder Proposals
No nomination of persons for election to the Touchstone board of directors or other matter may be presented for shareholder action at a Touchstone annual meeting of shareholders unless such matter is (i) made pursuant to Touchstone’s notice of meeting, (ii) made by or at the direction of Touchstone’s board of directors, or (iii) made by any Touchstone shareholder who was a shareholder of record at the time of delivery of such shareholder’s notice as herein described, who is entitled to vote at the annual meeting and who complied with the notice procedures herein described. The shareholder must give timely notice in writing to the Corporate Secretary of Touchstone at Touchstone’s principal office not fewer than 60 days nor more than 90 days prior to the first anniversary

No matter may be presented for shareholder action at a First National annual meeting of shareholders unless such matter is: (i) specified in the notice of the meeting (or any supplement to the notice) given by or at the direction of the board of directors; (ii) otherwise presented at the meeting by or at the direction of the board of directors; or (iii) properly presented for action at the meeting by a shareholder in accordance with the notice provisions set forth in the bylaws and any other applicable requirements.

For a matter to be properly presented by a First National shareholder, the shareholder must have given timely notice of the matter in writing to First

TOUCHSTONE	FIRST NATIONAL

of the preceding year’s annual meeting of shareholders. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then notice must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (A) the 60th day prior to such annual meeting or (B) the 10th day following the day on which public announcement of the date of such meeting is made.

The notice by the Touchstone shareholder must set forth: (1) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (2) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (3) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such shareholder, as they appear on Touchstone’s books, and of such beneficial owner and (ii) the class and number of shares of Touchstone that are owned beneficially and of record by such shareholder and such beneficial owner.

In the event that the number of directors to be elected by Touchstone’s board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors

National’s secretary.

To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of First National not less than 60 days nor more than 90 days prior to the date of the scheduled annual meeting, regardless of postponements, deferrals, or adjournments of that meeting to a later date; provided, however, in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

The notice by the First National shareholder must set forth: (i) a brief description of the matter the shareholder desires to bring before the meeting and reason for conducting such business; (ii) the name and record address of the shareholder proposing the matter for shareholder action and of any other person or entity entitled to vote, who to the knowledge of the shareholder proposing the matter supports such proposal; (iii) the class and number of shares of capital stock of First National that are beneficially owned by the shareholder or beneficially owned by a person or entity that such shareholder proposing the matter believes to support the proposal; and (iv) any material interest of the shareholder in the matter proposed for shareholder action.

Notwithstanding the above, if the shareholder desires to require First National to include the shareholder’s proposal in First National’s proxy materials, matters and proposals submitted for inclusion in First

	TOUCHSTONE	FIRST NATIONAL

made by Touchstone at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholders’ notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to Touchstone’s Corporate Secretary at Touchstone’s principal office no later than the close of business on the 10th day following the day on which such public announcement is first made by Touchstone.
National’s proxy materials shall be governed by the solicitation rules and regulations of the Exchange Act, including without limitation Regulation 14A.

Quorum and Adjournment
The Touchstone bylaws provide that shareholders holding at least a majority of the outstanding shares of each voting group entitled to vote with respect to the business to be transacted at the meeting, present in person or by proxy, constitute a quorum. Less than a quorum may adjourn a meeting by a majority of the shares of such voting group with no further notice being required other than by announcement at the meeting, unless such meeting date is moved to a date more than 120 days after the date fixed for the original meeting.

The First National bylaws provide that the shareholders present at a meeting in person or by proxy and representing at least a majority of the outstanding shares entitled to vote at the meeting will constitute a quorum. Less than a quorum of shareholders may adjourn the meeting to a fixed time and place with no further notice being required.

Indemnification of Directors and Officers
The Touchstone articles provide that no director or officer of Touchstone will be liable to Touchstone or its shareholders for monetary damages, except for liability resulting from willful misconduct or a knowing violation of criminal law or any federal or state securities law.

Touchstone will indemnify persons serving as a director or officer of Touchstone or serving as directors, trustees, partners, or officers of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of Touchstone, unless such person engaged in willful misconduct or a knowing violation of criminal law. Touchstone will advance or reimburse expenses incurred by such directors and officers upon certain conditions.

The Touchstone articles authorize Touchstone to enter into

The First National articles indicate that First National will indemnify, to the fullest extent permitted by the VSCA, persons who serve or have served as directors or officers of First National, and persons who serve or have served at the request of First National as directors or officers of another foreign or domestic corporation.

First National’s directors may rely, as to all questions of law, on the advice of independent counsel to determine the type of indemnification required.

The First National articles limit the damages assessed against any director or officer so indemnified from a single transaction, occurrence or course of conduct not to exceed one dollar in any proceeding brought by a share-holder on behalf of First National or First National’s shareholders, provided however that this limitation shall not apply to liability for willful misconduct or a knowing violation of criminal law or any state or federal

	TOUCHSTONE	FIRST NATIONAL
	indemnification agreements with its directors and officers, as well as to purchase insurance to satisfy its indemnification obligations.	securities law, including claims of unlawful insider trading or manipulation of the market for any security.

Certain Business Combination Restrictions and Other Shareholder Limitations; Consideration Upon a Change in Control
The Touchstone articles provide that any merger, statutory share exchange, sale or other disposition of all or substantially all of Touchstone’s assets otherwise than in the usual and regular course of business, or dissolution shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, provided that the transaction has been approved and recommended by at least 2/3rds of the Touchstone directors. If the transaction is not so approved and recommended, then it must be approved by the vote of 80% or more of those shares entitled to vote on the matter.

In the event of a change in control of Touchstone, each holder of Touchstone Series A Preferred Stock is entitled to receive the same consideration to be received by each holder of Touchstone common stock (calculated on an as-converted to Touchstone common stock on a one-for-one basis).

The First National articles require the affirmative vote of 80% of First National’s outstanding shares, if in any case such other corporation, person, or entity is the beneficial owner, either directly or indirectly, of more than 5% of First National’s shares of capital stock then issued, outstanding and entitled to vote, to approve:
• any merger or consolidation of First National with or into any other corporation;
• any share exchange in which a corporation, person, or entity acquires the issued or outstanding shares of capital stock of First National pursuant to a vote of shareholders;
• any issuance of shares of First National that would result in the acquisition of control of First National by any person, firm, or corporation or group of one or more thereof that previously did not control First National;
• any sale, lease, exchange, mortgage, pledge or other transfer, either in a single transaction or series of transactions, of all, or substantially all, of the assets of First National to any other corporation, person or entity;
• the adoption of a plan for the liquidation or dissolution of First National proposed by any other corporation, person or entity; or
• any proposal in the nature of a reclassification or reorganization that would increase the proportionate voting rights of any other corporation, person or entity.

Exclusive Forum	Neither the Touchstone articles nor Touchstone bylaws provide for an exclusive forum provision.	Neither the First National bylaws nor First National articles provide for an exclusive forum provision.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF FIRST NATIONAL
Stock Ownership of Directors and Executive Officers
The following table sets forth information as of July 2, 2024, regarding the number of shares of First National common stock beneficially owned by each director, by First National’s executive officers and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the director or executive officer living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time, plus shares held in certain trust relationships that may be deemed to be beneficially owned by the nominees under the rules and regulations of the SEC; however, the inclusion of such shares does not constitute an admission of beneficial ownership.
The address for each of the following individuals is First National Corporation, 112 West King Street, Strasburg, Virginia 22657.
Stock Ownership Table
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class (%)
Jason C. Aikens	22,273(2)	*
Emily Marlow Beck	27,084(2)	*
M. Shane Bell	28,826	*
Boyce Brannock	5,708(2)	*
Elizabeth H. Cottrell	15,742	*
Dennis A. Dysart	37,024	*
W. Michael Funk	15,670	*
Scott C. Harvard	70,211	1.12%
George Edwin Holt, III	46,110(2)	*
Kirtesh Patel	22,111	*
Gerald F. Smith, Jr.	413,377(2)(3)	6.58%
James R. Wilkins, III	445,482(2)	7.09%
All executive officers and group (12 persons)	1,149,618(2)	18.30%
*	Indicates that holdings amount to less than 1% of the issued and outstanding First National common stock.
(1)
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days. There were no shares for which any executive officer or director had the right to acquire beneficial ownership within 60 days.

(2)
Amounts presented include shares of common stock that the individuals beneficially own indirectly through family members and affiliated companies and other entities, as follows: Mr. Aikens 15,336; Ms. Beck 20,870; Mr. Brannock, 110; Mr. Holt, 6,596; Mr. Smith, 900; and Mr. Wilkins, 146,133.

(3)	Mr. Smith has disclaimed beneficial ownership of 900 shares held in a trust account for the benefit of his child.

Stock Ownership of Certain Beneficial Owners
The following table sets forth, as of July 2, 2024, unless otherwise noted, certain information with respect to the beneficial ownership of shares of First National common stock by each person who owns, to First National’s knowledge, more than 5% of the outstanding shares of First National common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Fourthstone LLC 575 Maryville Center Drive, Suite 110 St. Louis, Missouri 63141	620,651(1)	9.88%
James R. Wilkins, III 1016 Lake St. Clair Drive Winchester, Virginia 22603	445,482(2)	7.09%
Gerald F. Smith, Jr. 549 Merrimans Lane Winchester, Virginia 22601	413,377(3)	6.58%
Siena Capital Partners I, L.P. 205 West Wacker Drive, Suite 1950B Chicago, Illinois 60606	316,343(4)	5.04%
(1)	According to Schedule 13G/A filed with the SEC on May 14, 2024, Fourthstone LLC reported that, as of March 31, 2024, it had shared voting power and shared dispositive power over 620,651 shares.
(2)	The amounts presented include 146,133 shares of common stock that Mr. Wilkins beneficially owns indirectly through family members and affiliated companies.
(3)	The amounts presented include 900 shares of common stock that Mr. Smith beneficially owns indirectly through a trust for the benefit of his child.
(4)
According to Schedule 13G/A filed with the SEC on May 15, 2024, Siena Capital Partners I, L.P. reported that, as of March 31, 2024, it had sole voting power and sole dispositive power over 316,343 shares.

INFORMATION ABOUT TOUCHSTONE
History, Business, and Properties
General
Touchstone Bankshares, Inc. was incorporated under the laws of Virginia on January 13, 2020 to become the parent bank holding company for Touchstone Bank. Touchstone Bank is a Virginia chartered commercial bank and member of the Federal Reserve System. Touchstone Bank began operations in June 1906. It offers a full range of banking and financial services to individuals, professionals, and small and medium-sized businesses through 12 branch offices and two loan production centers located in southcentral Virginia and northcentral North Carolina. More information about Touchstone is available by visiting the “Investor Relations” link under the “About Us” link on its website at https://www.touchstone.bank. Information contained on Touchstone’s website does not constitute part of, and is not incorporated into, this joint proxy statement/prospectus.
Properties
Touchstone, through its primary operating subsidiary, Touchstone Bank, owns or leases buildings that are used in the normal course of business. Touchstone’s headquarters is located at 4300 Crossings Boulevard, Prince George, Virginia 23875. Touchstone believes all its properties are in good operating condition and are adequate for Touchstone’s present and future needs.
Competition
Touchstone competes with numerous other commercial banks, both large and small, as well as non-bank institutions. The primary competition from non-bank institutions for deposits in Touchstone’s markets comes from insurance companies, national and regional brokerages and credit unions. The primary competition from non-bank institutions for loans in Touchstone’s markets comes from credit unions, finance companies, national and regional brokerages, governmental lenders and other specialty lenders. Insurance companies offer money market accounts, pension plans, certificates of deposit, individual retirement accounts and similar products. In addition, changes in laws and regulations have allowed credit unions to compete with commercial banks more effectively by removing some of the distinguishing characteristics between banks and credit unions. Credit unions are able to offer demand deposit accounts and consumer and commercial loans that were traditionally provided only by banks. Competition from online banks and lenders has also increased significantly. These institutions are able to advertise and operate in Touchstone’s markets without physical branches, and are able to attract customers that previously would have been required to visit traditional banks for their banking needs.
Services of Touchstone
Touchstone offers a wide range of banking and related financial services through Touchstone Bank, including checking, savings, certificates of deposit and other depository services, and commercial, real estate and consumer loans. Touchstone Bank specializes in providing customized financial services to individuals, professionals, and small and medium-sized businesses. Deposits with Touchstone Bank are insured to the maximum amount provided by the FDIC.
Employees
As of March 31, 2024, Touchstone and its subsidiaries had a total of 103 full-time employees and five part-time employees. None of Touchstone’s employees is covered by a collective bargaining agreement. Touchstone considers its relations with its employees to be good.
Legal Proceedings
In the ordinary course of operations, Touchstone may be party to various legal proceedings from time to time. Touchstone does not believe there is any pending or threatened proceeding against it, which, if determined adversely, would have a material effect on its business, results of operations, or financial condition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF TOUCHSTONE
The following table sets forth information known to Touchstone with respect to beneficial ownership of Touchstone stock as of July 2, 2024 for (i) each director of Touchstone, (ii) each executive officer of Touchstone, and (iii) all executive officers and directors of Touchstone as a group. The mailing address for each beneficial owner listed in the table below is care of Touchstone Bankshares, Inc., 4300 Crossings Boulevard, Prince George, Virginia 23875.
	Common Stock		Series A Preferred Stock
Name	Number of Shares Beneficially Owned(1)	Percent of Class	Number of Shares Beneficially Owned(1)	Percent of Class
G. Nelson Baird	22,226	*	—	*
Harry D. Baird, III	21,600	*	—	*
James R. Black	20,278	*	—	*
James A. Butts, III	10,007	*	—	*
Joan D. Clarke	6,893	*	—	*
J. Scott Deadmon	5,664	*	—	*
Thomas F. Edmunds, III	7,920	*	175(2)	*
J. Allan Funk	5,563	*	—	*
Rudy L. Hawkins	56,079	1.71%	—	*
Toni T. Lee-Andrews	4,591	*	—	*
Richard M. Liles	33,912(2)	1.04%	—	*
J. Adam Sothen	1,112	*	—	*
Mark D. Specter	11,401	*	—	*
Norman D. Wagstaff, Jr.	120,000	3.67%	—	*
Ronald S. Wells	21,739(2)	*	—	*
William S. Wilkinson	25,545(2)	*	—	*
All directors and executive officers as a group (16 persons)(3)	374,530	11.45%	175(2)	*
*	Represents less than 1% of the applicable class of Touchstone’s stock.
(1)
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security, the power to dispose of or direct the disposition of the security, or the right to acquire beneficial ownership of the security within 60 days.

(2)
Includes shares held by affiliated corporations, close relatives and dependent children, and shares held jointly with spouses or as custodians or trustees, as follows: Mr. Edmunds, 175 shares; Mr. Liles, 14,060 shares; Mr. Wells, 215 shares; and Mr. Wilkinson, 935 shares.

(3)	Includes 10,709 shares of unvested restricted stock, subject to a vesting schedule, forfeiture risk and other restrictions. These shares can be voted at the Touchstone special meeting.
The following table sets forth, as of July 2, 2024, information with respect to the beneficial ownership of shares of Touchstone common stock by each person who owns, to Touchstone’s knowledge, more than 5% of the outstanding shares of Touchstone common stock.
Name	Number of Shares Beneficially Owned(1)	Percent of Class
The Bank of Southside Virginia 17208 Halligan Park Road Carson, Virginia 23830	165,960	5.07%
AllianceBernstein L.P. 1345 Avenue of the Americas New York, New York 10105	273,650	8.36%
(1)
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security, the power to dispose of or direct the disposition of the security, or the right to acquire beneficial ownership of the security within 60 days.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION FOR TOUCHSTONE
As used in this section, unless the context otherwise requires, references to “Touchstone”, “we,” “us” and “our” refer to Touchstone and Touchstone Bank, on a consolidated basis.
The following discussion and analysis is intended to provide an overview of the significant factors affecting the financial condition and results of operations of Touchstone for the three months ended March 31, 2024, and 2023 and the years ended December 31, 2023, and 2022. The following discussion and analysis should be read in conjunction with the sections of this joint proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” and Touchstone’s consolidated financial statements and the accompanying notes included as Annex D to this joint proxy statement/prospectus.
Overview
Touchstone is a Virginia corporation that owns all of the outstanding shares of common and preferred stock of Touchstone Bank, a Virginia-chartered financial institution headquartered in Prince George, Virginia that offers community banking services through ten branches serving Southern and Central Virginia and two branches and two loan centers serving Northern North Carolina.
Touchstone generates most of its income from interest and fee income on loans, service charges on deposit accounts and interest income from investment securities and deposits in other financial institutions. Touchstone incurs interest expense on deposits and other borrowed funds and noninterest expenses such as salaries and employee benefits, occupancy expense, furniture and equipment expense, data processing and other operating expenses. Net interest income is the largest source of Touchstone’s revenue. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and shareholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.
Changes in the market interest rates and interest rates Touchstone earns on interest-earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and shareholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in Touchstone’s loan portfolio are affected by, among other factors, economic and competitive conditions in Virginia and North Carolina, as well as developments affecting the real estate, technology, financial services, insurance, transportation, manufacturing and homebuilding sectors within Touchstone’s target market.
Critical Accounting Estimates
Our consolidated financial statements are prepared based on the application of accounting policies in accordance with generally accepted accounting principles (“GAAP”) and follow general practices within the banking industry. These policies require the reliance on estimates, assumptions and judgments, which may prove inaccurate or are subject to variations. Changes in underlying factors, estimates, assumptions or judgements could have a material impact on our future financial condition and results of operations.
Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgements and, as such, have a greater possibility of producing results that could be materially different than originally reported. We have identified the determination of the allowance for credit losses, valuation of deferred tax assets, and the estimated fair value of financial instruments to be the accounting areas that require the most subjective or complex judgments and, as such, could be most subject to revision as new or additional information becomes available or circumstances change, including overall changes in the economic climate and/or market interest rates. Therefore, we consider these policies, discussed below, to be critical accounting estimates and discuss them directly with the Audit Committee of our board of directors.
Our significant accounting policies are presented in Note 1 of our audited consolidated financial statements included as Annex D to this joint proxy statement/prospectus. These policies, along with the disclosures presented in the other financial statement notes and in this discussion, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Recent accounting pronouncements and standards that have impacted or could potentially affect us are also discussed in Note 1 of our audited consolidated financial statements included as Annex D to this joint proxy statement/prospectus.
Allowance for credit losses
A critical accounting policy is our accounting policy related to the allowance for credit losses (“ACL”). Effective January 1, 2023, we adopted Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Measurement of Current Expected Credit Losses on Financial Instruments, which modified the accounting for credit losses from an incurred loss model to an expected credit loss model. Under the incurred loss model, losses on financial instruments are recognized when it is probable that a loss has been incurred, while CECL is an “expected credit loss” model, which represents management’s estimate of expected credit losses over the life of the loan portfolio. The level of the ACL is calculated to maintain a reserve level that management considers sufficient to absorb estimated credit losses for financial instruments within the scope of CECL. The determination of the ACL involves a greater amount of judgment and complexity than our other significant accounting policies. Management’s determination of the adequacy of the ACL is based on the periodic evaluation of borrowers’ abilities to make loan payments, economic conditions, and other subjective factors. The evaluation has subjective components requiring material estimates that include the projection of remaining loan pool balances over their remaining lives, the projection of loss rates, and the projection of ACL volumes. All these factors may be susceptible to significant change and when actual results differ from the estimates, additional provisions for credit losses may be required which would adversely impact profitability.
In addition to the quantitative analysis, qualitative factors are used to adjust Touchstone’s historical loss data for current conditions and reasonable and supportable economic forecasts. Qualitative factors considered include, but may not be limited to, the following: our lending policies and procedures, including changes in underwriting standards and practices for collections, write-offs, and recoveries; actual and expected changes in international, national, regional, and local economic and business conditions and developments that affect the collectability of financial assets; the nature and volume of our financial assets; the experience, ability, and depth of our lending, investment, collection, and other relevant management and staff; the existence, growth, and effect of any concentrations of credit; changes in volume and severity of adversely graded loans; changes in interest rates; and declining values in a recessionary economy. The qualitative risk factor adjustments are applied to each loan portfolio segmentation at a global level except for “changes in volume and severity of adversely graded loans”, which is applied specifically to watch and special mention credits.
We measure expected credit losses for loans on a pooled basis when similar risk characteristics exist. We have identified the loan portfolio segmentation by FFIEC Call Report loan codes and calculate the allowance for credit losses for each using a Lifetime of Probability of Default / Loss Given Default (“Lifetime PD/LGD”) methodology because of the historical loss information we have on our loan portfolio, which is less subjective in nature, than the other methodologies available. For loan portfolio segmentations that have no or very minimal historical loss information to derive a Lifetime PD/LGD, a similar loan portfolio segmentation Lifetime PD/LGD (i.e., link Lifetime PD/LGD) is used until enough historical loss information is observed. Under this methodology an estimate of probability of default and a lifetime loss rate is applied to the portfolio segment based on the loss history during the economic life cycle of these type of loans.
For further information regarding our Allowance for Credit Losses see Note 1 and Note 4 in our audited consolidated financial statements included as Annex D to this joint proxy statement/prospectus.
Valuation of deferred tax assets
Touchstone recognizes deferred tax assets and liabilities for future tax consequences arising from differences between the carrying amounts of existing assets and liabilities under GAAP and their respective tax basis. Touchstone evaluates the recoverability of its deferred tax assets at each year-end, weighing all positive and negative evidence, and establishes or maintains a valuation allowance for these assets if it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized. The weight given to the evidence is commensurate with the extent to which the evidence can be objectively verified. If negative evidence exists, positive evidence of greater weight is necessary to support a conclusion that a valuation allowance is not needed.
The framework for assessing the recoverability of deferred tax assets requires all evidence available to be weighed, including: (1) the sustainability of recent profitability required to realize the deferred tax assets; (2) the cumulative net income or losses in the consolidated statements of operations in recent years; and (3) unsettled circumstances that, if unfavorably resolved, would adversely affect future operations and profit levels on a continuing basis in future years.
For further information regarding our deferred tax assets and liabilities see Note 1 and Note 8 in our audited consolidated financial statements included as Annex D to this joint proxy statement/prospectus.
Fair value measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based on quoted market prices, or if market prices are not available, is estimated using models employing various techniques.
The significant assumptions used in the models are independently verified against observable market data where possible. When observable market data is not available, the estimate of fair value becomes more subjective and involves a high degree of judgment. In this circumstance, fair value is estimated based on our judgment regarding the value that market participants would assign to the asset or liability. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there are inherent limitations to any valuation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.
A portion of our assets are carried at fair value on our consolidated balance sheet. The majority of these assets are measured at fair value on a recurring basis, however, certain assets are measured at fair value on a nonrecurring basis based on the fair value of the underlying collateral.
For further information regarding the valuation of our financial instruments, see Note 1 and Note 17 in our audited consolidated financial statements included as Annex D to this joint proxy statement/prospectus.
Results of Operations for the Three Months Ended March 31, 2024 and 2023
Touchstone reported net income available to common shareholders of $327 thousand for the three months ended March 31, 2024. Basic and diluted earnings per common share for the three months ended March 31, 2024, was $0.10, while return on average assets (annualized), return on average common equity (annualized) and the adjusted efficiency ratio (non-GAAP) was 0.20%, 2.93%, and 92.81%, respectively. By comparison, Touchstone reported a net loss available to common shareholders for the three months ended March 31, 2023 of $196 thousand, and basic and diluted loss per common share was $0.06. Return on average assets (annualized), return on average common equity (annualized), and the adjusted efficiency ratio (non-GAAP) was (0.13)%, (1.89)%, and 89.08%, respectively, for the three months ended March 31, 2023.
Touchstone’s results of operations for the three months ended March 31, 2024 were negatively impacted by incurring $543 thousand in merger related expenses in connection with its pending merger with First National. Excluding the impact of the merger related expenses, for the three months ended March 31, 2024, Touchstone would have reported adjusted net income available to common shareholders of $756 thousand, adjusted basic and diluted earnings per common share of $0.23, and an adjusted return on average assets (annualized), an adjusted return on average common equity (annualized) and an adjusted efficiency ratio (non-GAAP) of 0.46%, 6.76%, and 83.62%, respectively.
The following table presents, for the period indicated, a reconciliation of core earnings, which is a non-GAAP financial measure.
(in thousands, except per share data)	Year to Date March 31, 2024
Reconciliation of non-GAAP Financial Measures(1):
Net income before one-time adjustments	$327
Merger related expenses, net of tax effect	429
Core earnings(1)	$756
Core earnings per share available to common shareholders:
Basic	$0.23
Diluted	$0.23

(in thousands, except per share data)	Year to Date March 31, 2024
Average common shares outstanding, basic	3,270,982
Average common shares outstanding, diluted	3,300,130

Performance Ratios:
Adjusted return on average assets (annualized)	0.46%
Adjusted return on average common equity (annualized)	6.76%
Adjusted efficiency ratio (non-GAAP)	83.62%
(1)
Core earnings is determined by methods other than in accordance with U.S. generally accepted accounting principles ("GAAP"). Non-GAAP measures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

For further information regarding the definition and calculation of the adjusted efficiency ratio, which is a non-GAAP financial measure, see the “Adjusted Efficiency Ratio” section of this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Net Interest Income
Net interest income is the difference between interest income on earning assets, such as loans and investment securities, and interest expense on liabilities, such as deposits and borrowings, which are used to fund those assets. The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net interest income and net interest margin.
Net interest income for the three months ended March 31, 2024, and 2023, was $5.1 million and $5.4 million, respectively, representing a decrease of $340 thousand, or 6.3%. The net interest margin decreased 46 basis points from 3.77% in the first quarter of 2023 to 3.31% for the same quarter in 2024 due primarily to material repricing on interest-bearing liabilities driven by competitive pressures in the higher interest rate environment and the negative banking industry developments associated with multiple high-profile bank failures that occurred during the first six months of 2023 and the time needed for interest-earning assets to reprice higher. While Touchstone’s yields on interest-earning assets continued to reprice higher as compared to the prior period, the overall cost of funds increased at a faster pace.
Net interest income decreased due primarily to increases in interest expense on both deposits and borrowings. Total interest expense was $2.8 million for the three months ended March 31, 2024, compared with $1.5 million for the three months ended March 31, 2023. The increase was primarily driven by increases in expense on deposits and borrowings which were $2.0 million and $805 thousand for the three months ended March 31, 2024, respectively, compared with $899 thousand and $594 thousand for the three months ended March 31, 2023, respectively. In addition, certificate of deposit balances grew, reflecting customer desire to shift into higher yielding products. The growth in certificate of deposit balances, combined with competitive pressures in the higher interest rate environment, resulted in interest expense of $1.2 million for the three months ended March 31, 2024, compared with $588 thousand for the three months ended March 31, 2023.
The increase in interest expense was partially offset by an increase in interest income on both loans and investment securities which totaled $6.8 million and $642 thousand for the three months ended March 31, 2024, respectively, compared with $6.2 million and $559 thousand for the three months ended March 31, 2023, respectively.

The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Any nonaccruing loans have been included in the table as loans carrying a zero yield.
	Three Months Ended
	March 31, 2024			March 31, 2023
	Average Balance	Interest Earned/ Interest Paid	Average Yield/Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Deposits in other financial institutions	$17,096	$204	4.80%	$4,612	$42	3.69%
Federal funds sold	17,029	226	5.34%	10,627	122	4.66%
Investment securities	72,529	519	2.88%	76,418	533	2.83%
Restricted securities	4,040	123	12.25%	2,758	26	3.82%
Loans	508,356	6,801	5.38%	490,195	6,204	5.13%
Total interest-earning assets	619,050	7,873	5.12%	584,610	6,927	4.81%
Allowance for credit losses	(4,985)			(4,901)
Interest-earning assets, net	614,065			579,709
Noninterest-earning assets	45,279			44,439
Total assets	$659,344			$624,148

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$127,841	255	0.80%	$141,375	188	0.54%
Money market deposits	60,787	364	2.41%	54,536	42	0.31%
Savings deposits	76,320	128	0.67%	76,330	81	0.43%
Certificates and other time deposits	144,959	1,227	3.40%	120,936	588	1.97%
FHLB advances	49,000	557	4.57%	31,000	346	4.53%
Subordinated debt, net	17,742	248	5.62%	17,630	248	5.70%
Total interest-bearing liabilities	476,649	2,779	2.34%	441,807	1,493	1.37%
Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	133,480			136,212
Other liabilities	4,210			4,268
Total liabilities	614,339			582,287
Shareholders' equity	45,005			41,861
Total liabilities and shareholders' equity	$659,344			$624,148
Net interest rate spread			2.77%			3.43%
Net interest income and margin(1)		$5,094	3.31%		$5,434	3.77%
(1)	The net interest margin is equal to annualized net interest income divided by average interest-earning assets.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.
	For the Three Months Ended March 31,
	2024 vs. 2023
	Increase (Decrease) Due to Change in		Total
	Volume	Rate
	(Dollars in thousands)
Interest-Earning Assets:
Deposits in other financial institutions	$115	$47	$162
Federal funds sold	74	30	104
Investment securities	(27)	13	(14)
Restricted securities	12	85	97
Loans	232	365	597
Total increase in interest income	406	540	946

Interest-Bearing Liabilities:
Interest-bearing demand deposits	(18)	85	67
Money market deposits	5	317	322
Savings deposits	—	47	47
Certificates and other time deposits	118	521	639
FHLB advances	203	8	211
Subordinated debt, net	2	(2)	—
Total increase in interest expense	310	976	1,286

Increase (decrease) in net interest income	$96	$(436)	$(340)
Provision for Credit Losses
Touchstone’s provision for credit losses is a charge to income in order to bring its allowance for credit losses to a level deemed appropriate by management. The provision for credit losses was $0 for the three months ended March 31, 2024, compared to $1.0 million for the three months ended March 31, 2023. The provision for credit losses for the three months ended March 31, 2023, was related to Touchstone’s previous investment in Signature Bank of New York subordinated debt that was fully charged-off in the first quarter of 2023 and subsequently sold in the fourth quarter of 2023. As of March 31, 2024, Touchstone’s credit quality metrics remained strong with minimal nonperforming assets and past due loans.
Noninterest Income
Touchstone’s primary sources of noninterest income are service charges on deposit accounts, including debit card and ATM card income, as well as secondary market origination fees, bank-owned life insurance, and other operating income. Noninterest income does not include loan origination fees, which are recognized over the life of the related loan as an adjustment to yield using the straight-line method.
Noninterest income totaled $814 thousand for the three months ended March 31, 2024, an increase of $46 thousand, or 6.0%, when compared to the same period in 2023.
The following table is a comparison of the components of noninterest income for the three months ended March 31, 2024, and 2023:
	For the Three Months Ended March 31,		Change $	Change %
(dollars in thousands)	2024	2023
Service charges on deposit accounts	$492	$473	$19	4.0%
Secondary market origination fees	58	—	58	100.0%
Bank-owned life insurance	60	75	(15)	-20.0%
Other operating income	204	220	(16)	-7.3%
Total	$814	$768	$46	6.0%

Notable variances for the noninterest income table above are as follows:
•
The increase in service charges on deposit accounts was primarily due to an increase in ATM and debit card interchange fees, partially offset by small business and commercial accounts receiving higher earnings credit rates which offset previous fee opportunities.

•
The increase in secondary market origination fees was primarily due to prior year investments in personnel and related products and services, partially offset by the continued slowing of home refinancing and purchases.

•	The decrease in other operating income was primarily due to a decrease in merchant services fees, partially offset by increases in income from other investments.
Noninterest Expense
Touchstone’s primary components of noninterest expense are salaries and employee benefits, occupancy expense, furniture and equipment expense, data processing, and other noninterest expenses.
Noninterest expense totaled $5.5 million for the three months ended March 31, 2024, a decrease of $42 thousand, or 0.8%, when compared to the same period in 2023.
The following table is a comparison of the components of noninterest expense for the three months ended March 31, 2024, and 2023:
	For the Three Months Ended March 31,		Change $	Change %
(dollars in thousands)	2024	2023
Salaries and employee benefits	$2,634	$3,082	$(448)	-14.5%
Occupancy expense	336	313	23	7.3%
Furniture and equipment expense	281	277	4	1.4%
Data processing	365	307	58	18.9%
Telecommunications	146	149	(3)	-2.0%
Legal and professional fees	135	174	(39)	-22.4%
FDIC insurance assessments	98	53	45	84.9%
Merger related expenses	543	—	543	100.0%
Other noninterest expenses	945	1,170	(225)	-19.2%
Total	$5,483	$5,525	$(42)	-0.8%
Notable variances for the noninterest expense table above are as follows:
•
The decrease in salaries and employee benefits was primarily due to managements focused efforts to streamline operations and improve efficiencies after Touchstone Bank’s core operating system conversion upgrade was completed during the first quarter of 2023. These efforts lead to a reduction in the work force that was implemented during the third quarter of 2023, with full cost savings becoming accretive in the fourth quarter of 2023. In addition, this decrease was driven by lower expenses related to bonus accruals, payroll taxes, benefit costs including 401(k) contributions, and deferred incentive compensation, which were partially offset by merit increases, wage inflation, and a lower impact from deferred loan origination costs.

•
The increase in occupancy expense was primarily due to higher expenses related to leases, repairs and maintenance, utilities, and property taxes, which were partially offset by lower expenses related to depreciation.

•	The increase in data processing was primarily due to additional services, as well as volume based and other one-time charges.
•	The decrease in legal and professional fees was primarily due to lower expenses related to professional fees, which was partially offset by higher expenses related to legal, audit and compliance.

•
The increase in FDIC insurance assessments was primarily due to growth in Touchstone’s assessment base and an increase to the initial base deposit insurance assessment rate schedules that began with the first quarterly assessment period of 2023.

•
The increase in merger related expenses was primarily due to legal and investment banker fees, as well as other costs associated with the pending merger with First National that were incurred during the first quarter of 2024, as compared to no merger related expenses being incurred during the same period of 2023.

•
The decrease in other noninterest expenses was primarily due to lower expenses related to network management services, marketing and advertising, loans, meals and entertainment, other losses, miscellaneous other operating, and core deposit intangible amortization, which were partially offset by higher expenses related to Internet banking, shareholder relations, customer service, and state franchise taxes.

Adjusted Efficiency Ratio
The adjusted efficiency ratio is a supplemental financial measure utilized in management’s internal evaluation of Touchstone’s performance and is not calculated based on GAAP. A GAAP-based efficiency ratio is calculated by dividing total noninterest expense by the sum of net interest income and total noninterest income, as shown in the Consolidated Statements of Income. The adjusted efficiency ratio is calculated by excluding from noninterest income the net gains and losses on the sale of investment securities and fixed assets, and by excluding from noninterest expense the net gains and losses on the sale of other real estate owned and merger related expenses, which can vary widely from period to period. Additionally, income taxes and provision for credit losses are not included in this calculation. An increase in the adjusted efficiency ratio indicates that more resources are being utilized to generate the same volume of income and/or being invested to generate future income, while a decrease would indicate a more efficient allocation of resources. Touchstone’s adjusted efficiency ratio was 92.8% for the three months ended March 31, 2024, compared to 89.1% for the three months ended March 31, 2023. Touchstone’s adjusted efficiency ratio, excluding merger related expenses, was 83.6% for the three months ended March 31, 2024.
The following table presents, for the periods indicated, the reconciliation of the adjusted efficiency ratio, which is a non-GAAP financial measure.
(dollars in thousands)	For the quarter ended March 31, 2024	For the quarter ended March 31, 2023
Reconciliation of non-GAAP Financial Measures(1):
Noninterest expense	$5,483	$5,525
Add/(Subtract): (losses)/gains on sale of other real estate owned, net	—	—
	$5,483	$5,525
Net interest income	5,094	5,434
Noninterest income	814	768
Add/(Subtract): (gains)/losses on sale of fixed assets, net	—	—
Add/(Subtract): securities (gains)/losses, net	—	—
	$5,908	$6,202
Adjusted efficiency ratio	92.81%	89.08%
Noninterest expense	$5,483
Add/(Subtract): (losses)/gains on sale of other real estate owned, net	—
(Subtract): merger related expenses	(543)
	$4,940
Net interest income	5,094
Noninterest income	814
Add/(Subtract): (gains)/losses on sale of fixed assets, net	—
Add/(Subtract): securities (gains)/losses, net	—
	$5,908
Adjusted efficiency ratio	83.62%
(1)
The adjusted efficiency ratio is determined by methods other than in accordance with GAAP. Non-GAAP measures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Income Taxes
The amount of federal and state income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income and the amount of other nondeductible expenses. Income tax expense increased $234 thousand for the three months ended March 31, 2024, compared with the same period in 2023. Touchstone’s effective tax rate was 23.1% for the three months ended March 31, 2024, compared to 41.1% for the three months ended March 31, 2023.
Results of Operations for the Years Ended December 31, 2023 and 2022
For the twelve months ended December 31, 2023, Touchstone reported net income available to common shareholders of $1.6 million. Basic and diluted earnings per common share for the twelve months ended December 31, 2023, was $0.49, while return on average assets, return on average common equity and the adjusted efficiency ratio (non-GAAP) was 0.25%, 3.73%, and 88.50%, respectively. By comparison, Touchstone’s net income available to common shareholders for the twelve months ended December 31, 2022, was $4.0 million and basic and diluted earnings per common share was $1.24. Return on average assets, return on average common equity, and the adjusted efficiency ratio (non-GAAP) was 0.67%, 8.90%, and 77.91%, respectively, for the twelve months ended December 31, 2022.
For further information regarding the definition and calculation of the adjusted efficiency ratio, which is a non-GAAP financial measure, see the “Adjusted Efficiency Ratio” section of this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Net Interest Income
Net interest income for the twelve months ended December 31, 2023, and 2022, was $20.8 million and $20.6 million, respectively, representing an increase of $250 thousand, or 1.2%. The net interest margin decreased 20 basis points from 3.66% for the twelve months ended December 31, 2022 to 3.46% for the same period in 2023 due primarily to repricing on interest-bearing liabilities, driven by competitive pressures in the higher interest rate environment and the negative banking industry developments associated with multiple high-profile bank failures that occurred during the first six months of 2023, occurring at a faster pace than the time needed for interest-earning assets to reprice higher.
Net interest income increased due primarily to increases in interest income on loans, deposits in banks, and federal funds sold which totaled $25.9 million, $640 thousand, and $686 thousand for the twelve months ended December 31, 2023, respectively, compared with $20.6 million, $150 thousand, and $154 thousand for the twelve months ended December 31, 2022, respectively.
The increase in interest income was partially offset by an increase in interest expense on both deposits and borrowings. Total interest expense was $8.6 million for the twelve months ended December 31, 2023, compared with $2.5 million for the twelve months ended December 31, 2022. The increase was primarily driven by increases in expense on deposits and borrowings which were $5.8 million and $2.9 million for the twelve months ended December 31, 2023, respectively, compared with $1.4 million and $1.1 million for the twelve months ended December 31, 2022, respectively.
The average yield on interest-earning assets and the average rate paid on interest-bearing liabilities are primarily impacted by changes in market interest rates as well as changes in the volume and relative mix of the underlying assets and liabilities.

The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Any non-accruing loans have been included in the table as loans carrying a zero yield.
	Years Ended
	December 31, 2023			December 31, 2022
	Average Balance	Interest Earned/ Interest Paid	Average Yield/Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Deposits in other financial institutions	$12,691	$640	5.04%	$11,994	$150	1.25%
Federal funds sold	13,259	686	5.17%	15,221	154	1.01%
Investment securities	73,004	2,034	2.79%	85,829	2,103	2.45%
Restricted securities	3,373	177	5.25%	1,505	72	4.78%
Loans	501,065	25,935	5.18%	447,649	20,599	4.60%
Total interest-earning assets	603,392	29,472	4.88%	562,198	23,078	4.10%
Allowance for credit losses	(4,942)			(4,619)
Interest-earning assets, net	598,450			557,579
Noninterest-earning assets	45,799			44,385
Total assets	$644,249			$601,964

Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$135,057	1,002	0.74%	$108,720	306	0.28%
Money market deposits	49,825	516	1.04%	78,673	309	0.39%
Savings deposits	78,949	482	0.61%	72,465	111	0.15%
Certificates and other time deposits	137,300	3,753	2.73%	99,967	639	0.64%
FHLB advances	40,951	1,879	4.59%	3,033	149	4.91%
Subordinated debt, net	17,672	991	5.61%	16,772	965	5.75%
Total interest-bearing liabilities	459,754	8,623	1.88%	379,630	2,479	0.65%
Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	138,188			172,844
Other liabilities	3,843			4,007
Total liabilities	601,785			556,481
Shareholders' equity	42,464			45,483
Total liabilities and shareholders' equity	$644,249			$601,964

Net interest rate spread			3.00%			3.45%
Net interest income and margin(1)		$20,849	3.46%		$20,599	3.66%
(1)	The net interest margin is equal to annualized net interest income divided by average interest-earning assets.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.
	For the Years Ended December 31,
	2023 vs. 2022
	Increase (Decrease) Due to Change in
	Volume	Rate	Total
	(Dollars in thousands)
Interest-Earning Assets:
Deposits in other financial institutions	$9	$481	$490
Federal funds sold	(20)	552	532
Investment securities	(314)	245	(69)
Restricted securities	89	16	105
Loans	2,457	2,879	5,336
Total increase in interest income	2,221	4,173	6,394

Interest-Bearing Liabilities:
Interest-bearing demand deposits	74	622	696
Money market deposits	(113)	320	207
Savings deposits	10	361	371
Certificates and other time deposits	239	2,875	3,114
FHLB advances	1,862	(132)	1,730
Subordinated debt, net	52	(26)	26
Total increase in interest expense	2,124	4,020	6,144

Increase in net interest income	$97	$153	$250
Provision for Credit Losses
Touchstone recorded $978 thousand in provision for credit losses for the twelve months ended December 31, 2023, as compared to $605 thousand in provision for credit losses for the twelve months ended December 31, 2022, representing an increase of $373 thousand, or 61.7%. The increase in the provision for credit losses for the twelve months ended December 31, 2023, as compared to the same period of 2022, was primarily due to $794 thousand in provision for credit losses, net of $206 thousand in recoveries, related to Touchstone’s previous investment in Signature Bank of New York subordinated debt that was fully charged-off in the first quarter of 2023 and subsequently sold in the fourth quarter of 2023, which was partially offset by lower loan growth and net charge-offs.
Noninterest Income
Touchstone’s primary sources of noninterest income are service charges on deposit accounts, including debit card and ATM card income, as well as secondary market origination fees, bank-owned life insurance, and other operating income. Noninterest income does not include loan origination fees, which are recognized over the life of the related loan as an adjustment to yield using the straight-line method.
Noninterest income totaled $3.5 million for the twelve months ended December 31, 2023, a decrease of $60 thousand, or 1.7%, when compared to the same period in 2022.

The following table is a comparison of the components of noninterest income for the twelve months ended December 31, 2023, and 2022:
	For the Twelve Months Ended December 31,
(dollars in thousands)	2023	2022	Change $	Change %
Service charges on deposit accounts	$1,937	$2,046	$(109)	-5.3%
Secondary market origination fees	258	184	74	40.2%
Bank-owned life insurance	290	300	(10)	-3.3%
Bank-owned life insurance death benefits	19	343	(324)	-94.5%
(Loss) on security sales	—	(135)	135	-100.0%
(Loss) on sale of fixed assets	—	(90)	90	-100.0%
Other operating income	1,003	919	84	9.1%
Total	$3,507	$3,567	$(60)	-1.7%
Notable variances for the noninterest income table above are as follows:
•
The decrease in service charges on deposit accounts was primarily due to small business and commercial accounts receiving higher earnings credit rates which offset previous fee opportunities, and a decrease in ATM and debit card interchange fees.

•
The increase in secondary market origination fees was primarily due to prior year investments in personnel and related products and services, partially offset by the continued slowing of home refinancing and purchases.

•
The decrease in bank-owned life insurance death benefits was primarily due to the initial proceeds from bank owned life insurance contracts that were received as the result of the deaths of a former officer and a former director during the twelve months ended December 31, 2022. The remaining proceeds from these bank-owned life insurance contracts were received during the twelve months ended December 31, 2023.

•
The decrease in loss on security sales was primarily due to Touchstone selling approximately $6 million of its investment securities portfolio in the third quarter of 2022 at a pre-tax loss of $135 thousand to boost its on-balance sheet cash position for future loan fundings. There were no losses on sales of investment securities for the same period of 2023.

•
The decrease in loss on sale of fixed assets was primarily due to Touchstone selling various fixed assets at a loss throughout the 2022 operating period. There were no losses on the sale of fixed assets for the same period of 2023.

•	The increase in other operating income was primarily due to increases in income from other investments.
Noninterest Expense
Touchstone’s primary components of noninterest expense are salaries and employee benefits, occupancy expense, furniture and equipment expense, data processing, and other noninterest expenses.
Noninterest expense totaled $21.5 million for the twelve months ended December 31, 2023, an increase of $2.5 million, or 13.3%, when compared to the same period in 2022.
The following table is a comparison of the components of noninterest expense for the twelve months ended December 31, 2023, and 2022:
	For the Twelve Months Ended December 31,
(dollars in thousands)	2023	2022	Change $	Change %
Salaries and employee benefits	$11,699	$10,564	$1,135	10.7%
Occupancy expense	1,249	1,263	(14)	-1.1%
Furniture and equipment expense	1,118	1,165	(47)	-4.0%
Data processing	1,389	624	765	122.6%
Telecommunications	604	777	(173)	-22.3%
Legal and professional fees	777	812	(35)	-4.3%

	For the Twelve Months Ended December 31,
(dollars in thousands)	2023	2022	Change $	Change %
(Gains) on other real estate owned	(23)	—	(23)	-100.0%
FDIC insurance assessments	366	220	146	66.4%
Other noninterest expenses	4,353	3,577	776	21.7%
Total	$21,532	$19,002	$2,530	13.3%
Notable variances for the noninterest expense table above are as follows:
•
The increase in salaries and employee benefits was primarily due to additional staffing during a growth and core operating system conversion upgrade period along with merit increases and wage inflation. Upon completion of the core operating system conversion upgrade during the first quarter of 2023, management focused its efforts to streamline operations and improve efficiencies. These efforts lead to a reduction in the work force that was implemented during the third quarter of 2023. Touchstone incurred approximately $200 thousand in one-time expenses related to this initiative, with the full cost savings becoming accretive in the fourth quarter of 2023.

•
The increase in data processing was primarily due to the use of additional credits provided by Touchstone’s core provider in 2022 associated with contract renegotiations along with additional services and one-time charges.

•	The decrease in telecommunications was primarily due to Touchstone renegotiating contracts with its providers.
•
The increase in FDIC insurance assessments was primarily due to growth in Touchstone’s assessment base and an increase to the initial base deposit insurance assessment rate schedules that began with the first quarterly assessment period of 2023.

•
The increase in other noninterest expenses was primarily due to higher expenses related to marketing and advertising, state franchise taxes, and other operating expenses, which were partially offset by lower expenses related to core deposit intangible amortization.

Adjusted Efficiency Ratio
Touchstone calculates the adjusted efficiency ratio (non-GAAP) by dividing total noninterest expense by the sum of net interest income and noninterest income, excluding net gains and losses on the sales of investment securities, fixed assets, and other real estate owned. Additionally, income taxes and the provision for credit losses are not part of this calculation. The adjusted efficiency ratio (non-GAAP) was 88.50% for the year ended December 31, 2023 compared with 77.91% for the year ended December 31, 2022.
The following table presents, for the periods indicated, the reconciliation of the adjusted efficiency ratio, which is a non-GAAP financial measure.
(dollars in thousands)	For the year ended December 31, 2023	For the year ended December 31, 2022
Reconciliation of non-GAAP Financial Measures(1):
Noninterest expense	$21,532	$19,002
Add/(Subtract): (losses)/gains on sale of other real estate owned, net	23	—
	$21,555	$19,002
Net interest income	20,849	20,599
Noninterest income	3,507	3,567
Add/(Subtract): (gains)/losses on sale of fixed assets, net	—	90
Add/(Subtract): securities (gains)/losses, net	—	135
	$24,356	$24,391
Adjusted efficiency ratio	88.50%	77.91%
(1)
The adjusted efficiency ratio is determined by methods other than accordance with GAAP. Non-GAAP measures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Income Taxes
The amount of federal and state income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income and the amount of other nondeductible expenses. Income tax expense decreased $271 thousand, or 53.2%, to $238 thousand for the year ended December 31, 2023 compared with $509 thousand for the same period in 2022 primarily due to a decrease in pre-tax net income in 2023.
The effective tax rates were 12.9% and 11.2% for the years ended December 31, 2023 and 2022, respectively.
Financial Condition
Loan Portfolio
Total loans held for investment as of March 31, 2024, were $506.0 million, a decrease of $2.8 million, or 0.5%, from December 31, 2023. The key driver of this change was higher than expected payoffs, which were partially offset by organic growth. Total loans held for investment as of December 31, 2023, were $508.8 million, an increase of $21.6 million, or 4.4%, from December 31, 2022. The key driver of this change was an increase in organic growth.
Total loans held for investment as a percentage of total deposits were 90.8%, 93.8% and 92.5% as of March 31, 2024, December 31, 2023, and December 31, 2022, respectively. Total loans held for investment as a percentage of total assets were 75.2%, 77.2% and 78.3% as of March 31, 2024, December 31, 2023, and December 31, 2022, respectively.
The following table summarizes Touchstone’s loan portfolio by type of loan as of the dates indicated:
	March 31, 2024		December 31, 2023		December 31, 2022
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real Estate:
Construction & Development	$34,544	6.8%	$35,646	7.0%	$38,323	7.9%
1-4 Family	208,751	41.3%	211,429	41.6%	178,557	36.6%
Commercial Real Estate, Owner Occupied	86,757	17.1%	82,396	16.2%	87,491	18.0%
Commercial Real Estate, Non-Owner Occupied	131,342	26.0%	133,053	26.1%	129,351	26.5%
Other	44,634	8.8%	46,286	9.1%	53,494	11.0%
Total loans	506,028	100.0%	508,810	100.0%	487,216	100.0%
Less: Allowance for credit losses	(4,981)		(4,979)		(4,881)
Loans, net of allowance for credit losses	$501,047		$503,831		$482,335
Touchstone has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. Diversification of the loan portfolio is a means of managing the risks associated with fluctuations in economic conditions.
In order to manage the diversification of the loan portfolio, Touchstone segments loans into classes. The real estate loan segment is sub-segmented into classes that primarily include commercial real estate mortgage loans, construction and land development loans, 1-4 family residential loans and multi-family residential loans. Touchstone segments consumer loans into classes that primarily include automobile and other consumer loans. Touchstone analyzes the overall ability of the borrower and guarantors to repay a loan. Information and risk management practices specific to Touchstone’s loan segments and classes follows.
Construction & Development. Touchstone makes construction loans to fund commercial construction, residential construction, and real estate development construction. Construction loans involve additional risks as they often involve the disbursement of funds with the repayment dependent on the ultimate success of the project’s completion. Sources of repayment for these loans may be pre-committed permanent financing or sale of the developed property. The loans in this portfolio are monitored closely by management. Due to uncertainties inherent in estimating construction costs, the market value of the completed project and the effects of governmental regulation on real property, it can be difficult to accurately evaluate the total funds required to complete a project and the related loan to value ratio. As a result of these uncertainties, construction lending often includes the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. Touchstone’s land and lot loans include loans to fund the purchase of land for the purposes of commercial or residential development. These loans involve additional risk as land values can fluctuate more than other real estate property types. Touchstone has more stringent loan to value policy limits for this segment due to the potential fluctuation in collateral value. Sources of repayment for these loans may be pre-committed permanent financing, the sale of individual residential lots, or the sale of the developed commercial property. The construction & development loan portfolio decreased $1.1 million, or 3.1%, to $34.5 million as of March 31, 2024 compared to $35.6 million as of December 31, 2023. Total construction & development loans as of December 31, 2023 decreased $2.7 million, or 7.0%, compared to $38.3 million as of December 31, 2022.
1-4 Family. Touchstone’s 1-4 family loans include the origination of 1-4 family residential mortgage loans and home equity lines of credit collateralized by owner-occupied residential properties generally located in our market area. The 1-4 family loan portfolio decreased $2.7 million, or 1.3%, to $208.8 million as of March 31, 2024 compared to $211.4 million as of December 31, 2023. Total 1-4 family loans as of December 31, 2023 increased $32.9 million, or 18.4%, compared to $178.6 million as of December 31, 2022.
Commercial Real Estate, Owner Occupied and Non-Owner Occupied. Touchstone makes commercial real estate mortgage loans which are primarily viewed as cash flow loans and secondarily as loans secured by real estate. The properties securing Touchstone’s commercial real estate mortgage loans can be owner occupied or non-owner occupied. Concentrations within the various types of commercial properties are monitored by management in order to assess the risks in the portfolio. The commercial real estate, owner occupied loan portfolio increased $4.4 million, or 5.3% to $86.8 million as of March 31, 2024 compared to $82.4 million as of December 31, 2023. Total commercial real estate, owner occupied loans as of December 31, 2023 decreased $5.1 million, or 5.8%, compared to $87.5 million as of December 31, 2022. The commercial real estate, non-owner occupied loan portfolio decreased $1.7 million, or 1.3% to $131.3 million as of March 31, 2024 compared to $133.1 million as of December 31, 2023. Total commercial real estate, non-owner occupied loans as of December 31, 2023 increased $3.7 million, or 2.9%, compared to $129.4 million as of December 31, 2022.
The repayment of these loans is largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. Touchstone seeks to minimize these risks in a variety of ways in connection with underwriting these loans, including giving careful consideration to the property’s operating history, future operating projections, current and projected occupancy, location and physical condition.
Other. Commercial loans are loans primarily underwritten based on the cash flows of the business operations of the borrower and secured by assets being financed such as accounts receivable, inventory, and equipment. Touchstone’s commercial loans represent credit extended to small to medium sized businesses. Commercial loans often are dependent on the profitable operations of the borrower. These credits are primarily made based on the expected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may also incorporate a personal guarantee. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The cash flows of borrowers may not be as expected and the collateral securing these loans may fluctuate, increasing the risk associated with this loan segment. As a result of the additional complexities, variables, and risks, commercial loans typically require more thorough underwriting and servicing than other types of loans. Touchstone’s consumer loans include automobile loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 1 to 15 years and vary based on the nature of collateral and size of the loan. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus more likely to be adversely affected by job loss, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as deemed appropriate by Touchstone’s management. The other loan portfolio decreased $1.7 million, or 3.6%, to $44.6 million as of March 31, 2024 compared to $46.3 million as of December 31, 2023. Total other loans as of December 31, 2023 decreased $7.2 million, or 13.5%, compared to $53.5 million as of December 31, 2022.
Concentrations of Credit
The vast majority of Touchstone’s lending activity occurs in Virginia and North Carolina. Touchstone’s loans are primarily secured by real estate, including commercial and residential construction, owner occupied and non-owner occupied and multi-family commercial real estate, raw land and other real estate based loans located in Virginia and North Carolina. As of March 31, 2024, December 31, 2023 and December 31, 2022, real estate loans represented 91.2%, 90.9% and 89.0%, respectively, of Touchstone’s total loans.
Maturities and Sensitivity of Loans to Changes in Interest Rates
The information in the following table is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of these loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties. The following table summarizes the loan maturity distribution by type and related interest rate characteristics as of the periods presented:
	One year or less	After one through five years		After five through 15 years		After 15 years		Total
As of March 31, 2024		Fixed	Variable	Fixed	Variable	Fixed	Variable
	(Dollars in thousands)
Real Estate:
Construction & Development	$23,185	$2,175	$1,105	$141	$1,471	$5,284	$1,183	$34,544
1-4 Family	7,866	20,394	6,925	11,437	23,437	56,890	81,802	208,751
Commercial Real Estate, Owner Occupied	7,256	19,353	724	8,770	16,154	322	34,178	86,757
Commercial Real Estate, Non-Owner Occupied	11,760	29,923	927	17,689	14,882	1,629	54,532	131,342
Other	9,374	25,436	453	6,464	2,394	32	481	44,634
Total loans	$59,441	$97,281	$10,134	$44,501	$58,338	$64,157	$172,176	$506,028
Asset Quality
Nonperforming Assets and Potential Problem Loans. Touchstone has procedures in place to assist in maintaining the overall quality of its loan portfolio. Touchstone has established underwriting guidelines to be followed by its officers to monitor Touchstone’s delinquency levels for any negative or adverse trends.
Touchstone had $141 thousand, $326 thousand, and $416 thousand in nonaccrual loans as of March 31, 2024, December 31, 2023, and December 31, 2022, respectively.
The following table presents information regarding nonperforming assets as of the dates indicated:
	As of March 31, 2024	As of December 31, 2023	As of December 31, 2022
	(Dollars in thousands)
Nonaccrual loans:
Real Estate:
Construction & Development	$—	$—	$—
1-4 Family	117	301	416
Commercial Real Estate, Owner Occupied	—	—	—
Commercial Real Estate, Non-Owner Occupied	—	—	—
Other	24	25	—
Total nonaccrual loans	$141	$326	$416
Accruing loans 90 or more days past due	—	100	31
Total nonperforming loans	$141	$426	$447
Other real estate owned, net	32	—	—
Total nonperforming assets	$173	$426	$447
Nonperforming assets to total assets	0.03%	0.06%	0.07%
Nonperforming loans to total loans	0.03%	0.08%	0.09%

Allowance for Credit Losses
The allowance for credit losses is a valuation allowance that is established through charges to earnings in the form of a provision for credit losses. The amount of the allowance for credit losses is affected by the following: (1) charge-offs of loans that decrease the allowance for credit losses, (2) subsequent recoveries on loans previously charged-off that increase the allowance for credit losses, and (3) provisions for credit losses charged to earnings that increase the allowance for credit losses. For purposes of determining the allowance for credit losses, Touchstone considers the loans in its portfolio by segment, class, and risk grade. Management uses judgment to determine the estimation method that fits the credit risk characteristics of each portfolio segment or loan class. To assist in the assessment of risk, management reviews reports related to loan production, loan quality, concentrations of credit, loan delinquencies and nonperforming and potential problem loans. Touchstone utilizes an independent third-party loan review service to review the credit risk assigned to loans on an annual basis and the results are presented to management and the Board of Directors for review.
At March 31, 2024 and December 31, 2023, the allowance for credit losses amounted to $5.0 million, or 0.98% of total loans, respectively, compared with $4.9 million, or 1.00%, as of December 31, 2022. Touchstone believes that the allowance for credit losses at March 31, 2024, December 31, 2023 and December 31, 2022 was adequate to cover estimated lifetime credit losses inherent in the loan portfolio as of such dates.
The following table presents, as of and for the periods indicated, an analysis of the allowance for credit losses and other related data:
	Three Months Ended March 31, 2024	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
	(Dollars in thousands)
Average loans outstanding	$508,356	$501,065	$447,648
Gross loans outstanding at end of period	506,028	508,810	487,216
Allowance for credit losses at beginning of period	4,979	4,881	4,375
Provision for credit losses	—	175	605
Charge-offs:
Real Estate:
Construction & Development	—	—	—
1-4 Family	5	—	28
Commercial Real Estate, Owner Occupied	—	—	—
Commercial Real Estate, Non-Owner Occupied	—	—	—
Other	5	186	152
Total charge-offs for all loan types	10	186	180
Recoveries:
Real Estate:
Construction & Development	—	—	—
1-4 Family	3	13	7
Commercial Real Estate, Owner Occupied	—	—	—
Commercial Real Estate, Non-Owner Occupied	—	—	—
Other	9	96	74
Total recoveries for all loan types	12	109	81
Net (recoveries) charge-offs	(2)	77	99
Allowance for credit losses at end of period	$4,981	$4,979	$4,881
Allowance for credit losses to total loans	0.98%	0.98%	1.00%
Net charge-offs to average loans(1)	0.00%	0.02%	0.02%
Allowance for credit losses to nonperforming loans	3532.62%	1168.78%	1091.95%
(1)	Interim period annualized.

The following table shows the allocation of the allowance for credit losses among Touchstone’s loan categories and the percentage of the respective loan category to total loans held for investment as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance for credit losses is available to absorb losses from any loan category.
	As of March 31, 2024		As of December 31, 2023		As of December 31, 2022
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
	(Dollars in thousands)
Balance of allowance for credit losses applicable to:
Real Estate:
Construction & Development	$319	0.92%	$334	0.94%	$355	0.93%
1-4 Family	2,004	0.96%	1,998	0.94%	1,721	0.96%
Commercial Real Estate, Owner Occupied	831	0.96%	789	0.96%	850	0.97%
Commercial Real Estate, Non—Owner Occupied	1,295	0.99%	1,306	0.98%	1,229	0.95%
Other	532	1.19%	552	1.19%	726	1.36%
Total allowance for credit losses	$4,981	0.98%	$4,979	0.98%	$4,881	1.00%
Available for Sale Investment Securities
As of March 31, 2024, the carrying amount of available for sale investment securities totaled $71.9 million, a decrease of $1.2 million, or 1.7%, compared with $73.2 million as of December 31, 2023. The carrying amount of available for sale investment securities at December 31, 2023 decreased $3.2 million, or 4.2%, compared with $76.4 million as of December 31, 2022. Available for sale investment securities represented 10.7%, 11.1% and 12.3% of total assets as of March 31, 2024, December 31, 2023, and December 31, 2022, respectively.
Investment securities in the portfolio are classified as available for sale. Investment securities classified as available for sale are measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, as accumulated other comprehensive income, or loss until realized. Interest earned on available for sale investment securities is included in interest income.
The following tables summarize the amortized cost and fair value of available for sale investment securities, with gross unrealized gains and losses as of the dates shown:
As of March 31, 2024	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
	(Dollars In thousands)
Available for sale investment securities:
U.S. Government agencies	$5,459	$1	$(261)	$5,199
Mortgage-backed securities	32,586	—	(5,419)	27,167
Taxable municipal securities	19,427	—	(3,779)	15,648
Tax-exempt municipal securities	16,079	—	(2,022)	14,057
Corporate securities	11,021	—	(1,156)	9,865
Total	$84,572	$1	$(12,637)	$71,936
As of December 31, 2023	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
	(Dollars In thousands)
Available for sale investment securities:
U.S. Government agencies	$5,525	$—	$(258)	$5,267
Mortgage-backed securities	33,169	3	(5,088)	28,084

As of December 31, 2023	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
	(Dollars In thousands)
Taxable municipal securities	19,432	—	(3,759)	15,673
Tax-exempt municipal securities	16,122	6	(1,819)	14,309
Corporate securities	11,033	—	(1,196)	9,837
Total	$85,281	$9	$(12,120)	$73,170
As of December 31, 2022	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
	(Dollars In thousands)
Available for sale investment securities:
U.S. Government agencies	$5,887	$—	$(362)	$5,525
Mortgage-backed securities	36,291	10	(5,566)	30,735
Taxable municipal securities	19,450	—	(4,450)	15,000
Tax-exempt municipal securities	16,024	5	(2,375)	13,654
Corporate securities	12,590	—	(1,154)	11,436
Total	$90,242	$15	$(13,907)	$76,350
The unrealized losses are attributable primarily to changes in market interest rates relative to those available when the available for sale investment securities were acquired. The fair value of these available for sale investment securities is expected to recover as the available for sale investment securities reach their maturity or re-pricing date, or if market rates for such investments decline.
Touchstone does not believe that any of the available for sale investment securities are impaired due to reasons of credit quality. Accordingly, as of March 31, 2024, December 31, 2023 and December 31, 2022, Touchstone has not established an allowance for credit losses in its consolidated balance sheets for the periods then ended.
The average yield of Touchstone’s available for sale investment securities portfolio was 2.88% during the three months ended March 31, 2024 compared to 2.83% for the same period in 2023. The average yield for the year ended December 31, 2023 was 2.79% compared with 2.45% for the year ended December 31, 2022.
Deposits
Touchstone’s lending and investing activities are primarily funded by deposits. Touchstone offers a variety of deposit accounts having a range of interest rates and terms including demand, savings, money market and certificates and other time accounts.
Total deposits as of March 31, 2024, were $557.6 million, an increase of $15.4 million, or 2.8%, from December 31, 2023. Key drivers of this change were organic growth due to our continued focus on total relationship banking, which was partially offset by deposit outflows due to competitive pressures in the higher interest rate environment. While Touchstone has continued to see the deposit mix shift into higher yielding products, particularly interest-bearing checking, money market accounts and certificates of deposit, the balance and level of noninterest-bearing deposits to total deposits has remained relatively stable. As of March 31, 2024, total noninterest-bearing deposits were $138.8 million, an increase of $1.5 million, or 1.1%, from December 31, 2023. These deposits represented 24.9% and 25.3% of total deposits as of March 31, 2024, and December 31, 2023, respectively. As of March 31, 2024, and December 31, 2023, there were no brokered deposits outstanding.
Total deposits as of December 31, 2023, were $542.2 million, an increase of $15.7 million, or 3.0%, from December 31, 2022. Key drivers of this change were organic growth due to our continued focus on total relationship banking, which was partially offset by scheduled maturities of brokered deposits that were not replaced and deposit outflows due to competitive pressures in the higher interest rate environment and the negative banking industry developments associated with multiple high-profile bank failures that occurred during the first six months of 2023. While Touchstone has continued to see the deposit mix shift into higher yielding products, particularly certificates of deposit, the balance and level of noninterest-bearing deposits to total deposits has remained relatively stable. As of December 31, 2023, total noninterest-bearing deposits were $137.3 million, an increase of $474 thousand, or 0.3%, from December 31, 2022. These deposits represented 25.3% and 26.0% of total deposits as of December 31, 2023, and 2022, respectively. As of December 31, 2023, there were no brokered deposits outstanding, as compared to $20.4 million as of December 31, 2022.
The following table sets forth the average balance amounts and the average rates paid on deposits held by Touchstone for the periods presented:
	For the three months ended March 31, 2024		For the year ended December 31, 2023		For the year ended December 31, 2022
(Dollars in thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Rate Balance	Average Rate Paid
Noninterest-bearing demand deposits	$133,480	0.00%	$138,188	0.00%	$172,844	0.00%
Interest-bearing demand and NOW deposits	127,841	0.80%	135,057	0.74%	108,720	0.28%
Money market deposits	60,787	2.41%	49,825	1.04%	78,673	0.39%
Savings deposits	76,320	0.68%	78,949	0.61%	72,465	0.15%
Certificates and other time deposits	144,959	3.41%	137,300	2.73%	99,967	0.64%
Total deposits	$543,387	1.46%	$539,319	1.07%	$532,669	0.26%
The following table sets forth the portion of Touchstone’s certificates and other time deposits, by account, which are in excess of the FDIC insurance limit, by remaining time until maturity, as of March 31, 2024:
(Dollars in thousands)	March 31, 2024
Three months or less	$5,256
Over three months through six months	5,481
Over six months through twelve months	15,745
Over twelve months	6,626
Total	$33,108
As of March 31, 2024, December 31, 2023, and December 31, 2022, approximately $102.0 million, $88.2 million, and $85.7 million, respectively, of our total deposit portfolio was uninsured. The uninsured amounts are estimates based on the methodologies and assumptions used for Touchstone’s regulatory reporting requirements.
Borrowings
At March 31, 2024, December 31, 2023, and December 31, 2022, Touchstone had $49.0 million, $49.0 million, and $31.0 million of outstanding Federal Home Loan Bank of Atlanta (“FHLB”) advances, respectively.
At March 31, 2024, Touchstone had $43.0 million available under unsecured open lines of credit with other financial institutions, $102.5 million available under a secured line of credit with the FHLB, $594 thousand available under a secured line of credit (Discount Window) with the Federal Reserve Bank of Richmond (“FRB”), $23.3 million available under a secured line of credit (Bank Term Funding Program) with the FRB, and $5.0 million available under a secured, revolving line of credit with Community Bankers’ Bank (“CBB”). At March 31, 2024, Touchstone had loans with a carrying value of $290.1 million pledged as collateral to the FHLB, available for sale investment securities with a carrying value of $23.9 million pledged as collateral to the FRB, and all of Touchstone Bank’s common shares outstanding pledged as collateral to CBB.
At March 31, 2024, December 31, 2023, and December 31, 2022, Touchstone had two outstanding issuances of subordinated debt, the carrying value of which was $17.8 million, $17.7 million, and $17.6 million, respectively, net of issuance costs. On August 12, 2020, Touchstone issued $8.0 million of 6.00% fixed-to-floating rate subordinated notes due August 15, 2030. These notes bear an interest rate of 6.00% and are callable after August 15, 2025. Beginning on August 15, 2025, any notes still outstanding will bear a variable interest rate equal to the three-month Secured Overnight Financing Rate (“SOFR”) plus 596 basis points. On January 19, 2022, Touchstone issued $10.0 million of 4.00% fixed-to-floating rate subordinated notes due January 30, 2032. These notes bear an interest rate of 4.00% and are callable after January 30, 2027. Beginning on January 30, 2027, any notes still outstanding will bear a variable interest rate equal to the three—month SOFR plus 263 basis points.

Interest on the subordinated notes is paid semi-annually, in arrears, on a 360-day basis. The notes may not generally be redeemed prior to the fifth anniversary. After that time, they can be redeemed by Touchstone in whole at any time, or in part, upon any interest payment due date.
Contractual Obligations
The following table presents maturities of the outstanding borrowings and the future minimum lease payments under the noncancelable operating leases as of March 31, 2024:
	1 year or less	More than 1 year but less than 3 years	3 years or more but less than 5 years	5 years or more	Total
	(Dollars in thousands)
Operating leases	$372	$653	$—	$—	$1,025
FHLB advances	20,000	17,000	12,000	—	49,000
Subordinated debt, net of issuance costs	—	—	—	17,759	17,759
Total	$20,372	$17,653	$12,000	$17,759	$67,784
Off-Balance Sheet Items
Touchstone is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk more than the amount recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement Touchstone has in those types of financial instruments.
Touchstone’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Touchstone uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
A summary of the contractual amount of Touchstone’s exposure to off-balance-sheet risk as of March 31, 2024, December 31, 2023, and December 31, 2022 is as follows:
	March 31, 2024	December 31, 2023	December 31, 2022
	(Dollars in thousands)
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$77,575	$86,131	$97,407
Standby letters of credit	$1,265	$1,179	$1,778
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Touchstone evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Touchstone upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by Touchstone to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Liquidity and Capital Resources
Liquidity
Liquidity is the measure of Touchstone’s ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting Touchstone’s operating, capital, and strategic cash flow needs and to maintain reserve requirements to operate on an ongoing basis and manage unexpected events, all at a reasonable cost. For the three months ended March 31, 2024, and the years ended December 31, 2023 and 2022, Touchstone’s liquidity needs have been met by core deposits, borrowed funds, investment security and loan maturities and amortizing investment security and loan portfolios. Touchstone has access to purchased funds from correspondent banks, and advances from the FHLB are available under a security and pledge agreement to take advantage of investment opportunities.
Liquidity sources available to Touchstone, including cash and due from banks, federal funds sold, interest-bearing time deposits in banks, unpledged investment securities available for sale, at fair value, eligible to be pledged, and available lines of credit totaled approximately $286.8 million on March 31, 2024, $273.6 million on December 31, 2023 and $264.0 million on December 31, 2022.
Touchstone Bank is typically required to maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. The Federal Reserve adopted a rule in March 2020 eliminating the reserve requirement. There were no required balances at March 31, 2024, December 31, 2023, or December 31, 2022.
Touchstone is a legal entity, separate and distinct from Touchstone Bank. A significant portion of the revenues of Touchstone result from dividends paid to it by Touchstone Bank. There are various legal limitations applicable to the payment of dividends by Touchstone Bank to Touchstone and to the payment of dividends by Touchstone to its shareholders. Under the current supervisory practices of Touchstone Bank’s regulatory agencies, prior approval from those agencies is required if cash dividends declared in any given year exceed net income for that year, plus retained net profits of the two preceding years. The payment of dividends by Touchstone Bank or Touchstone may be limited by other factors, such as requirements to maintain capital above regulatory guidelines. Touchstone Bank’s regulatory agencies have the authority to prohibit Touchstone Bank or Touchstone from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending on the financial condition of Touchstone Bank, or Touchstone, could be deemed to constitute such an unsafe or unsound practice. In addition, under the current supervisory practices of the Federal Reserve, Touchstone should inform and consult with the Federal Reserve reasonably in advance of declaring or paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in a material adverse change to Touchstone’s capital structure.
Transfers of funds from Touchstone Bank to Touchstone in the form of loans, advances, and cash dividends are restricted by federal and state regulatory authorities. At March 31, 2024, the aggregate amount of unrestricted funds which could be transferred from Touchstone Bank to Touchstone, without prior regulatory approval, totaled $7.1 million. The amount of unrestricted funds is generally determined by subtracting the total dividend payments of Touchstone Bank from Touchstone Bank’s net income for that year, combined with Touchstone Bank’s retained net income for the preceding two years.
For the three months ended March 31, 2024, and the years ended December 31, 2023 and 2022, the aforementioned restrictions on Touchstone Bank’s ability to transfer funds to Touchstone has not had or is it reasonably likely to have in the future, an impact on the ability of Touchstone to meet its cash obligations.
Capital Resources
Touchstone Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Touchstone’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for Prompt Corrective Action (“PCA”), Touchstone Bank must meet specific capital guidelines (set forth in the table below) that involve quantitative measures of Touchstone Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Touchstone Bank’s capital amounts, and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Management believes, as of March 31, 2024, December 31, 2023, and December 31, 2022, Touchstone Bank meets all capital adequacy requirements to which it is subject.
On September 17, 2019, the Federal Deposit Insurance Corporation (“FDIC”) finalized a rule that introduced an optional simplified measure of capital adequacy for qualifying community banking organizations (i.e., the community bank leverage ratio (“CBLR”) framework) as required by the Economic Growth, Regulatory Relief and Consumer Protection Act. The CBLR framework is designed to reduce burden by removing the requirements for calculating and reporting risk-based capital ratios for qualifying community banking organizations that opt into the framework. In order to qualify for the CBLR framework, a community banking organization must have a tier 1 leverage ratio of at least 9%, less than $10 billion in total consolidated assets, and limited amounts of off-balance-sheet exposures and trading assets and liabilities. A qualifying community banking organization that opts into the CBLR framework and meets all requirements under the framework will be considered to have met the well-capitalized ratio requirements under PCA regulations and is not required to report or calculate risk-based capital. Touchstone Bank adopted the CBLR framework beginning with its March 31, 2020 Call Report.
In April 2020, the federal banking agencies issued an interim final rule that makes temporary changes to the CBLR framework, pursuant to section 4012 of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, and a second interim final rule that provides a graduated increase in the CBLR requirement after the expiration of the temporary changes implemented pursuant to section 4012 of the CARES Act. Under the interim final rules, the CBLR minimum requirement is 8.5% as of December 31, 2021, and 9% for the calendar year and beyond. The interim rule allows for a two-quarter grace period to correct a CBLR that falls below the required amount, provided that the qualifying community banking organization maintains a CBLR greater than 7.5% as of December 31, 2021, and greater than 8% thereafter. Under the final rule, an eligible community banking organization can opt out of the CBLR framework and revert to the risk-weighting framework without restriction.
As of March 31, 2024, the most recent notification from the FRB categorized Touchstone Bank as well capitalized under the regulatory framework for PCA. To be categorized as well capitalized, Touchstone Bank must maintain a minimum CBLR as set forth in the table below. There are no conditions or events since that notification that management believes have changed Touchstone Bank’s category.
	Actual		Minimum To Be Well Capitalized Under PCA Regulations (CBLR Framework)
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
As of March 31, 2024:
Community Bank Leverage Ratio (to Average Assets)	$66,065	9.89%	$60,139	9.0%
As of December 31, 2023:
Community Bank Leverage Ratio (to Average Assets)	$65,478	9.68%	$60,880	9.0%
As of December 31, 2022:
Community Bank Leverage Ratio (to Average Assets)	$61,737	10.13%	$54,834	9.0%
Total shareholders’ equity as of March 31, 2024, was $44.8 million, a decrease of $59 thousand, or 0.1%, from December 31, 2023. Key drivers of this change were an increase in accumulated other comprehensive loss, net of tax, which was partially offset by the net income attributable to Touchstone for the three months ended March 31, 2024, and stock-based compensation expense related to restricted stock awards. Total accumulated other comprehensive loss, net of tax as of March 31, 2024, was $10.0 million, an increase of $415 thousand, or 4.3%, from December 31, 2023. The key driver of this change was increases in market interest rates over the comparable periods. Touchstone Bank’s CBLR was 9.89% as of March 31, 2024, as compared to 9.68% as of December 31, 2023. Touchstone Bank continues to remain well capitalized as defined by regulatory guidelines.
Total shareholders’ equity as of December 31, 2023, was $44.8 million, an increase of $2.2 million, or 5.1%, from December 31, 2022. Key drivers of this change were the net income attributable to Touchstone for the twelve months ended December 31, 2023, stock-based compensation expense related to restricted stock awards, and a decrease in accumulated other comprehensive loss, net of tax, which were partially offset by cash dividends paid to shareholders. Total accumulated other comprehensive loss, net of tax as of December 31, 2023, was $9.6 million, a decrease of $1.4 million, or 12.8%, from December 31, 2022. The key driver of this change was decreases in market interest rates over the comparable periods. Touchstone Bank’s CBLR was 9.68% as of December 31, 2023, as compared to 10.13% as of December 31, 2022. Touchstone Bank continues to remain well capitalized as defined by regulatory guidelines.

APPRAISAL RIGHTS
Dissenters’ rights or appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.
Under the VSCA, holders of First National common stock will not be entitled to dissenters’ or appraisal rights in the merger with respect to their shares of First National common stock.
Under the VSCA, Touchstone shareholders will have the right to assert appraisal rights with respect to the merger and demand in writing to be paid the fair value of their shares of Touchstone common stock under applicable provisions of Virginia law following consummation of the merger by First National. In order to exercise and perfect appraisal rights, you must generally give written notice of your intent to demand payment for your shares to Touchstone before the vote is taken on the merger at the Touchstone special meeting and you must not vote in favor of the merger. A copy of the applicable Virginia statutory provisions is included in this joint proxy statement/prospectus as Annex F.
The following is only a summary of the rights of a dissenting Touchstone shareholder, is not a complete statement of law pertaining to appraisal rights under the VSCA, and is qualified in its entirety by reference to the full text of the provisions of the VSCA pertaining to appraisal rights, a copy of which is attached as Annex F hereto and incorporated into this discussion by reference. If you intend to exercise your right to dissent, you should carefully review the following summary and comply with all requirements of the VSCA. You should also consult with your attorney. No further notice of the events giving rise to appraisal rights will be furnished to you by First National or Touchstone.
The VSCA provides in detail the procedure you must follow if you wish to exercise your appraisal rights. In summary, to exercise appraisal rights:
•
you must deliver to Touchstone before the vote on the merger agreement is taken at the special meeting of Touchstone, written notice of your intent to demand payment for your shares if the merger is completed; and

•	you must not vote your shares in favor of the merger agreement at the Touchstone special meeting.
In other words, you do not have to vote against the merger agreement, or even vote at all, in order to exercise appraisal rights, but you may not vote in favor of the merger agreement, and in all cases you must give the required written notice. If you fail to satisfy these requirements, you will not be entitled to exercise appraisal rights or to receive payment for your shares under the provisions of the VSCA pertaining to appraisal rights. Even if you vote against the merger agreement (either in person or by proxy), you still must send the required notice of intent in order to exercise appraisal rights. You should remember that, as described in the section entitled, “Touchstone Special Meeting of Shareholders – Voting of Proxies,” beginning on page 0, if you return a signed proxy card but fail to provide instructions as to the manner in which your shares are to be voted, you will be considered to have voted in favor of the merger agreement and you will not be able to assert appraisal rights. If you do not return a proxy card or otherwise vote at all at the Touchstone special meeting, you will not be treated as waiving your appraisal rights as long as you have given the required notice of intent as described above.
If you intend to assert your appraisal rights, your notice of intent should be mailed or delivered to Touchstone’ Corporate Secretary at Touchstone’ corporate office located at 1801 Bayberry Court, Suite 101, Richmond, Virginia 23226, or it may be hand delivered to Touchstone’ Corporate Secretary at the Touchstone special meeting (before the voting on the merger agreement begins). Notice of intent is effective at the earliest of the following:
•	when received by Touchstone at its address prior to the Touchstone special meeting;
•
five days after its deposit in the United States mail, as evidenced by the postmark, if mailed postage prepaid and correctly addressed to Touchstone at its address prior to the Touchstone special meeting; or

•
on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and if the receipt is signed by or on behalf of Touchstone prior to the Touchstone special meeting.

If you deliver a timely notice of intent, do not vote in favor of the merger agreement and the merger agreement is approved by Touchstone shareholders at the Touchstone special meeting (or at any adjournment of the Touchstone special meeting) and the merger becomes effective, then, within 10 days following the effective time, First National, as the company surviving the merger, will deliver you a written notice called an appraisal notice, by first-class mail, postage prepaid, to your address shown in Touchstone’ current record of shareholders, as long as you have satisfied the requirements to exercise appraisal rights. The appraisal notice will include another copy of the provisions of the VSCA pertaining to appraisal rights and will:
•
include a form you can use for demanding payment that will (i) specify the first date of any announcement to Touchstone shareholders and First National shareholders of the terms of the merger, (ii) require you to certify whether you acquired beneficial ownership of your shares of Touchstone common stock before that date, and (iii) require you to certify that you did not vote for or consent to the merger as to the class or series of shares for which appraisal is sought;

•	state where your Touchstone share certificates are required to be deposited and the date by which those certificates must be deposited;
•
specify where the form described above must be delivered and the date by which First National must receive the form (which may not be fewer than 40 nor more than 60 days after the date the appraisal notice was delivered), and state that you will have waived the right to demand appraisal with respect to your shares unless the form is received by First National by such date;

•	state First National’s estimate of the fair value of the shares;
•
state that, if requested in writing, First National will provide to the shareholder, within 10 days after the date by which First National must receive the form, the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

•	state the date by which the notice to withdraw must be received, which date must be within 20 days after the date by which First National must receive the form.
After receipt of the appraisal notice, you must deliver to First National a written payment demand and, in the case of certificated shares, deposit your Touchstone share certificates with First National by the date set forth in and in accordance with the terms and conditions of the appraisal notice and certify whether you acquired beneficial ownership of your shares of Touchstone common stock before the announcement date. Otherwise, you will not be entitled to payment for your shares. Additionally, if you were not the beneficial owner of your shares of Touchstone common stock on the announcement date as set forth in the appraisal notice, First National may elect to withhold payment. If you deliver a payment demand, certify your beneficial ownership and deposit your share certificates as required by the appraisal notice, you will lose all rights as a Touchstone shareholder unless you withdraw your payment demand by the date specified in the appraisal notice.
Within 30 days after the form is due, First National will pay you (provided that you have satisfied all requirements to exercise appraisal rights) the amount First National estimates to be the fair value of your shares, plus interest accrued to the date of payment. First National’ payment will be accompanied by:
•
the annual financial statements of First National, which shall be as of a date ending not more than 16 months before the date of payment, or, if such annual financial statements are not available, First National shall provide reasonably equivalent financial information;

•	the latest available quarterly financial statements of First National;
•	a statement of First National’ estimate of the fair value of the shares, which estimate must equal or exceed First National’ estimate given in the appraisal notice; and
•
a statement of your right to demand further payment if you are not satisfied with the payment and that failure to demand further payment within a specified time will be deemed acceptance of First National’s estimate as full payment.

If you believe that the amount paid by First National, or the amount of First National’s payment offer in the case of after-acquired shares, as described above is less than the fair value of your shares of Touchstone common stock or that the interest due is incorrectly calculated, then you may notify First National in writing of your own estimate of the fair value of your shares of Touchstone common stock and may demand payment of your estimate plus interest. A shareholder offered payment with respect to his or her after-acquired shares and who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s estimate of the fair value of the shares plus interest. If you fail to take any such action within the 30 days after First National makes or offers payment for your shares, you will be deemed to have waived your rights to demand payment and shall be entitled only to the payment of fair value as calculated by First National.
If you have taken all required actions and your demand for payment remains unsettled, First National may file a lawsuit within 60 days after receiving the payment demand and petition the appropriate circuit court to determine the fair value of the shares and accrued interest. If First National does not begin the action within the 60-day period, it will pay each shareholder who asserts appraisal rights whose demand remains unsettled the amount demanded.
In the court proceeding described above, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. In addition, First National will make all shareholders who assert appraisal rights whose demands remain unsettled parties to the proceeding. Each shareholder who asserts appraisal rights made a party to the proceeding must be served with a copy of the complaint and will be entitled to judgment for the amount, if any, by which the court finds the fair value of his shares to exceed the amount paid by First National, plus interest, or for the value, plus accrued interest, of his after-acquired shares for which First National elected to withhold payment.
The court will determine the cost of any court proceeding, including reasonable compensation and reimbursement of expenses for appraisers appointed by the court. Those costs will be assessed against First National unless the court determines that some or all of the shareholders who assert appraisal rights acted arbitrarily, vexatiously or not in good faith in demanding payment, in which event the court may assess costs against those shareholders. The court may assess the expenses of the respective parties against First National if it finds that it did not substantially comply with the requirements of the statutes, or against any party who acted arbitrarily, vexatiously or not in good faith in asserting or defending against appraisal rights. If the court finds that the expenses incurred by any shareholder who asserts appraisal rights were of substantial benefit to other shareholders similarly situated, the court may direct that such expenses be paid out of the amounts awarded the shareholders who asserted appraisal rights who were benefited. If a shareholder who asserts appraisal rights must bring an action against First National to require it to pay the amount First National estimates to be the fair value of the shares, plus interest and the shareholder is successful, the court will assess expenses against First National.

EXPERTS
The consolidated financial statements of First National as of December 31, 2023 and 2022 and for the years then ended, have been audited by Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, as set forth in their report appearing in First National’s Annual Report on Form 10-K for the year ended December 31, 2023 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Touchstone as of December 31, 2023 and 2022, and for the years then ended, have been included herein and in the registration statement to which this joint proxy statement/prospectus forms a part in reliance upon the report of Brown, Edwards & Company, L.L.P. included herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS
The validity of the First National common stock to be issued in connection with the merger will be passed upon for First National by Nelson Mullins Riley & Scarborough LLP, Greenville, South Carolina. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for First National by Nelson Mullins Riley & Scarborough LLP, Greenville, South Carolina and for Touchstone by Williams Mullen.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless such shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.
If you are a First National shareholder, First National will promptly deliver a separate copy of this joint proxy statement/prospectus to you if you direct your request to First National’s Investor Relations at Investor Relations, First National Corporation, 112 West King Street, Strasburg, Virginia 22657, or by calling (540) 465-9121. If you want to receive separate copies of a First National proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact First National at the above address and telephone number.
If you are a Touchstone shareholder, Touchstone will promptly deliver a separate copy of this joint proxy statement/prospectus to you if you direct your request to Touchstone’s Investor Relations at Investor Relations, Touchstone Bankshares, Inc., 4300 Crossings Boulevard, Prince George, Virginia 23875 or by calling (804) 324-7385. If you want to receive separate copies of a Touchstone proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact Touchstone at the above address and telephone number.

OTHER MATTERS
As of the date of this joint proxy statement/prospectus, neither the First National board of directors nor the Touchstone board of directors knows of any matters that will be presented for consideration at their respective meetings of shareholders, other than as described in this joint proxy statement/prospectus. If any other matters properly come before the First National special meeting or the Touchstone special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxies as to any of these matters.

FIRST NATIONAL ANNUAL MEETING SHAREHOLDER PROPOSALS
Under the regulations of the SEC, any First National shareholder desiring to make a proposal to be acted upon at the First National 2025 Annual Meeting of Shareholders must cause such proposal to be received, in proper form, at First National’s principal executive offices at 112 West King Street, Strasburg, Virginia 22657, no later than November 29, 2024, in order for the proposal to be considered for inclusion in First National’s proxy statement for that meeting. First National presently anticipates holding the 2025 Annual Meeting of Shareholders on May 14, 2025.
First National’s bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by the Secretary of First National not less than 60 days and not more than 90 days prior to the date of the meeting. Based upon an anticipated date of May 14, 2025 for the 2025 Annual Meeting of Shareholders, First National must receive such notice no later than March 15, 2025 and no earlier than February 13, 2025. Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving the notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefore, and other specified matters regarding the shareholder giving the notice. Any shareholder may obtain a copy of First National’s bylaws, without charge, upon written request to the Secretary of First National.
In addition to satisfying the requirements under First National’s Bylaws with respect to advance notice of any nomination, to comply with universal proxy rules any shareholder that intends to solicit proxies in support of director nominees other than First National’s director nominees in accordance with SEC Rule 14a-19 must provide notice so that the Secretary of First National receives it no later than 60 days prior to the one-year anniversary of the Annual Meeting, or March 9, 2025.

TOUCHSTONE ANNUAL MEETING SHAREHOLDER PROPOSALS
If the merger is completed, Touchstone will merge into First National, and there will not be any future meetings of Touchstone shareholders. In addition, if the merger is completed, Touchstone shareholders will become First National shareholders. However, if the merger is not completed, Touchstone will hold a 2025 annual meeting of shareholders. Any shareholder nominations or proposals for other business intended to be presented at Touchstone’s next annual meeting must be submitted to Touchstone as set forth below.
Under the Touchstone bylaws, notice of a proposed nomination or shareholder proposal meeting certain specified requirements must be delivered to, or mailed or received by, Touchstone’s Corporate Secretary at Touchstone’s principal office at Touchstone Bankshares, Inc., 4300 Crossings Boulevard, Prince George, Virginia 23875 not fewer than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then notice must be so delivered no earlier than the 90th day prior to such annual meeting and no later than the close of business on the later of (A) the 60th day prior to such annual meeting or (B) the 10th day following the day on which public announcement of the date of such meeting is made. The date on which the 2025 annual meeting of shareholders of Touchstone would be expected to be held is May 21, 2025. Accordingly, any notice of nomination or other business must be delivered to, or mailed or received by Touchstone no earlier than February 20, 2025 nor later than March 22, 2025.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows First National to incorporate certain information into this joint proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information contained directly in this joint proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this joint proxy statement/prospectus. The documents that are incorporated by reference contain important information about First National and Touchstone and you should read this joint proxy statement/prospectus together with any documents incorporated by reference into this joint proxy statement/prospectus.
This joint proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by First National (Central Index Key 0000719402), other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on March 29, 2024;
•	Quarterly Report on Form 10-Q for the period ended March 31, 2024, filed on May 14, 2024;
•	Proxy Statement on Schedule 14A for the 2024 annual meeting of First National shareholders filed with the SEC on March 29, 2024;
•
Current Reports on Form 8-K filed with the SEC on February 2, 2024, February 16, 2024, March 26, 2024, April 30, 2024 May 8, 2024, and May 9, 2024 (other than the portions of those documents not deemed to be filed); and

•
The description of First National’s common stock, which is registered under Section 12 of the Exchange Act, included in Exhibit 4.2 to First National’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 13, 2020.

In addition, First National is incorporating by reference all documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and on or prior to the date of the First National special meeting, provided, however, that First National is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.
Except where the context otherwise indicates, the information contained in this joint proxy statement/prospectus with respect to First National was provided by First National, and the information contained in this joint proxy statement/prospectus with respect to Touchstone was provided by Touchstone.
First National files annual, quarterly and current reports, proxy statements and other business and financial information with the SEC, and the SEC maintains a website located at www.sec.gov containing this information. You may obtain the information incorporated by reference into this joint proxy statement/prospectus and any other materials First National files with the SEC without charge by following the instructions in the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.
No person has been authorized to give any information or make any representation about the merger or First National or Touchstone that differs from, or adds to, the information in this joint proxy statement/prospectus or in documents that are publicly filed with the SEC and incorporated herein by reference. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus, and neither the mailing of this joint proxy statement/prospectus to First National shareholders and Touchstone shareholders nor the issuance of First National common stock in the merger shall create any implication to the contrary.

ANNEX A
AGREEMENT AND PLAN OF MERGER

By And Between

FIRST NATIONAL CORPORATION

And

TOUCHSTONE BANKSHARES, INC.
Dated as of

March 25, 2024

A-i

A-ii

A-iii

LIST OF EXHIBITS
Exhibit	Description
A	Bank Merger Agreement
B	Form of Employment Agreement
C	Form of Settlement Agreement
D	Form of Touchstone Officers and Directors Agreement
E	Form of FXNC Officers and Directors Agreement
F	Form of Advisory Board Agreement
A-iv

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 25, 2024, is by and between First National Corporation, a Virginia corporation (“FXNC”), and Touchstone Bankshares, Inc., a Virginia corporation (“Touchstone”). Except as otherwise set forth herein, capitalized and certain other terms used herein shall have the meanings set forth in Section 10.1 of this Agreement.
RECITALS
WHEREAS, the respective boards of directors of each of FXNC and Touchstone have (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; (iii) adopted this Agreement and, (A) in the case of Touchstone, in accordance with the provisions of this Agreement, will recommend approval of this Agreement to the holders of Touchstone Stock, and (B) in the case of FXNC, in accordance with the provisions of this Agreement, will recommend approval of this Agreement and the Articles Amendment to the holders of FXNC Common Stock;
WHEREAS, in accordance with the terms of this Agreement, Touchstone will merge with and into FXNC, with FXNC being the surviving entity (the “Merger”);
WHEREAS, the Merger is subject to the approvals of the holders of Touchstone Stock, the holders of FXNC Common Stock, regulatory agencies, and the satisfaction of certain other conditions described in this Agreement;
WHEREAS, as a material inducement and as additional consideration to FXNC to enter into this Agreement, (i) certain Touchstone executive(s) shall enter into an employment agreement with FXNC, which shall become effective only upon the effective time of the Merger; (ii) each of the directors and executive officers of Touchstone shall have entered into a voting and support agreement with FXNC dated as of the date hereof (each a “Touchstone Officers and Directors Agreement” and collectively, the “Touchstone Officers and Directors Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares of Touchstone Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms and subject to the conditions set forth in this Agreement and in the Touchstone Officers and Directors Agreement; and (iii) certain Touchstone officers shall enter into a settlement agreement with Touchstone relating to their existing compensation agreements;
WHEREAS, as a material inducement and as additional consideration to Touchstone to enter into this Agreement, each of the directors and executive officers of FXNC shall have entered into a voting and support agreement with Touchstone dated as of the date hereof (each a “FXNC Officers and Directors Agreement” and collectively, the “FXNC Officers and Directors Agreements”), pursuant to which each such person has agreed, among other things, to vote all shares of FXNC Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, including the Articles Amendment, subject to the terms and subject to the conditions set forth in this Agreement and in the FXNC Officers and Directors Agreement;
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and
WHEREAS, FXNC and Touchstone intend, (i) for federal income tax purposes, that the Merger qualify as a “reorganization” described in Section 368(a) of the Code; (ii) that this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code; and (iii) that FXNC and Touchstone will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER
1.1 Merger.
Subject to the terms and conditions of this Agreement, at the Effective Time, Touchstone shall be merged with and into FXNC pursuant to and with the effect provided in Section 13.1-721 of the VSCA, and FXNC shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the Commonwealth of Virginia. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FXNC and Touchstone.
1.2 Time and Place of Closing.
The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.
1.3 Effective Time.
The Merger shall become effective on the date and time the Articles of Merger (the “Articles of Merger”) reflecting the Merger shall be filed and become effective with the Commonwealth of Virginia State Corporation Commission (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by an authorized officer of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within ten business days after (or, if FXNC or Touchstone elects, on the first day of the first month after) the last of the conditions set forth in Article 8 of this Agreement have been satisfied or waived in writing (other than those conditions that by their nature can only be satisfied at Closing, but subject to the satisfaction or waiver thereof).
1.4 Restructure of Transactions.
FXNC shall have the right to revise the structure of the Merger contemplated by this Agreement by merging Touchstone with and into a wholly owned subsidiary of FXNC, provided, that no such revision to the structure of the Merger shall be made if such revision would (i) result in any changes in the amount or type of the consideration which the holders of shares of Touchstone Stock or shares underlying Touchstone Restricted Stock Awards are entitled to receive under this Agreement, (ii) unreasonably impede or delay consummation of the Merger, (iii) impose any less favorable terms or conditions on Touchstone or Touchstone Bank, or (iv) cause the transaction not to qualify as a “reorganization” pursuant to Section 368(a) of the Code. FXNC may request such revision by giving written notice to Touchstone in the manner provided in Section 10.8, which notice shall be in the form of an amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger, and the addition of such other Exhibits hereto as are reasonably necessary or appropriate to effect such change. Touchstone will take any reasonable actions necessary to implement such change.
1.5 Bank Merger.
Concurrently with or as soon as practicable after the execution and delivery of this Agreement, First Bank, a wholly owned subsidiary of FXNC, and Touchstone Bank, a wholly owned subsidiary of Touchstone, shall enter into the Bank Agreement of Merger, in the form attached hereto as Exhibit A, with such changes thereto as FXNC or Touchstone may mutually agree, pursuant to which Touchstone Bank will merge with and into First Bank (the “Bank Merger”). The Parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

ARTICLE 2
TERMS OF MERGER
2.1 Articles of Incorporation.
Immediately prior to the Effective Time, subject to the approval of holders of FXNC Common Stock, to the extent such approval is required by applicable Law, the Articles of Incorporation of FXNC shall be amended to increase the number of authorized shares of FXNC Common Stock from 8,000,000 to 16,000,000 shares (the “Articles Amendment”). The Articles of Incorporation of FXNC in effect immediately prior to the Effective Time, as amended as set forth in this Section 2.1, shall be the Articles of Incorporation of the Surviving Corporation until otherwise duly amended or repealed.
2.2 Bylaws.
Immediately prior to the Effective Time, the Bylaws of FXNC shall be amended to increase the size of the FXNC Board of Directors as necessary to allow for the appointment of the Continuing Directors pursuant to Section 7.12. The Bylaws of FXNC in effect immediately prior to the Effective Time, as amended as set forth in this Section 2.2, shall be the Bylaws of the Surviving Corporation until otherwise duly amended or repealed.
2.3 Directors and Officers.
The directors of FXNC in office immediately prior to the Effective Time, together with the Continuing Directors appointed pursuant to Section 7.12 and such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of FXNC in office immediately prior to the Effective Time, together with such additional individuals as may thereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.
ARTICLE 3
MANNER OF CONVERTING SHARES
3.1 Effect on Touchstone Stock.
(a) At the Effective Time, in each case subject to Section 3.1(d), by virtue of the Merger and without any action on the part of the Parties, each share of Touchstone Stock (including, for the avoidance of doubt, each share of Touchstone Series A Preferred Stock) that is issued and outstanding immediately prior to the Effective Time (other than shares of Touchstone Stock owned by holders of Touchstone Stock properly exercising their appraisal rights pursuant to Sections 13.1-730 through 13.1-741 of the VSCA (the “Dissenter Shares”)) shall be converted into the right to receive a number of duly authorized, validly issued, fully paid and non-assessable shares of FXNC Common Stock equal to the Exchange Ratio and cash in lieu of fractional shares pursuant to Section 3.6 (the “Merger Consideration”). The “Exchange Ratio” shall be 0.8122 shares of FXNC Common Stock per one share of Touchstone Stock.
(b) At the Effective Time, all shares of Touchstone Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and, with the exception of the Dissenter Shares and the Excluded Shares, each certificate or non-certificate shares (the “Touchstone Book-Entry Shares”) previously representing any such shares of Touchstone Stock shall thereafter represent only the right to receive the Merger Consideration.
(c) If, prior to the Effective Time, the outstanding shares of Touchstone Stock or the outstanding shares of FXNC Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or if a record date prior to the Effective Time has been established with respect to any such change in capitalization, then an appropriate and proportionate adjustment shall be made to the Merger Consideration. For the avoidance of doubt, no such adjustment shall be made as a result of FXNC’s Dividend Reinvestment Plan.

(d) Each share of Touchstone Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Touchstone Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration, and shall cease to exist (the “Excluded Shares”).
3.2 Exchange Procedures.
(a) On the Closing Date, FXNC shall make available to the exchange agent selected by FXNC and reasonably acceptable to Touchstone (the “Exchange Agent”), for exchange in accordance with this Section 3.2, the Merger Consideration. In addition, FXNC shall make available to the Exchange Agent, as necessary from time to time at or after the Effective Time, any dividends or other distributions payable pursuant to Section 3.2(f). All Merger Consideration and dividends and distributions made available to the Exchange Agent pursuant to this Section 3.2(a) shall hereinafter be referred to as the “Exchange Fund.” In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 3.6), FXNC shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration out of the Exchange Fund. Except as contemplated by this Section 3.2, the Exchange Fund will not be used for any other purpose.
(b) Unless different timing is agreed to by FXNC and Touchstone, not later than 20 days prior to the anticipated Effective Time, FXNC shall cause the Exchange Agent to mail to the holders of Touchstone Stock appropriate transmittal materials. The letter of transmittal shall provide instructions for the submission of certificates, if applicable, representing shares of Touchstone Stock (or an indemnity satisfactory to FXNC and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed), or instructions as to the Touchstone Book-Entry Shares, to each holder of record of shares of Touchstone Stock converted into the right to receive the Merger Consideration at the Effective Time. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. FXNC shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Merger Consideration as provided in Section 3.1. Holders of Touchstone Stock will be responsible for all charges and expenses associated with replacing any lost, mutilated, stolen, or destroyed certificates, including any indemnity bond expenses, as described in Section 3.2(c). FXNC or the Exchange Agent will maintain a book entry list of FXNC Common Stock to which each holder of Touchstone Stock is entitled. Certificates representing FXNC Common Stock into which Touchstone Stock has been converted will not be issued.
(c) After receipt of the transmittal materials from the Exchange Agent, each holder of shares of Touchstone Stock (other than Excluded Shares) issued and outstanding shall surrender any certificate or certificates representing such shares to the Exchange Agent, if any, together with duly executed transmittal materials provided by the Exchange Agent, and shall promptly after the Effective Time, or the surrender of such shares of Touchstone Stock (or an indemnity satisfactory to Touchstone, FXNC and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) if later, the Exchange Agent shall deliver in exchange therefor the Merger Consideration provided in Section 3.1 (and any unpaid dividends or distributions thereon), without interest, pursuant to this Section 3.2. Any certificate or certificates of Touchstone Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. FXNC shall not be obligated to deliver the consideration to which any former holder of Touchstone Stock is entitled as a result of the Merger until such holder surrenders any of such holder’s certificate or certificates for exchange (or an indemnity satisfactory to Touchstone, FXNC and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) as provided in this Section 3.3.
In the event of a transfer of ownership of shares of Touchstone Stock represented by one or more certificates that are not registered in the transfer records of Touchstone, the Merger Consideration payable for such shares as provided in Sections 3.1 may be issued to a transferee if the certificate or certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid.
In the event any certificate representing Touchstone Stock shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, mutilated, stolen, or destroyed and the posting by such person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed certificate the Merger Consideration as provided for in Section 3.1 (together with any unpaid dividends or distributions with respect thereto).
Any other provision of this Agreement notwithstanding, neither any FXNC Entity, nor any Touchstone Entity, nor the Exchange Agent shall be liable to any holder of Touchstone Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.
(d) Each of FXNC and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Touchstone Stock and shares underlying Touchstone Restricted Stock Awards such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority. FXNC and/or the Exchange Agent shall timely remit such deducted and withheld amounts to the appropriate Taxing Authority or Governmental Authority. FXNC shall be responsible for, and shall pay, any penalty or interest arising from failure to timely remit such amounts. To the extent that any amounts are so withheld by FXNC or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Touchstone Stock, as applicable in respect of which such deduction and withholding was made by FXNC or the Exchange Agent, as the case may be.
(e) Any portion of the Merger Consideration and cash delivered to the Exchange Agent by FXNC pursuant to Section 3.2(a) that remains unclaimed by the holder of shares of Touchstone Stock for one year after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to FXNC. Any holder of shares of Touchstone Stock who has not theretofore complied with Section 3.2(b) shall thereafter look only to FXNC for the consideration and any unpaid dividends or distributions deliverable in respect of each share of Touchstone Stock such holder holds as determined pursuant to this Agreement without any interest thereon. If outstanding certificates for shares of Touchstone Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of FXNC Common Stock and cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of FXNC (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of stock represented by any certificate for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. FXNC and the Exchange Agent shall be entitled to rely upon the stock transfer books of Touchstone to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate or certificates, FXNC and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
(f) No dividends or other distributions with respect to FXNC Common Stock shall be paid to the holder of any unsurrendered certificate that immediately prior to the Effective Time represented shares of Touchstone Stock with respect to the shares, if any, of FXNC Common Stock represented thereby, in each case unless and until the surrender of such certificate (or an indemnity satisfactory to FXNC and the Exchange Agent, if any of such certificates are lost, stolen, or destroyed) in accordance with this Section 3.2. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such certificate in accordance with this Section 3.2, the holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable and that have not been paid with respect to the whole shares of FXNC Common Stock into which the shares of Touchstone Stock represented by such certificate are converted and/or (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the FXNC Common Stock payable with respect to whole shares of FXNC Common Stock into which the shares of Touchstone Stock represented by such certificate are converted.
(g) Approval of this Agreement by the holders of Touchstone Stock shall constitute ratification of the appointment of the Exchange Agent.

3.3 Effect on FXNC Common Stock.
At and after the Effective Time, each share of FXNC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.
3.4 Touchstone Restricted Stock.
(a) Notwithstanding anything herein to the contrary, at the Effective Time, each Touchstone Restricted Stock Award that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any required action on the part of the holder thereof, fully vest (with any performance-based vesting condition applicable to such Touchstone Restricted Stock Award deemed to have been achieved to the extent set forth in the award agreement applicable to such Touchstone Restricted Stock Award) and be cancelled and converted automatically into the right to receive the Merger Consideration, and FXNC shall treat the shares of Touchstone Common Stock underlying the Touchstone Restricted Stock Award in the same manner as all other shares of Touchstone Stock for such purposes.
(b) Touchstone’s Board of Directors or its compensation committee shall make any adjustments or amendments to or make such determinations with respect to the Touchstone Restricted Stock Awards necessary to affect the foregoing provisions of this Section 3.4.
3.5 Rights of Former Touchstone Shareholders.
At the Effective Time, the stock transfer books of Touchstone shall be closed as to holders of Touchstone Stock and no transfer of Touchstone Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2, each certificate theretofore representing shares of Touchstone Stock (other than certificates representing Excluded Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration, without interest, as provided in Article 3.
3.6 Fractional Shares.
Notwithstanding any other provision of this Agreement, each holder of shares of Touchstone Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of FXNC Common Stock (after taking into account all shares delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FXNC Common Stock multiplied by the Average FXNC Stock Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.
3.7 Dissenting Shareholders.
Any holder of shares of Touchstone Stock who perfects such holder’s appraisal rights in accordance with and as contemplated by Sections 13.1-730 through 13.1-741 of the VSCA shall be entitled to receive from the FXNC, in lieu of the Merger Consideration, the value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such Law, and surrendered to Touchstone the shares of Touchstone Stock for which payment is being made, including any certificate or certificates representing such shares. In the event that, after the Effective Time, a dissenting shareholder of Touchstone fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, FXNC shall deliver to such holder of shares of Touchstone Stock the Merger Consideration (without interest) in respect of such shares upon surrender by such holder of such shares of Touchstone Stock, including any certificate or certificates representing such shares.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF TOUCHSTONE
Touchstone represents and warrants to FXNC, except as set forth on the Touchstone Disclosure Memorandum with respect to each such Section below, that the statements contained in the following ARTICLE 4 are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 4), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date:
4.1 Organization, Standing, and Power.
Touchstone is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Virginia and is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the “BHCA”), duly registered and in good standing with the Federal Reserve. Touchstone Bank is a banking corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia. Each of Touchstone and Touchstone Bank have the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Except as described on Section 4.1 of the Touchstone Disclosure Memorandum, neither Touchstone, Touchstone Bank nor any Touchstone Subsidiary, exercises trust powers or acts as an investment advisor, broker-dealer, or insurance agency. Touchstone is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Touchstone Material Adverse Effect. The minute book and other organizational documents for each of Touchstone and Touchstone Bank have been made available to FXNC for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all meetings of the Board of Directors (including any committees of the Board of Directors) and shareholders thereof. Touchstone Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Touchstone Bank are insured up to applicable limits by the FDIC’s Deposit Insurance Fund.
4.2 Authority of Touchstone; No Breach by Agreement.
(a) Touchstone has the corporate power and authority necessary to execute and deliver this Agreement and, subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and the approval by holders of Touchstone Stock of this Agreement in accordance with this Agreement and the VSCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Touchstone, subject to (i) the approval of this Agreement by the holders of a majority of the outstanding shares of Touchstone Stock voting as a single class and (ii) the adoption and approval of the Bank Merger Agreement by Touchstone as Touchstone Bank’s sole shareholder, which are the only Touchstone shareholder votes required for approval of this Agreement and consummation of the transactions contemplated herein (the “Requisite Touchstone Shareholder Vote”). Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), and by such Requisite Touchstone Shareholder Vote, this Agreement represents a legal, valid, and binding obligation of Touchstone, enforceable against Touchstone in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(b) Neither the execution and delivery of this Agreement by Touchstone, nor the consummation by Touchstone and Touchstone Bank of the transactions contemplated hereby, nor compliance by Touchstone and Touchstone Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Touchstone’s Articles of Incorporation or Bylaws or the articles of association, incorporation or organization or bylaws or operating agreement of any Touchstone Subsidiary or any resolution adopted by the Board of Directors or the shareholders of any Touchstone Entity, (ii) except as disclosed in Section 4.2(b) of the Touchstone Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Touchstone Entity under, any Contract or Permit of any Touchstone Entity or, (iii) subject to receipt of the requisite Consents referred to in Sections 8.1(b) and (c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Touchstone Entity or any of their respective material Assets.
(c) No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Touchstone of the Merger and the other transactions contemplated by this Agreement except for (i) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve and the Bureau of Financial Institutions division of the State Corporation Commission of the Commonwealth of Virginia, (ii) the filing by FXNC with the SEC of a registration statement on Form S-4 (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”) in which a joint proxy statement relating to each of Touchstone’s Shareholders’ Meeting and FXNC’s Shareholders’ Meeting (each, a “Shareholders’ Meeting”) to be held in connection with this Agreement and the transactions contemplated by this Agreement (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) will be included, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger with the Commonwealth of Virginia State Corporation Commission, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of The Nasdaq Stock Market, as to FXNC, or Financial Industry Regulatory Authority, Inc., as to Touchstone (v) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, and (vi) filings, consents, permits, exemptions, qualifications or registrations under state securities or “blue sky” Laws. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Touchstone of this Agreement.
4.3 Capital Stock.
(a) The authorized capital stock of Touchstone consists of (i) 10,000,000 shares of Touchstone Common Stock, of which 3,270,141 shares are issued and outstanding as of March 22, 2024, and includes 23,030 unvested shares underlying Touchstone Restricted Stock Awards, and (ii) 500,000 shares of preferred stock, of which 40,000 are designated as Touchstone Series A Preferred Stock. There are 29,148 shares of Touchstone Series A Preferred Stock issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Touchstone are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Touchstone has been issued in violation of any preemptive rights of the current or past shareholders of Touchstone. Except for the Touchstone Officers and Directors Agreements, Touchstone is not a party to, and to its Knowledge there are no, voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Touchstone Common Stock or other equity interests of Touchstone.
(b) Except with respect to Touchstone’s 2018 Stock Incentive Plan or as specifically set forth in this Section 4.3, there are no shares of Touchstone capital stock or other equity securities of Touchstone reserved for issuance or outstanding and there are no outstanding Rights with respect to any Touchstone securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange or issuance of any securities of Touchstone.
(c) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of Touchstone may vote are issued and outstanding. The outstanding subordinated debt securities of Touchstone set forth in Section 4.3(c) of the Touchstone Disclosure Memorandum are referred to as the “Touchstone Debentures.”
4.4 Touchstone Subsidiaries.
Section 4.4 of the Touchstone Disclosure Memorandum sets forth a complete and accurate list of all of Touchstone’s Subsidiaries, including the jurisdiction of organization or incorporation of each such Subsidiary, (i) except as disclosed on Section 4.4(i) of the Touchstone Disclosure Memorandum, Touchstone owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (ii) no equity securities of any of Touchstone’s Subsidiaries are or may become required to be issued (other than to Touchstone) by reason of any Rights, or otherwise, (iii) there are no Rights by which any of such Subsidiaries is or may be bound to sell, transfer, liquidate or otherwise divest any of its equity securities (other than to Touchstone or to another Touchstone Entity), (iv) there are no Rights relating to Touchstone’s rights to vote or to dispose of such securities and (v) all of the equity interests of each such Subsidiary held by Touchstone, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Touchstone free and clear of all Liens.

4.5 Securities Offerings; Financial Statements.
(a) Each offering or sale of securities by Touchstone (i) was duly registered and made pursuant to an effective registration statement under the Securities Act or was made pursuant to a valid exemption from registration under the Securities Act, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker-dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering, contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading.
(b) Each of the Touchstone Financial Statements (including, in each case, any related notes) was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the consolidated financial position of Touchstone and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.
(c) Touchstone’s independent public accountants, which have expressed their opinion with respect to the Touchstone Financial Statements (including the related notes), are and have been throughout the periods covered by such Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), and (ii) “independent” with respect to Touchstone within the meaning of Regulation S-X. Touchstone’s independent public accountants have audited the Touchstone Financial Statements. Section 4.5(c) of the Touchstone Disclosure Memorandum lists all non-audit services performed for Touchstone by its independent public accountants.
4.6 Absence of Undisclosed Liabilities.
No Touchstone Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Touchstone Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Touchstone as of December 31, 2022, included in the Touchstone Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. Section 4.6 of the Touchstone Disclosure Memorandum lists, and Touchstone has attached and delivered to FXNC copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the Exchange Act) effected by Touchstone or its Subsidiaries other than letters of credit and unfunded loan commitments or credit lines. Except as disclosed in Section 4.6 of the Touchstone Disclosure Memorandum or as reflected on Touchstone’s balance sheet at December 31, 2022, no Touchstone Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $200,000 and any amounts, whether or not in excess of $200,000 that, in the aggregate, exceed $250,000. Except (x) as reflected in Touchstone’s balance sheet at December 31, 2022 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority), or (y) for liabilities incurred in the ordinary course of business since December 31, 2022 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby or (z) as disclosed in Section 4.6 of the Touchstone Disclosure Memorandum, neither Touchstone nor any of its Subsidiaries has any material Liabilities or obligations of any nature.
4.7 Absence of Certain Changes or Events.
Except as disclosed in the Touchstone Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the Touchstone Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Touchstone Material Adverse Effect, (ii) none of the Touchstone Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Touchstone provided in this Agreement, and (iii) since December 31, 2022, the Touchstone Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

4.8 Tax Matters.
(a) All Touchstone Entities have timely filed (taking into account any valid extensions) with the appropriate Taxing Authorities, all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. Except as disclosed in Section 4.8(a) of the Touchstone Disclosure Memorandum, none of the Touchstone Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Touchstone Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Touchstone Entities. No claim has ever been made by an authority in a jurisdiction where any Touchstone Entity does not file a Tax Return that such Touchstone Entity may be subject to Taxes by that jurisdiction.
(b) Except as disclosed in Section 4.8(b) of the Touchstone Disclosure Memorandum, none of the Touchstone Entities has received any written notice of assessment or proposed assessment in connection with any Taxes, and, to the Knowledge of the Touchstone Entities, there are no threatened or pending disputes, claims, audits, or examinations regarding any Taxes of any Touchstone Entity or the assets of any Touchstone Entity. No issue has been raised by a Taxing Authority in any prior examination of Touchstone which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period. None of the Touchstone Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.
(c) Each Touchstone Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign Law.
(d) The unpaid Taxes of each Touchstone Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Touchstone Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Touchstone Entities in filing their Tax Returns.
(e) Except as described in Section 4.8(e) of the Touchstone Disclosure Memorandum, none of the Touchstone Entities is a party to any Tax allocation or sharing agreement and none of the Touchstone Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.
(f) During the five-year period ending on the date hereof, none of the Touchstone Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.
(g) Except as disclosed in Section 4.8(g) of the Touchstone Disclosure Memorandum, none of the Touchstone Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. None of the Touchstone Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. The Touchstone Entities will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) election under Section 108(i) of the Code. Except as disclosed in Section 4.8(g) of the Touchstone Disclosure Memorandum, any net operating losses of the Touchstone Entities are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(h) No Touchstone Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.
(i) No property owned by any Touchstone Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.
(j) No Touchstone Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.
(k) Touchstone has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
(l) No Touchstone Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.
(m) Touchstone has made available to FXNC complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Touchstone Entities relating to the taxable periods since December 31, 2020, and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the Touchstone Entities.
(n) No Touchstone Entity nor any other Person on its behalf has (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Touchstone Entities or (ii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. No Touchstone Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.
For purposes of this Section 4.8, any reference to Touchstone or any Touchstone Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with Touchstone or a Touchstone Entity.
4.9 Allowance for Possible Loan Losses; Loan and Investment Portfolios, etc.
(a) Touchstone’s allowance for credit losses on loans, leases, securities and unfunded commitments (the “Allowance”) shown on the balance sheets of Touchstone included in the most recent Touchstone Financial Statements dated prior to the date of this Agreement was believed to be, and the Allowance shown on the balance sheets of Touchstone included in the Touchstone Financial Statements as of dates subsequent to the execution of this Agreement are expected to be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably expected losses relating to or inherent in the loan, lease and securities portfolios (including accrued interest receivables, letters of credit, and commitments to make loans or extend credit), by the Touchstone Entities as of the dates thereof. The Touchstone Financial Statements fairly present the values of all loans, leases, securities, tangible and intangible assets and liabilities, and any impairments thereof on the bases set forth therein.
(b) As of the date hereof, all loans, discounts and leases (in which any Touchstone Entity is lessor) reflected on the Touchstone Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, (ii) evidenced by genuine notes, agreements, or other evidences of indebtedness, and (iii) to the extent secured, have been secured, to the Knowledge of Touchstone, by valid Liens and security interests which have been perfected. Except as specifically set forth in Section 4.9(b) of the Touchstone Disclosure Memorandum, Touchstone is not a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest,

(ii) otherwise in material Default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Touchstone or by any applicable Regulatory Authority, (iv) an obligation of any director, executive officer or 10% shareholder of any Touchstone Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215; 12 C.F.R. Part 337.3), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in material violation of any Law.
(c) All securities held by Touchstone or Touchstone Bank, as reflected in the consolidated balance sheets of Touchstone included in the Touchstone Financial Statements, are carried in accordance with GAAP, specifically including Accounting Standards Codification Topic 320, Investments – Debt and Equity Securities. Except as disclosed in Section 4.9(c) of the Touchstone Disclosure Memorandum and except for pledges to secure public and trust deposits and Federal Home Loan Bank advances, to Touchstone’s Knowledge, none of the securities reflected in the Touchstone Financial Statements as of December 31, 2022, and none of the securities since acquired by Touchstone or Touchstone Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of Touchstone or Touchstone Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with Laws.
(d) All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Touchstone’s own account, or for the account of Touchstone Bank or its customers (all of which are disclosed in Section 4.9(d) of the Touchstone Disclosure Memorandum), were entered into (i) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable Laws and regulatory policies, and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Touchstone or Touchstone Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Touchstone nor Touchstone Bank, nor to Touchstone’s Knowledge, any other party thereto, is in breach of any material obligation under any such agreement or arrangement.
4.10 Assets.
(a) Except as disclosed in Section 4.10(a) of the Touchstone Disclosure Memorandum or as disclosed or reserved against in the Touchstone Financial Statements delivered prior to the date of this Agreement, the Touchstone Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets that they own. In addition, to Touchstone’s Knowledge, all tangible properties used in the businesses of the Touchstone Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Touchstone’s past practices.
(b) All Assets which are material to Touchstone’s business, held under leases or subleases by any of the Touchstone Entities, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.
(c) The Assets of the Touchstone Entities include all Assets required by Touchstone Entities to operate the business of the Touchstone Entities as presently conducted. Except as disclosed in Section 4.10(c) of the Touchstone Disclosure Memorandum, all real and personal property which is material to the business of Touchstone that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated by this Agreement. All improved real property owned or leased by Touchstone is in material compliance with all applicable Laws, including zoning laws and the Americans with Disabilities Act of 1990.
4.11 Intellectual Property; Information Systems; and Privacy Policies.
(a) Except as disclosed in Section 4.11(a) of the Touchstone Disclosure Memorandum, each Touchstone Entity owns or has a license to use all of the Intellectual Property used by such Touchstone Entity in the course of its business, including sufficient rights in each copy possessed by each Touchstone Entity. Each Touchstone Entity is the owner of or has a license, with the right to sublicense (in each case free and clear of any material Liens), to any Intellectual Property sold or licensed to a third party by such Touchstone Entity in connection with such Touchstone Entity’s business operations, and such Touchstone Entity has the right to convey by sale or license any Intellectual

Property so conveyed. To Touchstone’s Knowledge, no Touchstone Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted or are pending or to the Knowledge of Touchstone threatened, which challenge the rights of any Touchstone Entity with respect to Intellectual Property used, sold, or licensed by such Touchstone Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. To Touchstone’s Knowledge, the conduct of the business of the Touchstone Entities does not infringe upon any Intellectual Property of any other Person. Except as disclosed in Section 4.11(a) of the Touchstone Disclosure Memorandum, no Touchstone Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Touchstone has Contracts with its officers and employees which require such officer, director, or employee to keep confidential certain trade secrets, proprietary data, customer information, or other business information of a Touchstone Entity, and to Touchstone’s Knowledge, no such officer, director, or employee is party to any Contract with any Person other than a Touchstone Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Touchstone Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Touchstone Entity. To Touchstone’s Knowledge, no officer, director, or employee of any Touchstone Entity is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, other than a Touchstone Entity.
(b) Touchstone owns or has a valid right to access and use all computer systems, programs, networks, hardware, software, software engines, database, operating systems, websites, website content and links and equipment used to process, store, maintain and operate data, information and functions owned, used or provided by Touchstone in its business as currently conducted (the “Touchstone Information Systems”). Touchstone has taken all steps in accordance with prevailing standards in the banking industry in the United States and the applicable regulations of the Regulatory Authorities to secure the Touchstone Information Systems from unauthorized access and use by any Person, and to ensure to the maximum extent reasonably and commercially practicable, the continued, uninterrupted and error-free operation of Touchstone Information Systems. Except as set forth in Section 4.11(b) of the Touchstone Disclosure Memorandum, (i) to the Knowledge of Touchstone, there have been no material unauthorized intrusions or breaches of security with respect to Touchstone Information Systems; and (ii) there has not been any material malfunction of Touchstone Information Systems that has not been promptly remedied in all respects.
(c) Touchstone’s use or handling of the confidential information of its customers and consumers (“Confidential Customer Information”) does not currently, and did not at any time during the five years immediately preceding the date hereof (the “past five years”), violate any applicable Law or regulations of any Regulatory Authority. Touchstone has not received any notice that it is or may be in violation of any data privacy or data security Laws or any such regulations. Touchstone has not distributed or displayed any Confidential Customer Information in violation of any of the rules or regulations of any Regulatory Authority or in breach of any Contract to which it is a party or is bound. Currently, Touchstone does, and at all times during the past five years Touchstone has, (i) posted on its website and mailed to its customers, as and to the extent required by such Laws, rules or regulations, true and correct copies of the privacy policies governing Touchstone’s use and collection of Confidential Customer Information, and (ii) all of Touchstone’s privacy policies describe in all material respects Touchstone’s use, collection, display and distribution of any such Confidential Customer Information. Accurate and complete copies of the current versions of all such privacy policies have been made available to FXNC. Touchstone’s operation of its business is consistent and compliant with the current version of Touchstone’s privacy policies and, during the past five years was consistent and compliant with all such policies as in effect at any time or from time to time during those five years. Touchstone has taken all steps, in accordance with prevailing banking industry practices and the applicable requirements of the Regulatory Authorities, to secure its websites, services and Confidential Customer Information from unauthorized access or use by any Person and, except pursuant to the Touchstone Contracts or as otherwise disclosed in Section 4.11(c) of the Touchstone Disclosure Memorandum, Touchstone has not granted to any third party any rights to access or use any of such Confidential Customer Information, including for purposes of soliciting Touchstone’s customers or consumers. A copy of all internally or externally prepared reports or audits prepared since December 31, 2020 that describe or evaluate Touchstone’s information security procedures have been made available to FXNC. Except as otherwise set forth in Section 4.11(c) of the Touchstone Disclosure Memorandum, to Touchstone’s Knowledge, none of the Confidential Customer Information or Touchstone’s websites or services have been the target of any successful unauthorized access, denial-of-service assault or other similar attack within the past three (3) years.

(d) Without limiting the generality of the foregoing provisions of this Section 4.11, Touchstone and, to the Knowledge of Touchstone, each third-party vendor to Touchstone, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through any servers, computer hardware, networks, software (whether embodied in software, firmware or otherwise), databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems (“Computer Systems”) maintained by or on behalf of Touchstone, and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. To the Knowledge of Touchstone, Touchstone has not suffered a security incident or breach with respect to its data or Computer Systems any part of which occurred within the past three (3) years.
4.12 Environmental Matters.
(a) Except as disclosed in Section 4.12(a) of the Touchstone Disclosure Memorandum, Touchstone does not have Knowledge that any Touchstone Entity, their Participation Facilities, and their Operating Properties are not, and have not been, in compliance with Environmental Laws in all material respects or of any releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Except as disclosed in Section 4.12(a) of the Touchstone Disclosure Memorandum, Touchstone does not have Knowledge of any material violations of Environmental Laws on properties that secure loans made by Touchstone but which are not Participation Facilities or Operating Properties or of any releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties.
(b) Except as disclosed in Section 4.12(b) of the Touchstone Disclosure Memorandum, there is no Litigation pending or, to the Knowledge of Touchstone, environmental enforcement action, investigation, or Litigation threatened before any Governmental Authority or other forum in which any Touchstone Entity or any of their Operating Properties or Participation Facilities (or any Touchstone Entity in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Touchstone Entity or any of its Operating Properties or Participation Facilities. Except as disclosed in Section 4.12(b) of the Touchstone Disclosure Memorandum, there is no Litigation pending or, to the Knowledge of Touchstone, environmental enforcement action, investigation, or Litigation threatened before any Governmental Authority or other forum on or regarding properties that secure loans made by Touchstone but which are not Participation Facilities or Operating Properties (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material on such property.
(c) Touchstone has delivered, or caused to be delivered or made available to FXNC, true and complete copies of, any environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports and studies in the possession of any Touchstone Entity relating to its Participation Facilities, Operating Properties and its other real property owned, if any.
4.13 Compliance with Laws.
(a) The Parties understand and agree that nothing in this Agreement shall require or permit any Touchstone Entity to disclose confidential, supervisory information to any FXNC Entity or any of FXNC’s Representatives.
(b) Each of the Touchstone Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.
(c) None of the Touchstone Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.
(d) Since December 31, 2020, none of the Touchstone Entities has received any notification or communication from any Governmental Authority (A) asserting that Touchstone or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring Touchstone or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking.
(e) There (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Touchstone or any of its Subsidiaries, (B) are no notices or correspondence received by Touchstone with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Touchstone’s or any of Touchstone’s Subsidiaries’ business, operations, policies, or procedures since its inception, and (C) is not any pending or, to Touchstone’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.
(f) None of the Touchstone Entities nor any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.
(g) Each Touchstone Entity is, and at all times since November 1, 2017 has been, in compliance in all material respects with all Laws and Orders, including the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Bureau of Consumer Financial Protection, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, and any other Law relating to bank secrecy, fair lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all requirements of the CARES Act and the PPP, and each Touchstone Entity has timely filed all reports for suspicious activity, including those required under 12 C.F.R. Part 353.3.
4.14 Labor Relations.
(a) No Touchstone Entity is the subject of any Litigation asserting that it or any other Touchstone Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Touchstone Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Touchstone Entity party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to Touchstone’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout, or other job action or labor dispute involving any Touchstone Entity pending or threatened and there have been no such actions or disputes in the past five years. To Touchstone’s Knowledge, there has not been any attempt by any Touchstone Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Touchstone Entity. Except as disclosed in Section 4.14(a) of the Touchstone Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each Touchstone Entity is terminable at will by the relevant Touchstone Entity without (i) any penalty, Liability, or severance obligation incurred by any Touchstone Entity, (ii) and in all cases without prior consent by any Governmental Authority. Except as disclosed in Section 4.14(a) of the Touchstone Disclosure Memorandum, no Touchstone Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments, or severance obligations, that arise from the execution and delivery of this Agreement or the consummation of the Merger.

(b) To Touchstone’s Knowledge, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.
(c) No Touchstone Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Touchstone Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Touchstone Entity; and no Touchstone Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of any Touchstone Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.
(d) None of Touchstone nor any Touchstone Subsidiary (i) has incurred any workers’ compensation liability outside of its ordinary course of business, and (ii) has been subject to any special or penalty assessment under such legislation that has not been paid. Touchstone and each Touchstone Subsidiary have paid or accrued all current assessments under workers’ compensation legislation.
(e) Section 4.14(e) of the Touchstone Disclosure Memorandum contains a list of all independent contractors of each Touchstone Entity (separately listed by Touchstone Entity) and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws) and no such Person is an employee of any Touchstone Entity under any applicable Law.
4.15 Employee Benefit Plans.
(a) Touchstone has disclosed in Section 4.15(a) of the Touchstone Disclosure Memorandum, and has delivered or made available to FXNC prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Touchstone Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a “Touchstone Benefit Plan,” and collectively, the “Touchstone Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above and in connection with which any Touchstone Entity or any ERISA Affiliate thereof has or reasonably could have any obligation or Liability. Any of the Touchstone Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Touchstone ERISA Plan.” No Touchstone ERISA Plan is a “defined benefit pension plan” (as defined in Code Section 414(j)) subject to Title I, Part 3 of ERISA.
(b) Touchstone has delivered or made available to FXNC prior to the execution of this Agreement (i) any trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) any determination letters, rulings, opinion letters, information letters, closing agreements, or advisory opinions issued by the United States Internal Revenue Service (“IRS” ), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2019-19 (or its predecessor or successor rulings) within the preceding six calendar years, (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, (v) the most recent summary plan descriptions, summary of benefits and coverages, and any material modifications thereto and (vi) any “top hat” filing with respect to any Touchstone Benefit Plan which is an ERISA “top hat” plan.
(c) Each Touchstone Benefit Plan is in material compliance with the terms of such Touchstone Benefit Plan, in material compliance with the applicable requirements of the Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any other applicable Laws. Each Touchstone ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable determination letter issued to a prototype plan under which the Touchstone ERISA Plan has been adopted. To Touchstone’s Knowledge, no circumstances exist that are likely to result in revocation of any such favorable determination letter or in disqualification of any Touchstone ERISA Plan. Touchstone has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any Touchstone Benefit Plan with applicable Laws. No Touchstone Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination (final or preliminary) by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws in the past six (6) years.
(d) To Touchstone’s Knowledge, there has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of Touchstone which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. To Touchstone’s Knowledge, neither Touchstone nor any administrator or fiduciary of any Touchstone Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Touchstone or FXNC to any direct or indirect material Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. To Touchstone’s Knowledge, there are no unresolved claims or disputes under the terms of, or in connection with, the Touchstone Benefit Plans (other than claims for benefits which are payable in the ordinary course of business) and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any Touchstone Benefit Plan.
(e) All Touchstone Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions, summary of benefits and coverage issued with respect to the Touchstone Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS or the DOL (if required by Law), and distributed to participants of the Touchstone Benefit Plans (as required by Law), and there have been no material changes in the information set forth therein except as disclosed in Section 4.15(e) of the Touchstone Disclosure Memorandum.
(f) To Touchstone’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Touchstone Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).
(g) No Touchstone Entity nor any of its ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, any plan that is or was subject to Code Section 412, ERISA Section 302, or Title IV of ERISA.
(h) No Liability under Title IV of ERISA has been or is expected to be incurred by any Touchstone Entity or any ERISA Affiliate thereof, and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any Touchstone Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other plan.
(i) Except as disclosed in Section 4.15(i) of the Touchstone Disclosure Memorandum, or required under Part 6 of ERISA or Code Section 4980B, no Touchstone Entity has any Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the Touchstone Benefit Plans, or other plan or arrangement, and there are no restrictions on the rights of such Touchstone Entity to amend or terminate any and all such retiree or post-termination of employment or services health or benefit plans or arrangements without incurring any Liability. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Touchstone Benefit Plan, or other plan or arrangement, and, to Touchstone’s Knowledge, no circumstance exists which could give rise to such Taxes. Touchstone has maintained records that are sufficient to satisfy the reporting requirements under Section 6055 and 6056 of the Code, to the extent required, for all periods of time up to and through the Closing Date.
(j) Except as disclosed in Section 4.15(j) of the Touchstone Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due from any Touchstone Entity under any Touchstone Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Touchstone Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any Touchstone Entity or the rights of any Touchstone Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any Touchstone Entity, or change any rights or obligations of any Touchstone Entity with respect to such insurance.
(k) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Touchstone Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the Touchstone Financial Statements to the extent required by and in accordance with GAAP.

(l) To Touchstone’s Knowledge, (i) all individuals who render services to any Touchstone Entity and who are authorized to participate in a Touchstone Benefit Plan pursuant to the terms of such Touchstone Benefit Plan are in fact eligible to and authorized to participate in such Touchstone Benefit Plan, and (ii) each individual who is, or has been, classified by Touchstone as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Touchstone Benefit Plan.
(m) Neither Touchstone nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)). Except as disclosed in Section 4.15(m) of the Touchstone Disclosure Memorandum, no Touchstone Benefit Plan is a multiple employer plan (within the meaning of Section 413(c) of the Code) or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) and no such plan is self-funded or self-insured.
(n) Except as disclosed in Section 4.15(n) of the Touchstone Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as Touchstone presently holds. Each Touchstone Entity will, upon the execution and delivery of this Agreement, and will continue to have, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.
(o) Except as disclosed in Section 4.15(o) of the Touchstone Disclosure Memorandum, no Touchstone Benefit Plan, or other plan or arrangement, is subject to any requirement of Section 409A(a)(2), (3), or (4) of the Code. Each nonqualified deferred compensation plan is, and has been since January 1, 2005, in compliance in all material respects with Code Section 409A and all applicable notices, guidance and regulations as may be in effect from time to time. No Touchstone Benefit Plan provides for the payment of any tax gross-up payment to any individual in connection with any penalties or taxes imposed under Code Section 409A or any similar state statute.
(p) Touchstone and its Affiliates have complied with and are in compliance in all material respects with the benefit plan provisions of the SECURE Act, the paid leave provisions of the FFCRA and the benefit plan provisions of the CARES Act.
4.16 Material Contracts.
(a) Except as disclosed in Section 4.16(a) of the Touchstone Disclosure Memorandum or otherwise reflected in the Touchstone Financial Statements, none of the Touchstone Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, change in control, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any Touchstone Entity or the guarantee by any Touchstone Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of Touchstone’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Touchstone’s business), (iii) any Contract which prohibits or restricts any Touchstone Entity or any personnel of a Touchstone Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Touchstone Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of Contracts not in excess of $50,000 per calendar year), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to an Annual Report on Form 10-K filed by Touchstone as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act if Touchstone were subject to such reporting requirements (together with all Contracts referred to in Section 4.15(a), the “Touchstone Contracts”).

(b) With respect to each Touchstone Contract and except as disclosed in Section 4.16(b) of the Touchstone Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no Touchstone Entity is in Default thereunder; (iii) no Touchstone Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to Touchstone’s Knowledge, in Default in any respect or has repudiated or waived each material provision thereunder, and (v) no consent which has not been or will not be obtained is required by a Contract for the execution, delivery or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. Section 4.16(b) of the Touchstone Disclosure Memorandum lists every Consent required by any Contract involving an amount in excess of $100,000 that is not terminable, without penalty, upon 30 days’ notice. All of the indebtedness of any Touchstone Entity for money borrowed is prepayable at any time by such Touchstone Entity without penalty, premium or charge, except as specified in Section 4.16(b) of the Touchstone Disclosure Memorandum.
4.17 Privacy of Customer Information.
(a) Except as specified in Section 4.17(a) of the Touchstone Disclosure Memorandum, each Touchstone Entity is the sole owner of all individually identifiable personal information relating to an identifiable or identified natural person (“IIPI”) relating to customers, former customers, and prospective customers that will be transferred to FXNC and the FXNC Entities pursuant to this Agreement.
(b) Each Touchstone Entity’s collection and use of such IIPI, the transfer of such IIPI to FXNC and the FXNC Entities, and the use of such IIPI by the FXNC Entities as contemplated by this Agreement, complies with Touchstone’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any Touchstone Entity Contract and industry standards relating to privacy.
4.18 Legal Proceedings.
Except as disclosed in Section 4.18 of the Touchstone Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Touchstone, threatened (or unasserted but considered probable of assertion) against any Touchstone Entity, or against any director, officer, employee, or agent of any Touchstone Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Touchstone Entity or Employee Benefit Plan of any Touchstone Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Touchstone Entity. No claim for indemnity has been made or, to Touchstone’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent to any Touchstone Entity and to Touchstone’s Knowledge, no basis for any such claim exists.
4.19 Reports.
Except as disclosed in Section 4.19 of the Touchstone Disclosure Memorandum, since January 1, 2020, each Touchstone Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 4.19, Touchstone Entities may have made immaterial late filings.
4.20 Books and Records.
Touchstone and each Touchstone Entity maintain accurate books and records reflecting its Assets and Liabilities and maintain proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Touchstone and to maintain accountability for Touchstone’s consolidated Assets; (c) access to Touchstone’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of Touchstone’s Assets is compared with existing Assets at regular intervals; and (e) accounts, notes, and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

4.21 Loans to, and Transactions with, Executive Officers and Directors.
No Touchstone Entity has, since December 31, 2018, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of any Touchstone Entity, except as permitted by Federal Reserve Regulation O. Except as disclosed in Section 4.21 of the Touchstone Disclosure Memorandum, no director or executive officer of Touchstone, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person, has any interest in any Contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Touchstone.
4.22 Regulatory Matters.
No Touchstone Entity or, to Touchstone’s Knowledge, any Affiliate thereof has taken or agreed to take any action or has actual knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). To the Knowledge of Touchstone, no Person intends to, or is likely to, oppose, challenge or intervene with respect to any application required or planned to be made to any Governmental Authority in connection with the Merger. No Touchstone Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, Order, directive or resolutions, whether or not set forth in the Touchstone Disclosure Memorandum, a “Touchstone Regulatory Agreement”), nor are there any pending, or to Touchstone’s Knowledge, threatened, regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Touchstone Regulatory Agreement; provided, that Touchstone is not required and is not permitted to disclose any confidential, supervisory information to any FXNC Entity or its Representatives and makes no representation or warranty hereby with respect to confidential, supervisory information that cannot be disclosed to a FXNC Entity or its Representatives. The most recent regulatory rating given to Touchstone as to compliance with the CRA is satisfactory or better.
4.23 State Takeover Laws.
Each Touchstone Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws (collectively, “Takeover Laws”).
4.24 Brokers and Finders; Opinion of Financial Advisor.
Except for the Touchstone Financial Advisor, neither Touchstone nor its Subsidiaries nor any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby. Touchstone has received the written opinion of the Touchstone Financial Advisor, as of a date reasonably proximate to the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of Touchstone Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to FXNC in connection with preparation of the Registration Statement.
4.25 Board Recommendations.
Touchstone’s Board of Directors, at a meeting duly called and held, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger, and has determined that, taken together, they are fair to and in the best interests of Touchstone’s shareholders, and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Touchstone Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of Touchstone’s shareholders at which this Agreement, the Merger and the related transactions shall be submitted to the holders of the shares of Touchstone Stock for approval.

4.26 Statements True and Correct.
(a) No statement, certificate, instrument, or other writing furnished or to be furnished by any Touchstone Entity or any Affiliate thereof to FXNC pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) None of the information supplied or to be supplied by any Touchstone Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by FXNC with the SEC will (after taking into account any supplemental or amended information provided prior to approval), when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by a Touchstone Entity or any Affiliate thereof for inclusion in the Joint Proxy Statement/Prospectus to be mailed to each of Touchstone’s shareholders and FXNC’s shareholders in connection with their respective Shareholders’ Meeting, and any other documents to be filed by any Touchstone Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will (after taking into account any supplemental or amended information provided prior to filing, mailing, or the date of their respective Shareholders’ Meeting) at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed to the shareholders of each of Touchstone or FXNC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the respective Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for their respective Shareholders’ Meeting.
(c) All documents that any Touchstone Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.
4.27 Delivery of Touchstone Disclosure Memorandum.
Touchstone has delivered to FXNC a complete Touchstone Disclosure Memorandum.
4.28 No Knowledge of Breach.
Touchstone has no Knowledge of any facts or circumstances that would result in FXNC being in breach on the date of execution of this Agreement of any representations and warranties of FXNC set forth in ARTICLE 5.
4.29 Paycheck Protection Program.
To the extent that Touchstone has originated or otherwise participated in any program or benefit created or modified by the Coronavirus Aid, Relief, and Economic Security Act, including but not limited to the Paycheck Protection Program (“PPP”), it has done such in good faith and in material compliance with all Laws governing such program, including but not limited to all regulations and guidance issued by the U.S. Department of the Treasury and/or the U.S. Small Business Administration with the respect to loans originated pursuant to or in association with the PPP. Except as disclosed on Section 4.9(b) of the Touchstone Disclosure Memorandum, Touchstone has not originated any loan under the PPP to any “insider,” as the term is defined under Regulation O (12 C.F.R. Part 215).
4.30 Insurance.
(a) Section 4.30(a) of the Touchstone Disclosure Memorandum identifies all of the material insurance policies, binders, or bonds currently maintained by Touchstone and its Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. Touchstone and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of Touchstone reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, neither Touchstone nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither Touchstone nor any of its Subsidiaries is in default thereunder and all claims thereunder have been filed in due and timely fashion. Except as disclosed in Section 4.30(a) of the Touchstone Disclosure Memorandum, Touchstone has made no claims during the past three years, and no claims are pending or contemplated to be made, under its current policies of directors’ and officers’ errors and omissions or other insurance or its current bankers’ blanket bond.
(b) Section 4.30(b) of the Touchstone Disclosure Memorandum sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Touchstone or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP. All BOLI is owned solely by Touchstone, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under Touchstone’s BOLI. Touchstone does not have any outstanding borrowings secured in whole or part by its BOLI.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF FXNC
FXNC hereby represents and warrants to Touchstone, except as set forth on the FXNC Disclosure Memorandum with respect to each such Section below, that the statements contained in the following ARTICLE 5 are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 5), except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date:
5.1 Organization, Standing, and Power.
FXNC is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Virginia and is a bank holding company within the meaning of the BHCA, duly registered and in good standing with the Federal Reserve. First Bank is a banking corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia. Each of FXNC and First Bank have the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of FXNC and First Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a FXNC Material Adverse Effect. First Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by First Bank are insured up to applicable limits by the FDIC’s Deposit Insurance Fund.
5.2 Authority; No Breach by Agreement.
(a) FXNC has the corporate power and authority necessary to execute and deliver this Agreement and, subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and the approval by holders of FXNC Common Stock of this Agreement and the Articles Amendment in accordance with this Agreement and the VSCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger and the Articles Amendment, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FXNC, subject to (i) the approval of this Agreement by the holders of more than two-thirds of the outstanding shares of FXNC Common Stock (ii) the approval of the Articles Amendment by the holders of more than two-thirds of the outstanding shares of FXNC Common Stock, and (iii) the adoption and approval of the Bank Merger Agreement by FXNC as First Bank’s sole shareholder, which are the only FXNC shareholder votes required for approval of this Agreement and consummation of the transactions contemplated herein (the “Requisite FXNC Shareholder Vote”). Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), and by such Requisite FXNC Shareholder Vote, this Agreement represents a legal, valid, and binding obligation of FXNC enforceable against FXNC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by FXNC, nor the consummation by FXNC and First Bank of the transactions contemplated hereby, nor compliance by FXNC or First Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FXNC’s Articles of Incorporation or Bylaws or the articles of association, incorporation or organization or bylaws or operating agreement of any FXNC Subsidiary or any resolution adopted by the Board of Directors or the shareholders of any FXNC Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FXNC Entity under, any Contract or Permit of any FXNC Entity, or, (iii) subject to receipt of the requisite Consents referred to in Sections 8.1(b) and (c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any FXNC Entity or any of their respective material Assets.
(c) No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by FXNC of the Merger and the other transactions contemplated by this Agreement except for (i) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve and the Bureau of Financial Institutions division of the State Corporation Commission of the Commonwealth of Virginia, (ii) the filing by FXNC with the SEC of the Registration Statement in which the Joint Proxy Statement/Prospectus will be included, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger with the Commonwealth of Virginia State Corporation Commission, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of The Nasdaq Stock Market, as to FXNC, or Financial Industry Regulatory Authority, Inc., as to Touchstone, (v) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, and (vi) filings, consents, permits, exemptions, qualifications or registrations under state securities or “blue sky” Laws.
5.3 Capital Stock.
(a) The authorized capital stock of FXNC consists of (i) 8,000,000 shares of FXNC Common Stock, of which 6,277,373 shares are issued and outstanding as of March 22, 2024, and, assuming that all of the issued and outstanding restricted stock units are vested, not more than an additional 37,201 shares would be issued and outstanding as of such date, and (ii) 1,000,000 shares of preferred stock, $1.25 par value per share, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of FXNC are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of FXNC has been issued in violation of any preemptive rights of the current or past shareholders of FXNC. Except for the FXNC Officers and Directors Agreements, FXNC is not a party to, and to its Knowledge there are no, voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of FXNC Common Stock or other equity interests of FXNC.
(b) Except for the 313,300 shares of FXNC Common Stock reserved for issuance pursuant to the FXNC Equity Plan, there are no shares of capital stock or other equity securities of FXNC reserved for issuance and no outstanding Rights relating to the capital stock of FXNC.
(c) Except as specifically set forth in this Section 5.3, there are no shares of FXNC capital stock or other equity securities of FXNC outstanding and there are no outstanding Rights with respect to any FXNC securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange or issuance of any securities of FXNC.
5.4 Exchange Act Filings; Financial Statements.
(a) FXNC has timely filed or furnished and made available to Touchstone all Exchange Act Documents required to be filed or furnished by FXNC since December 31, 2020 (together with all such Exchange Act Documents filed, whether or not required to be filed, the “FXNC Exchange Act Reports”). The FXNC Exchange Act Reports (i) at the time filed or furnished, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed or furnished (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FXNC Exchange Act Reports or necessary in order to make the statements in such FXNC Exchange Act Reports, in light of the circumstances under which they were made, not misleading. No FXNC Subsidiary is required to file any Exchange Act Documents.
(b) Each of the FXNC Financial Statements (including, in each case, any related notes) contained in the FXNC Exchange Act Reports, including any FXNC Exchange Act Reports filed after the date of this Agreement until the

Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Quarterly Reports on Form 10-Q of the Exchange Act), and fairly presented in all material respects the consolidated financial position of FXNC and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. The FXNC Financial Statements are certified to the extent required by the Sarbanes-Oxley Act.
(c) FXNC’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of FXNC included in FXNC’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (ii) “independent” with respect to FXNC within the meaning of Regulation S-X and, (iii) with respect to FXNC, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.
(d) FXNC maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning FXNC is made known on a timely basis to the individuals responsible for the preparation of FXNC’s Exchange Act Documents. FXNC maintains internal control over financial reporting required by Rule 13a-15 or 15d-15 under the Exchange Act that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
(e) Since January 1, 2020, neither FXNC nor any FXNC Subsidiary nor, to FXNC’s Knowledge, any director, officer, employee, auditor, accountant, or representative of FXNC or any FXNC Subsidiary has received, or otherwise had or obtained actual knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of FXNC or any FXNC Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FXNC or any FXNC Subsidiary has engaged in questionable accounting or auditing practices.
5.5 Absence of Undisclosed Liabilities.
No FXNC Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a FXNC Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of FXNC as of December 31, 2022, included in the FXNC Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. Except (x) as reflected in FXNC’s balance sheet at December 31, 2022 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority), (y) for liabilities incurred in the ordinary course of business since December 31, 2022 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby or (z) as disclosed in Section 5.5 of the FXNC Disclosure Memorandum, neither FXNC nor any of its Subsidiaries has any material Liabilities or obligations of any nature.
5.6 Absence of Certain Changes or Events.
Except as disclosed in the FXNC Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.6 of the FXNC Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a FXNC Material Adverse Effect, (ii) none of the FXNC Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FXNC provided in this Agreement, and (iii) since December 31, 2022, the FXNC Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

5.7 Tax Matters.
(a) All FXNC Entities have timely filed with the appropriate Taxing Authorities, all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the FXNC Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the FXNC Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the FXNC Entities. No claim has ever been made by an authority in a jurisdiction where any FXNC Entity does not file a Tax Return that such FXNC Entity may be subject to Taxes by that jurisdiction.
(b) Except as described on Section 5.7(b) of the FXNC Disclosure Memorandum, none of the FXNC Entities has received any written notice of assessment or proposed assessment in connection with any Taxes, and, to the Knowledge of the FXNC Entities, there are no threatened or pending disputes, claims, audits, or examinations regarding any Taxes of any FXNC Entity or the assets of any FXNC Entity. No issue has been raised by a Taxing Authority in any prior examination of FXNC which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period. None of the FXNC Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.
(c) Each FXNC Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.
(d) The unpaid Taxes of each FXNC Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such FXNC Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the FXNC Entities in filing their Tax Returns.
(e) Except as described in Section 5.7(e) of the FXNC Disclosure Memorandum, none of the FXNC Entities is a party to any Tax allocation or sharing agreement and none of the FXNC Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.
(f) During the five-year period ending on the date hereof, none of the FXNC Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.
(g) No FXNC Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.
(h) No property owned by any FXNC Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.
(i) No FXNC Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.
(j) FXNC has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
(k) No FXNC Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(l) FXNC has made available to Touchstone complete copies of (i) all federal, state, local and foreign income, franchise and other material Tax Returns of the FXNC Entities relating to the taxable periods since December 31, 2020 and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the FXNC Entities.
(m) No FXNC Entity nor any other Person on its behalf has (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the FXNC Entities, or (ii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. No FXNC Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.
For purposes of this Section 5.7, any reference to FXNC or any FXNC Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with FXNC or a FXNC Entity.
5.8 Allowance for Possible Loan Losses; Loan and Investment Portfolios, etc.
(a) FXNC’s Allowance shown on the balance sheets of FXNC included in the most recent FXNC Financial Statements dated prior to the date of this Agreement was believed to be, and the Allowance shown on the balance sheets of FXNC included in the FXNC Financial Statements as of dates subsequent to the execution of this Agreement are expected to be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably expected losses relating to or inherent in the loan, lease and securities portfolios (including accrued interest receivables, letters of credit, and commitments to make loans or extend credit), by the FXNC Entities as of the dates thereof. The FXNC Financial Statements fairly present the values of all loans, leases, securities, tangible and intangible assets and liabilities, and any impairments thereof on the bases set forth therein.
(b) As of the date hereof, all loans, discounts and leases (in which any FXNC Entity is lessor) reflected on the FXNC Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, (ii) evidenced by genuine notes, agreements, or other evidences of indebtedness, and (iii) to the extent secured, have been secured, to the Knowledge of FXNC, by valid Liens and security interests which have been perfected.
(c) All securities held by FXNC or First Bank, as reflected in the consolidated balance sheets of FXNC included in the FXNC Financial Statements, are carried in accordance with GAAP, specifically including Accounting Standards Codification Topic 320, Investments – Debt and Equity Securities.
(d) All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for FXNC’s own account, or for the account of First Bank or its customers, were entered into (i) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable Laws and regulatory policies, and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of FXNC or First Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither FXNC nor First Bank, nor to FXNC’s Knowledge, any other party thereto, is in breach of any material obligation under any such agreement or arrangement.
5.9 Employee Benefit Plans.
(a) Each FXNC Benefit Plan is in material compliance with the terms of such FXNC Benefit Plan, in material compliance with the applicable requirements of the Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any other applicable Laws. “FXNC Benefit Plan” means (i) each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any FXNC Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate, and (ii) each Employee Benefit Plan that is not identified in (i) above and in connection with which any FXNC Entity or any ERISA Affiliate thereof has or reasonably could have any obligation or Liability. Any of the FXNC Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as an “FXNC ERISA Plan.” Each FXNC ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable determination letter issued to a prototype plan under which the FXNC ERISA Plan has been adopted. To FXNC’s Knowledge, no circumstances exist that are likely to result in revocation of any such favorable determination letter or in disqualification of any FXNC ERISA Plan. FXNC has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any FXNC Benefit Plan with applicable Laws. No FXNC Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination (final or preliminary) by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws in the past six (6) years.
(b) To FXNC’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any FXNC Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).
5.10 Compliance with Laws.
(a) The Parties understand and agree that nothing in this Agreement shall require or permit any FXNC Entity to disclose confidential, supervisory information to any Touchstone Entity or any of Touchstone’s Representatives.
(b) Each of the FXNC Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.
(c) None of the FXNC Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.
(d) Since December 31, 2020, none of the FXNC Entities has received any notification or communication from any Governmental Authority (A) asserting that FXNC or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring FXNC or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking.
(e) There (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of FXNC or any of its Subsidiaries, (B) are no notices or correspondence received by FXNC with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to FXNC’s or any of FXNC’s Subsidiaries’ business, operations, policies, or procedures since its inception, and (C) is not any pending or, to FXNC’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.
(f) None of the FXNC Entities nor any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.
(g) Each FXNC Entity is, and at all times since November 1, 2017 has been, in compliance in all material respects with all Laws and Orders, including the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt

Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Bureau of Consumer Financial Protection, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, and any other Law relating to bank secrecy, fair lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all requirements of the CARES Act and the PPP, and each FXNC Entity has timely filed all reports for suspicious activity, including those required under 12 C.F.R. Part 353.3.
5.11 Legal Proceedings.
Except as described on Section 5.11 of the FXNC Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of FXNC, threatened (or unasserted but considered probable of assertion) against any FXNC Entity, or against any director, officer, employee, or agent of any FXNC Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the FXNC Entity or Employee Benefit Plan of any FXNC Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any FXNC Entity. No claim for indemnity has been made or, to FXNC’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent to any FXNC Entity and to FXNC’s Knowledge, no basis for any such claim exists.
5.12 Books and Records.
FXNC and each FXNC Entity maintain accurate books and records reflecting its Assets and Liabilities and maintain proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of FXNC and to maintain accountability for FXNC’s consolidated Assets; (c) access to FXNC’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of FXNC’s Assets is compared with existing Assets at regular intervals; and (e) accounts, notes, and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
5.13 Reports.
Since January 1, 2020, each FXNC Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report, statement and document did not, in any material respect, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
5.14 Brokers and Finders.
Except for the FXNC Financial Advisor, neither FXNC nor its Subsidiaries nor any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement or the transactions contemplated hereby.
5.15 Board Recommendations.
FXNC’s Board of Directors, at a meeting duly called and held, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the Articles Amendment, and has determined that, taken together, they are fair to and in the best interests of FXNC’s shareholders, and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of FXNC Common Stock approve this Agreement, the Merger, the Articles Amendment and the related transactions and to call and hold a meeting of FXNC’s shareholders at which this Agreement, the Merger, the Articles Amendment and the related transactions shall be submitted to the holders of the shares of FXNC Common Stock for approval.

5.16 Regulatory Matters.
No FXNC Entity or, to FXNC’s Knowledge, any Affiliate thereof has taken or agreed to take any action or has any actual knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). To the Knowledge of FXNC, no Person intends to, or is likely to, oppose, challenge or intervene with respect to any application required or planned to be made to any Governmental Authority in connection with the Merger. No FXNC Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, Order, directive or resolutions, whether or not set forth in the FXNC Disclosure Memorandum, a “FXNC Regulatory Agreement”), nor are there any pending, or to FXNC’s Knowledge, threatened, regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such FXNC Regulatory Agreement; provided, that FXNC is not required and is not permitted to disclose any confidential, supervisory information to any Touchstone Entity or its Representatives and makes no representation or warranty hereby with respect to confidential, supervisory information that cannot be disclosed to a FXNC Entity or its Representatives. The most recent regulatory rating given to FXNC as to compliance with the CRA is satisfactory or better.
5.17 Available Consideration.
FXNC has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued FXNC Common Stock for the issuance of the Merger Consideration and FXNC has funds available to it to satisfy its payment obligations under this Agreement.
5.18 Statements True and Correct.
(a) No statement, certificate, instrument, or other writing furnished or to be furnished by any FXNC Entity or any Affiliate thereof to Touchstone pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) None of the information supplied or to be supplied by any FXNC Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by FXNC with the SEC will (after taking into account any supplemental or amended information provided prior to approval), when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by a FXNC Entity or any Affiliate thereof for inclusion in the Joint Proxy Statement/Prospectus to be mailed to each of Touchstone’s shareholders and FXNC’s shareholders in connection with their respective Shareholders’ Meeting, and any other documents to be filed by any FXNC Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, including pursuant to Section 7.2 hereof, will (after taking into account any supplemental or amended information provided prior to filing, mailing, or the date of their respective Shareholders’ Meeting) at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed to the shareholders of each of Touchstone or FXNC, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of their respective Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for their respective Shareholders’ Meeting.
(c) All documents that any FXNC Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.19 Delivery of FXNC Disclosure Memorandum.
FXNC has delivered to Touchstone a complete FXNC Disclosure Memorandum.
5.20 No Knowledge of Breach.
FXNC has no Knowledge of any facts or circumstances that would result in Touchstone being in breach on the date of execution of this Agreement of any representations and warranties of Touchstone set forth in ARTICLE 4.
ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION
6.1 Affirmative Covenants of Touchstone and FXNC.
(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FXNC, which shall not be unreasonably withheld, conditioned or delayed, shall have been obtained, and except as otherwise expressly contemplated herein, Touchstone shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) provide written notice to FXNC within three (3) business days after approval of any loans or other transactions exceeding $500,000 other than residential mortgage loans for which Touchstone has a commitment to buy from a reputable investor, (iv) consult with FXNC prior to entering into or making any loans that exceed regulatory loan to value guidelines, and (v) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.
(b) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Touchstone, which shall not be unreasonably withheld, conditioned or delayed, shall have been obtained, and except as otherwise expressly contemplated herein, FXNC shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (iii) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.
(c) Touchstone and FXNC each shall, and shall use its best efforts to cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of, or corporate actions among, Touchstone and its Subsidiaries requested by FXNC, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.
(d) FXNC and Touchstone shall cooperate and use their commercially reasonable efforts to deliver their respective Tax counsel and Tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of the Tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code as required under Section 8.1(g). FXNC’s and Touchstone’s respective Tax counsel and Tax advisors shall be entitled to rely upon such representations in rendering any such opinions.
6.2 Negative Covenants of Touchstone.
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FXNC, which shall not be unreasonably withheld, conditioned or delayed, shall have been obtained, and except as otherwise expressly contemplated herein, Touchstone covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:
(a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any Touchstone Entity;

(b) except as disclosed in Section 6.2(b) of the Touchstone Disclosure Memorandum, incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $1,000,000 except in the ordinary course of the business of any Touchstone Entity consistent with past practices and that are prepayable without penalty, charge, or other payment (which exception shall include, for Touchstone Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank, advances from the Federal Home Loan Bank with maturities of one year or less, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities; provided, however, this exception does not include the use of brokered deposits with final maturities of greater than one year), or impose, or suffer the imposition, on any Asset of any Touchstone Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business of Subsidiaries that are depository institutions, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Touchstone Disclosure Memorandum);
(c) except as disclosed in Section 6.2(c) of the Touchstone Disclosure Memorandum, repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock or membership interests of any Touchstone Entity, or declare or pay any dividend or make any other distribution in respect of Touchstone’s capital stock;
(d) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Touchstone Stock, any other capital stock or membership interests of any Touchstone Entity, or any Right;
(e) adjust, split, combine, or reclassify any capital stock of any Touchstone Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Touchstone Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise (i) any shares of capital stock or membership interests of any Touchstone Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;
(f) purchase any securities or make any material investment (except in the ordinary course of business consistent with past practice and limited to a maturity date or average life of three years or less at settlement and provided however that, such exception shall not include any corporate bonds, municipal bonds and subordinated debentures), either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Touchstone Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;
(g) (i) except as contemplated by this Agreement, grant any bonuses or increase in compensation or benefits to the employees, officers or directors of any Touchstone Entity (except, with respect to employees who are not directors or officers, in the ordinary course of business in accordance with past practice and, with respect to officers and directors, as described in Section 6.2(g)(i) of the Touchstone Disclosure Memorandum), (ii) commit or agree to pay any severance or termination pay, change in control, or any stay or other bonus to any Touchstone director, officer or employee (except for payments according to Section 6.2(g)(ii) of the Touchstone Disclosure Memorandum), (iii) enter into, terminate, or amend any retention, severance, change in control, or employment agreements with officers, employees, directors, independent contractors, or agents of any Touchstone Entity, (iv) change any fees or other compensation or other benefits to directors of any Touchstone Entity, or (v) except in order to accelerate and vest the Touchstone Restricted Stock Awards as contemplated by this Agreement, waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, reprice Rights granted under any Employee Benefit Plan or authorize cash payments in exchange for any Rights, or accelerate or vest or commit or agree to accelerate or vest any amounts, benefits or Rights payable by any Touchstone Entity;
(h) enter into or amend any employment Contract between any Touchstone Entity and any Person (unless such amendment is required by Law) that the Touchstone Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i) adopt any new Employee Benefit Plan of any Touchstone Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans of any Touchstone Entity other than any such change that is required by Law or to maintain continuous benefits at current levels or that, based on the advice of counsel, is necessary or advisable to maintain the Tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law, the terms of such plans or consistent with past practice;
(j) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP;
(k) commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any Touchstone Entity for money damages in excess of any amount covered by insurance plus the amount of any deductible or retainage or restrictions upon the operations of any Touchstone Entity;
(l) enter into, modify, amend, or terminate any material Contract other than with respect to those involving either (i) aggregate payments of less than, or the provision of goods or services with a market value of less than, $100,000 per year or (ii) a duration in excess of one year, and other than Contracts covered by Section 6.2(l) of the Touchstone Disclosure Memorandum;
(m) except to satisfy a commitment made before the date hereof, make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except, with respect to any extension of credit to a Person which shall have a fixed rate commitment of no more than five years and an amount equal to or less than $1,000,000 shall not be subject to the prior written consent of FXNC, in conformity with existing lending policy without exception, or waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms, or maturities of Touchstone’s deposits and other Liabilities; provided however that, the failure of FXNC to respond to such written notice from Touchstone under this Section 6.2(m) within three business days shall be deemed consent;
(n) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Touchstone or Touchstone Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;
(o) restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or by entering into derivative or hedging agreements;
(p) make any individual capital expenditures in excess of $100,000 other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;
(q) except as disclosed in Section 6.2(q) of the Touchstone Disclosure Memorandum, establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;
(r) take any action that is intended or expected to result in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;
(s) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;
(t) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(u) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 6.2;
(v) maintain Touchstone Bank’s Allowance in a manner that is not consistent with GAAP and applicable regulatory guidelines and accounting principles, practices and methods consistent with past practices of Touchstone Bank; or

(w) take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the Merger.
6.3 Negative Covenants of FXNC.
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Touchstone, which shall not be unreasonably withheld, conditioned or delayed, shall have been obtained, and except as otherwise expressly contemplated herein, FXNC covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:
(a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any FXNC Entity in a manner that would adversely affect Touchstone or the holders of Touchstone Stock relative to other holders of FXNC Common Stock;
(b) adjust, split, combine, or reclassify any capital stock of any FXNC Entity;
(c) complete an acquisition of another financial institution (or the holding company thereof) prior to the Effective Time;
(d) take any action that is intended or expected to result in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;
(e) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(f) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 6.3; or
(g) take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the Merger.
6.4 Adverse Changes in Condition.
Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a Touchstone Material Adverse Effect or a FXNC Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.
6.5 Reports.
Each of FXNC and its Subsidiaries and Touchstone and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed. Touchstone and its Subsidiaries shall also make available to FXNC monthly financial statements and quarterly call reports. The financial statements of FXNC and Touchstone, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports of FXNC filed under the Exchange Act will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any FXNC financial statements contained in any reports to any Regulatory Authority other than the SEC shall be prepared in accordance with the Laws applicable to such reports. As of their respective dates, such reports of Touchstone filed with any Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 7
ADDITIONAL AGREEMENTS
7.1 Shareholder Approvals.
(a) Unless this Agreement has been terminated in accordance with its terms or as otherwise provided in this Agreement, Touchstone shall submit to its shareholders this Agreement and any other matters required to be adopted or approved by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Touchstone shall take, in accordance with applicable Law and its Articles of Incorporation and Bylaws, all action necessary to call, give notice of, convene, and hold the Touchstone Shareholders’ Meeting as promptly as practicable for the purpose of considering and voting on approval of this Agreement and the transactions provided for in this Agreement. Touchstone’s Board of Directors shall recommend that its shareholders approve this Agreement in accordance with the VSCA (the “Touchstone Recommendation”) and shall include such recommendation in the Joint Proxy Statement/Prospectus mailed to shareholders of Touchstone, except to the extent Touchstone’s Board of Directors has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. Subject to Sections 7.1(b) and (c) and 7.3, Touchstone shall solicit and use its reasonable efforts to obtain the Requisite Touchstone Shareholder Vote.
(b) Neither Touchstone’s Board of Directors nor any committee thereof shall, except as expressly permitted by this Section, (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to FXNC, the Touchstone Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing, prior to the Requisite Touchstone Shareholder Vote, Touchstone’s Board of Directors may make an Adverse Recommendation Change if and only if:
(i) Touchstone’s Board of Directors determines in good faith, after consultation with the Touchstone Financial Advisor and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 7.3) that constitutes or is reasonably likely to result in a Superior Proposal;
(ii) Touchstone’s Board of Directors determines in good faith, after consultation with Touchstone’s outside counsel, that to make or continue to make the Touchstone Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to Touchstone and its shareholders under applicable Law;
(iii) Touchstone’s Board of Directors provides written notice (a “Notice of Recommendation Change”) to FXNC of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the fifth business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal and identifying the Person or Group making such Superior Proposal (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the five business day period referred to in this clause (iii) and in clauses (iv) and (v) shall be reduced to three business days following the giving of such new Notice of Recommendation Change);
(iv) after providing such Notice of Recommendation Change, Touchstone shall negotiate in good faith with FXNC and provide FXNC reasonable opportunity during the subsequent five business day period to make such adjustments in the terms and conditions of this Agreement as would enable the Board of Directors of Touchstone to proceed without an Adverse Recommendation Change (provided, however, that FXNC shall not be required to propose any such adjustments); and
(v) Touchstone’s Board of Directors, following such five business day period, again determines in good faith, after consultation with the Touchstone Financial Advisor and outside counsel, that such Acquisition Proposal nonetheless continues to constitute or is reasonably likely to result in a Superior Proposal and that to make or continue to make the Touchstone Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to Touchstone and its shareholders under applicable Law.
(c) FXNC shall submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement, including the Articles Amendment. In furtherance of that obligation, FXNC shall take, in accordance with applicable Law and its Articles of Incorporation and Bylaws, all action necessary to call, give notice of, convene, and hold FXNC’s Shareholders’ Meeting as soon as reasonably practicable. The Board of Directors of FXNC shall recommend that its shareholders approve this Agreement and the Articles Amendment in accordance with the rules and regulations of the VSCA and The Nasdaq

Stock Market and shall include such recommendations in the Joint Proxy Statement/Prospectus. FXNC shall solicit and use its reasonable best efforts to obtain the Requisite FXNC Shareholder Vote.
7.2 Registration of FXNC Common Stock.
(a) As promptly as reasonably practicable following the date hereof, FXNC shall prepare and file with the SEC the Registration Statement, which shall include the Joint Proxy Statement/Prospectus and constitute the prospectus relating to the shares of FXNC Common Stock to be issued in the Merger. Touchstone will furnish to FXNC the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with FXNC on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. FXNC shall use reasonable best efforts to have the Registration Statement declared or made effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. FXNC and Touchstone will use their reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to their respective shareholders as promptly as practicable after the Registration Statement is declared or made effective under the Securities Act. FXNC will advise Touchstone, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the FXNC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to FXNC or Touchstone, or any of their respective Affiliates, officers or directors, should be discovered by FXNC or Touchstone which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by FXNC with the SEC and disseminated by Touchstone to its shareholders and by FXNC to its shareholders.
(b) FXNC and Touchstone shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of FXNC and Touchstone shall furnish all information as may be reasonably requested in connection with any such action.
(c) FXNC shall cause the shares of FXNC Common Stock to be issued in the Merger to be authorized for listing on The Nasdaq Capital Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.
7.3 Other Offers, etc.
(a) From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, each Touchstone Entity shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly (i) solicit, or initiate, or knowingly encourage, induce or knowingly facilitate the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, or (ii) participate in any discussions (except to notify a third party of the existence of restrictions provided in this Section 7.3 or to clarify the terms and conditions of an unsolicited Acquisition Proposal) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) (an “Acquisition Agreement”) contemplating or otherwise relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to the Requisite Touchstone Shareholder Vote, this Section 7.3 shall not prohibit a Touchstone Entity from furnishing nonpublic information regarding any Touchstone Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if and only if: (A) no Touchstone Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 7.3 (other than any breach of such obligation that is unintentional and immaterial and did not result in the submission of such Acquisition Proposal), (B) Touchstone’s Board of Directors shall have determined in good faith, after consultation with the Touchstone Financial Advisor and Touchstone’s outside counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, (C) Touchstone’s

Board of Directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law to Touchstone and its shareholders, (D) (1) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Touchstone gives FXNC written notice of the identity of such Person or Group and of Touchstone’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) Touchstone receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, Touchstone furnishes such nonpublic information to FXNC (to the extent such nonpublic information has not been previously furnished by Touchstone to FXNC). In addition to the foregoing, Touchstone shall provide FXNC with at least five business days’ prior written notice of a meeting of Touchstone’s Board of Directors at which meeting Touchstone’s Board of Directors is reasonably expected to resolve to recommend the Acquisition Agreement as a Superior Proposal to its shareholders, and Touchstone shall keep FXNC reasonably informed on a prompt basis, of the status and material terms of such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.
(b) In addition to the obligations of Touchstone set forth in this Section 7.3, as promptly as practicable, after any of the directors or executive officers of Touchstone become aware thereof, Touchstone shall advise FXNC of any request received by Touchstone for nonpublic information which Touchstone reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Touchstone shall keep FXNC informed promptly of material amendments or modifications to any such request or Acquisition Proposal.
(c) Touchstone shall, and shall cause its and each Touchstone Entity’s directors, officers, employees, and Representatives to immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.
(d) Nothing contained in this Agreement shall prevent a Party or its Board of Directors from complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
7.4 Consents of Regulatory Authorities.
The Parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). Each Party will furnish to the other Party copies of proposed applications and notices in draft form and provide a reasonable opportunity for comment prior to the filing of any such application or notice with any Regulatory Authority. Each Party will promptly furnish to the other Party copies of applications and notices filed with all Regulatory Authorities and copies of written communications received by such Party from any Regulatory Authority with respect to the transactions contemplated hereby. The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.
7.5 Agreement as to Efforts to Consummate.
Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as commercially reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.
7.6 Investigation and Confidentiality.
(a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, Touchstone shall permit FXNC’s senior officers and independent auditors to meet with the senior officers of Touchstone, including officers responsible for the Touchstone Financial Statements and the internal controls of Touchstone and Touchstone’s independent auditors, to discuss such matters as FXNC may deem reasonably necessary or appropriate for FXNC to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act.
(b) In addition to each Party’s obligations pursuant to Section 7.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.
(c) Touchstone shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Touchstone to preserve the confidentiality of the information relating to the Touchstone Entities provided to such Persons and their Affiliates and Representatives.
(d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Touchstone Material Adverse Effect or a FXNC Material Adverse Effect, as applicable.
7.7 Press Releases.
Prior to the Effective Time, Touchstone and FXNC shall consult with each other as to the form and substance of any press release, communication with shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.
7.8 Charter Provisions.
Each Touchstone Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Touchstone Entity or restrict or impair the ability of FXNC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Touchstone Entity that may be directly or indirectly acquired or controlled by them.
7.9 Employee Benefits and Contracts.
(a) (i) All persons who are employees of the Touchstone Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become at-will employees of the Surviving Corporation; provided, however, that in no event shall any of the employees of the Touchstone Entities be officers of FXNC or First Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position by the Board of Directors of FXNC or First Bank and in accordance with the Bylaws of FXNC or First Bank. All of the Continuing Employees shall be employed at the will of First Bank, and no contractual right to employment shall inure to such employees because of this Agreement except as may be otherwise expressly set forth in this Agreement.
(ii) If a Touchstone employee (who is not individually a party to an employment agreement with Touchstone) is terminated by FXNC or First Bank (or by Touchstone at the request of FXNC or First Bank) for reasons other than for “cause” (as defined below) or who resigns for “good reason” (as defined below) at the Effective Time or during the period from the Effective Time until 12 months after the Effective Time, then FXNC or First Bank shall pay severance to such Touchstone employee, subject to such Touchstone employee’s execution and non-revocation of a general release of claims in a form satisfactory to FXNC. The severance pay to be provided under this provision shall equal to two weeks of base salary for each 12 months of such Touchstone employee’s prior employment with Touchstone and the Surviving Corporation; provided, however, that in no event will the total amount of severance for any single Touchstone employee be greater than twenty-six weeks of such base salary nor less than four weeks of such base salary. For purposes of this Section 7.9(a)(ii), “cause” shall mean a termination due to the employee’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), conviction of a felony or of a misdemeanor involving moral turpitude, or misappropriation of First Bank’s assets (determined on a reasonable basis). For purposes of this Section 7.9(a)(ii), “good reason” shall mean an offer of employment from FXNC, or a change by FXNC in employment terms, reflecting a reduction in the Touchstone employee’s base salary that was applicable immediately prior to the Effective Time or a requirement to work (on more than an incidental basis) at a location more than 35 miles from such employee’s work location immediately prior to the Effective Time.
(b) As of the Effective Time, each Continuing Employee shall be eligible to participate in each of FXNC’s Employee Benefit Plans with full credit for prior service with or credited by Touchstone solely for purposes of eligibility and vesting and, with respect to FXNC’s PTO policies, for purposes of current year (but not annual carryover) accrual of benefits, except to the extent described in Section 7.9(b) of the Touchstone Disclosure Memorandum.
(c) As of the Effective Time and to the extent of eligibility in a FXNC Employee Benefit Plan, FXNC shall make available employer-provided benefits under FXNC Employee Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to FXNC or First Bank employees; provided that, absent eligibility in an FXNC Employee Benefit Plan as of the Effective Time, the comparable Touchstone Benefit Plan shall continue in effect until eligibility in the applicable FXNC Employee Benefit Plan commences. With respect to FXNC Employee Benefit Plans providing health coverage, FXNC shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar Touchstone plan at the Effective Time of the Merger. In addition, if any such transition occurs during the middle of a plan year, FXNC shall use commercially reasonable efforts to cause any such successor FXNC Employee Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding Touchstone Employee Benefit Plan during that plan year prior to the transition effective date.
(d) Concurrently with the execution and delivery of this Agreement, James R. Black shall enter into an employment agreement in the form attached hereto as Exhibit B, which shall become effective only upon the Effective Time of the Merger.
(e) On or by the Effective Time of the Merger, each Touchstone officer identified on Section 7.9(e) of the Touchstone Disclosure Memorandum shall enter into a settlement agreement in the form attached hereto as Exhibit C.
(f) Touchstone shall cause each of Touchstone’s executive officers and directors to execute and deliver a Touchstone Officers and Directors Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form attached hereto as Exhibit D. FXNC shall cause each of FXNC’s executive officers and directors to execute and deliver a FXNC Officers and Directors Agreement dated as of the date hereof (and which shall be effective as of the Effective Time) in the form attached hereto as Exhibit E.

(g) No officer, employee, or other Person (other than the corporate Parties to this Agreement) shall be deemed a third party or other beneficiary of this Agreement, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as may be expressly set forth in Section 7.11. No provision of this Agreement constitutes or shall be deemed to constitute, an Employee Benefit Plan or other arrangement, an amendment of any Employee Benefit Plan or other arrangement, or any provision of any Employee Benefit Plan or other arrangement.
(h) No provision of this Agreement (i) constitutes or shall be deemed to constitute, an employee benefit plan or other arrangement, an amendment of any employee benefit plan or other arrangement, or any provision of any employee benefit plan or other arrangement or (ii) provide any right or entitlements to any employee or other third party.
(i) Upon not less than thirty days’ notice prior to the Closing Date from FXNC to Touchstone, Touchstone shall cause the termination, amendment or other appropriate modification of each Touchstone Benefit Plan as specified by FXNC in such notice such that no Touchstone Entity shall sponsor or otherwise have any further Liability thereunder in connection with such applicable Touchstone Benefit Plans, effective as of the date which immediately precedes the Closing Date. Upon such action, participants in such applicable Touchstone Benefit Plans that are Touchstone ERISA Plans shall be 100% vested in their account balances. With respect to each such Touchstone Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) (each, a “401(k) Plan”), (i) prior to the Closing Date, the appropriate Board of Directors among the Touchstone Entities shall adopt resolutions terminating each 401(k) Plan effective as of the date which immediately precedes the date which includes the Effective Time (the “Termination Date”), (ii) prior to each 401(k) Plan’s termination under “(i),” immediately above, Touchstone shall cause each 401(k) Plan to adopt all amendments, including amendments and restatements, of each document evidencing each 401(k) Plan, as may be necessary to maintain each 401(k) Plan’s compliance with Code Section 401(a) and other applicable provisions of the Code pursuant to such termination, and (iii) as of the Termination Date, Touchstone shall cause each 401(k) Plan to proceed with implementing the process of distributing each 401(k) Plan’s account balances to participants. FXNC or First Bank shall cause its Employee Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) to accept direct rollovers from any 401(k) Plan described in the preceding sentence, and will use commercially reasonable efforts to permit direct rollover of a participant plan loan.
7.10 Section 16 Matters.
Prior to the Effective Time, FXNC shall take all such steps as may be required to cause any acquisitions of FXNC Common Stock (including derivative securities with respect to FXNC Common Stock) by each individual who, immediately following the Merger, will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to FXNC, resulting from the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 promulgated under the Exchange Act to the fullest extent permitted by applicable Law. Touchstone agrees to promptly furnish FXNC with all requisite information necessary for FXNC to take the actions contemplated by this Section 7.10.
7.11 Indemnification.
(a) From and after the Effective Time, FXNC shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors and executive officers of the Touchstone Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of any Touchstone Entity or, at Touchstone’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including service in connection with the transactions contemplated by this Agreement) to the fullest extent permitted under the VSCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws and FDIC Regulations Part 359, and by Touchstone’s Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any FXNC Entity is insured against any such matter.
(b) Prior to the Effective Time, FXNC shall purchase, or shall direct Touchstone to purchase, a prepaid extended reporting period endorsement under Touchstone’s existing directors’ and officers’ liability insurance coverage (“Touchstone D&O Policy”) (or, if such extended endorsement coverage is not available, or is not available on reasonable terms, for the requisite period of time, such additional policy or policies as shall be necessary to provide coverage for such period of time) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by the Touchstone D&O Policy. The directors and officers of Touchstone shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement (or additional policy or policies). Such endorsement (or additional policy or policies) shall provide such directors and officers with coverage following the Effective Time for six years.
(c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.11, upon learning of any such Liability or Litigation, shall promptly notify FXNC and the Surviving Corporation thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) FXNC or the Surviving Corporation shall have the right to assume the defense thereof and neither FXNC nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if FXNC or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between FXNC or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and FXNC or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither FXNC nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all FXNC Entities and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, that neither FXNC nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
(d) If FXNC or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of FXNC or the Surviving Corporation shall assume the obligations set forth in this Section 7.11.
(e) The provisions of this Section 7.11 are intended to be for the benefit of, shall be enforceable by, and may not be modified without the prior written consent of each Indemnified Party and their respective heirs and legal and personal representatives.
7.12 Directors.
Effective as of the Effective Time, FXNC and First Bank will cause three individuals who serve as directors of Touchstone at the Effective Time to be appointed as directors of FXNC and First Bank (each a “Continuing Director”) to serve until the first annual meeting of the shareholders of FXNC following the Effective Time. Subject to compliance by the Board of Directors of FXNC with its fiduciary duties (including compliance with FXNC’s Articles of Incorporation and Bylaws and corporate governance guidelines), FXNC shall nominate and recommend the Continuing Directors for reelection to the Board of Directors of FXNC at the first annual meeting of the shareholders of FXNC following the Effective Time, and FXNC’s proxy materials with respect to such annual meeting shall include the recommendation of the Board of Directors of FXNC that its shareholders vote to reelect the Continuing Directors to the same extent as recommendations are made with respect to other directors on the Board of Directors of FXNC. FXNC shall invite each of Touchstone’s non-employee directors who are not Continuing Directors to join an advisory board of FXNC following the Effective Time; provided, that service on such advisory board shall be contingent upon such director executing and delivering to FXNC an agreement in the form attached hereto as Exhibit F.
7.13 Assumption of Touchstone Debentures.
As of the Effective Time and upon the terms and conditions set forth herein, FXNC shall assume all rights and obligations of Touchstone under and relating to the Touchstone Debentures, including the due and punctual payment of the principal and any premium and interest on the Touchstone Debentures according to their terms, and the due and punctual performance of all covenants and conditions relating to the Touchstone Debentures to be performed or observed by Touchstone. As of the Effective Time, the subordinated debt securities in the Touchstone Debentures shall rank pari passu to FXNC’s subordinated debt obligations issued and outstanding from time to time. The Parties shall cooperate in good faith to execute, deliver and obtain any documents or consents deemed necessary by the Parties, in consultation with counsel, to effectuate the assumption in accordance with the requirements of the Touchstone Debentures and FXNC’s existing debt instruments, if any, including, but not limited to, any trustee and holder notifications or consents that must be delivered or obtained, as applicable, prior to or in connection with the assumption.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
8.1 Conditions to Obligations of Each Party.
The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:
(a) Shareholder Approvals. The shareholders of Touchstone shall have approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, by the Requisite Touchstone Shareholder Vote, as and to the extent required by Law and by the provisions of Touchstone’s Articles of Incorporation and Bylaws. The shareholders of FXNC shall have approved this Agreement, the consummation of the transactions contemplated hereby, including the Merger and the Articles Amendment, by the Requisite FXNC Shareholder Vote, as and to the extent required by Law and by the provisions of FXNC’s Articles of Incorporation and Bylaws.
(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the good faith reasonable judgment of the Board of Directors of FXNC would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, the FXNC would not, in its reasonable judgment, have entered into this Agreement.
(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Touchstone Material Adverse Effect or a FXNC Material Adverse Effect, as applicable. Touchstone shall have obtained the Consents listed in Section 8.1(c) of the Touchstone Disclosure Memorandum, including Consents from the lessors of each office leased by Touchstone. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the good faith reasonable judgment of the Board of Directors of FXNC would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, FXNC would not, in its reasonable judgment, have entered into this Agreement.
(d) Registration Statement. The Registration Statement shall have been declared or made effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.
(e) Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.
(f) Exchange Listing. The shares of FXNC Common Stock to be issued to the holders of Touchstone Stock upon consummation of the Merger shall have been authorized for listing on The Nasdaq Capital Market, subject to official notice of issuance.
(g) Tax Opinions. FXNC and Touchstone shall have each received the opinion of their respective legal counsel, dated as of the Closing, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) FXNC and Touchstone will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinions may be based on, in addition to the review of such matters of fact and Law as the opinion given considers appropriate, representations contained in certificates of officers of FXNC and Touchstone.
8.2 Conditions to Obligations of FXNC.
The obligations of FXNC to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FXNC pursuant to Section 10.6(a):
(a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Touchstone set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Touchstone set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Touchstone Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.
(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Touchstone to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c) Officers’ Certificate. Touchstone shall have delivered to FXNC (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Touchstone and in Sections 8.2(a), 8.2(b) and 8.2(j) have been satisfied.
(d) Certificates of Secretary and Public Officials. The Touchstone Entities shall have delivered the following additional certificates: (i) a certificate of the secretary of the Touchstone Entities, dated as of the Closing Date, certifying as to: (1) the incumbency of officers of the Touchstone Entities executing documents and delivered in connection herewith, (2) the Articles of Incorporation of Touchstone as in effect from the date of this Agreement until the Closing Date, (3) the Bylaws of Touchstone as in effect from the date of this Agreement until the Closing Date, (4) the resolutions of Touchstone’s Board of Directors adopting, authorizing and approving the applicable matters contemplated hereunder, (5) the Articles of Incorporation of Touchstone Bank as in effect from the date of this Agreement until the Closing Date, and (6) the Bylaws of Touchstone Bank as in effect from the date of this Agreement until the Closing Date; (ii) a certificate (dated not more than 10 days prior to the Closing Date) of the Commonwealth of Virginia State Corporation Commission as to the good standing of Touchstone; (iii) if available, a certificate issued by the Federal Reserve Bank of Richmond (dated not more than ten days prior to the Closing Date) certifying that (A) Touchstone is a registered bank holding company and (B) Touchstone Bank is a member bank; and (iv) if available, a certificate of the FDIC (dated not more than ten days prior to the Closing Date) certifying that Touchstone Bank is an insured depository institution.
(e) Employment Agreement. The Employment Agreement executed and delivered pursuant to Section 7.9(d) of this Agreement shall remain in full force and effect and the executive party thereto shall not have advised FXNC that he intends to breach such agreement.
(f) Notices of Dissent. Touchstone shall not have received timely notice from holders of Touchstone Stock of their intent to exercise their statutory right to dissent and appraisal with respect to shares that represent more than an aggregate of 5% of the outstanding shares of Touchstone Stock.

(g) No Material Adverse Effect. There shall not have occurred any Touchstone Material Adverse Effect from the December 31, 2022 balance sheet to the Effective Time with respect to Touchstone.
8.3 Conditions to Obligations of Touchstone.
The obligations of Touchstone to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Touchstone pursuant to Section 10.6(b):
(a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of FXNC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.1, 5.2(a), 5.2(b)(i), and 5.3 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of FXNC set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a) and 5.2(b)(i), and 5.3) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a FXNC Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.
(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of FXNC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c) Officers’ Certificate. FXNC shall have delivered to Touchstone a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as they relate to FXNC and in Sections 8.3(a), 8.3(b), and 8.3(f) have been satisfied.
(d) Certificates of Secretary and Public Officials. The FXNC Entities shall have delivered the following additional certificates: (i) a certificate of the secretary of the FXNC Entities, dated as of the Closing Date, certifying and attesting as to: (1) the incumbency of officers of the FXNC Entities executing documents executed and delivered in connection herewith, (2) the Articles of Incorporation of FXNC as in effect from the date of this Agreement until the Closing Date, (3) the Bylaws of FXNC as in effect from the date of this Agreement until the Closing Date, (4) resolutions of FXNC’s Board of Directors authorizing, adopting, or approving the applicable matters contemplated hereunder, (5) the Articles of Incorporation of First Bank as in effect from the date of this Agreement until the Closing Date, and (6) the Bylaws of First Bank as in effect from the date of this Agreement until the Closing Date; (ii) a certificate (dated not more than ten days prior to the Closing Date) of the Commonwealth of Virginia State Corporation Commission as to the good standing of FXNC; (iii) if available, a certificate issued by the Federal Reserve Bank of Richmond (dated not more than ten days prior to the Closing Date) certifying that (A) FXNC is a registered bank holding company and (B) First Bank is a member bank; and (iv) if available, a certificate of the FDIC (dated not more than ten days prior to the Closing Date) certifying that First Bank is an insured depository institution.
(e) Payment of Merger Consideration. FXNC shall be prepared to deliver the Merger Consideration as provided by this Agreement.
(f) No Material Adverse Effect. There shall not have occurred any FXNC Material Adverse Effect from the December 31, 2022 balance sheet to the Effective Time with respect to FXNC.
ARTICLE 9
TERMINATION
9.1 Termination.
Notwithstanding any other provision of this Agreement, and notwithstanding that either or both of the Requisite Touchstone Shareholder Vote and Requisite FXNC Shareholder Vote shall have been obtained, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
(a) By mutual written agreement of FXNC and Touchstone; or

(b) By FXNC or Touchstone (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2 or 8.3 as applicable; or
(c) By FXNC or Touchstone in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, (iii) the Requisite Touchstone Shareholder Vote is not obtained at Touchstone’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon, or (iv) the Requisite FXNC Shareholder Vote is not obtained at FXNC’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or
(d) By FXNC or Touchstone in the event that the Merger shall not have been consummated by March 31, 2025, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(d); or
(e) By FXNC (provided, that FXNC is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) Touchstone’s Board of Directors shall have made an Adverse Recommendation Change; (ii) Touchstone’s Board of Directors shall have failed to reaffirm the Touchstone Recommendation within ten business days after FXNC requests such at any time following the public announcement of an Acquisition Proposal, or (iii) Touchstone shall have failed to comply in all material respects with its obligations under Section 7.1 or 7.3; or
(f) By Touchstone, prior to the Requisite Touchstone Shareholder Vote (and provided that Touchstone has complied in all material respects with Section 7.1 (including the provisions of 7.1(b) and (c) regarding the requirements for making an Adverse Recommendation Change) and Section 7.3), in order to enter into an agreement relating to a Superior Proposal.
9.2 Effect of Termination.
In the event of the termination and abandonment of this Agreement by either FXNC or Touchstone pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 7.6, 9.2, 9.3, 10.2, and 10.3 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.
9.3 Termination Fee.
(a) If FXNC terminates this Agreement pursuant to Section 9.1(e) of this Agreement or Touchstone terminates this Agreement pursuant to Section 9.1(f) of this Agreement, then Touchstone shall pay to FXNC the sum of $1,900,000 (the “Termination Fee”) within five business days of the termination date. The Termination Fee shall be paid to FXNC in same day funds. Touchstone hereby waives any right to set-off or counterclaim against such amount.
(b) In the event that (i) an Acquisition Proposal with respect to Touchstone shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of Touchstone, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Touchstone, in either case after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Touchstone or FXNC pursuant to Section 9.1(d) (if the Requisite Touchstone Shareholder Vote has not theretofore been obtained), (B) by FXNC pursuant to Section 9.1(b), or (C) by Touchstone or FXNC pursuant to Section 9.1(c)(iii), and (iii) prior to the date that is 12 months after the date of such termination, Touchstone consummates an Acquisition Transaction or enters into an Acquisition Agreement that is ultimately consummated, then Touchstone shall on the date an Acquisition Transaction is consummated, pay FXNC a fee equal to the Termination Fee in same day funds. Touchstone hereby waives any right to set-off or counterclaim against such amount.

(c) The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, FXNC would not enter into this Agreement; accordingly, if Touchstone fails to pay promptly any fee payable by it pursuant to this Section 9.3, then Touchstone shall pay to FXNC its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee.
9.4 Non-Survival of Representations and Covenants.
Except for Articles 2 and 3, Sections 7.6(b), 7.8, 7.9, and 7.11, and this Article 9, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.
ARTICLE 10
MISCELLANEOUS
10.1 Definitions.
(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
“401(k) Plan” shall have the meaning as set forth in Section 7.9(j) of the Agreement.
“Acquisition Agreement” shall have the meaning as set forth in Section 7.3(a) of the Agreement.
“Acquisition Proposal” means any proposal (whether communicated to Touchstone’s chief executive officer, chief financial officer or Board of Directors or publicly announced to Touchstone’s shareholders) by any Person (other than FXNC or any of its Affiliates) for an Acquisition Transaction involving Touchstone or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 5% or more of the consolidated assets of Touchstone as reflected on Touchstone’s consolidated statement of condition prepared in accordance with GAAP.
“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Touchstone by any Person or Group (other than FXNC or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of Touchstone or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than FXNC or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of Touchstone or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Touchstone pursuant to which the shareholders of Touchstone immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of Touchstone; or (iii) any liquidation or dissolution of Touchstone.
“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.
“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.
“Agreement” shall have the meaning as set forth in the introduction of the Agreement.
“Allowance” shall have the meaning as set forth in Section 4.9(a) of the Agreement.
“Articles Amendment” shall have the meaning as set forth in Section 2.1 of the Agreement.
“Articles of Merger” shall have the meaning as set forth in Section 1.3 of the Agreement.
“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average FXNC Stock Price” shall mean the volume weighted average price (rounded up to the nearest cent) of FXNC Common Stock on The Nasdaq Capital Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by FXNC) during the Measurement Period.
“Bank Merger” shall have the meaning set forth in Section 1.5 of the Agreement.
“BHCA” shall have the meaning as set forth in Section 4.1 of the Agreement.
“BOLI” shall have the meaning set forth in Section 4.30(b) of the Agreement.
“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act, signed into law on March 27th, 2020, and the rules and regulations promulgated thereunder.
“CERCLA” shall have the meaning as set forth in Section 10.1(a) of the Agreement.
“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
“Computer Systems” shall have the meaning as set forth in Section 4.11(d) of the Agreement.
“Confidential Customer Information” shall have the meaning as set forth in Section 4.11(c) of the Agreement.
“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
“Continuing Director” shall have the meaning as set forth in Section 7.12 of the Agreement.
“Continuing Employee” shall have the meaning as set forth in Section 7.9(a) of the Agreement.
“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.
“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.
“Disqualified Person” shall have the meaning as set forth in Section 4.15(f) of the Agreement.
“Dissenter Shares” shall have the meaning as set forth in Section 3.1(a) of the Agreement.
“DOL” shall have the meaning as set forth in Section 4.15(b) of the Agreement.
“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.
“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, synthetic equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.
“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local

Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statues, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, Order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Touchstone Entity or FXNC Entity, as applicable, would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of Code Section 414.
“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.
“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, furnished, or required to be filed or furnished, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.
“Exchange Agent” shall have the meaning as set forth in Section 3.2(a) of the Agreement.
“Exchange Fund” shall have the meaning as set forth in Section 3.2(a) of the Agreement.
“Exchange Ratio” shall have the meaning as set forth in Section 3.1(a) of the Agreement.
“Excluded Shares” shall have the meaning as set forth in Section 3.1(d) of the Agreement.
“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.
“FDIC” shall mean the Federal Deposit Insurance Corporation.
“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond.
“FFCRA” shall mean the Families First Coronavirus Response Act, signed into law on March 18, 2020, and the rules and regulations promulgated thereunder.
“FXNC” shall have the meaning as set forth in the introduction of the Agreement.
“FXNC Benefit Plan” shall have the meaning as set forth in Section 5.9(a) of the Agreement.
“FXNC Common Stock” means the common stock, par value $1.25 per share, of FXNC.
“FXNC Disclosure Memorandum” means the written information entitled “First National Corporation Disclosure Memorandum” delivered on or prior to the date of this Agreement to Touchstone describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.
“FXNC Entities” means, collectively, FXNC and all FXNC Subsidiaries.
“FXNC Equity Plan” means the FXNC 2023 Stock Incentive Plan.

“FXNC Exchange Act Reports” shall have the meaning as set forth in Section 5.4(a) of the Agreement.
“FXNC Financial Advisor” means Hovde Group, LLC.
“FXNC Financial Statements” means (i) the consolidated balance sheets of FXNC as of December 31, 2022, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended December 31, 2022, and for each of the three fiscal years ended December 31, 2022, as filed by FXNC in Exchange Act Documents, and (ii) the consolidated balance sheets of FXNC (including related notes and schedules, if any) and related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, filed with respect to periods ended subsequent to December 31, 2022.
“FXNC Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of FXNC and its Subsidiaries, taken as a whole, or (ii) the ability of FXNC or its Subsidiaries to perform their obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “FXNC Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of FXNC (or any of its Subsidiaries) taken with the prior written Consent of Touchstone in contemplation of the transactions contemplated hereby, (D) the direct effects of compliance with this Agreement on the operating performance of FXNC, or (E) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, declarations of any national or global epidemic, pandemic or disease outbreak (including the novel coronavirus), or the material worsening of such conditions threatened or existing as of the date of this Agreement. Notwithstanding the foregoing, a decline, in and of itself, in the trading price of a FXNC’s common stock or the failure, in and of itself, to meet earnings projections or other internal financial forecasts, but not including the underlying causes thereof to the extent such causes are not otherwise excluded by clauses (A) through (E); except, with respect to clauses (A), (B), (C) or (E), to the extent that the impact of such change is materially disproportionately adverse to the business, properties, assets, liabilities, financial condition or results of operations of FXNC or its Subsidiaries, taken as a whole, as compared to other comparable companies in the commercial banking industry, shall not by itself be deemed to be a “FXNC Material Adverse Effect.”
“FXNC Officers and Directors Agreement” shall have the meaning as set forth in the Recitals of the Agreement.
“FXNC Regulatory Agreement” shall have the meaning as set forth in Section 5.17 of the Agreement.
“FXNC’s Shareholders’ Meeting” means the meeting of FXNC’s shareholders to be held pursuant to Section 7.1(c), including any postponements or adjournments thereof.
“FXNC Subsidiaries” means the Subsidiaries of FXNC, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of FXNC in the future and held as a Subsidiary by FXNC at the Effective Time.
“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.
“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.
“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.
“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, polychlorinated biphenyls (PCBs) and asbestos (specifically including asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
“Indemnified Party” shall have the meaning as set forth in Section 7.11(a) of the Agreement.
“Individually Identifiable Personal Information” or “IIPI” shall have the meaning as set forth in Section 4.17(a) of the Agreement.
“Insurance Policies” shall have the meaning set forth in Section 4.30(a) of the Agreement.
“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.
“IRS” shall have the meaning as set forth in Section 4.15(b) of the Agreement.
“Joint Proxy Statement/Prospectus” shall have the meaning as set forth in Section 4.2(c) of the Agreement.
“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry of the records and employees of such Person by the executive officers of such Person without any further investigation. For the purpose of the term Knowledge, “executive officer” shall mean (i) with respect to FXNC and the FXNC Subsidiaries, those individuals set forth on Section 10.1 of the FXNC Disclosure Memorandum, and (ii) with respect to Touchstone and the Touchstone Subsidiaries, those individuals set forth on Section 10.1 of the Touchstone Disclosure Memorandum.
“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or Order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.
“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys’ fees, expert witness fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.
“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or formal or informal investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.
“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.
“Measurement Period” shall mean the 10 consecutive Trading Days ending on the fifth Trading Day immediately prior to the date on which the Effective Time occurs.
“Merger” shall have the meaning as set forth in the Recitals of the Agreement.
“Merger Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Notice of Recommendation Change” shall have the meaning as set forth in Section 7.1(b)(iii) of the Agreement.
“Off Balance Sheet Arrangements” shall have the meaning as set forth in Section 4.6 of the Agreement.
“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.
“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.
“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, means the owner or operator of such facility or property, but only with respect to such facility or property.
“Party” means Touchstone or FXNC and “Parties” means two or more of such Persons.
“Party in Interest” shall have the meaning as set forth in Section 4.15(f) of the Agreement.
“Permit” means any federal, state, local, or foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a Default under would constitute a FXNC or Touchstone Material Adverse Effect, as the case may be.
“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.
“PPP” shall have the meaning as set forth in in Section 4.30 of the Agreement.
“Prohibited Transaction” shall have the meaning as set forth in Section 4.15(f) of the Agreement.
“RCRA” shall have the meaning as set forth in Section 10.1(a) of the Agreement.
“Registration Statement” shall have the meaning as set forth in Section 4.2(c) of the Agreement.
“Regulatory Authorities” means, collectively, the SEC, The Nasdaq Stock Market, the Financial Industry Regulatory Authority, Inc., the Bureau of Financial Institutions, a division of the State Corporation Commission of the Commonwealth of Virginia, the FDIC, the Department of Justice, and the Federal Reserve and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.
“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.
“Requisite FXNC Shareholder Vote” shall have the meaning as set forth in Section 5.2(a) of the Agreement.
“Requisite Touchstone Shareholder Vote” shall have the meaning as set forth in Section 4.2(a) of the Agreement.
“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.
“SEC” means the United States Securities and Exchange Commission.
“SECURE Act” means the Setting Every Community Up for Retirement Enhancement Act of 2019, signed into law on December 20, 2019, and the rules and regulations promulgated thereunder.
“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.
“Shareholders’ Meeting” shall have the meaning as set for in Section 4.2(c) of the Agreement.
“Subsidiaries” means all those corporations, banks, associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.
“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Touchstone Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of Touchstone which Touchstone’s Board of Directors (after consultation with the Touchstone Financial Advisor and Touchstone’s outside counsel) determines (taking into account all financial, legal, regulatory, and other aspects of such proposal and the third party making the proposal) in good faith to be (i) more favorable to Touchstone’s shareholders from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by FXNC in response to such offer or otherwise)), and (ii) reasonably capable of being completed.
“Surviving Corporation” means FXNC as the Surviving Corporation resulting from the Merger.
“Takeover Laws” shall have the meaning as set forth in Section 4.23 of the Agreement.
“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.
“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.
“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.
“Termination Date” shall have the meaning as set forth in Section 7.9(j) of the Agreement.
“Termination Fee” shall have the meaning as set forth in Section 9.3(a) of the Agreement.
“Touchstone” shall have the meaning as set forth in the introduction of the Agreement.
“Touchstone Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a) of the Agreement.
“Touchstone Book-Entry Shares” shall have the meaning as set forth in Section 3.1(b) of the Agreement
“Touchstone Common Stock” means the common stock, par value $2.00 per share, of Touchstone.
“Touchstone Contracts” shall have the meaning as set forth in Section 4.16(a) of the Agreement.
“Touchstone D&O Policy” shall have the meaning as set forth in Section 7.11(b) of the Agreement.
“Touchstone Debentures” shall have the meaning as set forth in Section 4.3(c) of the Agreement.

“Touchstone Disclosure Memorandum” means the written information entitled “Touchstone Bankshares, Inc. Disclosure Memorandum” delivered on or prior to the date of this Agreement to FXNC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.
“Touchstone Entities” means, collectively, Touchstone and all Touchstone Subsidiaries.
“Touchstone Equity Plan” means Touchstone’s 2018 Stock Incentive Plan.
“Touchstone ERISA Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.
“Touchstone Financial Advisor” means Piper Sandler & Co.
“Touchstone Financial Statements” means (i) the consolidated balance sheets of Touchstone as of December 31, 2022, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended December 31, 2022, and for each of the three fiscal years ended December 31, 2022, and (ii) the consolidated balance sheets of Touchstone (including related notes and schedules, if any) and related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2022.
“Touchstone Information Systems” shall have the meaning as set forth in Section 4.11(b) of the Agreement.
“Touchstone Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of Touchstone and its Subsidiaries, taken as a whole, or (ii) the ability of Touchstone or its Subsidiaries to perform their obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Touchstone Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Touchstone (or any of its Subsidiaries) taken with the prior written Consent of FXNC in contemplation of the transactions contemplated hereby, (D) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of Touchstone, including specifically Touchstone’s costs and expenses associated therewith, including, but not limited to, accounting, financial advisor, and legal fees, or (E) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, declarations of any national or global epidemic, pandemic or disease outbreak (including the novel coronavirus), or the material worsening of such conditions threatened or existing as of the date of this Agreement. Notwithstanding the foregoing, any change in the per share price of Touchstone Common Stock on or after the date of execution of this Agreement by FXNC shall not by itself be deemed to be a “Touchstone Material Adverse Effect.”
“Touchstone Officers and Directors Agreement” shall have the meaning as set forth in the Recitals of the Agreement.
“Touchstone Recommendation” shall have the meaning as set forth in Section 7.1(a) of the Agreement.
“Touchstone Regulatory Agreement” shall have the meaning as set forth in Section 4.22 of the Agreement.
“Touchstone Restricted Stock Award” means an award in respect of a share of Touchstone Common Stock subject to vesting, repurchase or other lapse restriction granted under the Touchstone Equity Plan.
“Touchstone Series A Preferred Stock” means the Series A Preferred Stock, par value $2.00 per share, of Touchstone.
“Touchstone Shareholders’ Meeting” means the meeting of Touchstone’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.
“Touchstone Stock” means the Touchstone Common Stock and the Touchstone Series A Preferred Stock.
“Touchstone Subsidiaries” means the Subsidiaries, if any, of Touchstone. As of the date of this Agreement, Touchstone has the following Subsidiaries: Touchstone Bank and McKenney Group, LLC d/b/a Touchstone Financial.

“Trading Day” means any day on which shares of FXNC Common Stock are traded, as reported on The Nasdaq Capital Market.
“VSCA” means the Virginia Stock Corporation Act.
“WARN Act” shall have the meaning as set forth in Section 4.14(c) of the Agreement.
(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.
10.2 Expenses.
Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of Touchstone, shall be paid at or prior to Closing and prior to the Effective Time. For avoidance of doubt, any expenses related to the printing and mailing of the Joint Proxy Statement/Prospectus shall be borne equally by FXNC and Touchstone.
10.3 Brokers and Finders.
Except for Touchstone Financial Advisor as to Touchstone and FXNC Financial Advisor as to FXNC, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Touchstone or FXNC, each of Touchstone and FXNC, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. Touchstone has made available to FXNC a copy of Touchstone Financial Advisor’s engagement letter.
10.4 Entire Agreement.
Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.9 and 7.11.
10.5 Amendments.
To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after obtaining the Requisite Touchstone Shareholder Vote and the Requisite FXNC Shareholder Vote; provided, that after any such approval by the holders of Touchstone Stock, there shall be made no amendment that reduces or modifies the consideration to be received by holders of Touchstone Stock in connection with the Merger.
10.6 Waivers.
(a) Prior to or at the Effective Time, FXNC, acting through its Boards of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Touchstone, to waive or extend the time for the compliance or fulfillment by Touchstone of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FXNC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FXNC.
(b) Prior to or at the Effective Time, Touchstone, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FXNC, to waive or extend the time for the compliance or fulfillment by FXNC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Touchstone under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Touchstone.
(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
10.7 Assignment.
Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
10.8 Notices.
All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or email (with, in the case of email, confirmation of date and time by the transmitting equipment) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:
FXNC:	First National Corporation
1835 Valley Avenue
Winchester, VA 22601
Attn: Scott C. Harvard
Email: sharvard@fbvirginia.com

Copy to Counsel:	Nelson Mullins Riley & Scarborough LLP
2 W. Washington Street, Suite 400
Greenville, SC 29601
Attn: Benjamin A. Barnhill
Email: ben.barnhill@nelsonmullins.com

Touchstone:	Touchstone Bankshares, Inc.
4300 Crossings Boulevard
Prince George, VA 23875
Attn: James R. Black
Email: james.black@touchstone.bank

Copy to Counsel:	Williams Mullen
200 S. 10th Street, Suite 1600
Richmond, VA 23219
Attn: Scott H. Richter
Benjamin A. McCall
Email: srichter@williamsmullen.com
bmccall@williamsmullen.com
10.9 Governing Law; Jurisdiction
Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the Commonwealth of Virginia. The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Harrisonburg, Virginia. Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
10.10 Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Transmission by telecopy, facsimile, email or other form of electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.
10.11 Captions; Articles and Sections.
The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.
10.12 Interpretations.
(a) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.
(b) No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Authority by any Party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.
10.13 Enforcement of Agreement.
The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
10.14 Severability.
Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
[signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officer as of the day and year first above written.
FIRST NATIONAL CORPORATION (FXNC)

By:	/s/ Scott C. Harvard
Scott C. Harvard
President and Chief Executive Officer

TOUCHSTONE BANKSHARES, INC. (TOUCHSTONE)

By:	/s/ James R. Black
James R. Black
President and Chief Executive Officer

EXHIBIT A
AGREEMENT OF MERGER
OF
TOUCHSTONE BANK
WITH AND INTO
FIRST BANK
THIS AGREEMENT OF MERGER, dated as of [•], 2024 (this “Agreement”), is made and entered into between First Bank, a Virginia state-chartered member bank (“First Bank”), and Touchstone Bank, a Virginia state-chartered member bank (“Touchstone Bank”).
WHEREAS, First Bank, a Virginia state-chartered member bank duly organized and existing under the laws of the Commonwealth of Virginia with its main office located at 112 W King St., Strasburg, VA 22657, has authorized capital stock consisting of 150,000 shares of common stock, par value $25.00 per share, of which 97,896 shares of common stock are issued and outstanding as of the date hereof;
WHEREAS, Touchstone Bank, a Virginia state-chartered member bank duly organized and existing under the laws of the Commonwealth of Virginia with its main office located at 20701 First Street, McKenney, VA 23872, has authorized capital stock consisting of 10,000,000 shares of common stock, par value $2.00 per share, of which 3,337,248 shares of common stock are issued and outstanding as of the date hereof, and 500,000 shares of preferred stock, par value of $2.00 per share, of which 29,148 shares of preferred stock are issued and outstanding as of the date hereof;
WHEREAS, First National Corporation (the holding company of First Bank) (“Parent”) and Touchstone Bankshares, Inc. (the holding company of Touchstone Bank) (“Touchstone Parent”) are parties to that certain Agreement and Plan of Merger, dated as of March 25, 2024 (the “Parent Merger Agreement”), pursuant to which, subject to the terms and conditions of the Parent Merger Agreement, Touchstone Parent shall merge with and into Parent (the “Parent Merger”), whereby Parent shall be the surviving corporation; and
WHEREAS, the respective boards of directors of First Bank and Touchstone Bank, acting pursuant to resolutions duly adopted pursuant to the authority given by, and in accordance with, applicable law, have approved this Agreement and authorized the execution hereof.
NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:
1 - THE MERGER
1.1 Merger; Surviving Bank
Subject to the terms and conditions of this Agreement, as of the Effective Time (as hereinafter defined), Touchstone Bank shall be merged with and into First Bank, pursuant to the provisions of Section 6.2-822 of the Code of Virginia (said transaction, the “Merger”), and the corporate existence of Touchstone Bank shall cease. First Bank shall continue its corporate existence under the laws of the Commonwealth of Virginia and shall be the entity surviving the Merger (the “Surviving Bank”). The Merger shall have the effect provided in Section 6.2-822.C of the Code of Virginia. The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.
1.2 Articles of Incorporation and Bylaws
From and after the Effective Time, the Articles of Incorporation of First Bank shall be the Articles of Incorporation of the Surviving Bank until thereafter amended in accordance with applicable law. From and after the Effective Time, the Bylaws of First Bank shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.
1.3 Effective Time of Merger
The Merger shall become effective at such time and date as are agreed to by First Bank and Touchstone Bank, subject to the receipt of all necessary approvals from any state or federal regulatory authority having jurisdiction over the Merger, or such other time and date as shall be provided by applicable law or regulation. The date and time of such effectiveness is referred to as the “Effective Time.”

1.4 Effect of Merger
At the Effective Time, by virtue of the Merger and without further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of Touchstone Bank and First Bank shall vest in First Bank as the Surviving Bank, and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of Touchstone Bank and First Bank, and to have succeeded to all of the relationships, fiduciary or otherwise, of Touchstone Bank and First Bank as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank; provided, however, that the Surviving Bank shall not, through the Merger, acquire power to engage in any business or to exercise any right, privilege or franchise that is not conferred on the Surviving Bank by the laws of the Commonwealth of Virginia or applicable regulations. The Surviving Bank, upon the consummation of the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of Touchstone Bank and First Bank immediately prior to the Effective Time.
1.5 Business of Surviving Bank
The business of the Surviving Bank after the Merger shall continue to be that of a Virginia state-chartered member bank and shall be conducted at its main office, which shall be located at 112 W. King Street, Strasburg, VA 22657, and at legally established branches.
1.6 Directors
Upon consummation of the Merger and pursuant to the terms of the Parent Merger Agreement, Parent (as the sole shareholder of First Bank) shall, in addition to the directors then serving on the board of directors of First Bank, cause the persons indicated on Exhibit A to become and serve as directors of First Bank at the effective time of the Parent Merger. Such persons serving as the directors of First Bank at the Effective Time shall be the directors of the Surviving Bank as of and from the Effective Time. Directors of the Surviving Bank shall serve for such terms in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.
2 - TREATMENT OF SHARES
2.1 Treatment of Shares
At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof (a) each share of Touchstone Bank common stock and Touchstone Bank preferred stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled, and (b) the shares of First Bank common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.
3 - CONDITIONS PRECEDENT
3.1 Conditions
The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a) Shareholder Approval. The Agreement shall have been ratified and confirmed by the written consent of the sole shareholder of each of First Bank and Touchstone Bank in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable articles of association or bylaws or otherwise provided by law.
(b) Regulatory Approvals. The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of all regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement.

(c) No Injunctions or Restraints. There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger.
(d) Parent Merger. The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.
4 - TERMINATION AND AMENDMENT
4.1 Termination
Notwithstanding the approval of this Agreement by the shareholders of First Bank or Touchstone Bank, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided. This Agreement may also be terminated by mutual written consent of the parties hereto.
4.2 Amendment
This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.
5 - MISCELLANEOUS
5.1 Representations and Warranties
Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.
5.2 Further Assurances
If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Touchstone Bank or otherwise carry out the provisions hereof, the proper officers and directors of Touchstone Bank, as of the Effective Date, and thereafter the officers of the Surviving Bank acting on behalf of Touchstone Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.
5.3 Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to any applicable conflicts of law, except to the extent federal law may be applicable.
5.4 Successors and Assigns
This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
5.5 Counterparts
This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of Merger to be executed by its duly authorized officers, all as of the date first set forth above.
FIRST BANK

By
Name: Scott C. Harvard
Title: Chief Executive Officer

TOUCHSTONE BANK

By
Name: James R. Black
Title: President and Chief Executive Officer
[Signature Page to Agreement of Merger]

EXHIBIT A
New Directors
[•]
[•]
[•]

Execution Version
EXHIBIT B
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 25, 2024, by and among FIRST NATIONAL CORPORATION, a Virginia corporation (the “Corporation”), First Bank, a Virginia state-chartered member bank and wholly-owned subsidiary of Corporation (“First Bank,” and together with the Corporation, the “Employer”) and James R. Black (the “Employee”). This Agreement shall take effect on the date of the consummation of the Mergers referenced below (the “Effective Date”), provided Employee has timely executed and not revoked the Settlement, Waiver, and Release Agreement with Touchstone Bankshares, Inc., a Virginia corporation (“Touchstone Parent”) and Touchstone Bank, a Virginia state-chartered member bank (“Touchstone Bank” and, together with Touchstone Parent, “Touchstone”) attached hereto as Exhibit A (the “Settlement Agreement”). Upon their effectiveness, this Agreement and the Settlement Agreement shall constitute the entire agreement between the parties hereto and supersede all prior agreements, any understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, specifically including the Amended and Restated Employment Agreement between Touchstone and the Employee dated October 23, 2023 and the Amended and Restated Change in Control Employment Agreement between Touchstone and the Employee dated October 23, 2023 (collectively, the “Prior Employment Agreement”). If the Parent Merger (as defined below) does not occur, or if Employee fails to timely execute or revokes the Settlement Agreement, this Agreement shall be null and void ab initio.
RECITALS
WHEREAS, as of the date hereof, the Corporation and Touchstone Parent have entered into an Agreement and Plan of Merger (such agreement as amended or supplemented from time to time being referred to herein as the “Merger Agreement”), pursuant to which Touchstone Parent will merge with and into the Corporation, with the Corporation as the surviving entity (the “Parent Merger”);
WHEREAS, as of the date hereof, First Bank and Touchstone Bank have entered into a Bank Merger Agreement (such agreement as amended or supplemented from time to time being referred to herein as the “Merger Agreement”), pursuant to which Touchstone Bank will merge with and into First Bank, with First Bank as the surviving entity (the “Bank Merger” and, together with the Parent Merger, the “Mergers”);
WHEREAS, the Employee presently serves as President and Chief Executive Officer of Touchstone Parent and Touchstone and will continue to do so until the Effective Date of the Mergers;
WHEREAS, the Employee has significant and valuable institutional knowledge of Touchstone and Touchstone’s business, customers, and employees, and upon consummation of the Mergers, the Employer desires for the Employee to serve the Employer on the terms and conditions hereinafter set forth;
WHEREAS, the Employee desires to accept such engagement, upon consummation of the Merger, on the terms and conditions provided herein; and
WHEREAS, the payments and other benefits provided under this Agreement are specifically conditioned upon the Executive entering into the Settlement Agreement attached hereto as Exhibit A and shall be paid at the times described herein provided that the Employee’s Settlement Agreement is effective at such time (signed, returned, and the revocation period has expired).
TERMS OF AGREEMENT
NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:
Section 1. Employment. (a) Employee shall be employed as Executive Vice President, South Region President of First Bank. He shall perform such services for the Employer and/or one or more Affiliates as may be assigned to Employee by the Employer’s Chief Executive Officer from time to time upon the terms and conditions hereinafter set forth. Employee’s services shall be rendered in an executive capacity and shall be of the type for which he is suited by background and training.
(b) References in this Agreement to services rendered for the Employer and compensation and benefits payable or provided by the Employer shall include services rendered for and compensation and benefits payable or provided by any Affiliate. References in this Agreement to the “Employer” also shall mean and refer to each Affiliate for which Employee performs services. References in this Agreement to “Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, is partially owned or controlled by the Corporation.
Section 2. Term. The initial term of this Agreement shall be for a period ending on December 31, 2026; provided, however, that on December 31st of each year following December 31, 2024, the term of this Agreement shall be extended for one year such that the remaining term is two years (each such extended term, a “Subsequent Term”). At any time, however, either party may notify the other in writing that the term of this Agreement shall no longer be extended and that this Agreement will terminate at the end of the Subsequent Term then in effect after the effective date of such notice. If either party provides timely notice of non-renewal of the Agreement, but the Employee continues to provide services to the Employer as an employee, such post-expiration employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any obligations determined by reference to this Agreement.
Section 3. Exclusive Service. Employee shall devote his best efforts and full time to rendering services on behalf of the Employer in furtherance of its best interests. Employee shall comply with all policies, standards and regulations of the Employer now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to executive officers of banks.
Section 4. Salary. (a) As compensation while employed hereunder, Employee, during his faithful performance of this Agreement, in whatever capacity rendered, shall receive an annual base salary of $325,000 payable on such terms and in such installments as the parties may from time to time mutually agree upon. The Chief Executive Officer, in his discretion, may increase Employee’s base salary during the term of this Agreement; provided, however, that Employee’s salary after being increased may not be decreased.
(b) The Employer shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Employee and the Employer. The Employer shall also withhold and remit to the proper party any amounts agreed to in writing by the Employer and Employee for participation in any corporate sponsored benefit plans for which a contribution is required.
(c) Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of Employee’s employment by the Employer.
Section 5. Corporate Benefit Plans. Employee shall be entitled to participate in or become a participant in any employee benefit plan maintained by the Employer for which he is or will become eligible on such terms as the Board of Directors may, in its discretion, establish, modify or otherwise change.
Section 6. Incentive Compensation. Employee shall be eligible to participate in the Corporation’s Executive Incentive Compensation Plan and to receive such bonuses (in an annual amount of up to 30% of his Base Salary) as the Board of Directors, in its discretion, decides to pay to Employee under such plan to the extent Employee is employed as of the last day of the performance year, except as otherwise provided in Section 10(d)(iii). Employee shall be also eligible to participate in the Corporation’s 2023 Stock Incentive Plan (or any successor equity plans, collectively the “Equity Plan”) and to receive such awards as the Board of Directors, in its discretion, decides to award to Employee under such plan, including, but not limited to (a) 2,300 restricted stock units to be awarded to Employee within 45 days after the Effective Date, 50% of which vest on the award date and the remaining 50% vests on the first anniversary of the Effective Date, (b) 2,300 restricted stock units to be awarded on the first anniversary of the Effective Date 50% of which vest on the award date and the remaining 50% vests on the second anniversary of the Effective Date and (c) beginning on January 1, 2026, restricted stock units annually thereafter in an amount equal to 10% of his Base Salary, subject to Employer’s then-customary vesting schedule for senior executives.
If the Employee’s employment is terminated by the Employer without Cause or terminated by the Employee with Good Reason or upon the Employer’s notice to Employee that this Agreement will not be renewed, any then unvested restricted stock units previously awarded to Employee under Section 6(a) or 6(b) above shall fully vest at such employment termination date or such nonrenewal notice date, as applicable.
Conversion and Integration Bonus. In compensation for Employee’s acceptance and performance during the Term of additional duties and responsibilities assigned to Employee in connection with the conversion of the core processing and other systems of Touchstone Bank to those of First Bank and the integration of Touchstone Bank’s operations into those of First Bank as further described below, First Bank shall pay to Employee on the first anniversary of the Effective Date a cash bonus of up to $100,000 and commensurate with the agreed upon scope of these additional services as described below, less required tax withholdings (the “Integration and Conversion Bonus”). The Integration and Conversion Bonus is in addition to and not in lieu of potential annual bonuses under the Executive Incentive Compensation Plan. To the extent the Employee accepts these additional duties, failure to satisfy any or all of the duties related to the Conversion and Integration Bonus shall not constitute a rationale for a with Cause termination, but rather shall only determine eligibility for and/or the amount of the Conversion and Integration Bonus, if any, as the Board shall determine in its discretion.
Integration and Conversion Services
During the period immediately following the Effective Date, the Employee will have additional duties and responsibilities assigned to Employee in connection with the integration of Touchstone Bank’s operations and employees into those of First Bank as well as, secondarily, with the conversion of the core processing and other systems of the Touchstone Bank to those of First Bank. During this period, Employee will complete an evaluation for First Bank of mutually agreed upon Touchstone Bank client banking relationships to determine which of Touchstone Bank’s clients would benefit from different or additional products and services provided by First Bank and engage with those Touchstone Bank clients as requested by First Bank relating to such offerings. During this period, Employee will engage those Touchstone Bank employees retained by First Bank and mutually agreed upon to insure they are meeting the expectations of First Bank and insure those employees are expanding current relationships and developing new banking relationships with First Bank customer prospects.
Section 7. Expense Account. The Employer shall reimburse Employee for reasonable and customary business expenses incurred in the conduct of the Employer’s business. Such expenses will include business meals, out-of-town lodging and travel expenses. Employee agrees to timely submit records and receipts of reimbursable items and agrees that the Employer can adopt reasonable rules and policies regarding such reimbursement. The Employer agrees to make prompt payment to Employee following receipt and verification of such reports. Such payment shall be made no later than March 15 following the calendar year in which the expense was incurred.
Section 8. Automobile. The Employer shall provide the Employee with an automobile either owned or leased by the Employer of a make and model appropriate to the Employee’s status and approved by the Employer’s Chief Executive Officer.
Section 9. Paid Time Off. Employee shall be entitled each fiscal year to paid time off, which shall be granted on a noncumulative basis from year-to-year pursuant to Employer’s paid time off policy. Employer reserves the right to modify this and any other personnel policy from time to time. Any payments made by Employer to Employee as compensation for paid time off shall be paid in accordance with Employer’s standard payroll procedures.
Section 10. Termination. (a) Notwithstanding the termination of Employee’s employment pursuant to any provision of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, no termination shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment shall terminate the obligation of the Employer to make payments of any vested benefits provided hereunder or the obligations of Employee under Sections 11, 12 and 13. For purposes of this Agreement, “Terminate,” “terminated,” “termination,” or “termination of the Employee’s employment” shall mean separation from service as defined by Treasury Regulation § 1.409A-1(h).
(b) Employee’s employment hereunder may be terminated by Employee upon 30 days written notice to the Employer or at any time by mutual agreement in writing. Employee may voluntarily terminate his employment under this Agreement for Good Reason (as defined below) and be entitled to receive the compensation and other benefits set forth in Section 4(d) provided he signs a Release and it becomes effective within 30 days after the date of his termination. Employee must provide written notice to the Employer of the existence of the event or condition constituting such Good Reason within 90 days of the initial occurrence of the event or condition alleged to constitute Good Reason. Upon delivery of such notice by Employee, the Employer shall have a period of 30 days during which it may remedy in good faith the event or condition constituting Good Reason, and Employee’s employment shall continue in effect during such time so long as the Employer is making diligent efforts to cure. In the event the Employer shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Employer shall not be required to pay the amount due to Employee under this Section 4(b). In the event Employer does not remedy the condition constituting Good Reason within the 30-day cure period, Employee shall resign no later than 180 days following the initial existence of the condition.
(c) Except as otherwise provided in this Section 10(c), this Agreement shall terminate upon the death of Employee. In such event the Employer shall pay to the estate of Employee the compensation including salary and accrued bonus, if any, which otherwise would be payable to Employee through the end of the month in which his death occurs. In addition, Employee’s death is not intended to, and shall not, prevent amounts to which Employee would have been entitled under Sections 10(d)(2) or 10(i) had he lived from being paid under this Agreement to Employee’s estate or beneficiaries at the time or times such amounts would have been paid had Employee lived.
(d) (1) The Employer may terminate Employee’s employment other than for “Cause,” as defined in Section 10(e), at any time upon written notice to Employee, which termination shall be effective immediately.
(2) If the Employer terminates the Employee’s employment without Cause or the Employee terminates with Good Reason then, provided Employee has timely executed and not revoked the Release of Claims described in Section 10(j) below:
(i) For the remainder of the Term or Subsequent Term, as applicable, as set forth in Section 2 of this Agreement, the Employer shall continue to pay, at such times as payment was theretofore made, the salary required under Section 4 (taking into account any salary increases) that the Employee would have been entitled to receive had such termination not occurred. Notwithstanding the foregoing, if such termination occurs within one year after a Change of Control (as defined below), the Employee shall be eligible to receive the amount set forth in Section 10(i) instead of any amounts described in Section 10(d)(2).
(ii) The Employee may continue participation, in accordance with the terms of the applicable benefits plans, in the Employer’s group health plan pursuant to plan continuation rules under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In accordance with COBRA, assuming the Employee is covered under the Employer’s group health plan as of his date of termination, the Employee will be entitled to elect COBRA continuation coverage for the legally required COBRA period (the “Continuation Period”). If the Employee elects COBRA coverage for group health coverage, he will be obligated to pay the portion of the full COBRA cost of the coverage equal to an active employee’s share of premiums for coverage for the respective plan year and the Employer’s share of such premiums shall be treated as taxable income to the Employee. Notwithstanding the above, the Employer’s obligations hereunder with respect to the foregoing benefits provided in this subsection (ii) shall be limited to the extent that if the Employee obtains any coverage pursuant to a subsequent employer’s benefit plans which duplicates the Employer’s coverage, the duplicative coverage may be terminated by the Employer; and
(iii) The Employee shall receive a payment in cash on the date his employment terminates equal to the amount of any cash bonus, not including the Integration and Conversion Bonus, paid to him in respect of the fiscal year of the Employer (or his predecessor employer) prior to the fiscal year in which his employment terminates, multiplied by a fraction, the numerator of which is the number of days that elapse before the date his employment terminates in the fiscal year of the Employer in which his employment terminates and the denominator of which is three hundred sixty-five (365).
(3) Notwithstanding anything in this Agreement to the contrary, if Employee breaches Section 11 or 12, Employee will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 10(d). In addition, notwithstanding anything in this Agreement to the contrary, the Employer shall not be required to make any payment that is prohibited by the terms of the regulations presently found at 12 C.F.R. part 359 or to the extent that any other governmental approval of the payment required by law is not received.
(e) The Employer shall have the right to terminate Employee’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for “Cause” shall include termination due to his personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the Employer’s assets (determined on a reasonable basis) or those of its Affiliates, or material breach of any other provision of this Agreement. Termination for Cause also shall include termination as a result of the Employee’s failure to correct a material deficiency in the performance of his duties within 60 days after a written notice from the Employer or such other reasonable period of time specified by the Employer if such deficiency cannot be cured within 60 days. Any notice given under this subsection shall state that it is a notice pursuant to Section 10(e) of this Agreement and shall set forth the Employer’s complaints in detail sufficient to allow Employee to understand and correct them. In the event Employee’s employment under this Agreement is terminated for Cause, Employee shall thereafter have no right to receive compensation or other benefits under this Agreement.
(f) The Employer may terminate Employee’s employment under this Agreement, after having established the Employee’s disability by giving to Employee written notice of its intention to terminate his employment for disability and his employment with the Employer shall terminate effective on the 90th day after receipt of such notice if within 90 days after such receipt Employee shall fail to return to the full-time performance of the essential functions of his position (and if Employee’s disability has been established pursuant to the definition of “disability” set forth below). For purposes of this Agreement, “disability” means either (i) disability which after the expiration of more than 13 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Employer or its insurers, and acceptable to Employee or his legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Employer or its Affiliates for the benefit of Employee, whichever shall be more favorable to Employee. Notwithstanding any other provision of this Agreement, the Employer shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq.
(g) If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served pursuant to the Federal Deposit Insurance Act, the Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may in its discretion (i) pay Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If any payment of withheld compensation is made under this Section 10(g) in the Employer’s sole discretion, it shall be made by March 15 following the calendar year in which the charges in the applicable notice are dismissed.
(h) If Employee is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under the Federal Deposit Insurance Act or the Code of Virginia, all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.
(i) (1) If within one year after a Change of Control (as defined below) shall have occurred, Employee’s employment is terminated without Cause or if he resigns for Good Reason (in accordance with Section 4(b) and as defined below), then within thirty (30) days following Employee’s last day of employment with the Employer, provided Employee has timely executed and not revoked the Release of Claims described in Section 10(j) below, the Employer shall pay to Employee as compensation for services rendered to the Employer and its Affiliates a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to 2 times his then-current annual base salary described in Section 4 hereof.
(2) For purposes of this Agreement, a “Change of Control” occurs if, after the date of this Agreement, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Corporation securities having 50% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation’s directors other than a result of an issuance of securities initiated by the Corporation, or open market purchases approved by the Board of Directors, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Corporation before such events cease to constitute a majority of the Corporation’s Board of Directors, or any successor’s board, within two years of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events. Provided further that, Change in Control shall not include a transaction unless it shall qualify as a Change in Control as defined by Treasury Regulation § 1.409A-3(i)(5).
(3) For purposes of this Agreement, “Good Reason” shall mean:
(i) The assignment of duties to the Employee by the Employer which result in the Employee having significantly less authority or responsibility than he has on the first day following the Effective Date of the Merger;
(ii) Requiring the Employee to maintain his principal office anywhere outside of the Virginia Counties of Dinwiddie, Chesterfield, Colonial Heights City, or Prince George, or cities located therein;
(iii) The Employer’s failure to comply with any material term of this Agreement;
(iv) The failure of the Employer to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 14 hereof;
(v) The Employer’s elimination, on or after a Change of Control, of any material benefit plan, program or arrangement (including without limitation a tax-qualified retirement plan) or any change, made on or after a Change of Control, to such plan, program or arrangement that materially reduces the value of the affected benefit to the Employee;
Notwithstanding the foregoing, no such circumstances or event shall constitute Good Reason unless it shall qualify as Good Reason as defined by Treasury Regulation § 1.409A-1(n)(2).
(4) It is the intention of the parties that no payment be made or benefit provided to Employee pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Employer or the imposition of an excise tax on Employee under Section 4999 of the Code. If the independent accountants serving as auditors for the Employer on the date of a Change of Control (or any other accounting firm designated by the Employer) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change of Control, would be nondeductible by the Corporation under Section 280G of the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. In connection with making determinations under this subsection (5), the independent accountants shall take into account the value of any reasonable compensation for services to be rendered by the Employee before or after the Change in Control, including without limitation, the Employee’s agreement to refrain from performing services pursuant to a covenant not to compete or similar covenant, and the Employer shall cooperate in good faith in connection with any such valuations and reasonable compensation positions.
(j) Within 60 days of termination of the Employee’s employment, and as a condition to the Employer’s obligation to pay any severance hereunder, the Employee shall enter into a release in the form provided by the Employer, and the Employee may not revoke such release within the revocation period stated in such release, which shall acknowledge such remaining obligations and discharge the Employer and its officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Employee’s employment by the Employer, including the circumstances of such termination. In addition, if such severance payment is made by the Employer, and if the 60-day period spans two calendar years, regardless of when such release is executed by the Employee, such severance payment must be made in the subsequent calendar year, regardless of when the release is executed by the Employee.
Section 11. Confidentiality/Nondisclosure. Employee covenants and agrees that any and all information concerning the customers, businesses and services of the Employer of which he has knowledge or access as a result of his association with the Employer in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Employer, be directly or indirectly used, disseminated, disclosed or published by

Employee to third parties other than in connection with the usual conduct of the business of the Employer. Such information shall expressly include, but shall not be limited to, information concerning the Employer’s trade secrets, business operations, business records, customer lists or other customer information. Upon termination of employment Employee shall deliver to the Employer all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Employer or its business, customers, products or services. In construing this provision, it is agreed that it shall be interpreted broadly so as to provide the Employer with the maximum protection. This Section 11 shall not be applicable to any information which, through no misconduct or negligence of Employee, has previously been disclosed to the public by anyone other than Employee.
Nothing in this Agreement restricts or prohibits the Employee or the Employee’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation. The Employee does not need the prior authorization of the Employer to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents containing confidential information to the Regulators, or make any such reports or disclosures to the Regulators. The Employee is not required to notify the Employer that the Employee has engaged in such communications with the Regulators. The Employee recognizes and agrees that, in connection with any such activity outlined above, the Employee must inform the Regulators that the information the Employee is providing is confidential.
Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:
•
Where the disclosure is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or

•	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
Section 12. Covenant Not to Compete. During the Term and Subsequent Term, as applicable, and in the event there is a termination of Employee’s employment for any reason, including resignation or retirement, during the Term and Subsequent Term, as applicable, for such period that Employee is receiving the compensation and other benefits set forth in Section 4(d) and throughout any further period that he is an officer or employee of the Employer, Employee covenants and agrees that he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever: (i) engage in a Competitive Business anywhere within a ten (10) mile straight-line radius of any office operated by the Employer on the date Employee’s employment terminates; or (ii) solicit, or assist any other person or business entity in soliciting, any depositors or other customers of the Employer to make deposits in or to become customers of any other financial institution conducting a Competitive Business; or (iii) solicit, or assist any other person or business entity in soliciting, any individuals to terminate their employment with the Employer or its Affiliates. As used in this Agreement, the term “Competitive Business” means all banking and financial products and services that are substantially similar to those offered by the Employer on the date that Employee’s employment terminates. Except as otherwise expressly provided in Section 10(d)(3) of this Agreement, the parties intend that the covenants and restrictions in this Section 12 be enforceable against Employee regardless of the reason that his employment by the Employer may terminate and that such covenants and restrictions shall be enforceable against Employee even if this

Agreement expires after a notice of nonrenewal given by Employee or the Employer under Section 2 of this Agreement. Notwithstanding the foregoing, Employer and Employee may agree in writing with prior approval that a particular job or position will not be considered prohibited competition under this Section 12.
Section 13. Injunctive Relief, Damages, Etc. Employee agrees that given the nature of the positions held by Employee with the Employer, that each and every one of the covenants and restrictions set forth in Sections 11 and 12 above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Employer in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Employee of any of the provisions of Sections 11 or 12 that monetary damages alone will not adequately compensate the Employer for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief and Employee shall be liable for all damages, including actual and consequential damages, costs and expenses, including legal costs and actual attorneys’ fees, incurred by the Employer as a result of taking action to enforce, or recover for any breach of, Section 11 or Section 12. The covenants contained in Sections 11 and 12 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Should a court of competent jurisdiction determine that any provision of the covenants and restrictions set forth in Section 12 above is unenforceable as being overbroad as to time, area or scope, the court may strike the offending provision or reform such provision to substitute such other terms as are reasonable to protect the Employer’s legitimate business interests.
Section 14. Binding Effect/Assignability. This Agreement shall be binding upon and inure to the benefit of the Employer and Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by Employee or any beneficiary or beneficiaries designated by Employee. The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, stock or assets of the Employer, by agreement in form and substance reasonably satisfactory to the Employee, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to the compensation described in Sections 10(d) and 10(i).
Section 15. Governing Law. This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia, without regard to that body of law known as choice of law, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. Any litigation arising out of or related to this Agreement shall only be brought exclusively in the state or federal court in Harrisonburg, Virginia. Each party (a) consents to the personal jurisdiction of said courts, (b) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (c) agrees not to bring any proceeding arising out of or relating to this Agreement in any other court.
Section 16. Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
Section 17. Notices. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Employer to its registered office or in the case of Employee to his last known address.
Section 18. Entire Agreement.
(a) This Agreement and the Settlement Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof, specifically including the Prior Employment Agreement.
(b) This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.
Section 19. Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

Section 20. Case and Gender. Wherever required by the context of this Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.
Section 21. Captions. The captions used in this Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.
Section 22. Code Section 409A. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Code and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under Section 10 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Section 10 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9). Each payment made under Section 10 shall be treated as a “separate payment,” as defined in Treasury Regulation § 1.409A-2(b)(2), for purposes of Code Section 409A. Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Section 10 shall be paid to the Employee no later than the last day of the second calendar year following the calendar year in which occurs the date of the Employee’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in the Employee’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The parties intend to administer and interpret this Agreement to carry out such intentions. However, the Employer does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in the Employee’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation.
Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) as follows: if the Employee is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Employee’s termination (the “Separation Date”), and if an exemption from the six month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment that is payable on account of the Employee’s termination shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Employee’s death. The amount of any payment that would otherwise be paid to the Employee during this period shall instead be paid to the Employee on the first day of the first calendar month following the end of the period.
Section 23. Compliance with Regulatory Restrictions. Notwithstanding anything to the contrary herein, and in addition to any restrictions stated above, any compensation or other benefits paid to the Employee shall be limited to the extent required by any federal or state regulatory agency having authority over the Employer. The Employee agrees that compliance by the Employer with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Employee are limited, shall not be a breach of this Agreement by the Employer.
Section 24. Apportionment. First Bank and the Corporation shall apportion any payments or benefits paid to the Employee pursuant to this Agreement among themselves as they may agree from time to time; provided, however, that they must satisfy in full all such obligations in a timely manner as set forth in this Agreement regardless of any agreed-upon apportionment. Employee’s receipt of satisfaction in full of any such obligation from First Bank or the Corporation shall extinguish the obligations of the other with respect to such obligation.
[signatures appear on following page]

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed on the date first above written.
EMPLOYEE

James R. Black

FIRST NATIONAL CORPORATION

By:

Name: Scott C. Harvard
Title: President and Chief Executive Officer

FIRST BANK

By:

Name: Scott C. Harvard
Title: Chief Executive Officer

Execution Version
EXHIBIT B
Exhibit A

Settlement, Waiver, and Release Agreement

EXHIBIT C
SETTLEMENT, WAIVER, AND RELEASE AGREEMENT
This Settlement, Waiver, and Release Agreement (the “Agreement”) is made and entered into as of [•], 2024, by and among [•] (“Employee”), Touchstone Bankshares, Inc., a Virginia corporation (“Touchstone”), and Touchstone Bank, a Virginia state-chartered member bank (“Touchstone Bank” and, together with Touchstone, “Employer”).
THE PARTIES acknowledge the following:
WHEREAS, Touchstone has entered into an Agreement and Plan of Merger with First National Corporation (“FXNC”), a Virginia corporation, dated [•], 2024 (the “Merger Agreement”), pursuant to which the Touchstone will merge with and into FXNC, with FXNC continuing as the surviving entity (the “Merger”);
WHEREAS, Touchstone Bank has entered into a Bank Merger Agreement with First Bank (“First Bank”), a Virginia state-chartered member bank and wholly-owned subsidiary of FXNC, dated [•], 2024, pursuant to which the Touchstone Bank will merge with and into First Bank, with First Bank continuing as the surviving entity;
WHEREAS, Employee is employed by Employer pursuant to that certain [amended and restated change in control employment agreement, dated October 23, 2023], by and between Employee and Employer (the “Prior Employment Agreement”);1
WHEREAS, if the Merger is consummated, it will constitute a “Change in Control” for the purposes of Section 14 of the Prior Employment Agreement; and
WHEREAS, Employer has further notified Employee that it will unilaterally terminate the Prior Employment Agreement immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger, and, subject to Employee’s execution and delivery of this Agreement to Employer, pay or cause to be paid to Employee the additional cash payment described herein.
NOW THEREFORE, in consideration of the foregoing and the mutual agreements and promises set forth within this Agreement, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer agree as follows:
1. Effectiveness. This Agreement shall become effective immediately prior to the Effective Time of the Merger. If the Merger is not consummated or the Merger Agreement is terminated pursuant to its terms, then this Agreement will be null and void and of no effect and the Prior Employment Agreement will continue in accordance with its respective terms, provided that if Employee has already received any Settlement Payment described in Section 2 below, Employee shall promptly repay such amounts to Employer. For the avoidance of doubt, following the execution of this Agreement, Employee’s employment will remain in effect under the Prior Employment Agreement until the Effective Time of the Merger or, if earlier, a termination of the Prior Employment Agreement in accordance with its terms.
2. Settlement Payment.
(a) In consideration of Employee’s agreements and promises set forth herein, and in full and complete satisfaction of Employer’s obligations under the Prior Employment Agreement, Employer will pay to Employee a lump sum cash payment in the gross amount of $[•]2 (as calculated and reflected on Exhibit A hereto) (such amount, the “Settlement Payment”) provided Employee has executed and returned this Agreement prior to the Effective Time of the Merger, and Employee remains continuously employed through the Effective Time of the Merger. Employee acknowledges that this amount represents the amount payable to Employee pursuant to Section 6(a) of the Prior Employment Agreement reduced, to the extent necessary, as described in Section 2(b) and Section 3 below. The Settlement Payment shall be paid immediately prior to the Effective Time of the Merger by Employer. Notwithstanding the foregoing, the outplacement services described in Section 10 of the
[1]
Note to Draft: As to James Black, per Section 5(h) of his Amended and Restated Employment Agreement, that agreement terminates upon a change in control and his termination benefits are determined/paid solely pursuant to his Amended and Restated Change in Control Employment Agreement. But for him, this provision will also reference his Amended and Restated Employment Agreement for the sake of clarification.

[2]
Note to Draft: For each officer with a Change in Control Agreement, regardless of whether or when any termination of employment occurs, the Settlement Payment will equal an amount calculated under Section 6(a)(i), (ii) and (iii) of such Change in Control Agreement, subject to reduction under Section (e) of such Change in Control Agreement and Section 2(b) of this Agreement.

Prior Employment Agreement shall remain available to Employee for the period described in such Section 10, if and to the extent the such services would not constitute “excess parachute payments” (as defined below) after first taking into account the Settlement Payment.
(b) Reduction of Payment. Notwithstanding anything contained in this Agreement to the contrary, to the extent any portion of the payment described herein or any other payment or distribution of any type to or for Employee by Employer, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) constitute “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder) that would be subject to the excise tax imposed under Section 4999 of the Code, such Payments will be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to Employee will be subject to such excise tax.
3. Tax Matters. Employer will withhold from all amounts payable under this Agreement such federal, state, local and employment taxes as Employer reasonably determines are required to be withheld pursuant to any applicable law. Employee will be solely responsible for any and all federal and state tax liability or consequences (including, but not limited to, taxes, contributions, withholdings, fines, penalties, and interest) which could arise as a result of the payment to Employee pursuant to this Agreement.
4. Release and Covenant Not to Sue.
(a) In exchange for Employer’s agreement to provide the Settlement Payment, Employee (for himself, his attorneys, heirs, executors, administrators, successors, and assigns) hereby releases and discharges Employer, FXNC, First Bank (whether directly or by reason of such entities’ succession to Employer), and all subsidiary and/or affiliated companies of Employer, FXNC, First Bank as well as Employer’s, FXNC’s and First Bank’s respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, advisors and employees (all of whom are collectively referred to throughout this Agreement as the “Releasees”) from any and all claims, demands, and liabilities that Employee has ever had or now may have against the Releasees by reason of anything occurring, done or omitted to be done as of or prior to the effective time of this Agreement, both known and unknown, including, but not limited to, any and all claims, demands, and liabilities based on Employee’s employment with Employer (collectively, the “Released Claims”).
(b) Without limiting the generality of the preceding paragraph, Employee acknowledges and agrees that the Released Claims include, but are not limited to:
(i) any and all claims for additional compensation or benefits other than the compensation and benefits set forth in this Agreement, whether pursuant to the Prior Employment Agreement or otherwise, but excluding Employee’s wages earned but not yet paid up to the Effective Time;
(ii) any and all common law claims, including but not limited to wrongful discharge, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, invasion of privacy, defamation, slander, libel, fraud, misrepresentation, violations of public policy, and negligence under any theory of recovery (including but not limited to negligent supervision or retention); and
(iii) any and all claims arising under any state or federal legislation, including, but not limited to, claims under the Age Discrimination in Employment Act of 1967; Title VII of the Civil Rights Act of 1964; Section 1981 of the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991; the Genetic Information Non-Discrimination Act of 2008; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Employee Retirement Income Security Act (“ERISA”); the Consolidated Budget Reconciliation Act (“COBRA”); the Worker Adjustment and Retraining Notification Act; the Equal Pay Act of 1963; the Pregnancy Discrimination Act; Uniformed Services Employment and Reemployment Rights Act; the Occupational Safety and Health Act; and any and all similar state laws and/or state laws addressing the rights of employees and the payment of wages, including but not limited to the Virginians with Disabilities Act, the Virginia Genetic Testing Law, the Virginia Equal Pay Act, the Virginia Workers’ Compensation Act, the Virginia Occupational Safety and

Health Act, the Virginia Fraud Against Taxpayers Act, the Virginia Payment of Wage Law, the Virginia Right-to-Work Law, and the Virginia Human Rights Act, and any other federal, state or local law or regulation prohibiting employment discrimination or otherwise applicable to the employment relationship between Employee and Employer.
(c) Notwithstanding any other provision contained herein, the Released Claims do not include (i) Employer’s indemnification obligations to Employee pursuant to the respective Bylaws or the Articles of Incorporation (as amended or restated) of Touchstone and Touchstone Bank, as applicable; (ii) any vested rights that Employee may have under the terms of any 401(k) plan, equity plan, deferred compensation plan or other benefit plan of Employer; (iii) Employee’s eligibility to elect continuation of insurance coverage in accordance with provisions of state law and/or the Consolidated Omnibus Budget Reconciliation Act; (iv) claims for unemployment or workers’ compensation; (v) claims for wages earned by Employee but not yet paid; (vi) PTO or Medical PTO; (vii) Employee’s rights under this Agreement; and (viii) Employee’s rights under the Merger Agreement. The foregoing waiver, release and discharge does not waive, release or discharge claims that cannot be released by private agreement.
(d) Employee, on Employee’s own behalf and on behalf of Employee’s heirs, personal representatives, successors and assigns, agrees and covenants that Employee will not sue or assert any claim against any of the Released Parties on any ground arising out of or related to any of the Released Claims. Employee acknowledges and agrees that this Section 4(d) does not preclude Employee from filing a charge or complaint with, or cooperating in any investigation by, any government agency (including but not limited to the Equal Employment Opportunity Commission), to the extent permitted by law, but Employee expressly releases, waives, and disclaims any right to compensation, monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Employee or on Employee’s behalf, individually or collectively, involving any of the Released Parties. Additionally, nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Employee’s ability to challenge this Agreement’s compliance with notice and other requirements of the Age Discrimination in Employment Act (“ADEA”).
(e) Without waiving any prospective or retrospective rights under the Fair Labor Standards Act (“FLSA”), Employee admits that he has received from Employer all rights and benefits, if any, potentially due to him pursuant to the FLSA. Employee further represents that he is aware of no facts (including any injuries or illnesses) that might lead to his filing of a workers’ compensation claim against Employer. It is the parties’ intention to release all claims that can legally be released but no more than that.
5. No Admission of Liability. This Agreement will in no way be construed as an admission by any of the Releasees that it, he or she has acted wrongfully with respect to Employee or any other person or that Employee has any rights whatsoever against the Releasees or any of them. The Releasees specifically disclaim any liability to or wrongful acts against Employee or any other person or entity on the part of themselves, their employees, or their agents.
6. No Prior Assignment. Employee represents and warrants, recognizing that the truth of this representation and warranty is material to Employer’s entry into this Agreement, that Employee has not assigned, transferred, or conveyed at any time to any individual or entity any alleged rights, claims, or causes of action against Employer.
7. Continued Employment Relationship. Nothing in this Agreement confers on Employee any right to continue in the service of Employer, FXNC, or First Bank for any period of time or restrict in any way the right of Employer, FXNC, or First Bank or Employee to terminate Employee’s employment at any time.
8. Non-disparagement. Employee agrees that Employee will not denigrate, defame, disparage, or cast aspersions upon Employer, FXNC, or First Bank or the management, products, services, and/or manner of doing business of any of them; provided, however, that nothing in this Agreement prohibits Employee from providing truthful information and/or testimony in connection with any litigation or any investigation or proceeding conducted by a governmental agency.
9. Performance. Employer’s obligation to perform under this Agreement is conditioned upon Employee’s agreements and promises to Employer as set forth herein. In the event Employee breaches any such agreements or promises or causes any such agreements or promises to be breached, Employer’s obligations to perform under this Agreement will automatically terminate and Employer will have no further obligation to Employee.

10. Successors and Assigns. The rights and obligations of this Agreement will bind and inure to the benefit of the surviving entity in any merger or consolidation in which Employer is a party, or any assignee of all or substantially all of Employer’s business and properties. Employee’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement will pass after death to his estate.
11. Governing Law. This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia, without regard to that body of law known as choice of law, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. Any litigation arising out of or related to this Agreement shall only be brought exclusively in the state or federal court in Harrisonburg, Virginia. Each party (a) consents to the personal jurisdiction of said courts, (b) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (c) agrees not to bring any proceeding arising out of or relating to this Agreement in any other court.
12. Entire Agreement; Counterparts; Modification.
(a) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof.
(b) This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.
(c) This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.
13. Validity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
14. Notice. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of Employer to its registered office or in the case of Employee to his last known address.
PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

YOU AGREE THAT YOU RECEIVED VALUABLE CONSIDERATION IN EXCHANGE FOR ENTERING INTO THIS AGREEMENT AND THAT EMPLOYER ADVISED YOU IN WRITING TO CONSULT AN ATTORNEY OF YOUR OWN CHOOSING PRIOR TO SIGNING THIS AGREEMENT. YOU ACKNOWLEDGE THAT NO REPRESENTATIONS OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH HEREIN, AND THAT YOU HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.
[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed on the date first above written.
EMPLOYEE

[•]

EMPLOYER:

TOUCHSTONE BANKSHARES, INC.

By:
Name: [•]
Title: [•]

TOUCHSTONE BANK

By:
Name: [•]
Title: [•]

EXHIBIT D
OFFICERS AND DIRECTORS AGREEMENT
This OFFICERS AND DIRECTORS AGREEMENT (this “Agreement”) is dated as of March [•], 2024, by and between the undersigned holder (“Shareholder”) of common stock, $2.00 par value per share, of Touchstone Bankshares, Inc., a Virginia corporation with its principal office in Prince George, Virginia (“Touchstone”), and First National Corporation, a Virginia corporation with its principal office in Strasburg, Virginia (“FXNC”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
WHEREAS, concurrently with the execution of this Agreement, Touchstone and FXNC are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Touchstone will merge with and into FXNC, with FXNC being the surviving entity, and each outstanding share of Touchstone Common Stock will be converted into the right to receive the Merger Consideration;
WHEREAS, Shareholder beneficially owns and has sole voting power, or the ability to direct the vote, with respect to the number of shares of Touchstone Common Stock as is indicated on the signature page of this Agreement under the heading “Total Number of Shares of Touchstone Common Stock Subject to this Agreement” (such shares, together with all shares of Touchstone Common Stock subsequently acquired by Shareholder during the term of this Agreement being referred to as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of FXNC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
NOW, THEREFORE, in consideration of, and as a material inducement to, FXNC entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by FXNC in connection therewith, Shareholder and FXNC agree as follows:
1. Agreement to Vote Shares. Shareholder agrees that, except as set forth in Section 10 of this Agreement, while this Agreement is in effect, at any meeting of shareholders of Touchstone, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by FXNC, Shareholder shall:
(1) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(2) vote (or cause to be voted), in person or by proxy, all the Shares that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the sole right to vote or direct the voting, (i) in favor of approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Touchstone contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Touchstone, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as FXNC may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with FXNC as follows:
(a) Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b) This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by FXNC, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d) Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not beneficially own with sole voting power, or the ability to direct the vote, any shares of capital stock of Touchstone or any other securities convertible into or exercisable or exchangeable for such capital stock, other than the Shares. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.
4. No Solicitation of Other Proposals. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, except as set forth in Section 10 of this Agreement, Shareholder, in his, her or its capacity as a shareholder of Touchstone, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or Representative of, such Shareholder or any of his, her or its Affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its Representatives or Affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than FXNC or First Bank) any information or data with respect to Touchstone, Touchstone Bank or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of Touchstone’s shareholders with respect to an Acquisition Proposal.
5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder hereby appoints FXNC with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Touchstone, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Touchstone taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement, including upon termination of the Merger Agreement by Touchstone pursuant to Section 9.1(f) of the Merger Agreement in order to enter into a Superior Proposal.
6. Specific Performance; Remedies. Shareholder acknowledges that it is a condition to the willingness of FXNC to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to FXNC if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, FXNC will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that FXNC has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with FXNC’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, FXNC shall have the right to inform any third party that FXNC reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of FXNC hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with FXNC set forth in this Agreement may give rise to claims by FXNC against such third party.
7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated upon termination of the Merger Agreement by any party thereto in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
9. Severability. Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
10. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Touchstone and it shall not apply in any manner to Shareholder in his or her capacity as a director, officer or employee of Touchstone or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director or officer of Touchstone, if applicable.
11. Governing Law; Jurisdiction. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the Commonwealth of Virginia. The parties agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Harrisonburg, Virginia. Each of the parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.
13. Waiver of Appraisal Rights; Further Assurances. Provided that the Merger is consummated in compliance with the terms of the Merger Agreement, that the consideration offered pursuant to the Merger is not less than that specified in the Merger Agreement executed on or about the date hereof, and that this Agreement has not been terminated in accordance with its terms, to the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his or her Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. From time to time prior to the termination of this Agreement, at FXNC’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against FXNC or First Bank, Touchstone or Touchstone Bank, or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.
14. Disclosure. Shareholder hereby authorizes Touchstone and FXNC to publish and disclose in any announcement or disclosure required by the U.S. Securities and Exchange Commission and in the Proxy Statement such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.
15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Transmission by telecopy, facsimile, email or other form of electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
FIRST NATIONAL CORPORATION

By:
Name:	Scott C. Harvard
Title:	President and Chief Executive Officer

SHAREHOLDER

By:
Name:

Total Number of Shares of Touchstone Common
Stock Subject to this Agreement:

EXHIBIT E
OFFICERS AND DIRECTORS AGREEMENT
This OFFICERS AND DIRECTORS AGREEMENT (this “Agreement”) is dated as of March [•], 2024, by and between the undersigned holder (“Shareholder”) of common stock, $1.25 par value per share, of First National Corporation, a Virginia corporation with its principal office in Strasburg, Virginia (“FXNC”), and Touchstone Bankshares, Inc., a Virginia corporation with its principal office in Prince George, Virginia (“Touchstone”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
WHEREAS, concurrently with the execution of this Agreement, FXNC and Touchstone are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Touchstone will merge with and into FXNC, with FXNC being the surviving entity;
WHEREAS, Shareholder beneficially owns and has sole voting power, or the ability to direct the vote, with respect to the number of shares of FXNC Common Stock as is indicated on the signature page of this Agreement under the heading “Total Number of Shares of FXNC Common Stock Subject to this Agreement” (such shares, together with all shares of FXNC Common Stock subsequently acquired by Shareholder during the term of this Agreement being referred to as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of Touchstone to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
NOW, THEREFORE, in consideration of, and as a material inducement to, Touchstone entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Touchstone in connection therewith, Shareholder and Touchstone agree as follows:
1. Agreement to Vote Shares. Shareholder agrees that, except as set forth in Section 10 of this Agreement, while this Agreement is in effect, at any meeting of shareholders of FXNC, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Touchstone, Shareholder shall:
(1) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(2) vote (or cause to be voted), in person or by proxy, all the Shares that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the sole right to vote or direct the voting, (i) in favor of approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) in favor of approval of the Articles Amendment; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of FXNC contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iv) against any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of FXNC, to approve or adopt the Merger Agreement and the Articles Amendment unless this Agreement shall have been terminated in accordance with its terms.
2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, and (d) such transfers as Touchstone may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Touchstone as follows:
(a) Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b) This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Touchstone, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d) Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not beneficially own with sole voting power, or the ability to direct the vote, any shares of capital stock of FXNC or any other securities convertible into or exercisable or exchangeable for such capital stock, other than the Shares. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.
4. No Interference with Merger. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, except as set forth in Section 10 of this Agreement, Shareholder, in his, her or its capacity as a shareholder of FXNC, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or Representative of, such Shareholder or any of his, her or its Affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its Representatives or Affiliates to), encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement.
5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder hereby appoints Touchstone with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of FXNC, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of FXNC taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.
6. Specific Performance; Remedies. Shareholder acknowledges that it is a condition to the willingness of Touchstone to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Touchstone if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Touchstone will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Touchstone has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Touchstone’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Touchstone shall have the right to inform any third party that Touchstone reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Touchstone hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Touchstone set forth in this Agreement may give rise to claims by Touchstone against such third party.
7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated upon termination of the Merger Agreement by any party thereto in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
9. Severability. Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
10. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of FXNC and it shall not apply in any manner to Shareholder in his or her capacity as a director, officer or employee of FXNC or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director or officer of FXNC, if applicable.
11. Governing Law; Jurisdiction. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the Commonwealth of Virginia. The parties agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Richmond, Virginia. Each of the parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Further Assurances. From time to time prior to the termination of this Agreement, at Touchstone’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against FXNC or First Bank, Touchstone or Touchstone Bank, or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.
14. Disclosure. Shareholder hereby authorizes FXNC and Touchstone to publish and disclose in any announcement or disclosure required by the U.S. Securities and Exchange Commission and in the Proxy Statement such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.
15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Transmission by telecopy, facsimile, email or other form of electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
TOUCHSTONE BANKSHARES, INC.

By:
Name:	James R. Black
Title:	President and Chief Executive Officer

SHAREHOLDER

By:
Name:

Total Number of Shares of FXNC Common
Stock Subject to this Agreement:

EXHIBIT F
ADVISORY BOARD MEMBER AGREEMENT
THIS ADVISORY BOARD MEMBER AGREEMENT (this “Agreement”), dated as of [•], 2024, by and between First Bank (the “Bank”), a Virginia state-chartered member bank, and [             ] (the “Member”), is effective as of the date set forth above. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
WHEREAS, on March [•], 2024, First National Corporation, a Virginia corporation (“FXNC”) and the sole shareholder of the Bank, and Touchstone Bankshares, Inc., a Virginia corporation (“Touchstone”) and the sole shareholder of Seller (defined below) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Touchstone will merge with and into FXNC, with FXNC being the surviving entity;
WHEREAS, the Bank has determined that it is in its best interests to establish an advisory board consisting of certain directors of Touchstone Bank (“Seller”) who will not serve on the board of directors of the Bank following the date and time when Articles of Merger effecting the merger of Seller with and into the Bank are filed with the Virginia State Corporation Commission (the “Effective Date”), together with additional individuals, if any, appointed by the Bank in its sole discretion following the Effective Date (the “Advisory Board”); and
WHEREAS, the Member has invaluable knowledge and expertise regarding the business and geographic market area of Seller and the Bank wishes to appoint the Member to serve on the Advisory Board on the terms and subject to the conditions specified hereinafter.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Bank and the Member hereby agree as follows:
1. Advisory Period. The Member is appointed to serve on the Advisory Board commencing on the date hereof and continuing until the two-year anniversary of the Effective Date, unless terminated earlier as provided herein (the “Advisory Period”). The board of directors of the Bank may retain or terminate the Advisory Board following the two-year anniversary of the Effective Date. To the extent that the Advisory Board is retained for more than two years following the Effective Date, compensation to the Member for Advisory Board services following the two-year anniversary of the Effective Date will be established no later than the two-year anniversary of the Effective Date.
2. Advisory Services. During the Advisory Period, the Member shall (a) attend Advisory Board meetings, as much as is reasonably practicable for Member, (b) make himself or herself reasonably available to the Bank to discuss matters relating to its banking business in certain markets served by Seller as of the Effective Date (the “Seller Markets”), and (c) advise on specific projects for the Bank relating to business opportunities in the Seller Markets, in each case, as may be reasonably requested from time to time by the Bank. Meetings of the Advisory Board shall be held four (4) times annually during the Advisory Period pursuant to a regular schedule with any meeting that is held outside such schedule being called by not less than five (5) days’ written notice to the Member unless waived by the Member (with attendance being deemed a waiver). The Member shall not be a legal director of the Bank and will not have the voting rights or legal responsibilities associated therewith (except as set forth in this Agreement).
3. Consideration. In consideration for agreeing to provide the advisory services set forth in Section 2, the Member shall be paid an aggregate advisory fee of $50,000.00, which fee shall be paid in two (2) equal parts within thirty (30) days of the one-year and two-year anniversary, respectively, of the Effective Date (the “Advisory Fee”).
4. Sole Consideration. Except as specifically provided in Section 3 of this Agreement, the Member shall be entitled to no compensation or benefits from the Bank with respect to the advisory services for the first two (2) years following the Effective Date.
5. Status as an Independent Contractor. The Bank and the Member acknowledge and agree that the Member shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with the Bank. The Member acknowledges that he or she is solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the Advisory Fees payable hereunder.
6. Confidentiality.
(a) All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Member during the Advisory Period are confidential to and are and will remain the sole and exclusive property of the Bank. Except to the extent necessary to perform the services contemplated by Section 2 hereof, the Member will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Member to lose its character or cease to qualify as Confidential Information or Trade Secrets. Upon request by the Bank, and in any event upon termination of the Member’s service on the Advisory Board for any reason, as a prior condition to receiving any final compensation hereunder, the Member will promptly deliver to the Bank all property belonging to the Bank, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Member’s custody, control or possession. The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Bank or developed by the Member prior to or after the date hereof. The covenants restricting the use of Confidential Information will continue and be maintained by the Member for a period of three (3) years following the termination of this Agreement. The covenants restricting the use of Trade Secrets will continue and be maintained by the Consultant following termination of this Agreement for so long as permitted by applicable state law. For purposes of this Section 6, the terms below shall have the following meanings ascribed to them:
(b) “Confidential Information” means data and information relating to the business of the Bank (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Member or of which the Member became aware as a consequence of or through his relationship to the Bank and that has value to the Bank and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Bank (except where such public disclosure has been made by the Consultant without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.
(c) “Trade Secrets” means information including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
7. Non-Compete; Non-Solicit.
(a) During the twenty-four (24) months following the Effective Date and for such longer period as the Member shall serve the Bank on this Advisory Board (the “Restricted Period”), the Member covenants and agrees that the Member will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever: (i) solicit, or assist any other person or business entity in soliciting, any depositors or other customers of FXNC, Touchstone or either of their respective Affiliates to make deposits in or to become customers of any other financial institution conducting a Competitive Business; or (ii) solicit, or assist any other person or business entity in soliciting, any individuals to terminate their employment with FXNC, Touchstone or either of their respective Affiliates. For the purposes of this Section 7(a), “Competitive Business” means all banking and financial products and services that are substantially similar to those offered by the Bank on the date during the Restricted Period of the alleged action in violation of this restrictive covenant.
(b) By signing this Agreement, Member expressly acknowledges that the limitations, duration and scope of the restrictions described in this Section 7 are not contingent on the service or continued service of Member and are fair and reasonable. Accordingly, the parties hereto agree that in the event of any breach by Member of any of the provisions of this Section 7 that monetary damages alone will not adequately compensate the Bank for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief and Member shall be liable for all damages, including amounts paid under Section 3 hereof, actual and consequential damages, costs and expenses, including legal costs and actual attorneys’ fees, incurred by the Bank as a result of taking action to enforce, or recover for any breach of, this Section 7. If, under the circumstances existing at the time of enforcement of this Agreement, the limitations, duration or scope described in this Section 7 are found or held to be unreasonable by an arbitrator or court of competent jurisdiction, Member and the Bank expressly agree that the maximum limitations, duration and scope reasonable under the circumstances shall be substituted for the stated limitations, duration and scope.
(c) Notwithstanding the foregoing, Member and the Bank agree that the restrictions set forth in this Section 7 shall not apply if Member is (i) subject to an employment agreement with FXNC or the Bank following the Effective Date or (ii) becomes a member of the Board of Directors of FXNC or the Bank.
8. Termination of Arrangement. This Agreement shall expire on the second anniversary of the Effective Date except for Section 6 (which will survive for the periods set forth therein) and Sections 5, 9, and 10 (which will survive indefinitely). Notwithstanding the foregoing, this Agreement (other than Sections 5, 6, 7, 9, and 10) may be terminated prior to its expiration (a) by the Member, immediately upon his written or oral resignation from the Advisory Board or (b) by the Bank (i) upon two consecutive absences by the Member from duly-called meetings of the Advisory Board, (ii) upon a material breach by the Member of this Agreement or any other agreement between the Member and the Bank or FXNC, or (iii) upon the good faith determination by the Bank that the Member is engaging or has engaged in conduct that is not in the best interests of the Bank, which conduct (if able to be cured) remains uncured by the Member fifteen (15) days following notice from the Bank to the Member describing such conduct. Any termination of this Agreement by the Bank prior to the second anniversary of the Effective Date shall be effective immediately upon delivery of written notice of termination by the Bank to the Member.
9. Miscellaneous.
(a) Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by, as applicable, the Bank and the Member and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees. This Agreement is personal in nature and the Member shall not, without the written consent of the Bank, assign, transfer or delegate this Agreement or any rights or obligations hereunder.
(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to such state’s laws and principles regarding the conflict of laws.
(c) Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and such writing is signed by the Member and the Bank.
(d) Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered, by email, or by certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Member:	At the address or email address most recently on the books and records of the Bank.

If to the Bank:	First Bank
1835 Valley Avenue
Winchester, VA 22601
Attn: Scott C. Harvard
Email: sharvard@fbvirginia.com
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(e) Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10. Internal Revenue Code Section 409A.
(a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Bank nor its directors, officers, employees or advisers (other than the Member) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Member as a result of the application of Section 409A of the Code.
(b) Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of the Member’s termination of service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Member unless the circumstances giving rise to such termination of service meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of service, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment shall be made on the date on which an event occurs that constitutes a Section 409A-compliant “separation from service”.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.
FIRST BANK

Scott C. Harvard
Chief Executive Officer

MEMBER

By:
Name:
[Signature Page to Advisory Board Member Agreement]

ANNEX B

March 25, 2024
Board of Directors
First National Corporation
1835 Valley Avenue
Winchester, Virginia 22601
Dear Board of Directors:
Hovde Group, LLC (“we” or “Hovde”) understand that First National Corporation, a Virginia corporation (“FXNC”), and Touchstone Bankshares, Inc., a Virginia corporation (“Touchstone”) are about to enter into an Agreement and Plan of Merger (the “Agreement”) to be dated on or about March 25, 2024. Subject to the terms and conditions of the Agreement, at the Effective Time, Touchstone shall be merged with and into FXNC pursuant to and with the effect provided in Section 13.1-721 of the VSCA (the “Merger”), and FXNC shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the Commonwealth of Virginia. Concurrently with or as soon as practicable after the execution and delivery of the Agreement, First Bank, a wholly owned subsidiary of FXNC, and Touchstone Bank, a wholly owned subsidiary of Touchstone, shall enter into the Bank Agreement of Merger, in the form attached to the Agreement, pursuant to which Touchstone Bank will merge with and into First Bank (the “Bank Merger”). The Parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time. FXNC and Touchstone intend that (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”), (ii) the Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and (iii) FXNC and Touchstone will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code. Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement, and all article and section references herein shall refer to articles and sections in the Agreement. For purposes of our analysis and opinion, Agreement as used herein shall refer to the draft Agreement dated March 21, 2024 provided to Hovde by FXNC.
Effective as of the Effective Time, FXNC and First Bank will cause three individuals who serve as directors of Touchstone at the Effective Time to be appointed as directors of FXNC and First Bank (each a “Continuing Director”) to serve until the first annual meeting of the shareholders of FXNC following the Effective Time. FXNC shall nominate and recommend the Continuing Directors for reelection to the Board of Directors of FXNC at the first annual meeting of the shareholders of FXNC following the Effective Time, and FXNC’s proxy materials with respect to such annual meeting shall include the recommendation of the Board of Directors of FXNC that its shareholders vote to reelect the Continuing Directors. Additionally, FXNC shall invite each of Touchstone’s non-employee directors who are not Continuing Directors to join an advisory board of FXNC following the Effective Time.
At the Effective Time by virtue of the Merger and without any action on the part of the Parties, each share of Touchstone Stock (including each share of Touchstone Series A Preferred Stock) that is issued and outstanding immediately prior to the Effective Time (other than “Dissenter Shares) shall be converted into the right to receive as the “Merger Consideration” a number of duly authorized, validly issued, fully paid and non-assessable shares of FXNC Common Stock equal to the Exchange Ratio and cash in lieu of fractional shares in an amount equal to such fractional part of a share of FXNC Common Stock multiplied by the Average FXNC Stock Price. The “Exchange Ratio” shall be 0.8122 shares of FXNC Common Stock per one share of Touchstone Stock. At the Effective Time, each Touchstone Restricted Stock Award that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any required action on the part of the holder thereof, fully vest (with any performance-based vesting condition deemed to have been achieved) and be cancelled and converted automatically into the right to receive the Merger Consideration.

Board of Directors
First National Corporation
March 25, 2024

With your knowledge and consent and for purposes of our analysis and opinion, we have assumed that there are 3,276,259 shares of Touchstone Stock outstanding and 23,030 Touchstone Restricted Stock Awards outstanding as of the Closing. Consequently, we have assumed that there are a total of 3,299,289 shares of Touchstone Stock entitled to receive shares of FXNC Common Stock at the Exchange Ratio of 0.8122 shares of FXNC Common Stock per share of Touchstone Stock. The total Merger Consideration to be paid by FXNC in the Merger will be equal to the total shares of Touchstone Stock entitled to receive shares of FXNC Common Stock (3,299,289 X 0.8122 = 2,679,682.5 FXNC shares) multiplied by the Average FXNC Stock Price. The Average FXNC Stock Price shall mean the volume weighted average price (rounded up to the nearest cent) of FXNC Common Stock on The Nasdaq Capital Market during the Measurement Period which will be the 10 consecutive Trading Days ending on the fifth Trading Day immediately prior to the date on which the Effective Time occurs. For purposes of our analysis and opinion we have assumed that the Average FXNC Stock Price is $17.55, which was the closing price of FXNC Common Stock on March 22, 2024. Thereby, we have assumed for purposes of our analysis and opinion that the total Merger Consideration will be $47,028,428 (2,679,682.5 FXNC shares X $17.55 per FXNC share = $47,028,428).
We note that Article 8 of the Agreement sets forth the respective obligations of the Parties to consummate the Merger which include usual and customary closing conditions including (i) having obtained shareholder approval from both FXNC and Touchstone shareholders, (ii) having obtained all necessary regulatory approvals which do not contain conditions that would materially adversely affect the economic or business benefits of the transactions contemplated by the Agreement, (iii) FXNC shall have prepared and filed with the SEC the Registration Statement with respect to the Merger, (iv) the shares of FXNC Common Stock to be issued to the holders of Touchstone Stock upon consummation of the Merger shall have been authorized for listing on The Nasdaq Capital Market, (v) FXNC and Touchstone shall have each received favorable tax opinions relating to the Merger, and (iv) Touchstone shares representing less than five percent (5.0%) of the of the outstanding shares of Touchstone Stock shall have indicated their intent to exercise their statutory right to dissent and appraisal.
We also note that the Agreement may be terminated pursuant to the terms of Article 9 of the Agreement which include, among other usual and customary conditions: (i) the termination by either FXNC or Touchstone if the Merger shall not have been consummated on or before March 31, 2025; (ii) by FXNC if Touchstone’s Board of Directors shall have made an Adverse Recommendation Change or shall have failed to reaffirm the Touchstone Recommendation within ten business days upon the request of FXNC at any time following the public announcement of an Acquisition Proposal; (iii) by FXNC if Touchstone shall have failed to comply in all material respects with its obligations under Section 7.1 or 7.3; and (iv) by Touchstone, prior to the Requisite Touchstone Shareholder Vote in order to enter into an agreement relating to a Superior Proposal. If FXNC terminates the Agreement pursuant to Section 9.1(e) of the Agreement (clause (ii) in preceding sentence) or Touchstone terminates this Agreement pursuant to Section 9.1(f) of the Agreement (clause (iv) in preceding sentence), then Touchstone shall pay to FXNC a “Termination Fee” within five business days of the termination date. The Termination Fee shall be equal to four percent (4.0%) of total transaction value, based on the FXNC closing stock price for the trading day prior to FXNC board meeting approving transaction.
With your consent and for purposes of our analysis and opinion, we have assumed that (i) the Agreement will not be terminated, (ii) there will be no adjustment to the Exchange Ratio, and (iii) the Merger will be consummated substantially in accordance with the terms of the Agreement.
You have requested our opinion as to the fairness to the shareholders of FXNC Common Stock, from a financial point of view, of the total Merger Consideration to be paid by FXNC to Touchstone in connection with the Merger. This opinion addresses only the fairness of the total Merger Consideration to be paid by FXNC in connection with the Merger, and we are not opining on any individual stock, cash, or other components of the consideration.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)	reviewed a draft of the Agreement dated March 21, 2024 as provided to Hovde by FXNC;
(ii)	reviewed financial statements of Touchstone for the twelve-month periods ended December 31, 2023, December 31, 2022 and December 31, 2021;

Board of Directors
First National Corporation
March 25, 2024

(iii)	reviewed certain historical publicly available business and financial information concerning Touchstone;
(iv)	reviewed certain internal financial statements and other financial and operating data concerning Touchstone;
(v)	worked with FXNC and Touchstone to develop a financial forecast for Touchstone and a pro forma projection of the combined company following the Merger;
(vi)
discussed with certain members of senior management of FXNC the business, financial condition, results of operations and future prospects of each entity; the history and past and current operations of Touchstone and FXNC; Touchstone’s and FXNC’s historical financial performance; and their assessment of the rationale for the Merger;

(vii)
reviewed and analyzed materials detailing the Merger prepared by FXNC and Touchstone, including the estimated amount and timing of the cost savings and related expenses and purchase accounting adjustments expected to result from the Merger (the “Merger Adjustments”);

(viii)
analyzed the pro forma financial impact of the Merger on the combined company’s earnings, tangible book value, financial ratios and other such metrics we deemed relevant, giving effect to the Merger based on assumptions relating to the Merger Adjustments;

(ix)	assessed current general economic, market and financial conditions;
(x)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(xi)	took into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;
(xii)	reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and
(xiii)	performed such other analyses and considered such other factors as we have deemed appropriate.
We have assumed, without investigation, that there have been, and from the date hereof through the Effective Time will be, no material changes in the financial condition and results of operations of Touchstone or FXNC since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by Touchstone and FXNC are true and complete. We have relied upon the managements of FXNC and Touchstone as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by FXNC and Touchstone, and we assumed such forecasts, projections and other forward-looking information have been reasonably prepared by FXNC and Touchstone on a basis reflecting the best currently available information and FXNC’s and Touchstone’s managements judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by FXNC to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.

Board of Directors
First National Corporation
March 25, 2024

In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial and other information that was available to us from public sources that was provided to us by FXNC or Touchstone or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of FXNC and Touchstone that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.
We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for FXNC and Touchstone are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of FXNC or Touchstone, the collateral securing any such assets or liabilities, or the collectability of any such assets, and we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of FXNC or Touchstone.
We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible un-asserted claims or other contingent liabilities to which FXNC or Touchstone is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that neither FXNC nor Touchstone is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.
We have relied upon and assumed with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by FXNC or Touchstone or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. FXNC has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on FXNC or Touchstone or would have a material adverse effect on the contemplated benefits of the Merger.
Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on FXNC or its stockholders; (ii) any advice or opinions provided by any other advisor to the Board of FXNC; (iii) any other strategic alternatives that might be available to FXNC; or (iv) whether FXNC has sufficient stock, cash or other sources of funds to enable it to pay the consideration contemplated by the Merger.
Our opinion does not constitute a recommendation to FXNC as to whether or not FXNC should enter into the Agreement or to any stockholders of FXNC as to how such stockholders should vote at any meetings of stockholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of FXNC or Touchstone relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the total Merger Consideration is necessarily the lowest or best price that could be obtained in a merger or combination transaction with Touchstone. We do not express any opinion as to the value of FXNC Common Stock following the announcement of the proposed Merger, or the value of FXNC Common Stock following the consummation of the Merger, or the prices at which shares of FXNC Common Stock may be purchased or sold at any time. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of FXNC or Touchstone.

Board of Directors
First National Corporation
March 25, 2024

This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the Board of Directors of FXNC and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of FXNC Common Stock in connection with the Merger if, and only if, (i) this letter is quoted in full or attached as an exhibit to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.
Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.
In arriving at this opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to our engagement agreement with FXNC, we will receive from FXNC a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee, less the fairness opinion fee, that is contingent upon the consummation of the Merger. FXNC has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.
In the past two years preceding the date of this opinion, Hovde has not provided investment banking or financial advisory services to Touchstone for which it received a fee. During the past two years preceding the date of this opinion, Hovde has not provided investment banking or financial advisory services to FXNC for which it received a fee. We or our affiliates may presently or in the future seek or receive compensation from FXNC in connection with future transactions, or in connection with potential advisory services and corporate transactions. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, FXNC or Touchstone or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of FXNC or Touchstone for its own accounts and for the accounts of customers. Except for the foregoing, during the past two years there have not been and there currently are no mutual agreements regarding any future material transactions between Hovde and FXNC.
Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the total Merger Consideration to be paid to Touchstone by FXNC in connection with the Merger is fair, from a financial point of view, to the shareholders of FXNC Common Stock.
Sincerely,

HOVDE GROUP, LLC

ANNEX C

March 25, 2024
Board of Directors
Touchstone Bankshares, Inc.
4300 Crossings Boulevard
PO Box 2230
Prince George, VA 23875
Ladies and Gentlemen:
Touchstone Bankshares, Inc. (“Touchstone”) and First National Corporation (“FXNC”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Touchstone will, subject to the terms and conditions set forth therein, merge with and into FXNC (the “Merger”) so that FXNC is the surviving corporation in the Merger. As set forth in the Agreement, at the Effective Time, each share of Touchstone Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of Touchstone Common Stock as specified in the Agreement, shall be converted into and represent the right to receive 0.8122 shares of FXNC Common Stock (the “Exchange Ratio”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Touchstone Common Stock.
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated March 20, 2024; (ii) certain publicly available financial statements and other historical financial information of Touchstone that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of FXNC that we deemed relevant; (iv) financial projections for Touchstone for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of FXNC and confirmed for use in our analysis by the senior management of Touchstone; (v) internal financial projections for FXNC for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of FXNC; (vi) the pro forma financial impact of the Merger on FXNC based on certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as the establishment of certain reserves for current expected credit losses (CECL) accounting standards, as provided by the senior management of FXNC; (vii) the publicly reported historical price and trading activity for Touchstone Common Stock and FXNC Common Stock, including a comparison of certain stock trading information for Touchstone Common Stock and FXNC Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Touchstone and FXNC with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Touchstone and its representatives the business, financial condition, results of operations and prospects of Touchstone and held similar discussions with certain members of the senior management of FXNC and its representatives regarding the business, financial condition, results of operations and prospects of FXNC.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Touchstone, FXNC or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Touchstone and FXNC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Touchstone or FXNC, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Touchstone or FXNC, nor any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Touchstone or FXNC, any of their respective subsidiaries or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Touchstone or FXNC or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for credit losses for Touchstone and FXNC and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used financial projections for Touchstone for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of FXNC and confirmed for use in our analysis by the senior management of Touchstone. In addition, Piper Sandler used internal financial projections for FXNC for the years ending December 31, 2024 through December 31, 2028, as provided by the senior management of FXNC. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as well as the establishment of certain reserves for CECL accounting standards, as provided by the senior management of FXNC. With respect to the foregoing information, the respective senior managements of Touchstone and FXNC confirmed to us that such information reflected the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Touchstone and FXNC, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Touchstone’s or FXNC’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Touchstone and FXNC will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Touchstone, FXNC, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Touchstone has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Touchstone Common Stock or FXNC Common Stock at any time or what the value of FXNC Common Stock will be once the shares are actually received by the holders of Touchstone Common Stock.
We have acted as Touchstone’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Touchstone has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to Touchstone in the two years preceding the date hereof, nor did Piper Sandler provide any investment banking services to FXNC in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Touchstone, FXNC and their respective affiliates. We may also actively trade the equity and debt securities of Touchstone, FXNC and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of Touchstone in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Touchstone as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Touchstone Common Stock and does not address the underlying business decision of Touchstone to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Touchstone or the effect of any other transaction in which Touchstone might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Touchstone officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement/Prospectus and the Registration Statement, to be filed with the SEC and mailed to shareholders in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Touchstone Common Stock from a financial point of view.
Very truly yours,

Annex D

Audited Consolidated Financial Statements
December 31, 2023

Forward-Looking Statements
This report contains forward-looking statements with respect to Touchstone Bankshares, Inc.’s financial condition, results of operations and business. These forward-looking statements involve certain risks and uncertainties. When used in this report, in press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution the readers and users of this information not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advise readers that various factors including regional and national economic conditions, changes in the levels of market rates of interest, credit risk and lending activities, and competitive and regulatory factors could affect the financial performance of Touchstone Bankshares, Inc. and could cause actual results for future periods to differ materially from those anticipated or projected. Touchstone Bankshares, Inc. does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Selected Financial Data
The summary financial data should be read in conjunction with the historical financial statements and the notes thereto included elsewhere in this document.
	Year Ended December 31,
	2023	2022	2021	2020	2019
	(Dollars in thousands, except per share information)
Income Statement Data:
Interest income	$29,472	$23,078	$21,011	$20,949	$20,552
Interest expense	8,623	2,479	2,208	3,092	3,406
Net interest income	$20,849	$20,599	$18,803	$17,857	$17,146
Provision for credit losses	978	605	—	2,250	63
Noninterest income	3,507	3,567	3,863	2,884	3,091
Noninterest expense	21,532	19,002	17,196	15,767	16,145
Income taxes	238	509	1,022	435	743
Net income(1)	$1,608	$4,050	$4,448	$2,289	$3,286

Per Share and Shares Outstanding Data:
Basic earnings per share	$0.49	$1.24	$1.33	$0.69	$0.99
Fully diluted earnings per share	0.49	1.24	1.33	0.68	0.98
Cash dividends declared	0.32	0.32	0.30	0.28	0.28
Book value per common share at period end	13.68	13.12	15.57	15.01	14.18
Tangible book value per common share	13.57	12.94	15.32	14.68	13.75
Common shares outstanding at period end	3,270,676	3,246,236	3,265,615	3,334,445	3,325,043
Average shares outstanding, basic	3,240,529	3,249,248	3,326,511	3,326,507	3,320,989
Average shares outstanding, diluted	3,269,677	3,278,396	3,355,659	3,355,786	3,350,367

Balance Sheet Data:
Total assets	$658,695	$622,608	$581,136	$532,732	$468,189
Total investment securities	73,170	76,350	95,106	93,875	62,974
Total loans, net	503,831	482,335	398,535	358,672	347,996
Total deposits	542,239	526,553	517,396	445,774	382,924
Total borrowed funds (including subordinated debt)	66,731	48,621	7,825	32,282	33,542
Shareholders’ equity	44,809	42,647	50,896	50,124	47,219

Performance Ratios:
Return on average assets	0.25%	0.67%	0.77%	0.45%	0.72%
Return on average equity	3.73%	8.88%	8.70%	4.65%	6.90%
Net interest margin(2)	3.56%	3.67%	3.52%	3.86%	4.14%

Asset Quality Ratios:
Allowance to period-end loans	0.98%	1.00%	1.09%	1.20%	0.65%
Non-performing assets to total assets(3)	0.05%	0.07%	0.05%	0.49%	0.43%

Capital Ratio:
Community Bank/Tier 1 leverage ratio(4)	9.68%	10.13%	9.27%	9.63%	9.61%
(1)	Excludes effective dividends for preferred stock.
(2)	Net interest income divided by total average-earning assets.
(3)	Non-performing assets consist of nonaccrual loans, loans more than 90 days past due and accruing and foreclosed properties.
(4)	In 2020, Touchstone Bank adopted the Community Bank Leverage Ratio.

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors and Shareholders of
Touchstone Bankshares, Inc.
Prince George, Virginia
Opinion
We have audited the accompanying consolidated financial statements of Touchstone Bankshares Inc. and Subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Touchstone Bankshares, Inc. and Subsidiary as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for credit losses effective January 1, 2023 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification No. 326, Financial Instruments – Credit Losses (ASC 326). The Company adopted the new credit loss standard using the modified retrospective method such that prior period amounts are not adjusted and continue to be reported in accordance with previously applicable generally accepted accounting principles.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Touchstone Bankshares Inc. and Subsidiary and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Touchstone Bankshares Inc. and Subsidiary’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.
Your Success is Our Focus
105 Arbor Drive, 3rd Floor • Christiansburg, VA 24073 • 540-443-3606 • Fax: 540-443-3610 • www.BEcpas.com

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with generally accepted auditing standards, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Touchstone Bankshares Inc. and Subsidiary’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Touchstone Bankshares Inc. and Subsidiary’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.
Other Information Included in the Annual Report
Management is responsible for the other information included in the annual report. The other information comprises management’s five-year financial summary (unaudited) included in the annual report but does not include the financial statements and our auditor’s report thereon. Our opinion on the financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.
In connection with our audit of the financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.

CERTIFIED PUBLIC ACCOUNTANTS

Christiansburg, Virginia
April 29, 2024

TOUCHSTONE BANKSHARES, INC.
Consolidated Balance Sheets
December 31, 2023 and 2022
(in thousands, except shares and per share data)
	2023	2022
Assets
Cash and due from Banks	$22,526	$11,756
Federal funds sold	18,681	11,845
Interest-bearing time deposits in Banks	1,109	1,354
Securities available for sale, at fair value	73,170	76,350
Restricted equity securities	4,037	2,754
Loans, net of allowance for credit losses of $4,979 in 2023 and $4,881 in 2022	503,831	482,335
Land, premises and equipment, net	11,309	11,819
Accrued interest receivable	1,928	1,729
Bank-owned life insurance	12,406	12,046
Core deposit intangible, net	369	570
Other assets	9,329	10,050
Total assets	$658,695	$622,608

Liabilities and Shareholders’ Equity

Liabilities
Deposits:
Noninterest-bearing	$137,253	$136,779
Interest-bearing	404,986	389,774
Total deposits	542,239	526,553

Federal Home Loan Bank advances	49,000	31,000
Subordinated debt, net of issuance costs	17,731	17,621
Accrued interest payable	1,181	493
Accrued expenses and other liabilities	3,735	4,294
Total liabilities	613,886	579,961

Commitments and contingencies

Shareholders’ Equity
Preferred stock, $2 par value, authorized 500,000 shares; issued and outstanding 29,148 in 2023 and 2022	58	58
Common stock, $2 par value, authorized 10,000,000 shares; issued and outstanding 3,270,676 in 2023 and 3,246,236 in 2022 (includes 26,562 and 27,830 of unvested shares in 2023 and 2022, respectively)	6,541	6,493
Surplus	20,058	19,884
Retained earnings	27,720	27,187
Accumulated other comprehensive loss, net	(9,568)	(10,975)
Total shareholders’ equity	44,809	42,647
Total liabilities and shareholders’ equity	$658,695	$622,608
See Notes to Consolidated Financial Statements

TOUCHSTONE BANKSHARES, INC.
Consolidated Statements of Income
For the Years Ended December 31, 2023 and 2022
(in thousands, except shares and per share data)
	2023	2022
Interest and Dividend Income
Interest and fees on loans	$25,935	$20,599
Interest and dividends on securities – taxable	1,888	1,758
Interest on securities – nontaxable	323	417
Interest on deposits in Banks	640	150
Interest on federal funds sold	686	154
Total interest and dividend income	29,472	23,078

Interest Expense
Interest on deposits	5,753	1,365
Interest on borrowed funds	2,870	1,114
Total interest expense	8,623	2,479

Net interest income	20,849	20,599
Provision for credit losses	978	605
Net interest income after provision for credit losses	19,871	19,994

Noninterest Income
Service charges on deposit accounts	1,937	2,046
Secondary market origination fees	258	184
Bank-owned life insurance	309	643
(Loss) on sale of securities available for sale	—	(135)
(Loss) on sale of fixed assets	—	(90)
Other operating income	1,003	919
Total noninterest income	3,507	3,567

Noninterest Expense
Salaries and employee benefits	11,699	10,564
Occupancy expense	1,249	1,263
Furniture and equipment expense	1,118	1,165
Data processing	1,389	624
Telecommunications	604	777
Legal and professional fees	777	812
(Gains) on other real estate owned	(23)	—
FDIC assessments	366	220
Corporate franchise tax	476	412
Other operating expenses	3,877	3,165
Total noninterest expenses	21,532	19,002

Income before income taxes	1,846	4,559
Income tax expense	238	509
Net income	1,608	4,050
Dividends declared on preferred stock	9	9
Income available to common shareholders	$1,599	$4,041
Earnings per Common Share
Basic earnings per common share	$0.49	$1.24
Diluted earnings per common share	$0.49	$1.24
Basic weighted average shares outstanding	3,240,529	3,249,248
Diluted weighted average shares outstanding	3,269,677	3,278,396
See Notes to Consolidated Financial Statements

TOUCHSTONE BANKSHARES, INC.
Consolidated Statements of Comprehensive Income (Loss)
For the Years Ended December 31, 2023 and 2022
(in thousands)
	2023	2022
Net income	$1,608	$4,050
Other comprehensive income (loss):
Change in unrealized holding gains (losses) on securities available for sale	1,781	(13,921)
Tax effect related to unrealized holding (gains) losses	(374)	2,923
Reclassification of net realized losses in securities sold	—	135
Tax effect related to net realized losses in securities sold	—	(28)
Other comprehensive income (loss)	1,407	(10,891)
Total comprehensive income (loss)	$3,015	$(6,841)
See Notes to Consolidated Financial Statements

TOUCHSTONE BANKSHARES, INC.
Consolidated Statements of Changes in Shareholders’ Equity
For the Years Ended December 31, 2023 and 2022
(in thousands, except for per share data)
	Preferred Stock	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2021	$58	$6,531	$20,206	$24,185	$(84)	$50,896
Net income	—	—	—	4,050	—	4,050
Other comprehensive loss	—	—	—	—	(10,891)	(10,891)
Shares issued	—	65	(65)	—	—	—
Purchases of common stock	—	(103)	(493)	—	—	(596)
Stock-based compensation	—	—	236	—	—	236
Cash dividends declared-($0.32 per common & preferred share)	—	—	—	(1,048)	—	(1,048)
Balance at December 31, 2022	$58	$6,493	$19,884	$27,187	$ (10,975)	$42,647

Cumulative effect adjustment due to the adoption of ASU 2016-13	—	—	—	(20)	—	(20)
Net income	—	—	—	1,608	—	1,608
Other comprehensive income	—	—	—	—	1,407	1,407
Shares issued	—	48	(48)	—	—	—
Stock-based compensation	—	—	222	—	—	222
Cash dividends declared-($0.32 per common & preferred share)	—	—	—	(1,055)	—	(1,055)
Balance at December 31, 2023	$58	$6,541	$20,058	$27,720	$(9,568)	$44,809
See Notes to Consolidated Financial Statements

TOUCHSTONE BANKSHARES, INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2023 and 2022
(in thousands)
	2023	2022
Cash Flows from Operating Activities
Net income	$1,608	$4,050
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	878	921
Provision for credit losses	978	605
Stock-based compensation expense	222	236
Net accretion of certain acquisition-related fair value adjustments	(139)	(87)
Amortization of core deposit intangible	201	245
Net amortization of premiums on securities available for sale	407	528
Originations of loans held for sale	(1,025)	(4,360)
Proceeds from sale of loans held for sale	1,283	4,544
Secondary market origination fees	(258)	(184)
Income from bank-owned life insurance	(360)	(113)
Loss on sale of securities available for sale	—	135
Loss on sale of fixed assets	—	90
Gain on sale of other real estate owned	(23)	—
Deferred tax benefit	(55)	(223)
Changes in assets and liabilities:
Accrued interest receivable	(199)	113
Other assets	407	(953)
Accrued interest payable	688	229
Accrued expenses and other liabilities	(591)	(803)
Net cash provided by operating activities	4,022	4,973

Cash Flows from Investing Activities
Redemption of interest-bearing time deposits in banks	245	249
Proceeds from sales of securities available for sale	206	6,076
Maturities, prepayments and calls of securities available for sale	3,792	7,539
Purchases of securities available for sale	(247)	(9,330)
Purchases of restricted equity securities	(1,283)	(1,423)
Net increase in loans	(21,439)	(84,212)
Purchases of land, premises and equipment	(368)	(609)
Proceeds from sales of land, premises and equipment	—	167
Proceeds from sales of other real estate owned	40	—
Net cash used in investing activities	(19,054)	(81,543)

Cash Flows from Financing Activities
Net increase (decrease) in noninterest-bearing deposits	474	(34,306)
Net increase in interest-bearing deposits	15,212	43,463
Dividends paid	(1,048)	(988)
Repurchases of common stock	—	(596)
Proceeds from issuance of subordinated debt, net of issuance costs	—	9,690
Increase in Federal Home Loan Bank advances and other borrowed funds	18,000	31,000
Net cash provided by financing activities	32,638	48,263

Net increase (decrease) in cash and cash equivalents	17,606	(28,307)
Cash and cash equivalents - beginning of year	23,601	51,908
Cash and cash equivalents - end of year	$41,207	$23,601
See Notes to Consolidated Financial Statements

TOUCHSTONE BANKSHARES, INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2023 and 2022
(in thousands)
	2023	2022
Supplemental Disclosures of Cash Flow Information
Cash paid for:
Interest	$7,935	$2,250
Income taxes	165	1,352

Non-cash investing and financing activities:
Unrealized gain (loss) on securities available for sale	$1,781	$ (13,786)
Loans converted to other real estate owned	17	—
Cumulative effect adjustment due to the adoption of ASU 2016-13	(20)	—
See Notes to Consolidated Financial Statements

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
Note 1. Organization and Summary of Significant Accounting Policies
Organization
On November 10, 2017, Bank of McKenney acquired CCB Bankshares, Inc. (“CCB”) in a business combination and merger of the two companies. Upon completion of the merger, banking operations of both institutions were consolidated and reorganized under the name Touchstone Bank (the “Bank”). The Bank provides depository and lending services for customers primarily within the counties of Dinwiddie, Chesterfield and Prince George, Virginia and the cities of Colonial Heights, Hopewell and Petersburg, Virginia. After the acquisition of CCB, the Bank’s market area has expanded to include those customers previously within CCB’s geographic footprint, which is focused primarily along the central Virginia-North Carolina border.
In July of 2020, the Bank formed a bank holding company -- Touchstone Bankshares, Inc. (the “Company”). The formation of the Company was finalized on July 1, 2020, with a one-for-one share exchange of the Bank’s preferred and common shares with the Company’s preferred and common shares, respectively.
The Company is subject to competition from other financial institutions. The Company is also subject to the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the State Corporation Commission of Virginia (the “SCC”), and it undergoes periodic examinations by these regulatory authorities.
McKenney Group, LLC (“McKenney”) is a wholly owned subsidiary of the Bank formed in December of 2000 to provide networking solutions to Virginia community banks. Since its inception, its focus has evolved into a wider array of financial services. McKenney maintains investments in Bankers Title, LLC and Bankers Insurance, LLC. Early in the second quarter of 2023, the Company partnered with Appomattox Wealth Management (“Appomattox”) to provide access to brokerage business including financial advisory services for its existing clients. Appomattox, which is headquartered in Chester, Virginia with an additional office in Dinwiddie, Virginia, leverages LPL Financial LLC’s wealth management platform to provide a wide array of financial services for businesses and individuals, including financial planning, investment management, retirement income planning, estate planning, and insurance.
The Company has issued and outstanding preferred and common stock. Preferred shares pay dividends annually at a per share rate equal to that declared on common shares and have a conversion feature that permits the preferred shares to be converted into common shares on a one-to-one basis if the holder also holds share(s) of common stock in the Company. Preferred shareholders are not entitled to vote for directors during annual elections, however, the class has voting rights on issues pertaining to any change of control.
The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and predominant practices within the Company’s industry. The following is a description of the more significant of these policies.
Critical Accounting Policies
Management believes the policies with respect to the methodology for the determination of the allowance for credit losses, and asset impairment judgments, such as the recoverability of intangible assets and credit losses on investment securities and loans, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company, the Company’s wholly owned subsidiary, the Bank, and the Bank’s wholly owned subsidiary McKenney. All material intercompany balances and transactions have been eliminated in consolidation.
Business Segments
The Company reports its activities as a single business segment. In determining the appropriateness of segment definition, the Company considers components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
Business Combinations
Generally, acquisitions are accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations. A business combination occurs when the Company acquires net assets that constitute a business or acquires equity interests in one or more other entities that are businesses and obtains control over those entities. Business combinations are effected through the transfer of consideration consisting of cash and/or common stock and are accounted for using the acquisition method. Accordingly, the assets and liabilities of the acquired entity are recorded at their respective fair values as of the closing date of the acquisition. Determining the fair value of assets and liabilities, especially the loan portfolio, is a complicated process involving significant judgment regarding methods and assumptions used to calculate estimated fair values. Fair values are subject to refinement for up to one year after the closing date of the acquisition as information relative to closing date fair values becomes available. The results of operations of an acquired entity are included in consolidated results from the closing date of the merger, and prior periods are not restated.
Use of Estimates
In preparing consolidated financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. Material estimates particularly susceptible to significant change in the near term relate to determination of the allowance for credit losses, loans acquired in a business combination, valuation of other real estate owned (“OREO”) and deferred tax assets.
Substantially all of the Company’s loan portfolio consists of loans in its market area. Accordingly, the ultimate collectability of a substantial portion of the Company’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse but influenced to an extent by the manufacturing and agricultural segments.
While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Company’s allowances for credit and foreclosed real estate losses. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for credit and foreclosed real estate losses may change materially in the near term.
The Company seeks strategies that minimize the tax effect of implementing their business strategies. As such, judgments are made regarding the ultimate consequence of long-term tax planning strategies, including the likelihood of future recognition of deferred tax benefits. The Company’s tax returns are subject to examination by both Federal and State authorities. Such examinations may result in the assessment of additional taxes, interest, and penalties. As a result, the ultimate outcome, and the corresponding financial statement impact, can be difficult to predict with accuracy.
Cash and Cash Equivalents
For purposes of the statements of cash flows, cash and cash equivalents include cash, due from banks and federal funds sold. Generally, federal funds are sold for one-day periods. Due from banks may include interest-bearing demand deposits. The Bank had historically been required to maintain cash reserve balances on hand or with the Federal Reserve Bank of Richmond (the “FRB”). At December 31, 2023, and 2022, there was no minimum reserve requirement as a result of a rule adopted by the FRB in March 2020 eliminating the reserve requirement.
Investment Securities
Debt investment securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” (“HTM”) and are recorded at amortized cost. Investment securities held principally for the purpose of being sold in the near future (thus held for only a short period of time) are classified as trading and are

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
recorded at fair value, with unrealized gains and losses reported in earnings. Investment securities not classified as HTM or trading, are classified as “available for sale” (“AFS”) and are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss), net of tax. Purchased premiums and discounts are recognized in interest income using the interest method over the terms of the investment securities. Realized gains or losses on AFS investment securities are computed on the specific identification basis.
Loans Held for Sale
Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value. Mortgage loans held for sale are sold with the mortgage servicing rights released by the Company. The Company enters into commitments to originate certain mortgage loans whereby the interest rate on the loans is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. The period of time between issuance of a loan commitment, loan closing and the sale of the loan generally ranges from thirty (30) to ninety (90) days. The Company protects itself from changes in interest rates through the use of best efforts forward delivery commitments, whereby the Company commits to sell a loan at the time the borrower commits to an interest rate with the intent that the buyer has assumed interest rate risk on the loan. As a result, the Company is not exposed to losses, nor will it realize significant gains related to its rate lock commitments due to changes in interest rates. The correlation between the rate lock commitments and best-efforts contracts is very high due to their similarity. Because of this high correlation, no gain or loss occurs on the rate lock commitments. The Company had no loans held for sale at December 31, 2023, or 2022.
Restricted Equity Securities
The Company is required to maintain an investment in the capital stock of the FRB, Community Bankers' Bank (“CBB”) and the Federal Home Loan Bank of Atlanta (“FHLB”). No ready market exists for these stocks, and they have no quoted market value. The Company's investment in these stocks is recorded at cost.
Accounting Standards Adopted in 2023
On January 1, 2023, the Company adopted Accounting Standards Update (“ASU”) 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”). This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and HTM debt investment securities, and some off-balance sheet credit exposures such as unfunded commitments to extend credit. Financial assets measured at amortized cost will be presented at the net amount expected to be collected by using an allowance for credit losses. Purchased credit deteriorated (“PCD”) loans will receive an initial allowance for credit losses at the acquisition date that represents an adjustment to the amortized cost basis of the loan, with no impact to earnings.
In addition, CECL made changes to the accounting for AFS debt investment securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on AFS debt investment securities if management does not intend to sell and does not believe that it is more likely than not they will be required to sell.
The Company adopted ASC 326 and all related subsequent amendments thereto effective January 1, 2023, using the modified retrospective approach for all financial assets measured at amortized cost and off-balance sheet credit exposures. The transition adjustment of the adoption of CECL resulted in no change in the allowance for credit losses on loans, which is presented as a reduction to net loans outstanding, and an increase in the allowance for credit losses on unfunded loan commitments of $25 thousand, which is recorded within “Accrued expenses and other liabilities” on the consolidated balance sheets. The Company recorded a net decrease to retained earnings of $20 thousand as of January 1, 2023, for the cumulative effect of adopting CECL, which reflects the transition adjustments noted above, net of the applicable deferred tax assets recorded. Results for reporting periods beginning after January 1, 2023, are presented under the CECL methodology while prior period amounts continue to be reported in accordance with previously applicable accounting standards (“Incurred Loss”).
The Company adopted ASC 326 using the prospective transition approach for PCD assets that were previously classified as purchased credit impaired (“PCI”) under ASC 310-30. In accordance with the standard, management

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
did not reassess whether PCI assets met the criteria of PCD assets as of the date of adoption. On January 1, 2023, there was no adjustment made to the amortized cost basis of PCD assets to establish the allowance for credit losses on loans. The remaining interest-related discount of approximately $155 thousand will be accredited into interest income at the effective interest rate as of January 1, 2023.
Regarding PCD assets, the Company elected to disaggregate the former PCI pools and no longer considers these pools to be the unit of account; contractually delinquent PCD loans will be reported as nonaccrual loans using the same criteria as other loans.
The Company adopted ASC 326 using the prospective transition approach for debt investment securities for which other-than-temporary impairment (“OTTI”) had been recognized prior to January 1, 2023. As of December 31, 2022, the Company did not have any OTTI debt investment securities. Therefore, upon adoption of ASC 326, the Company determined that an allowance for credit losses on AFS debt investment securities was not deemed necessary.
The Company elected not to measure an allowance for credit losses for accrued interest receivable and instead elected to reverse interest income on loans or investment securities that are placed on nonaccrual status, which is generally when the instrument is ninety (90) days past due, or earlier if the Company believes the collection of interest is doubtful. The Company has concluded that this policy results in the timely reversal of uncollectible interest.
The allowance for credit losses is established as losses are estimated to have occurred through a provision for credit losses charged to earnings. Loan losses are charged against the allowance for credit losses when management believes the loan balance, or a portion thereof, is uncollectable. Subsequent recoveries, if any, are credited to the allowance for credit losses.
The allowance for credit losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions, which includes forecasted future economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The adoption of ASC 326 eliminated the accounting guidance for troubled debt restructurings (“TDRs”) by creditors and enhanced the disclosure requirements for loan refinancings and restructurings made with borrowers experiencing financial difficulty. For information related to modifications made to borrowers experiencing financial difficulty after the adoption of ASC 326 and information regarding TDRs before the adoption of ASC 326, see Notes 3 and 4 to the consolidated financial statements.
Allowance for Credit Losses – Available for Sale Investment Securities
For AFS investment securities, management evaluates all investment securities in an unrealized loss position on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. If the Company has the intent to sell the investment security, or it is more likely than not that the Company will be required to sell the investment security, the investment security is written down to fair value, and the entire loss is recorded in earnings.
If either of the above criteria is not met, the Company evaluates whether the decline in fair value is the result of credit losses or other factors. In making the assessment, the Company may consider various factors including the extent to which fair value is less than amortized cost, performance on any underlying collateral, downgrades in the ratings of the investment security by a rating agency, the failure of the issuer to make scheduled interest or principal payments and adverse conditions specifically related to the investment security. If the assessment indicates that a credit loss exists, the present value of cash flows expected to be collected is compared to the amortized cost basis of the investment security and any excess is recorded as an allowance for credit losses, limited to the amount that the fair value is less than the amortized cost basis. Any amount of unrealized loss that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
Changes in the allowance for credit losses are recorded as a provision for (or reversal of) credit loss expense. Losses are charged against the allowance for credit losses when management believes an AFS investment security is confirmed to be uncollectible or when either of the criteria regarding intent or requirement to sell is met. At December 31, 2023, there was no allowance for credit losses related to the AFS investment securities portfolio.
Accrued interest receivable on AFS debt investment securities, which is reported in “Accrued interest receivable” on the consolidated balance sheets, totaled $578 thousand at December 31, 2023, and was excluded from the estimate of credit losses.
Loans
The Company generates commercial and residential real estate, commercial, construction, and consumer loans to customers. A substantial portion of the loan portfolio is represented by commercial and consumer loans secured by real estate. The ability of the Company’s debtors to honor their contracts is dependent upon general economic conditions and real estate values in the Company’s market area.
Loans the Company has the intent and ability to hold for the foreseeable future, until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for deferred costs and fees and the allowance for credit losses. Interest income is accrued on the unpaid principal balance.
The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is ninety (90) days or more past due unless the credit is well secured and in process of collection. Installment loans are typically charged off no later than one hundred eighty (180) days past due. All loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. Past due status is based on contractual terms of the loan. A loan is considered to be past due when a scheduled payment has not been received thirty (30) days after the contractual due date.
All interest accrued but not collected for loans placed on nonaccrual or charged off, is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Purchased Credit Deteriorated Loans
Upon adoption of ASC 326, loans that were designated as PCI loans under the previous accounting guidance were classified as PCD loans without reassessment.
In future acquisitions, the Company may purchase loans, some of which have experienced more than insignificant credit deterioration since origination. In those cases, the Company will consider internal loan grades, delinquency status, and other relevant factors in assessing whether purchased loans are PCD. PCD loans are recorded at the amount paid. An initial allowance for credit losses is determined using the same methodology as other loans held for investment, but with no impact to earnings. The initial allowance for credit losses determined on a collective basis is allocated to individual loans. The sum of the loan's purchase price and allowance for credit losses becomes its initial amortized cost basis. The difference between the initial amortized cost basis and the par value of the loan is a noncredit discount or premium, which is amortized into interest income over the life of the loan. Subsequent to initial recognition, PCD loans are subject to the same interest income recognition and impairment model as non-PCD loans, with changes to the allowance for credit losses recorded through a provision for credit loss expense.
Allowance for Credit Losses - Loans
The allowance for credit losses for loans is a valuation account that is deducted from the loans' amortized cost basis to present the net amount expected to be collected on the loans. The allowance for credit losses is established, as losses are estimated to have occurred, through a provision for credit losses charged to earnings. Loans are charged off against the allowance for credit losses when management believes the uncollectibility of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged off and expected to be charged off. Accrued interest receivable is excluded from the estimate of credit losses.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
The allowance for credit losses represents management’s estimate of lifetime credit losses inherent in loans as of the balance sheet date. The allowance for credit losses is estimated by management using relevant available information, from both internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts.
The Company measures expected credit losses for loans on a pooled basis when similar risk characteristics exist. The Company has identified the loan portfolio segmentation by FFIEC Call Report loan codes and calculates the allowance for credit losses for each using a Lifetime of Probability of Default / Loss Given Default (“Lifetime PD/LGD”) methodology because of the historical loss information the Company has on its loan portfolio, which is less subjective in nature, than the other methodologies available. For loan portfolio segmentations that have no or very minimal historical loss information to derive a Lifetime PD/LGD, a similar loan portfolio segmentation Lifetime PD/LGD (i.e. link Lifetime PD/LGD) is used until enough historical loss information is observed. Under this methodology an estimate of probability of default and a lifetime loss rate is applied to the portfolio segment based on the loss history during the economic life cycle of these type of loans.
Additionally, the allowance for credit losses calculation includes subjective adjustments for qualitative risk factors that are likely to cause estimated credit losses to differ from historical experience. These qualitative adjustments may increase or reduce reserve levels and include adjustments for: the Company’s lending policies and procedures, including changes in underwriting standards and practices for collections, write-offs, and recoveries; actual and expected changes in international, national, regional, and local economic and business conditions and developments in which the Company operates that affect the collectability of financial assets; the nature and volume of the Company’s financial assets; the experience, ability, and depth of the Company’s lending, investment, collection, and other relevant management and staff; the existence, growth, and effect of any concentrations of credit; changes in volume and severity of adversely graded loans; changes in interest rates; and declining values in a recessionary economy. The qualitative risk factor adjustments are applied to each loan portfolio segmentation at a global level except for “changes in volume and severity of adversely graded loans”, which is applied specifically to watch and special mention credits. The Company has designated Real GDP growth, national and state unemployment rates, and the charge off rate on loans secured by real estate for all commercial banks as its forecast variables for a period of twelve (12) months. These forecasts from reputable and independent third parties are sourced to inform the Company’s reasonable and supportable forecasting of current expected credit losses.
Loans that do not share risk characteristics are evaluated on an individual basis. When management determines that foreclosure is probable and the borrower is experiencing financial difficulty, the expected credit losses are based on the fair value of collateral at the reporting date and adjusted for selling costs as appropriate.
The allowance for credit losses is evaluated on a regular basis by management and is based upon periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. During these evaluations, particular characteristics associated with a segment of the loan portfolio are also considered. These characteristics are detailed below:
•
Commercial loans not secured by real estate carry risks associated with the successful operation of a business, and the repayments of these loans depend on the profitability and cash flows of the business. Additional risk relates to the value of collateral where depreciation occurs, and the valuation is less precise. Commercial loans are included in the “Other” loan category in Notes 3 and 4 to the consolidated financial statements.

•
Loans secured by commercial real estate also carry risks associated with the success of the business and the ability to generate a positive cash flow sufficient to service debts. Real estate security diminishes risks only to the extent that a market exists for the subject collateral.

•
Consumer loans carry risks associated with the continued creditworthiness of the borrower and the value of the collateral, such as automobiles which may depreciate more rapidly than other assets. In addition, these loans may be unsecured. Consumer loans are more likely than real estate loans to be immediately affected in an adverse manner by job loss, divorce, illness, or personal Bankruptcy. Consumer loans are included in the “Other” loan category in Notes 3 and 4 to the consolidated financial statements.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
•
Real estate secured construction loans carry risks that a project will not be completed as scheduled and/or budgeted and that the value of the collateral may, at any point, be less than the principal amount of the loan. Additional risks may occur if the general contractor, who may not be a loan customer, is unable to finish the project as planned due to financial pressures unrelated to the project.

•	Residential real estate loans carry risks associated with the continued credit worthiness of the borrower and changes in the value of the collateral.
The primary tool used in managing and controlling problem loans is a watch list report. The report is a listing of all loans or commitments that are either demonstrating signs of becoming problematic or are currently considered problem loans.
Occurrence of any of the following criteria is a basis for adding a loan to the watch list report.
•	Loans classified as watch, substandard, doubtful or loss by management, Company examiners, external auditors, or external loan review.
•	Loans more than sixty (60) days delinquent.
•	Loans renewed or extended more than two (2) times with little or no principal curtailment.
•	Loans judgmentally selected by management or the Board of Directors due to unexpected changes or events which could have a potentially adverse effect on the borrower’s ability to repay.
When a loan is added to the watch list report, the loan is assessed to determine whether it should be individually evaluated. Watch list loans are reviewed at least quarterly to determine if they should be individually evaluated. If the loan is determined to be individually evaluated, updated valuations are required, and the loan grade is adjusted accordingly. Upon receipt of current value updates, management will estimate the need for a specific reserve to be recognized in the Company’s allowance for credit losses.
The allowance for credit losses consists of specific, general, and unallocated components. The specific component relates to loans classified as individually evaluated loans. For such loans an allowance for credit losses is established when the net collateral value (or discounted cash flows or observable market price) of the loan is lower than the carrying value of that loan.
The general component covers collectively evaluated loans and is based on historical loss experience using a Lifetime PD/LGD methodology adjusted for qualitative risk factors including: the Company’s lending policies and procedures, including changes in underwriting standards and practices for collections, write-offs, and recoveries; actual and expected changes in international, national, regional, and local economic and business conditions and developments in which the Company operates that affect the collectability of financial assets; the nature and volume of the Company’s financial assets; the experience, ability, and depth of the Company’s lending, investment, collection, and other relevant management and staff; the existence, growth, and effect of any concentrations of credit; changes in volume and severity of adversely graded loans; changes in interest rates; and declining values in a recessionary economy. An unallocated component may be maintained to cover uncertainties that could affect management’s estimate of expected losses.
The Company utilizes a risk grading matrix to assign a risk grade to each of its loans. Credits are graded on a scale of 1 to 9. A description of the general characteristics of the risk grades is as follows:
•	Risk rated 1 loans have little or no risk and are generally secured by cash or cash equivalents;
•	Risk rated 2 loans have minimal risk to well qualified borrowers and no significant questions as to safety;
•	Risk rated 3 loans are satisfactory loans with strong borrowers and secondary sources of repayment;
•	Risk rated 4 loans are satisfactory loans with borrowers not as strong as risk rated 3 loans and may exhibit a greater degree of financial risk based on the type of business supporting the loan;
•	Risk rated 5 loans are watch loans that warrant more than the normal level of supervision and have the possibility of an event occurring that may weaken the borrower’s ability to repay;

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
•
Risk rated 6 loans are special mention loans and have increasing potential weaknesses beyond those at which the loan originally was granted and if not addressed could lead to inadequately protecting the Company’s credit position;

•
Risk rated 7 loans are substandard loans and are inadequately protected by the current sound worth or paying capacity of the obligor or the collateral pledged; these have well defined weaknesses that jeopardize the liquidation of the debt with the distinct possibility the Company will sustain some loss if the deficiencies are not corrected;

•
Risk rated 8 loans are doubtful of collection and the possibility of loss is high but pending specific borrower plans for recovery, its classification as a loss is deferred until its more exact status is determined; and

•	Risk rated 9 loans are loss loans which are considered uncollectable and of such little value that their continuance as bankable assets is not warranted.
All classes of loans, except consumer loans, are individually evaluated when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The need for a specific reserve is measured on a loan by loan basis for commercial, commercial real estate, residential real estate, and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the net fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated. Loans with a balance of less than $100 thousand are generally not individually evaluated and are included in loans collectively evaluated.
Accordingly, the Company does not separately identify individual consumer loans to be individually evaluated unless they are part of a modification made to a borrower experiencing financial difficulty. In connection with the evaluation of the collectability of all classes of loans which are greater than ninety (90) days past due as to principal or interest for nonaccrual status, any amounts not deemed well secured or otherwise collectible shall be charged off at that time. It is the policy of the Company to charge off amounts deemed uncollectible in the periods when identified.
Allowance for Credit Losses – Unfunded Commitments
Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments is represented by the contractual amount of those instruments. Such financial instruments are recorded when they are funded.
The Company records an allowance for credit losses on off-balance sheet credit exposures, unless the commitments to extend credit are unconditionally cancelable, through a charge to provision for credit losses for unfunded commitments in the Company’s consolidated statements of income. The allowance for credit losses on off-balance sheet credit exposures is estimated by loan segment at each balance sheet date under the CECL model using the same methodologies as portfolio loans, taking into consideration the likelihood that funding will occur as well as any third-party guarantees. The allowance for credit losses for unfunded commitments is included in “Accrued expenses and other liabilities” on the Company’s consolidated balance sheets.
Land, Premises, and Equipment
Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to expense over the estimated useful lives of the assets, which range from 3 to 20 years for equipment and 18 to 40 years for buildings and improvements and is computed using the straight-line method for financial reporting purposes and a combination of straight-line and accelerated methods for tax purposes. The costs of major improvements are capitalized, while costs of ordinary maintenance and repairs are charged to expense as incurred.
Foreclosed Assets
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less selling costs at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, management

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
periodically performs valuations, and the assets are carried at the lower of cost or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in “(Gains) on other real estate owned”, in the Company’s consolidated statements of income.
Stock Based Compensation
Compensation cost for grants of restricted shares is accounted for based on the closing price of the Company’s common stock on the date the restricted shares are awarded. Compensation cost for restricted shares is recognized over the required service period, generally defined as the vesting period.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company – put presumptively beyond reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.
Intangible Assets
Acquired intangible assets (such as core deposit intangibles) are separately recognized if the benefit of the asset can be sold, transferred, licensed, rented, or exchanged, and are amortized over their useful life.
Bank-Owned Life Insurance
The Company has purchased life insurance policies on certain officers and directors. Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.
Leases
The Company’s leases comprise primarily operating leases of real estate in which the Company or the Bank is the lessee. The Company recognizes a lease liability and a right-of-use asset in connection with leases in which it is a lessee, except for leases with a term of twelve (12) months or less. A lease liability represents the Company’s obligation to make future payments under lease contracts, and a right-of-use asset represents the Company’s right to control the use of the underlying property during the lease term. Lease liabilities and right-of-use assets are recognized upon commencement of a lease and measured as the present value of lease payments over the lease term, discounted at the incremental borrowing rate of the lessee. The Company has elected not to separate lease and nonlease components within the same contract and instead to account for the entire contract as a lease.
Income Taxes
Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.
When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more likely than not recognition threshold are measured as the largest amount of tax benefit that is more than fifty (50) percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.
At December 31, 2023, and 2022, the Company has not identified and recorded any uncertain tax positions. Interest and penalties associated with the unrecognized tax benefits, if any, are classified as additional income taxes in the consolidated statements of income.
Advertising Expense
The Company follows the policy of charging the costs of advertising to expense as incurred. Total advertising expense incurred for the years ended December 31, 2023, and 2022 was $431 thousand and $241 thousand, respectively.
Earnings and Dividends Per Common Share
Basic earnings per common share represents income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued. The Company had convertible preferred shares of 29,148 as of December 31, 2023, and 2022. Each of these preferred shares is convertible to common shares at the price of $2.00 per share. All preferred shares were considered dilutive at each respective year-end. As of December 31, 2023, there were 26,562 unvested restricted shares included in total common shares outstanding. As of December 31, 2022, there were 27,830 unvested restricted shares included in total common shares outstanding.
Comprehensive Income
U.S. GAAP generally requires that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on AFS investment securities, are reported as a separate component of the shareholders’ equity section of the consolidated balance sheet. Such items, along with net income, are components of comprehensive income. The only component of accumulated other comprehensive income for the Company relates to adjustments for net unrealized gains and losses on AFS investment securities.
Off-Balance Sheet Credit Related Financial Instruments
In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under line of credit arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.
Fair Value of Financial Instruments
Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully discussed in Note 17 to the consolidated financial statements. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions significantly affect the estimates.
Reclassification
Certain reclassifications have been made to the prior years’ consolidated financial statements to place them on a comparable basis with the current presentation. Net income and shareholders’ equity previously reported were not affected by these reclassifications.
Recent Accounting Pronouncements
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this ASU provide temporary optional guidance to ease the potential burden in accounting for reference rate reform. The ASU provides optional expedients and exceptions for applying U.S. GAAP to contract modifications and hedging relationships, subject to meeting certain criteria, that reference the London Interbank Offered Rate (“LIBOR”), or another reference rate expected to be discontinued. It is intended to help

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
stakeholders during the global market-wide reference rate transition period. ASU 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848 was issued in December 2022 to defer the sunset of Topic 848 from December 31, 2022, to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848. The Company does not currently have material exposure to instruments indexed to LIBOR and does not anticipate engaging in new transactions that use LIBOR as a reference rate.
Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.
Note 2. Investment Securities
Investment securities have been classified in the consolidated balance sheets according to management’s intent. At December 31, 2023, and 2022, the Company had no investment securities classified as HTM. The amortized cost and fair value of AFS investment securities, with gross unrealized gains and losses at December 31 are as follows (in thousands):
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
2023
AFS
U. S. Government agencies	$5,525	$—	$(258)	$5,267
Mortgage-backed securities	33,169	3	(5,088)	28,084
Taxable municipal securities	19,432	—	(3,759)	15,673
Tax-exempt municipal securities	16,122	6	(1,819)	14,309
Corporate securities	11,033	—	(1,196)	9,837
Total	$85,281	$9	$(12,120)	$73,170

2022
AFS
U. S. Government agencies	$5,887	$—	$(362)	$5,525
Mortgage-backed securities	36,291	10	(5,566)	30,735
Taxable municipal securities	19,450	—	(4,450)	15,000
Tax-exempt municipal securities	16,024	5	(2,375)	13,654
Corporate securities	12,590	—	(1,154)	11,436
Total	$90,242	$15	$(13,907)	$76,350
There was no allowance for credit losses on AFS investment securities as of December 31, 2023.
There were no investment securities transferred between the AFS and HTM portfolios during the periods presented. In the future management may elect to classify investment securities as HTM based upon such considerations as the nature of the investment security, the Company’s ability to hold the investment security until maturity, and general economic conditions.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
The contractual maturities of AFS investment securities at December 31, 2023, are shown below. Expected maturities may differ from contractual maturities because mortgages underlying the mortgage-backed securities may be called or prepaid without any penalties.
	AFS
Investment securities (in thousands)	Amortized Cost	Fair Value
Maturing within one year	$22	$22
Maturing after one year, but within five years	3,800	3,697
Maturing after five years but within ten years	24,772	21,992
Maturing after ten years	56,687	47,459
Total	$85,281	$73,170
At December 31, 2022, the Company’s corporate securities portfolio contained $1.0 million of an investment in subordinated notes issued by Signature Bank of New York (“SBNY”). As a result of and subsequent to the failure of SBNY during the first quarter of 2023, the Company determined its investment in SBNY subordinated notes was uncollectible. In connection with this determination, during the first quarter of 2023 the Company established an allowance for credit losses through a provision for credit losses in the amount of $1.0 million related to its investment in SBNY subordinated notes, which was fully charged off in the same period. During the fourth quarter of 2023, the Company sold its investment in SBNY subordinated notes for gross proceeds of approximately $206 thousand and recorded a (recovery of) credit losses for the same amount. During the year ended December 31, 2023, there were no other AFS investment securities that had an allowance for credit losses. There were no other sales of AFS investment securities during the year ended December 31, 2023. During the year ended December 31, 2022, sales of AFS investment securities totaled $6.1 million, with losses of $135 thousand being recognized on these sales. Gains and losses on the sale of AFS investment securities are recorded on the trade date and are determined using the specific identification method.
There were no AFS investment securities pledged to secure public deposits or for other purposes required by law at December 31, 2023, or 2022. The Company utilizes a Letter of Credit through the FHLB for meeting the collateral requirements of such deposits.
At December 31, 2023, the Company had pledged AFS investment securities with a fair value of approximately $21.5 million to the FRB to secure its borrowing capacity under the Discount Window and the Bank Term Funding Program (“BTFP”). At December 31, 2022, the Company had pledged AFS investment securities with a fair value of approximately $734 thousand to the FRB to secure its borrowing capacity under the Discount Window.
Restricted equity securities totaled $4.0 million at December 31, 2023, and $2.8 million at December 31, 2022. Restricted equity securities consist of investments in stock of the FRB, FHLB, and CBB, all of which are carried at cost. All of these entities are upstream correspondents of the Company. The FRB requires banks to purchase stock as a condition for membership in the Federal Reserve System. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Company’s stock in CBB is restricted only in the fact that the stock may only be repurchased by the respective bank.
The following table details unrealized losses and related fair values in the Company’s AFS investment securities portfolios for which an allowance for credit losses has not been recorded at December 31, 2023, and was not required at December 31, 2022. This information is aggregated by the length of time that individual AFS investment securities have been in a continuous unrealized loss position as of December 31, 2023 and 2022 (in thousands).
	Total		Less than 12 Months		12 Months or Greater
	Fair Value	Unrealized (Loss)	Fair Value	Unrealized (Loss)	Fair Value	Unrealized (Loss)
2023
Description
U. S. Government agencies	$4,631	$(258)	$ —	$ —	$4,631	$(258)
Mortgage-backed securities	27,215	(5,088)	—	—	27,215	(5,088)
Taxable municipals	15,673	(3,759)	—	—	15,673	(3,759)

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
	Total		Less than 12 Months		12 Months or Greater
	Fair Value	Unrealized (Loss)	Fair Value	Unrealized (Loss)	Fair Value	Unrealized (Loss)
Tax-exempt municipals	13,821	(1,819)	—	—	13,821	(1,819)
Corporate securities	8,937	(1,196)	—	—	8,937	(1,196)
Unrealized Loss Positions	$70,277	$(12,120)	$—	$—	$70,277	$(12,120)

2022
Description
U. S. Government agencies	$5,525	$(362)	$2,884	$(116)	$2,641	$(246)
Mortgage-backed securities	29,738	(5,566)	9,927	(1,000)	19,811	(4,566)
Taxable municipals	15,000	(4,450)	4,464	(764)	10,536	(3,686)
Tax-exempt municipals	13,415	(2,375)	9,005	(1,137)	4,410	(1,238)
Corporate securities	10,536	(1,154)	3,840	(155)	6,696	(999)
Unrealized Loss Positions	$74,214	$(13,907)	$30,120	$(3,172)	$44,094	$(10,735)
At December 31, 2023, one hundred ten (110) AFS investment securities with unrealized losses had depreciated approximately 14.7% from their total amortized cost basis. Management evaluates all AFS investment securities in an unrealized loss position on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. If the Company has the intent to sell the investment security or it is more likely than not that the Company will be required to sell the investment security, the investment security is written down to fair value and the entire loss is recorded in earnings.
If either of the above criteria is not met, the Company evaluates whether the decline in fair value is the result of credit losses or other factors. In making the assessment, the Company may consider various factors including the extent to which fair value is less than amortized cost, performance on any underlying collateral, downgrades in the ratings of the investment security by a rating agency, the failure of the issuer to make scheduled interest or principal payments and adverse conditions specifically related to the investment security. If the assessment indicates that a credit loss exists, the present value of cash flows expected to be collected are compared to the amortized cost basis of the investment security and any excess is recorded as an allowance for credit losses, limited by the amount that the fair value is less than the amortized cost basis. Any amount of unrealized loss that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.
Changes in the allowance for credit losses are recorded as provision for (or reversal of) credit loss expense. Losses are charged against the allowance for credit losses when management believes an AFS investment security is confirmed to be uncollectible or when either of the criteria regarding intent or requirement to sell is met.
Note 3. Loans
The composition of loans at December 31, 2023, and 2022 is as follows (in thousands):
	2023	2022
Real Estate:
Construction & Development	$35,646	$38,323
1-4 Family	211,429	178,557
Commercial Real Estate, Owner Occupied	82,396	87,491
Commercial Real Estate, Non-Owner Occupied	133,053	129,351
Other	46,286	53,494
Total loans	508,810	487,216
Less: Allowance for credit losses	4,979	4,881
Loans, net of allowance for credit losses	$503,831	$482,335

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
Included in total loans above are deferred loan fees, net of deferred loan costs, of $490 thousand and $701 thousand at December 31, 2023, and 2022, respectively. Income from net deferred loan fees and costs is recognized over the lives of the respective loans as a yield adjustment. If loans repay prior to scheduled maturities any unamortized fee or cost is recognized at that time.
The Company elected to exclude accrued interest receivable from the amortized cost basis of loans. Accrued interest receivable related to loans totaled $1.3 million at December 31, 2023, and $1.2 million at December 31, 2022, and was reported in “Accrued interest receivable” on the consolidated balance sheets.
The accretable discount on the acquired performing loans was $0 and $95 thousand at December 31, 2023 and 2022, respectively.
Purchased Credit Deteriorated
There were no PCD loans acquired during the years ended December 31, 2023 and 2022, respectively.
During 2017, the Company acquired loans as a result of the CCB merger, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans at December 31, 2023, and 2022 are as follows (in thousands):
PCD Loans
December 31, 2023
Construction & Development	$—
1-4 Family	664
Commercial Real Estate, Owner Occupied	—
Commercial Real Estate, Non-Owner Occupied	—
Other	—
Total PCD loans	$664
PCI Loans
December 31, 2022
Construction & Development	$—
1-4 Family	590
Commercial Real Estate, Owner Occupied	—
Commercial Real Estate, Non-Owner Occupied	—
Other	—
Total PCI loans	$590
Changes in the accretable yield for PCD and PCI loans were as follows for the years ended December 31, 2023 and 2022 (in thousands):
	2023	2022
Accretable yield, beginning of year balance	$76	$138
Accretion	(155)	(143)
Reclassification from nonaccretable difference	79	34
Other changes, net	—	47
Accretable yield, end of year balance	$—	$76

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
Aging Analysis
The following tables present an aging analysis of past due loans by category as of December 31, 2023 and 2022 (in thousands):
	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due and Still Accruing	Nonaccrual Loans	Current	Total Loans
December 31, 2023
Construction & Development	$—	$—	$100	$—	$35,546	$35,646
1-4 Family	122	65	—	301	210,941	211,429
Commercial Real Estate, Owner Occupied	6	—	—	—	82,390	82,396
Commercial Real Estate, Non-Owner Occupied	—	—	—	—	133,053	133,053
Other	—	2	—	25	46,259	46,286
Total	$128	$67	$100	$326	$508,189	$508,810
December 31, 2022
Construction & Development	$—	$—	$—	$—	$38,323	$38,323
1-4 Family	109	107	—	416	177,925	178,557
Commercial Real Estate, Owner Occupied	8	—	—	—	87,483	87,491
Commercial Real Estate, Non-Owner Occupied	—	—	—	—	129,351	129,351
Other	41	15	31	—	53,407	53,494
Total	$158	$122	$31	$416	$486,489	$487,216
Credit Quality Indicators
Management closely monitors the quality of the loan portfolio and has established a loan review process designed to help grade the quality of the Company’s loan portfolio. The Company’s loan ratings coincide with the “Substandard,” “Doubtful” and “Loss” classifications used by federal regulators in their examination of financial institutions. Generally, an asset is considered “Substandard” if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. “Substandard” assets include those characterized by the distinct possibility that the insured financial institution will sustain some loss if the deficiencies are not corrected. Assets classified as “Doubtful” have all the weaknesses inherent in assets classified “Substandard” with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable. Assets classified as “Loss” are those considered uncollectible, and of such little value that its continuance on the books is not warranted. As of December 31, 2023, the Company had no loans graded “Loss” included in the balance of total loans outstanding. As of December 31, 2022, the Company had no loans graded “Doubtful” or “Loss” included in the balance of total loans outstanding.
Assets that do not currently expose the insured financial institutions to sufficient risk to warrant classification in one of the aforementioned categories but otherwise possess weaknesses are designated “Special Mention.” Management also maintains a listing of loans designated “Watch”. These loans represent borrowers with declining earnings, strained cash flow, increasing leverage and/or weakening market fundamentals that indicate above average risk. Loans that are currently performing and are of high quality are given a loan rating of “Pass”.
Loans are graded at origination and will be considered for potential downgrades as the borrower experiences financial difficulties. Loan officers meet periodically to discuss their past due credits and loan downgrades could occur at that time. Commercial loans of over $1.0 million are reviewed on an annual basis, and that review could result in downgrades or in some cases, upgrades. In addition, the Company engages an independent, third-party loan review on an annual basis. The results of these loan reviews could result in upgrades or downgrades.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
The following table presents the Company’s recorded investment in loans by credit quality indicators by year of origination as of December 31, 2023 (in thousands):
	Term Loans by Year of Origination
	2023	2022	2021	2020	2019	Prior	Revolving	Total
Construction & Development
Pass	$15,387	$10,333	$3,104	$720	$573	$1,167	$1,027	$32,311
Watch	28	3,265	—	—	—	42	—	3,335
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Total Construction & Development	$15,415	$13,598	$3,104	$720	$573	$1,209	$1,027	$35,646
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—

1-4 Family
Pass	$29,402	$56,277	$51,657	$17,149	$7,917	$26,728	$15,133	$204,263
Watch	132	2,525	562	393	86	2,637	61	6,396
Special Mention	—	—	—	—	282	92	—	374
Substandard	—	—	—	—	—	396	—	396
Total 1-4 Family	$29,534	$58,802	$52,219	$17,542	$8,285	$29,853	$15,194	$211,429
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—

Commercial Real Estate, Owner Occupied
Pass	$6,932	$14,814	$13,105	$12,615	$2,724	$19,725	$1,691	$71,606
Watch	—	1,089	3,199	221	390	2,076	—	6,975
Special Mention	—	—	—	—	1,696	2,039	—	3,735
Substandard	—	—	—	—	—	80	—	80
Total Commercial Real Estate, Owner Occupied	$6,932	$15,903	$16,304	$12,836	$4,810	$23,920	$1,691	$82,396
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—

Commercial Real Estate, Non-Owner Occupied
Pass	$27,716	$34,937	$19,345	$2,170	$5,206	$22,303	$2,089	$113,766
Watch	6,101	5,212	—	4,515	—	3,125	—	18,953
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	334	—	334
Total Commercial Real Estate, Non-Owner Occupied	$33,817	$40,149	$19,345	$6,685	$5,206	$25,762	$2,089	$133,053
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
	Term Loans by Year of Origination
	2023	2022	2021	2020	2019	Prior	Revolving	Total
Other
Pass	$9,549	$7,865	$4,098	$2,295	$5,022	$3,953	$6,235	$39,017
Watch	138	2,316	3,483	161	91	533	391	7,113
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	130	1	131
Doubtful	—	25	—	—	—	—	—	25
Total Other	$9,687	$10,206	$7,581	$2,456	$5,113	$4,616	$6,627	$46,286
Current period gross write-offs	$—	$174	$12	$—	$—	$—	$—	$186

Total loans
Pass	$88,986	$124,226	$91,309	$34,949	$21,442	$73,876	$26,175	$460,963
Watch	6,399	14,407	7,244	5,290	567	8,413	452	42,772
Special Mention	—	—	—	—	1,978	2,131	—	4,109
Substandard	—	—	—	—	—	940	1	941
Doubtful	—	25	—	—	—	—	—	25
Total loans	$95,385	$138,658	$98,553	$40,239	$23,987	$85,360	$26,628	$508,810
Total current period gross write-offs	$—	$174	$12	$—	$—	$—	$—	$186
The following table presents the Company’s recorded investment in loans by credit quality indicators as of December 31, 2022 (in thousands):
	Construction & Development	1-4 Family	Commercial Real Estate Owner Occupied	Commercial Real Estate Non-Owner Occupied	Other	Total
December 31, 2022
Pass	$38,071	$164,545	$74,179	$111,542	$45,337	$433,674
Watch	44	12,588	11,308	13,793	8,022	45,755
Special Mention	—	323	1,912	3,532	—	5,767
Substandard	208	1,101	92	484	135	2,020
Total	$38,323	$178,557	$87,491	$129,351	$53,494	$487,216
Nonaccrual Loans
The following table is a summary of the Company’s nonaccrual loans by major categories for the periods indicated (in thousands):
	CECL			Incurred Loss
	December 31, 2023			December 31, 2022
	Nonaccrual Loans with no Allowance	Nonaccrual Loans with an Allowance	Total Nonaccrual Loans	Nonaccrual Loans
Construction & Development	$—	$—	$—	$—
1-4 Family	201	100	301	416
Commercial Real Estate, Owner Occupied	—	—	—	—
Commercial Real Estate, Non-Owner Occupied	—	—	—	—
Other	—	25	25	—
Total	$201	$125	$326	$416

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
The Company recognized approximately $20 thousand of interest income on nonaccrual loans during the year ended December 31, 2023.
The following table represents the accrued interest receivables written off on nonaccrual loans by reversing interest income during the year ended December 31, 2023 (in thousands):
For the Year Ended December 31, 2023
Construction & Development	$—
1-4 Family	4
Commercial Real Estate, Owner Occupied	—
Commercial Real Estate, Non-Owner Occupied	—
Other	—
Total loans	$4
Collateral Dependent Loans
Loans that do not share risk characteristics within their respective loan pools are individually evaluated. The Company has certain loans for which repayment is dependent upon the operation or sale of collateral, as the borrower is experiencing financial difficulty. The underlying collateral can vary based upon the type of loan. The following provides more detail about the types of collateral that secure collateral dependent loans:
•
Construction and development loans include both commercial and consumer loans. Commercial loans are typically secured by first liens on raw land acquired for the construction of owner occupied commercial real estate or non-owner occupied commercial real estate. Consumer loans are typically secured by a first lien on raw land acquired for the construction of residential homes for which a binding sales contract exists.

•
Commercial real estate loans can be secured by either owner occupied commercial real estate or non-owner occupied investment commercial real estate. Typically, owner occupied commercial real estate loans are secured by office buildings, warehouses, manufacturing facilities and other commercial and industrial properties occupied by operating companies. Non-owner occupied commercial real estate loans are generally secured by office buildings and complexes, retail facilities, multifamily complexes, land under development, industrial properties, as well as other commercial or industrial real estate.

•	Residential real estate loans are typically secured by first mortgages, and in some cases could be secured by a second mortgage.
•	Home equity lines of credit are generally secured by second mortgages on residential real estate property.
•	Consumer loans are generally secured by automobiles, motorcycles, recreational vehicles, and other personal property. Some consumer loans are unsecured and have no underlying collateral.
The following table details the amortized cost of collateral dependent loans as of December 31, 2023 (in thousands):
For the Year Ended December 31, 2023
Construction & Development	$—
1-4 Family	201
Commercial Real Estate, Owner Occupied	—
Commercial Real Estate, Non-Owner Occupied	—
Other	130
Total loans	$331

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
Note 4. Allowance for Credit Losses
Allowance for Credit Losses – Loans
The following table summarizes the activity related to the allowance for credit losses for the year ended December 31, 2023 under the CECL methodology (in thousands):
	Construction & Development	1-4 Family	Commercial Real Estate Owner Occupied	Commercial Real Estate Non-Owner Occupied	Other	Total
Balance, December 31, 2022	$355	$1,721	$850	$1,229	$726	$4,881
Charge-offs	—	—	—	—	(186)	(186)
Recoveries	—	13	—	—	96	109
Provision for (recovery of) credit losses	(21)	264	(61)	77	(84)	175
Balance, December 31, 2023	$334	$1,998	$789	$1,306	$552	$4,979
The transition adjustment for the adoption of ASC 326 on January 1, 2023 resulted in no change in the allowance for credit losses on loans.
Prior to the adoption of ASC 326 on January 1, 2023, the Company calculated the allowance for loan losses under the Incurred Loss methodology. The following tables are disclosures related to the allowance for loan losses in prior periods.
The following table summarizes the activity related to the allowance for loan losses for the year ended December 31, 2022 under the Incurred Loss methodology (in thousands):
	Construction & Development	1-4 Family	Commercial Real Estate Owner Occupied	Commercial Real Estate Non-Owner Occupied	Other	Total
Allowance for loan losses:
Balance, January 1, 2022	$296	$1,390	$1,024	$1,067	$598	$4,375
Charge-offs	—	(28)	—	—	(152)	(180)
Recoveries	—	7	—	—	74	81
Provision (recovery)	59	352	(174)	162	206	605
Balance, December 31, 2022	$355	$1,721	$850	$1,229	$726	$4,881
Impaired Loans
Prior to the adoption of ASC 326, a loan was considered impaired when it is probable that the Company will be unable to collect all contractual principal and interest payments due in accordance with the original or modified terms of the loan agreement. Smaller balance homogenous loans may be collectively evaluated for impairment. Non-homogenous impaired loans are either measured based on the estimated fair value of the collateral less estimated cost to sell if the loan is considered collateral dependent or measured based on the present value of expected future cash flows if not collateral dependent. The valuation of real estate collateral is subjective in nature and may be adjusted in future periods because of changes in economic conditions. Management considers third-party appraisals, as well as independent fair market value assessments in determining the estimated fair value of particular properties. In addition, as certain of these third-party appraisals and independent fair market value assessments are only updated periodically, changes in the values of specific properties may have occurred subsequent to the most recent appraisals. Accordingly, the amounts of any such potential changes and any related adjustments are generally recorded at the time such information is received. When the measurement of the impaired loan is less than the recorded investment in the loan, impairment is recognized by creating or adjusting an allocation of the allowance for loan losses and uncollected accrued interest is reversed against interest income. If ultimate collection of principal is in doubt, all cash receipts on impaired loans are applied to reduce the principal balance.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
The following table presents information on the loans evaluated for impairment in the allowance for loan losses as of December 31, 2022 (in thousands):
	Construction & Development	1-4 Family	Commercial Real Estate Owner Occupied	Commercial Real Estate Non-Owner Occupied	Other	Total
Individually evaluated for impairment	$—	$20	$—	$—	$—	$20
Collectively evaluated for impairment	355	1,701	850	1,229	726	4,861
Acquired loans PCI	—	—	—	—	—	—

Principal loan balances as of December 31, 2022	$38,323	$178,557	$87,491	$129,351	$53,494	$487,216
Individually evaluated for impairment	—	911	92	484	135	1,622
Collectively evaluated for impairment	38,323	177,646	87,399	128,867	53,359	485,594
Acquired loans PCI	—	590	—	—	—	590
The following table presents loans individually evaluated for impairment by class of loans, excluding PCI loans, as of December 31, 2022 (in thousands):
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance for loan losses:
1-4 Family	$830	$832	$—	$878	$53
Commercial Real Estate, Owner Occupied	92	92	—	100	6
Commercial Real Estate, Non-Owner Occupied	484	484	—	504	33
Other	135	135	—	138	8

With an allowance for loan losses recorded:
1-4 Family	81	87	20	92	7

Total:
1-4 Family	$911	$919	$20	$970	$60
Commercial Real Estate, Owner Occupied	92	92	—	100	6
Commercial Real Estate, Non-Owner Occupied	484	484	—	504	33
Other	135	135	—	138	8
	$1,622	$1,630	$20	$1,711	$107
Modifications Made to Borrowers Experiencing Financial Difficulty
The allowance for credit losses incorporates an estimate of lifetime expected credit losses and is recorded on each asset upon asset origination or acquisition. The starting point for the estimate of the allowance for credit losses is historical loss information, which includes losses from modifications of receivables to borrowers experiencing financial difficulty. The Company uses a probability of default/loss given default model to determine the allowance for credit losses. An assessment of whether a borrower is experiencing financial difficulty is made on the date of a modification. There are no commitments to lend additional funds to borrowers experiencing financial difficulty.
Because the effect of most modifications made to borrowers experiencing financial difficulty is already included in the allowance for credit losses because of the measurement methodologies used to estimate the allowance, a change to the allowance for credit losses is generally not recorded upon modification. Occasionally, the Company modifies loans by providing principal forgiveness on certain of its real estate loans. When principal forgiveness is provided, the amortized cost basis of the asset is written off against the allowance for credit losses. The amount of the principal forgiveness is deemed to be uncollectible; therefore, that portion of the loan is written off, resulting in a reduction of the amortized cost basis and a corresponding adjustment to the allowance for credit losses.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
In some cases, the Company will modify a certain loan by providing multiple types of concessions. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness or an interest rate reduction, may be granted.
As of December 31, 2023, the Company did not have any loans made to borrowers experiencing financial difficulty that were modified during the year ended December 31, 2023, and as such, did not have any loans made to borrowers experiencing financial difficulty that subsequently defaulted. Payment default is defined as movement to nonperforming status, foreclosure or charge-off, whichever occurs first.
Upon the Company's determination that a modified loan (or portion of a loan) has subsequently been deemed uncollectible, the loan (or a portion of the loan) is written off. Therefore, the amortized cost basis of the loan is reduced by the uncollectible amount and the allowance for credit losses is adjusted by the same amount.
Troubled Debt Restructurings
Prior to the adoption of ASC 326 on January 1, 2023, the Company utilized the Incurred Loss methodology that required the Company to account for certain loan modifications or restructurings as TDRs. A TDR is a loan for which the Company, for reasons related to the borrower’s financial difficulties, grants a concession to the borrower that the Company would not otherwise consider. The loan terms which have been modified or restructured due to a borrower’s financial difficulty, include but are not limited to: a reduction in the stated interest rate; an extension of the maturity at an interest rate below current market; a reduction in the face amount of the debt; a reduction in the accrued interest; or re-aging, extensions, deferrals, and renewals.
TDRs totaled $308 thousand at December 31, 2022. There was no new TDRs during the year ended December 31, 2022. The Company had no loans classified as TDRs that defaulted during the year ended December 31, 2022 that were originally modified during the twelve (12) months preceding the default. There was one TDR totaling $244 thousand excluded from impaired loan disclosures as of December 31, 2022.
Unfunded Commitments
The Company maintains a separate reserve for credit losses on off-balance-sheet credit exposures, including unfunded loan commitments, which is included in “Accrued expenses and other liabilities” on the consolidated balance sheets. The reserve for credit losses on off-balance-sheet credit exposures is adjusted as a provision for (recovery of) credit losses in the consolidated statements of income. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life, utilizing the same models and approaches for the Company's other loan portfolio segments described above, as these unfunded commitments share similar risk characteristics as its loan portfolio segments. The Company has identified the unfunded portion of certain lines of credit as unconditionally cancellable credit exposures, meaning the Company can cancel the unfunded commitment at any time. No credit loss estimate is reported for off-balance-sheet credit exposures that are unconditionally cancellable by the Company or for undrawn amounts under such arrangements that may be drawn prior to the cancellation of the arrangement.
The following table presents the balance and activity in the allowance for credit losses for unfunded loan commitments for the year ended December 31, 2023 (in thousands):
Total Allowance for Credit Losses-Unfunded Commitments
Balance, December 31, 2022	$—
Adjustment to allowance for unfunded commitments
for adoption of ASU 2016-13	25
Provision for credit losses - unfunded commitments	—
Balance, December 31, 2023	$25

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
Note 5. Land, Premises and Equipment, Net
Land, premises and equipment, net at December 31 are composed of the following (in thousands):
	2023	2022
Land	$2,439	$2,436
Company building and improvements	13,354	13,185
Furniture and equipment	6,558	6,393
Automobiles	134	136
Total land, premises and equipment	22,485	22,150
Less accumulated depreciation	(11,176)	(10,331)
Net land, premises and equipment	$11,309	$11,819
Depreciation expense for the years ended December 31, 2023 and 2022 amounted to $878 thousand and $921 thousand, respectively.
Note 6. Deposits
The aggregate amounts of time deposits in denominations of $250 thousand or more at December 31, 2023 and 2022 are $30.7 million and $16.2 million, respectively. At December 31, 2023, the scheduled maturities of time deposits are as follows (in thousands):
2024	$112,429
2025	21,826
2026	6,338
2027	2,423
2028	1,620
2029	24
Total	$144,660
The aggregate amounts of deposit overdrafts reclassified as loans at December 31, 2023 and 2022 are $173 thousand and $192 thousand, respectively. The Company is a member of the “Certificate of Deposit Account Registry Services” (“CDARS”) network. At December 31, 2023, and 2022, the Company did not hold any funds in CDARS certificates.
Note 7. Borrowings
At December 31, 2023, and 2022, the Company had $49.0 million and $31.0 million of outstanding FHLB advances, respectively. As of December 31, 2023, outstanding FHLB advances consisted of the following (in thousands):
	Aggregate Principal	Fixed Borrowing Rate
Advance maturing on July 17, 2024	$10,000	4.82%
Advance maturing on January 17, 2025	10,000	4.52%
Advance maturing on June 23, 2025	5,000	4.96%
Advance maturing on September 19, 2025	2,000	4.00%
Advance maturing on January 16, 2026	5,000	4.05%
Advance maturing on June 23, 2026	5,000	4.48%
Advance maturing on June 23, 2027	5,000	4.35%
Advance maturing on September 17, 2027	2,000	3.84%
Advance maturing on June 23, 2028	5,000	4.17%
Total	$49,000

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
At December 31, 2023, the Company had $43.0 million available under unsecured open lines of credit with other financial institutions, $107.3 million available under a secured line of credit with the FHLB, $625 thousand available under a secured line of credit (Discount Window) with the FRB, $23.7 million available under a secured line of credit (BTFP) with the FRB, and $5.0 million available under a secured, revolving line of credit with CBB. At December 31, 2023, the Company had loans with a carrying value of $292.5 million pledged as collateral to the FHLB, AFS investment securities with a carrying value of $21.5 million pledged as collateral to the FRB, and all the Bank’s common shares outstanding pledged as collateral to CBB.
At December 31, 2023, the Company had two outstanding issuances of subordinated debt, the carrying value of which is $17.7 million, net of issuance costs. On August 12, 2020, the Company issued $8.0 million of 6.00% fixed-to-floating rate subordinated notes due August 15, 2030. These notes bear an interest rate of 6.00% and are callable after August 15, 2025. Beginning on August 15, 2025, any notes still outstanding will bear a variable interest rate equal to the three-month Secured Overnight Financing Rate (“SOFR”) plus 596 basis points. On January 19, 2022, the Company issued $10.0 million of 4.00% fixed-to-floating rate subordinated notes due January 30, 2032. These notes bear an interest rate of 4.00% and are callable after January 30, 2027. Beginning on January 30, 2027, any notes still outstanding will bear a variable interest rate equal to the three-month SOFR plus 263 basis points.
Interest on the subordinated notes is paid semi-annually, in arrears, on a 360-day basis. The notes may not generally be redeemed prior to the fifth anniversary. After that time, they can be redeemed by the Company in whole at any time, or in part, upon any interest payment due date.
Note 8. Income Taxes
The Company files income tax returns in the U.S. federal jurisdiction. With few exceptions, the Company is no longer subject to U.S. federal tax examinations by tax authorities for years prior to 2020.
Income tax expense for the years ended December 31 consist of the following (in thousands):
	2023	2022
Current tax expense	$293	$732
Deferred tax benefit	(55)	(223)
Total	$238	$509
Income tax expense is computed by applying the U.S. Federal income tax rate of 21% to earnings before income taxes as a result of the following (in thousands):
	2023	2022
Computed “expected” tax expense	$388	$957
Tax-exempt interest, net	(78)	(99)
Bank-owned life insurance	(79)	(150)
Other, net	7	(199)
Total	$238	$509
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are presented below (in thousands):
	2023	2022
Deferred Tax Assets
Net unrealized loss on investment securities AFS	$2,543	$2,917
Allowance for credit losses	1,046	953
Deferred compensation plans	145	170
Nonaccrual	1	2
Other	618	728
Deferred tax assets	4,353	4,770

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
	2023	2022

Deferred Tax Liabilities
Depreciation	215	223
Other	433	523
Deferred tax liabilities	648	746
Net deferred tax assets	$3,705	$4,024
Note 9. Employee Benefit Plan and Life Insurance
The Company has a 401(k) defined contribution plan available to substantially all employees. Employees may enter the plan on the first day of the month following their first thirty (30) days of employment.
Under this plan, the Company is required to match participating employees’ contributions up to specified limits. The Company may, at its discretion, make additional contributions to the plan out of net profits in an amount determined by the Board of Directors. During the years ended December 31, 2023 and 2022, 401(k) plan contributions totaled $347 thousand and $475 thousand, respectively.
The Company is owner and beneficiary of life insurance policies on certain directors, retired directors, and certain current and former employees. The policy cash values totaled $12.4 million and $12.0 million at December 31, 2023 and 2022, respectively.
Note 10. Executive Supplemental Income Plans
The Company has entered into several supplemental income plans with current and former key executives. These plans are in the form of Deferred Compensation Agreements, a Salary Continuation Agreement and Supplemental Executive Retirement Plans. Benefits are to be paid for specific terms and amounts upon reaching age sixty-five (65) or retirement from the Company. All employees covered under the plans are vested in their benefits. Total liabilities for the various plans amounted to $692 thousand and $808 thousand as of December 31, 2023 and 2022, respectively.
Plan expense, based on the present value of the retirement benefits, amounted to $57 thousand and $48 thousand for the years ended December 31, 2023 and 2022, respectively. The plans are unfunded, however, life insurance has been acquired on these employees in amounts sufficient to discharge the obligations of the agreements.
Note 11. Related Party Transactions
The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, and affiliated companies in which they are principal shareholders (commonly referred to as related parties) on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms were indebted to the Company for loans totaling $4.1 million and $3.8 million at December 31, 2023 and 2022, respectively. Below is a summary of these transactions for the years ended December 31, 2023 and 2022 (in thousands).
	2023	2022
Balance at the beginning of the year	$3,758	$3,333
Additional borrowings	2,877	1,198
Curtailments	(2,498)	(773)
Balance at the end of the year	$4,137	$3,758
Deposits for related parties totaled $11.6 million and $14.5 million as of December 31, 2023 and 2022, respectively.
Note 12. Dividend Restrictions
As an entity incorporated under the laws of the Commonwealth of Virginia, legal restrictions are placed on allowable dividends. Further restrictions regarding capital adequacy are mandated by state and federal banking regulators. The Board of Directors maintains processes to ensure any declared dividends are prudent from a business perspective and in compliance with regulatory and legal requirements.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
Note 13. Capital Requirements
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for Prompt Corrective Action (“PCA”), the Bank must meet specific capital guidelines (set forth in the table below) that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts, and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Management believes, as of December 31, 2023, and 2022, the Bank meets all capital adequacy requirements to which it is subject.
On September 17, 2019, the Federal Deposit Insurance Corporation (“FDIC”) finalized a rule that introduced an optional simplified measure of capital adequacy for qualifying community banking organizations (i.e., the community bank leverage ratio (“CBLR”) framework) as required by the Economic Growth, Regulatory Relief and Consumer Protection Act. The CBLR framework is designed to reduce burden by removing the requirements for calculating and reporting risk-based capital ratios for qualifying community banking organizations that opt into the framework. In order to qualify for the CBLR framework, a community banking organization must have a tier 1 leverage ratio of at least 9%, less than $10 billion in total consolidated assets, and limited amounts of off-balance-sheet exposures and trading assets and liabilities. A qualifying community banking organization that opts into the CBLR framework and meets all requirements under the framework will be considered to have met the well-capitalized ratio requirements under PCA regulations and is not required to report or calculate risk-based capital. The Bank adopted the CBLR framework beginning with its March 31, 2020 Call Report.
In April 2020, the federal banking agencies issued an interim final rule that makes temporary changes to the CBLR framework, pursuant to section 4012 of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, and a second interim final rule that provides a graduated increase in the CBLR requirement after the expiration of the temporary changes implemented pursuant to section 4012 of the CARES Act. Under the interim final rules, the CBLR minimum requirement is 8.5% as of December 31, 2021, and 9% for the calendar year and beyond. The interim rule allows for a two-quarter grace period to correct a CBLR that falls below the required amount, provided that the qualifying community banking organization maintains a CBLR greater than 7.5% as of December 31, 2021, and greater than 8% thereafter. Under the final rule, an eligible community banking organization can opt out of the CBLR framework and revert to the risk-weighting framework without restriction.
As of December 31, 2023, the most recent notification from the FRB categorized the Bank as well capitalized under the regulatory framework for PCA. To be categorized as well capitalized, the Bank must maintain a minimum CBLR as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.
	Actual		Minimum To Be Well Capitalized Under PCA Regulations (CBLR Framework)
	Amount	Ratio	Amount	Ratio
(Dollars in Thousands)
As of December 31, 2023:
Community Bank Leverage Ratio (to Average Assets)	$65,478	9.68%	$60,880	9.0%
As of December 31, 2022:
Community Bank Leverage Ratio (to Average Assets)	$61,737	10.13%	$54,834	9.0%
Note 14. Commitments and Contingencies
In the normal course of business, there are various outstanding commitments and contingent liabilities which are not reflected in the Company’s consolidated financial statements. The Company does not anticipate any material losses because of these transactions. See Note 15 to the consolidated financial statements with respect to financial instruments with off-balance-sheet risk.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
Note 15. Financial Instruments with Off-Balance-Sheet Risk
The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk more than the amount recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Company has classes of financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
A summary of the contractual amount of the Company’s exposure to off-balance-sheet risk as of December 31 is as follows (in thousands):
	2023	2022
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$86,131	$97,407
Standby letters of credit	$1,179	$1,778
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
Note 16. Concentrations of Credit Risk
Cash and cash equivalents on deposit with financial institutions more than amounts insured by the FDIC were $12.2 million and $4.3 million at December 31, 2023 and 2022, respectively. Management regularly monitors the financial stability of these financial institutions.
Substantially all of the Company’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company’s market area and such customers are generally depositors of the Company. Investments in state and municipal investment securities involve governmental entities within and outside the Company’s market area. The concentrations of credit by type of loan are set forth in Note 3 to the consolidated financial statements. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit are granted primarily to commercial borrowers. The Company’s primary focus is toward small business and consumer transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers.
Note 17. Fair Value Measurements
FASB ASC 825, “Financial Instruments”, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. The fair value of a financial instrument is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the financial instruments. FASB ASC 825 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Therefore, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.
Fair Value Hierarchy: Under FASB ASC 820, “Fair Value Measurements and Disclosures”, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the financial assets and financial liabilities are traded and the reliability of the assumptions that are used to determine fair value. These levels are:
Level 1 -	Valuation is based upon quoted prices for identical financial instruments traded in active markets.
Level 2 -
Valuation is based upon quoted prices for similar financial instruments in active markets, quoted prices for identical or similar financial instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 -
Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the financial asset or financial liability. Valuation techniques may include the use of option pricing models, discounted cash flow models and similar techniques.

The following table presents the carrying or notional amounts, estimated fair values, and placement in the fair value hierarchy of the Company’s financial instruments at December 31 (in thousands):
	Carrying Amount	Quoted Prices in Active Markets For Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Balances
December 31, 2023
Financial assets:
Cash and federal funds sold	$41,207	$41,207	$—	$—	$41,207
Interest-bearing time deposits in Banks	1,109	1,109	—	—	1,109
Securities AFS	73,170	—	73,170	—	73,170
Restricted equity securities	4,037	—	4,037	—	4,037
Loans, net	503,831	—	—	475,885	475,885
Bank-owned life insurance	12,406	—	12,406	—	12,406
Accrued interest receivable	1,928	—	1,928	—	1,928

Financial liabilities:
Deposits	$542,239	$—	$—	$541,746	$541,746
FHLB advances	49,000	—	49,015	—	49,015
Subordinated debt, net	17,731	—	16,457	—	16,457
Accrued interest payable	1,181	—	1,181	—	1,181

December 31, 2022
Financial assets:
Cash and federal funds sold	$23,601	$23,601	$—	$—	$23,601
Interest-bearing time deposits in Banks	1,354	1,354	—	—	1,354
Securities AFS	76,350	—	76,350	—	76,350
Restricted equity securities	2,754	—	2,754	—	2,754
Loans, net	482,335	—	—	457,202	457,202
Bank-owned life insurance	12,046	—	12,046	—	12,046
Accrued interest receivable	1,729	—	1,729	—	1,729

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
	Carrying Amount	Quoted Prices in Active Markets For Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Balances

Financial liabilities:
Deposits	$526,553	$—	$—	$526,919	$526,919
FHLB advances	31,000	—	31,054	—	31,054
Subordinated debt, net	17,621	—	16,457	—	16,457
Accrued interest payable	493	—	493	—	493
The following describes the valuation techniques used by the Company to measure certain financial assets recorded at fair value on a recurring basis in the consolidated financial statements:
Securities AFS: Securities AFS are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar investment securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar investment securities by using pricing models that consider observable market data (Level 2). If an investment security is measured using unobservable inputs (Level 3), it will, in most cases, incorporate a significant liquidity discount that is applied to directly observable inputs because of restrictions on redemptions such as lock-up periods, redemption rates, etc.
No financial liabilities were measured at fair value on a recurring basis as of December 31, 2023 or 2022. There were no significant transfers between levels during the years ended December 31, 2023 or 2022. The following table presents the balances of financial assets measured at fair value on a recurring basis as of December 31 (in thousands):
	Fair Value Measures at December 31 using
	Balance as of December 31,	Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
		(Level 1)	(Level 2)	(Level 3)
2023
Securities AFS:
U.S. Government agencies	$5,267	$—	$5,267	$—
Mortgage-backed securities	28,084	—	28,084	—
Taxable municipal securities	15,673	—	15,673	—
Tax-exempt municipal securities	14,309	—	14,309	—
Corporate securities	9,837	—	9,837	—
Total Securities AFS at fair value	$73,170	$—	$73,170	$—

2022
Securities AFS:
U.S. Government agencies	$5,525	$—	$5,525	$—
Mortgage-backed securities	30,735	—	30,735	—
Taxable municipal securities	15,000	—	15,000	—
Tax-exempt municipal securities	13,654	—	13,654	—
Corporate securities	11,436	—	11,436	—
Total Securities AFS at fair value	$76,350	$—	$76,350	$—

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
Certain financial assets are measured at fair value on a nonrecurring basis in accordance with U.S. GAAP. Adjustments to the fair value of these financial assets usually result from the application of lower of cost or market accounting or write-downs of individual assets. No financial liabilities were measured at fair value on a nonrecurring basis as of December 31, 2023, and 2022.
The following describes the valuation techniques used by the Company to measure certain financial assets recorded at fair value on a nonrecurring basis in the consolidated financial statements:
Individually Evaluated Loans: Individually evaluated loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are evaluated for potential specific reserves and adjusted, if a shortfall exists, to fair value less costs to sell. Fair value is measured based on the value of the underlying collateral securing the loan if repayment is expected solely from the sale or operation of the collateral or present value of estimated future cash flows discounted at the loan’s contractual interest rate if the loan is not determined to be collateral dependent. All loans individually evaluated are classified as Level 3 in the fair value hierarchy.
Fair value for individually evaluated loans is determined using several methods. Generally, the fair value of real estate is determined based on appraisals by qualified licensed appraisers. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. These routine adjustments are made to adjust the value of a specific property relative to comparable properties for variations in qualities such as location, size, and income production capacity relative to the subject property of the appraisal. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.
OREO: OREO is measured at fair value less cost to sell, based on an appraisal conducted by a licensed appraiser using observable market data (Level 2). However, if the real estate is a house or building in the process of construction, has an appraised value based on a liquidation or quick sale, is discounted by the Company because of marketability or is based on an appraisal of the real estate property that is over one (1) year old, the fair value is considered Level 3. The estimated fair value is reviewed periodically by management and any write-downs are charged against current earnings. The Company believes that the fair value component in the valuation of OREO follows the provisions of accounting standards. There was no OREO held as of December 31, 2023, or 2022.
There were no transfers between Level 1 and Level 2 during the years ended December 31, 2023 or 2022. The following table summarizes the Company’s financial assets that were measured at fair value on a nonrecurring basis as of December 31 (in thousands):
	Fair Value Measures at December 31 using
	Balance as of December 31,	Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
		(Level 1)	(Level 2)	(Level 3)
2023
Assets:
Individually evaluated loans, net	$385	$—	$—	$385

2022
Assets:
Impaired loans, net	$61	$—	$—	$61
The significant unobservable inputs for the financial asset categories that are measured for fair value are listed above. Significant increases (decreases) in any of those inputs in isolation would result in a significantly lower (higher) fair value measurement. Generally, a change in the assumption used for the probability of default is accompanied by a directionally similar change in the assumption used for the loss severity and a directionally opposite change in the

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
assumption used for prepayment rates. In addition, a change to the selling cost or the discount for lack of marketability and age of appraisal are directly related to the Company’s real estate market. An upward movement in the assumptions would result in a decrease in the fair value while a downward movement in assumptions would result in an increase in the fair value.
The following table presents qualitative information about Level 3 fair value measures for financial assets measured at fair value on a nonrecurring basis at December 31, 2023 and 2022 (in thousands):
2023	Fair Value	Valuation Techniques	Unobservable Inputs	Range
Assets:
Individually evaluated loans, net	$385	Discounted appraised value/ Discounted cash flows	Selling costs	8-13%
			Discount for lack of marketability and/ or age of appraisal	20-35%
			Discount rate	7.32%
2022	Fair Value	Valuation Techniques	Unobservable Inputs	Range
Assets:
Impaired loans, net	$61	Discounted appraised value	Discount for lack of marketability and/ or age of appraisal	10-100%
The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Company’s financial instruments will change when interest rate levels change, and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company’s overall interest rate risk.
Note 18. Stock Incentive Plan
The 2018 Stock Incentive Plan (the “2018 Plan”) was approved by the Company’s shareholders at the 2018 Annual Meeting of Shareholders. The 2018 Plan is designed to promote the interests of the Company and its shareholders by strengthening the Company’s ability to attract, motivate and retain employees, directors and consultants upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend. A total of 340,000 shares of common stock are reserved for issuance under the 2018 Plan. The following types of awards will be available for issuance under the 2018 Plan:
•	nonstatutory and incentive stock options;
•	restricted stock and other stock awards;
•	restricted stock units; and
•	incentive awards.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
A summary of the activity in the 2018 Plan for the year ended December 31, 2023 is as follows:
	Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term in Years
Unvested restricted stock outstanding at December 31, 2022	27,830	$11.58	1.51
Granted	27,530	9.33
Vested	(12,566)	11.80
Forfeited	(16,232)	10.50
Unvested restricted stock outstanding at December 31, 2023	26,562	$9.79	1.76
Restricted stock compensation expense of $103 thousand and $146 thousand was recognized in the years ended December 31, 2023, and 2022, respectively. Total unrecognized stock compensation expense related to restricted stock awards at December 31, 2023 was approximately $159 thousand.
Note 19. Revenue Recognition
On January 1, 2018, the Company adopted FASB ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, and all subsequent ASUs that modified Topic 606. The implementation of the new standard did not have a material impact on the measurement or recognition of revenue; as such, a cumulative effect adjustment to opening retained earnings was not deemed necessary. Topic 606 does not apply to revenue associated with financial instruments, including revenue from loans and investment securities. In addition, certain noninterest income streams such as fees associated with mortgage servicing rights, financial guarantees, derivatives, and certain credit card fees are also not in scope of the new guidance. Topic 606 is applicable to noninterest revenue streams such as deposit related fees, interchange fees, merchant income, and brokerage fees and commissions. However, the recognition of these revenue streams did not change significantly upon adoption of Topic 606. Substantially all of the Company’s revenue is generated from contracts with customers.
Service charges on deposit accounts
The Company earns fees from its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include services such as stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation.
Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.
Interchange and ATM fees
The Company earns interchange and ATM fees from debit/credit cardholder transactions conducted through the Visa and ATM payment networks. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder. Because the Company acts as an agent and does not control the services rendered to the customers’, related costs are netted against the fee income. These costs were included in other operating expenses prior to the adoption of Topic 606.
Brokerage fees and commissions
Brokerage fees and commissions consist of other recurring revenue streams such as commissions from sales of mutual funds and other investments to customers by a third-party service provider and investment advisor fees. The Company receives commissions from the third-party service provider on a monthly basis based upon customer activity for the month. The investment advisor fees are charged to the customer’s account in advance on the first month of the quarter, and the revenue is recognized over the following three-month period.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
The following table presents noninterest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the years ended December 31, 2023 and 2022 (in thousands):
	2023	2022
Noninterest Income
In-scope of Topic 606:
Service charges on deposit accounts	$683	$776
Interchange and ATM fees	1,254	1,270
Brokerage fees and commissions	90	38
Noninterest income in-scope of Topic 606:	2,027	2,084
Noninterest income out-of-scope of Topic 606:	1,480	1,483
Total noninterest income	$3,507	$3,567
Note 20. Leases
The right-of-use asset and lease liability are included in “Other assets” and “Accrued expenses and other liabilities”, respectively, on the Company’s consolidated balance sheets. Lease liabilities represent the Company’s obligation to make lease payments and are presented at each reporting date as the net present value of the remaining contractual cash flows. Cash flows are discounted at the Company’s incremental borrowing rate in effect at the commencement date of the lease. The Company’s long-term lease agreements are classified as operating leases. Certain of these leases offer the option to extend the lease term and the Company has included such extensions in its calculation of the lease liabilities to the extent the options are reasonably assured of being exercised.
In the fourth quarter of 2021, the Company executed a sale-leaseback on its corporate headquarters building. The Company recognized a $320 thousand gain on the sale and entered into a five-year lease with an option to renew after the initial five years. Cash paid for amounts included in the measurement of lease liabilities for the years ended December 31, 2023, and 2022 was $356 thousand and $300 thousand, respectively. Total operating lease costs for the years ended December 31, 2023 and 2022 were $41 thousand and $63 thousand, respectively.
	As of December 31,
	2023	2022
(dollars in thousands)
Lease liabilities	$1,083	$1,450
Right-of-use assets	$1,072	$1,442
Weighted average remaining lease term - operating leases (in months)	36	48
Weighted average discount rate – operating leases	1.96%	1.98%
As of December 31, 2023, all of the Company’s lease obligations are classified as operating leases. A maturity analysis of operating lease liabilities and reconciliation of the undiscounted cash flows to the total of operating lease liabilities as of December 31, 2023 is as follows (in thousands):
2024	$369
2025	380
2026	341
2027	26
Thereafter	—
Total undiscounted cash flows	$1,116
Discount	(33)
Lease liabilities	$1,083

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
Note 21. Parent Company Financial Information
Condensed financial information of Touchstone Bankshares, Inc. is presented as follows (in thousands, except shares and per share data):
Condensed Balance Sheets
December 31, 2023 and 2022
	2023	2022
Assets
Cash and due from Banks	$6,665	$9,848
Investment in subsidiary bank	56,280	51,332
Other assets	998	482
Total assets	$63,943	$61,662
Liabilities
Subordinated debt, net of issuance costs	$17,731	$17,621
Accrued expenses and other liabilities	1,403	1,394
Total liabilities	19,134	19,015
Shareholders’ Equity
Preferred stock, $2 par value, authorized 500,000 shares; issued and outstanding 29,148 in 2023 and 2022	58	58
Common stock, $2 par value, authorized 10,000,000 shares; issued and outstanding 3,270,676 in 2023 and 3,246,236 in 2022 (includes 26,562 and 27,830 of unvested shares in 2023 and 2022, respectively)	6,541	6,493
Surplus	20,058	19,884
Retained earnings	27,720	27,187
Accumulated other comprehensive loss, net	(9,568)	(10,975)
Total shareholders’ equity	44,809	42,647
Total liabilities and shareholders’ equity	$63,943	$61,662
Condensed Statements of Income
For the Years Ended
December 31, 2023 and 2022
	2023	2022
Income
Dividends from subsidiary bank	$—	$1,000
Expenses
Interest on borrowed funds	1,011	977
Other expenses	214	239
Total expenses	1,225	1,216
Income tax benefit	273	256
Equity in undistributed net income of subsidiary bank	2,560	4,010
Net income	$1,608	$4,050

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements
Condensed Statements of Cash Flows
For the Years Ended
December 31, 2023 and 2022
	2023	2022
Cash Flows from Operating Activities
Net income	$1,608	$4,050
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed net income of subsidiary bank	(2,560)	(5,010)
Other, net	(183)	82
Net cash used in operating activities	(1,135)	(878)
Cash Flows from Investing Activities
Investment in subsidiary bank	(1,000)	(2,000)
Dividends from subsidiary bank	—	1,000
Net cash used in investing activities	(1,000)	(1,000)
Cash Flows from Financing Activities
Proceeds from issuance of subordinated debt, net of issuance costs	—	9,690
Repurchases of common stock	—	(596)
Dividends paid	(1,048)	(988)
Net cash (used in) provided by financing activities	(1,048)	8,106
Net (decrease) increase in cash and cash equivalents	(3,183)	6,228
Cash and cash equivalents - beginning of year	9,848	3,620
Cash and cash equivalents - end of year	$6,665	$9,848
Note 22. Subsequent Events
The Company evaluates subsequent events that occur after the balance sheet date but before the financial statements are issued. Recognized subsequent events are those which provide additional evidence about conditions that existed at the date of the balance sheet, including estimates inherent in the preparation of the statements. Recognized subsequent events require adjustment of the financial statements retroactive to the balance sheet date. Non-recognized subsequent events provide evidence of conditions that did not exist at the balance sheet date and require no retroactive adjustment to the financial statements. A material non-recognized subsequent event would be disclosed, but not recognized until the period when the event occurred. Subsequent events for potential recognition and/or disclosure have been considered through April 29, 2024, the date the financial statements were available to be issued.
On February 29, 2024, the Bank entered into a “Third Amendment to Deed of Ground Lease Agreement” with Courthouse Landing VA, LLC, a Florida limited liability company. The Bank intends to purchase a developed lot and plans to construct a branch building of approximately 2,500 – 4,000 square feet on the demised premise. The extension deadline to submit the Bank’s plans and exercise the purchase option expires April 30, 2024.
On March 25, 2024, the Company and First National Corporation (“First National”), the parent holding company for First Bank, entered into an Agreement and Plan of Merger (the “Agreement”), which provides that, subject to the terms and conditions set forth in the Agreement, the Company will merge with and into First National (the “Merger”) with First National being the surviving corporation in the Merger. In addition, simultaneously with or immediately following the Merger of the Company with and into First National, the Bank will be merged with and into First Bank.
The boards of directors of the Company and First National have unanimously approved the Agreement. The Agreement and the transactions contemplated thereby are subject to the approval of the respective shareholders of the Company and First National, regulatory approvals, and other customary closing conditions. Pursuant to the

Agreement, three directors of the Company will be (i) invited to serve on the boards of directors of First National and First Bank and (ii) nominated and recommended by First National for reelection at the first annual meeting of First National shareholders following the closing of the Merger.
Subject to the terms and conditions of the Agreement, the Company’s shareholders, including the holders of shares of both the common stock and preferred stock (on an as-converted, one-for-one basis, which shares of preferred stock convert automatically to common stock at the effective time of the Merger) (collectively, “Company Stock”), will receive 0.8122 shares of First National common stock for each share of Company Stock (the “Merger Consideration”). Cash will also be paid in lieu of fractional shares.
Additionally, in connection with the Merger, subject to the terms and conditions of the Agreement, all restricted stock awards of the Company that are unvested and remain outstanding at the effective time of the Merger (with any performance-based vesting deemed to have been achieved) will be cancelled and converted into the right to receive the Merger Consideration.

Financial Statements

TOUCHSTONE BANKSHARES, INC.
Consolidated Balance Sheets
March 31, 2024 (unaudited) and December 31, 2023*
(in thousands, except shares and per share data)
	2024	2023
Assets
Cash and due from Banks	$29,572	$22,526
Federal funds sold	30,185	18,681
Interest-bearing time deposits in Banks	1,109	1,109
Securities available for sale, at fair value	71,936	73,170
Restricted equity securities	4,060	4,037
Loans, net of allowance for credit losses of $4,981 in 2024 and $4,979 in 2023	501,047	503,831
Land, premises and equipment, net	11,147	11,309
Accrued interest receivable	2,070	1,928
Bank-owned life insurance	12,482	12,406
Core deposit intangible, net	326	369
Other assets	9,248	9,329
Total assets	$673,182	$658,695

Liabilities and Shareholders’ Equity

Liabilities
Deposits:
Noninterest-bearing	$138,769	$137,253
Interest-bearing	418,829	404,986
Total deposits	557,598	542,239

Federal Home Loan Bank advances	49,000	49,000
Subordinated debt, net of issuance costs	17,759	17,731
Accrued interest payable	972	1,181
Accrued expenses and other liabilities	3,103	3,735
Total liabilities	628,432	613,886

Commitments and contingencies

Shareholders’ Equity
Preferred stock, $2 par value, authorized 500,000 shares; issued and outstanding 29,148 in 2024 and 2023	58	58
Common stock, $2 par value, authorized 10,000,000 shares; issued and outstanding 3,270,141 in 2024 and 3,270,676 in 2023 (includes 23,030 and 26,562 of unvested shares in 2024 and 2023, respectively)	6,540	6,541
Surplus	20,088	20,058
Retained earnings	28,047	27,720
Accumulated other comprehensive loss, net	(9,983)	(9,568)
Total shareholders’ equity	44,750	44,809
Total liabilities and shareholders’ equity	$673,182	$658,695
*	Derived from audited consolidated financial statements.
See Notes to Consolidated Financial Statements

TOUCHSTONE BANKSHARES, INC.
Consolidated Statements of Income (Loss)
For the Three Months Ended March 31, 2024 and 2023 (Unaudited)
(in thousands, except shares and per share data)
	2024	2023
Interest and Dividend Income
Interest and fees on loans	$6,801	$6,204
Interest and dividends on securities – taxable	560	479
Interest on securities – nontaxable	82	80
Interest on deposits in Banks	204	42
Interest on federal funds sold	226	122
Total interest and dividend income	7,873	6,927

Interest Expense
Interest on deposits	1,974	899
Interest on borrowed funds	805	594
Total interest expense	2,779	1,493

Net interest income	5,094	5,434
Provision for credit losses	—	1,009
Net interest income after provision for credit losses	5,094	4,425

Noninterest Income
Service charges on deposit accounts	492	473
Secondary market origination fees	58	—
Bank-owned life insurance	60	75
Other operating income	204	220
Total noninterest income	814	768

Noninterest Expense
Salaries and employee benefits	2,634	3,082
Occupancy expense	336	313
Furniture and equipment expense	281	277
Data processing	365	307
Telecommunications	146	149
Legal and professional fees	135	174
FDIC insurance assessments	98	53
Merger related expenses	543	—
Other operating expenses	945	1,170
Total noninterest expenses	5,483	5,525

Income (loss) before income taxes	425	(332)
Income tax expense (benefit)	98	(136)
Net income (loss)	327	(196)
Dividends declared on preferred stock	—	—
Income (loss) available to common shareholders	$327	$(196)
Earnings (Loss) per Common Share
Basic earnings (loss) per common share	$0.10	$(0.06)
Diluted earnings (loss) per common share	$0.10	$(0.06)
Basic weighted average shares outstanding	3,270,982	3,247,867
Diluted weighted average shares outstanding	3,300,130	3,277,015
See Notes to Consolidated Financial Statements

TOUCHSTONE BANKSHARES, INC.
Consolidated Statements of Comprehensive Income (Loss)
For the Three Months Ended March 31, 2024 and 2023 (Unaudited)
(in thousands)
	2024	2023
Net income (loss)	$327	$(196)
Other comprehensive (loss) income:
Change in unrealized holding (losses) gains on securities available for sale	(525)	1,595
Tax effect related to unrealized holding losses (gains)	110	(335)
Other comprehensive (loss) income	(415)	1,260
Total comprehensive (loss) income	$(88)	$1,064
See Notes to Consolidated Financial Statements

TOUCHSTONE BANKSHARES, INC.
Consolidated Statements of Changes in Shareholders’ Equity
For the Three Months Ended March 31, 2024 and 2023 (Unaudited)
(in thousands)
	Preferred Stock	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2022	$58	$6,493	$19,884	$27,187	$(10,975)	$42,647
Cumulative effect adjustment due to the adoption of ASU 2016-13	—	—	—	(20)	—	(20)
Net loss	—	—	—	(196)	—	(196)
Other comprehensive income	—	—	—	—	1,260	1,260
Shares issued	—	26	(26)	—	—	—
Stock-based compensation	—	—	56	—	—	56
Balance at March 31, 2023	$58	$6,519	$19,914	$26,971	$(9,715)	$43,747

Balance at December 31, 2023	$58	$6,541	$20,058	$27,720	$(9,568)	$44,809
Net income	—	—	—	327	—	327
Other comprehensive loss	—	—	—	—	(415)	(415)
Shares issued	—	(1)	1	—	—	—
Stock-based compensation	—	—	29	—	—	29
Balance at March 31, 2024	$58	$6,540	$20,088	$28,047	$(9,983)	$44,750
See Notes to Consolidated Financial Statements

TOUCHSTONE BANKSHARES, INC.
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2024 and 2023 (Unaudited)
(in thousands)
	2024	2023
Cash Flows from Operating Activities
Net income (loss)	$327	$(196)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	208	229
Provision for credit losses	—	1,009
Stock-based compensation expense	29	56
Net amortization (accretion) of certain acquisition-related fair value adjustments	28	(35)
Amortization of core deposit intangible	43	54
Net amortization of premiums on securities available for sale	90	105
Originations of loans held for sale	(460)	(80)
Proceeds from sale of loans held for sale	518	80
Secondary market origination fees	(58)	—
Income from bank-owned life insurance	(76)	(101)
Deferred tax expense (benefit)	128	(50)
Changes in assets and liabilities:
Accrued interest receivable	(142)	(30)
Other assets	63	524
Accrued interest payable	(209)	166
Accrued expenses and other liabilities	(632)	(2,228)
Net cash used in operating activities	(143)	(497)

Cash Flows from Investing Activities
Maturities, prepayments and calls of securities available for sale	619	1,234
Purchases of restricted equity securities	(23)	(21)
Net decrease (increase) in loans	2,784	(9,513)
Purchases of land, premises and equipment	(46)	(92)
Net cash provided by (used in) investing activities	3,334	(8,392)

Cash Flows from Financing Activities
Net increase in noninterest-bearing deposits	1,516	5,688
Net increase in interest-bearing deposits	13,843	17,286
Net cash provided by financing activities	15,359	22,974

Net increase in cash and cash equivalents	18,550	14,085
Cash and cash equivalents - beginning of period	41,207	23,601
Cash and cash equivalents - end of period	$59,757	$37,686

Supplemental Disclosures of Cash Flow Information
Cash paid for:
Interest	$2,988	$1,327
Income taxes	—	15

Non-cash investing and financing activities:
Unrealized (loss) gain on securities available for sale	$(525)	$1,595
Cumulative effect adjustment due to the adoption of ASU 2016-13	—	(20)
See Notes to Consolidated Financial Statements

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
Note 1. General
Organization
On November 10, 2017, Bank of McKenney acquired CCB Bankshares, Inc. (“CCB”) in a business combination and merger of the two companies. Upon completion of the merger, banking operations of both institutions were consolidated and reorganized under the name Touchstone Bank (the “Bank”). The Bank provides depository and lending services for customers primarily within the counties of Dinwiddie, Chesterfield and Prince George, Virginia and the cities of Colonial Heights, Hopewell and Petersburg, Virginia. After the acquisition of CCB, the Bank’s market area has expanded to include those customers previously within CCB’s geographic footprint, which is focused primarily along the central Virginia-North Carolina border.
In July of 2020, the Bank formed a bank holding company — Touchstone Bankshares, Inc. (the “Company”). The formation of the Company was finalized on July 1, 2020, with a one-for-one share exchange of the Bank’s preferred and common shares with the Company’s preferred and common shares, respectively.
The Company is subject to competition from other financial institutions. The Company is also subject to the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the State Corporation Commission of Virginia (the “SCC”), and it undergoes periodic examinations by these regulatory authorities.
McKenney Group, LLC (“McKenney”) is a wholly owned subsidiary of the Bank formed in December of 2000 to provide networking solutions to Virginia community banks. Since its inception, its focus has evolved into a wider array of financial services. McKenney maintains investments in Bankers Title, LLC and Bankers Insurance, LLC. Early in the second quarter of 2023, the Company partnered with Appomattox Wealth Management (“Appomattox”) to provide access to brokerage business including financial advisory services for its existing clients. Appomattox, which is headquartered in Chester, Virginia with an additional office in Dinwiddie, Virginia, leverages LPL Financial LLC’s wealth management platform to provide a wide array of financial services for businesses and individuals, including financial planning, investment management, retirement income planning, estate planning, and insurance.
The Company has issued and outstanding preferred and common stock. Preferred shares pay dividends annually at a per share rate equal to that declared on common shares and have a conversion feature that permits the preferred shares to be converted into common shares on a one-to-one basis if the holder also holds share(s) of common stock in the Company. Preferred shareholders are not entitled to vote for directors during annual elections, however, the class has voting rights on issues pertaining to any change of control.
Basis of Presentation
The accompanying unaudited consolidated financial statements of the Company and its subsidiary, the Bank, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and in accordance with guidance provided by the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP for annual year-end financial statements. All significant intercompany balances and transactions have been eliminated. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments and reclassifications of a normal and recurring nature considered necessary to present fairly the financial positions at March 31, 2024 and December 31, 2023, the statements of income (loss) and comprehensive income (loss) for the three months ended March 31, 2024 and 2023, the cash flows for the three months ended March 31, 2024 and 2023, and the changes in shareholders’ equity for the three months ended March 31, 2024 and 2023. The statements should be read in conjunction with the audited consolidated financial statements and related notes for the year ended December 31, 2023 included as Annex D to this joint proxy statement/prospectus. Operating results for the three months ended March 31, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024. Certain items in the prior period financial statements have been reclassified to conform to the current presentation. These reclassifications had no effect on prior year net income or shareholders' equity.
Significant Accounting Policies and Estimates
Application of the principles of GAAP and practices within the banking industry requires management to make estimates, assumptions, and judgements that affect the amounts reported in the financial statements and

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
accompanying notes. These estimates, assumptions, and judgements are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements may reflect different estimates, assumptions and judgements. Certain policies inherently rely more extensively on the use of estimates, assumptions, and judgements and as such may have a greater possibility of producing results that could be materially different than originally reported. Material estimates that are particularly susceptible to significant changes in the near term include estimates related to the determination of the allowance for credit losses.
The Company’s significant accounting policies followed in the preparation of the unaudited consolidated financial statements are disclosed in Note 1 of the audited financial statements and notes for the year ended December 31, 2023 and are included as Annex D to this joint proxy statement/prospectus.
Business Combination
On March 25, 2024, the Company and First National Corporation (“First National”), the parent holding company for First Bank, entered into an Agreement and Plan of Merger (the “Agreement”), which provides that, subject to the terms and conditions set forth in the Agreement, the Company will merge with and into First National (the “Merger”) with First National being the surviving corporation in the Merger. In addition, simultaneously with or immediately following the Merger of the Company with and into First National, the Bank will be merged with and into First Bank.
The Agreement and the transactions contemplated thereby are subject to the approval of the respective shareholders of the Company and First National, regulatory approvals, and other customary closing conditions.
Subject to the terms and conditions of the Agreement, the Company’s shareholders, including the holders of shares of both the common stock and preferred stock (on an as-converted, one-for-one basis, which shares of preferred stock convert automatically to common stock at the effective time of the Merger) (collectively, “Company Stock”), will receive 0.8122 shares of First National common stock for each share of Company Stock (the “Merger Consideration”). Cash will also be paid in lieu of fractional shares.
Additionally, in connection with the Merger, subject to the terms and conditions of the Agreement, all restricted stock awards of the Company that are unvested and remain outstanding at the effective time of the Merger (with any performance-based vesting deemed to have been achieved) will be cancelled and converted into the right to receive the Merger Consideration.
Adoption of New Accounting Pronouncements
In July 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-03, “Presentation of Financial Statements (Topic 205), Income Statement—Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation—Stock Compensation (Topic 718)”. This ASU amends the FASB Accounting Standards Codification (“ASC”) for SEC paragraphs pursuant to SEC Staff Accounting Bulletin No. 120, SEC Staff Announcement at the March 24, 2022 EITF Meeting, and Staff Accounting Bulletin Topic 6.B, Accounting Series Release 280—General Revision of Regulation S-X: Income or Loss Applicable to Common Stock. ASU 2023-03 is effective upon addition to the FASB Codification. The Company does not expect the adoption of ASU 2023-03 to have a material impact on its consolidated financial statements.
In March 2023, the FASB issued ASU 2023-02, “Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method”. These amendments allow reporting entities to elect to account for qualifying tax equity investments using the proportional amortization method, regardless of the program giving rise to the related income tax credits. The ASU is effective for public business entities for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted for all entities in any interim period. The Company does not expect the adoption of ASU 2023-02 to have a material impact on its consolidated financial statements.
In March 2023, the FASB issued ASU 2023-01, “Leases (Topic 842): Common Control Arrangements”. These amendments require entities to amortize leasehold improvements associated with common control leases over the useful life to the common control group. The ASU is effective for fiscal years beginning after December 15, 2023,

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
including interim periods within those fiscal years. Early adoption is permitted. If an entity adopts the amendments in an interim period, it must adopt them as of the beginning of the fiscal year that includes that interim period. Transition can be done either retrospectively or prospectively. The Company does not expect the adoption of ASU 2023-01 to have a material impact on its consolidated financial statements.
In June 2022, the FASB issued ASU 2022-03, “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions.” ASU 2022-03 clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The ASU is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted. The Company does not expect the adoption of ASU 2022-03 to have a material impact on its consolidated financial statements.
Recent Accounting Pronouncements
In March 2024, the FASB issued ASU 2024-01, “Compensation – Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards”. This ASU provides an illustrative example intended to demonstrate how entities that account for profits interest and similar awards would determine whether a profits interest award should be accounted for in accordance with Topic 718. This ASU is effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. Early adoption is permitted. If an entity adopts the amendments in an interim period, it must adopt them as of the beginning of the annual period that includes that interim period. Transition can be done either retrospectively or prospectively. The Company does not expect the adoption of ASU 2024-01 to have a material impact on its consolidated financial statements.
In March 2024, the FASB issued ASU 2024-02, “Codification Improvements – Amendments to Remove References to the Concepts Statements”. This ASU contains amendments to the Codification that remove references to various Concepts Statements. In most instances, the references are extraneous and not required to understand or apply the guidance. In other instances, the references were used in prior Statements to provide guidance in certain topical areas. This ASU is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied prospectively to all new transactions recognized on or after the date that the entity first applies the amendments or retrospectively to the beginning of the earliest comparative period presented in which the amendments were first applied. If an entity adopts the amendments retrospectively, it should adjust the opening balance of retained earnings as of the beginning of the earliest comparative period presented. The Company does not expect the adoption of ASU 2024-02 to have a material impact on its consolidated financial statements.
Note 2. Investment Securities
Investment securities have been classified in the consolidated balance sheets according to management’s intent. At March 31, 2024 and December 31, 2023, the Company had no investment securities classified as held to maturity (“HTM”). The amortized cost and fair value of available for sale (“AFS”) investment securities, with gross unrealized gains and losses at March 31, 2024 and December 31, 2023 are as follows (in thousands):
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
March 31, 2024
AFS
U. S. Government agencies	$5,459	$1	$(261)	$5,199
Mortgage-backed securities	32,586	—	(5,419)	27,167
Taxable municipal securities	19,427	—	(3,779)	15,648
Tax-exempt municipal securities	16,079	—	(2,022)	14,057
Corporate securities	11,021	—	(1,156)	9,865
Total	$84,572	$1	$ (12,637)	$71,936

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
December 31, 2023
AFS
U. S. Government agencies	$5,525	$—	$(258)	$5,267
Mortgage-backed securities	33,169	3	(5,088)	28,084
Taxable municipal securities	19,432	—	(3,759)	15,673
Tax-exempt municipal securities	16,122	6	(1,819)	14,309
Corporate securities	11,033	—	(1,196)	9,837
Total	$85,281	$9	$(12,120)	$73,170
There was no allowance for credit losses on AFS investment securities as of March 31, 2024 and December 31, 2023.
There were no investment securities transferred between the AFS and HTM portfolios during the periods presented. In the future management may elect to classify investment securities as HTM based upon such considerations as the nature of the investment security, the Company’s ability to hold the investment security until maturity, and general economic conditions.
The contractual maturities of AFS investment securities at March 31, 2024, are shown below. Expected maturities may differ from contractual maturities because mortgages underlying the mortgage-backed securities may be called or prepaid without any penalties.
	AFS
Investment securities (in thousands)	Amortized Cost	Fair Value
Maturing within one year	$13	$13
Maturing after one year, but within five years	3,800	3,688
Maturing after five years, but within ten years	27,010	23,750
Maturing after ten years	53,749	44,485
Total	$84,572	$71,936
At December 31, 2022, the Company’s corporate securities portfolio contained $1.0 million of an investment in subordinated notes issued by Signature Bank of New York (“SBNY”). As a result of and subsequent to the failure of SBNY during the first quarter of 2023, the Company determined its investment in SBNY subordinated notes was uncollectible. In connection with this determination, during the first quarter of 2023 the Company established an allowance for credit losses through a provision for credit losses in the amount of $1.0 million related to its investment in SBNY subordinated notes, which was fully charged off in the same period. During the fourth quarter of 2023, the Company sold its investment in SBNY subordinated notes for gross proceeds of approximately $206 thousand and recorded a (recovery of) credit losses for the same amount. During the three months ended March 31, 2024 and 2023, or as of March 31, 2024 and December 31, 2023, there were no other AFS investment securities that had an allowance for credit losses. There were no sales of AFS investment securities during the three months ended March 31, 2024 and 2023. Gains and losses on the sale of AFS investment securities are recorded on the trade date and are determined using the specific identification method.
There were no AFS investment securities pledged to secure public deposits or for other purposes required by law at March 31, 2024 or December 31, 2023. The Company utilizes a Letter of Credit through the Federal Home Loan Bank of Atlanta (“FHLB”) for meeting the collateral requirements of such deposits.
At March 31, 2024, the Company had pledged AFS investment securities with a fair value of approximately $23.9 million to the Federal Reserve Bank of Richmond (“FRB”) to secure its borrowing capacity under the Discount Window and the Bank Term Funding Program (“BTFP”). At December 31, 2023, the Company had pledged AFS investment securities with a fair value of approximately $21.5 million to the FRB to secure its borrowing capacity under the Discount Window and the BTFP.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
Restricted equity securities totaled $4.1 million at March 31, 2024, and $4.0 million at December 31, 2023. Restricted equity securities consist of investments in stock of the FRB, FHLB, and Community Bankers’ Bank (“CBB”), all of which are carried at cost. All of these entities are upstream correspondents of the Company. The FRB requires banks to purchase stock as a condition for membership in the Federal Reserve System. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow money. The Company’s stock in CBB is restricted only in the fact that the stock may only be repurchased by the respective bank.
The following table details unrealized losses and related fair values in the Company’s AFS investment securities portfolios for which an allowance for credit losses has not been recorded at March 31, 2024 and December 31, 2023. This information is aggregated by the length of time that individual AFS investment securities have been in a continuous unrealized loss position as of March 31, 2024 and December 31, 2023 (in thousands).
	Total		Less than 12 Months		12 Months or Greater
	Fair Value	Unrealized (Loss)	Fair Value	Unrealized (Loss)	Fair Value	Unrealized (Loss)
March 31, 2024
Description
U. S. Government agencies	$4,592	$(261)	$—	$—	$4,592	$(261)
Mortgage-backed securities	27,167	(5,419)	832	(8)	26,335	(5,411)
Taxable municipals	15,648	(3,779)	—	—	15,648	(3,779)
Tax-exempt municipals	14,057	(2,022)	470	(7)	13,587	(2,015)
Corporate securities	9,865	(1,156)	—	—	9,865	(1,156)
Unrealized Loss Positions	$71,329	$(12,637)	$1,302	$(15)	$70,027	$(12,622)

December 31, 2023
Description
U. S. Government agencies	$4,631	$(258)	$—	$—	$4,631	$(258)
Mortgage-backed securities	27,215	(5,088)	—	—	27,215	(5,088)
Taxable municipals	15,673	(3,759)	—	—	15,673	(3,759)
Tax-exempt municipals	13,821	(1,819)	—	—	13,821	(1,819)
Corporate securities	8,937	(1,196)	—	—	8,937	(1,196)
Unrealized Loss Positions	$70,277	$(12,120)	$—	$—	$70,277	$(12,120)
At March 31, 2024, one hundred thirteen (113) AFS investment securities with unrealized losses had depreciated approximately 14.9% from their total amortized cost basis. Management evaluates all AFS investment securities in an unrealized loss position on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. If the Company has the intent to sell the investment security or it is more likely than not that the Company will be required to sell the investment security, the investment security is written down to fair value and the entire loss is recorded in earnings.
If either of the above criteria is not met, the Company evaluates whether the decline in fair value is the result of credit losses or other factors. In making the assessment, the Company may consider various factors including the extent to which fair value is less than amortized cost, performance on any underlying collateral, downgrades in the ratings of the investment security by a rating agency, the failure of the issuer to make scheduled interest or principal payments and adverse conditions specifically related to the investment security. If the assessment indicates that a credit loss exists, the present value of cash flows expected to be collected are compared to the amortized cost basis of the investment security and any excess is recorded as an allowance for credit losses, limited by the amount that the fair value is less than the amortized cost basis. Any amount of unrealized loss that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.
Changes in the allowance for credit losses are recorded as provision for (or reversal of) credit loss expense. Losses are charged against the allowance for credit losses when management believes an AFS investment security is confirmed to be uncollectible or when either of the criteria regarding intent or requirement to sell is met.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
Note 3. Loans
The composition of loans at March 31, 2024 and December 31, 2023 is as follows (in thousands):
	2024	2023
Real Estate:
Construction & Development	$34,544	$35,646
1-4 Family	208,751	211,429
Commercial Real Estate, Owner Occupied	86,757	82,396
Commercial Real Estate, Non-Owner Occupied	131,342	133,053
Other	44,634	46,286
Total loans	506,028	508,810
Less: Allowance for credit losses	4,981	4,979
Loans, net of allowance for credit losses	$501,047	$503,831
Included in total loans above are deferred loan fees, net of deferred loan costs, of $436 thousand and $490 thousand at March 31, 2024 and December 31, 2023, respectively. Income from net deferred loan fees and costs is recognized over the lives of the respective loans as a yield adjustment. If loans repay prior to scheduled maturities any unamortized fee or cost is recognized at that time.
The Company elected to exclude accrued interest receivable from the amortized cost basis of loans. Accrued interest receivable related to loans totaled $1.5 million at March 31, 2024 and $1.3 million at December 31, 2023, and was reported in “Accrued interest receivable” on the consolidated balance sheets.
There was no remaining accretable discount on acquired performing loans at March 31, 2024 and December 31, 2023, respectively.
Purchased Credit Deteriorated (“PCD”)
There were no PCD loans acquired during the three months ended March 31, 2024 and 2023, respectively.
During 2017, the Company acquired loans as a result of the CCB merger, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans at March 31, 2024 and December 31, 2023 are as follows (in thousands):
March 31, 2024	PCD Loans
Construction & Development	$—
1-4 Family	642
Commercial Real Estate, Owner Occupied	—
Commercial Real Estate, Non-Owner Occupied	—
Other	—
Total PCD loans	$642
December 31, 2023	PCD Loans
Construction & Development	$—
1-4 Family	664
Commercial Real Estate, Owner Occupied	—
Commercial Real Estate, Non-Owner Occupied	—
Other	—
Total PCD loans	$664

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
Changes in the accretable yield for PCD loans were as follows for the three months ended March 31, 2024 and 2023 (in thousands):
	2024	2023
Accretable yield, beginning of period balance	$—	$76
Accretion	—	(39)
Reclassification from nonaccretable difference	—	79
Accretable yield, end of period balance	$—	$116
Aging Analysis
The following tables present an aging analysis of past due loans by category as of March 31, 2024 and December 31, 2023 (in thousands):
	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due and Still Accruing	Nonaccrual Loans	Current	Total Loans
March 31, 2024
Construction & Development	$100	$—	$—	$—	$34,444	$34,544
1-4 Family	326	121	—	117	208,187	208,751
Commercial Real Estate, Owner Occupied	7	—	—	—	86,750	86,757
Commercial Real Estate, Non-Owner Occupied	—	—	—	—	131,342	131,342
Other	10	2	—	24	44,598	44,634
Total	$443	$123	$—	$141	$505,321	$506,028

December 31, 2023
Construction & Development	$—	$—	$100	$—	$35,546	$35,646
1-4 Family	122	65	—	301	210,941	211,429
Commercial Real Estate, Owner Occupied	6	—	—	—	82,390	82,396
Commercial Real Estate, Non-Owner Occupied	—	—	—	—	133,053	133,053
Other	—	2	—	25	46,259	46,286
Total	$128	$67	$100	$326	$508,189	$508,810
Credit Quality Indicators
Management closely monitors the quality of the loan portfolio and has established a loan review process designed to help grade the quality of the Company’s loan portfolio. The Company’s loan ratings coincide with the “Substandard,” “Doubtful” and “Loss” classifications used by federal regulators in their examination of financial institutions. Generally, an asset is considered “Substandard” if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. “Substandard” assets include those characterized by the distinct possibility that the insured financial institution will sustain some loss if the deficiencies are not corrected. Assets classified as “Doubtful” have all the weaknesses inherent in assets classified “Substandard” with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable. Assets classified as “Loss” are those considered uncollectible, and of such little value that its continuance on the books is not warranted. As of March 31, 2024 and December 31, 2023, the Company had no loans graded “Loss” included in the balance of total loans outstanding.
Assets that do not currently expose the insured financial institutions to sufficient risk to warrant classification in one of the aforementioned categories but otherwise possess weaknesses are designated “Special Mention.” Management also maintains a listing of loans designated “Watch”. These loans represent borrowers with declining earnings,

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
strained cash flow, increasing leverage and/or weakening market fundamentals that indicate above average risk. Loans that are currently performing and are of high quality are given a loan rating of “Pass”.
Loans are graded at origination and will be considered for potential downgrades as the borrower experiences financial difficulties. Loan officers meet periodically to discuss their past due credits and loan downgrades could occur at that time. Commercial loans of over $1.0 million are reviewed on an annual basis, and that review could result in downgrades or in some cases, upgrades. In addition, the Company engages an independent, third-party loan review on an annual basis. The results of these loan reviews could result in upgrades or downgrades.
The following table presents the Company’s recorded investment in loans by credit quality indicators by year of origination as of March 31, 2024 (in thousands):
	Term Loans by Year of Origination
	2024	2023	2022	2021	2020	Prior	Revolving	Total
Construction & Development
Pass	$1,708	$17,003	$9,533	$2,736	$842	$1,577	$751	$34,150
Watch	—	28	—	—	—	41	297	366
Special Mention	28	—	—	—	—	—	—	28
Substandard	—	—	—	—	—	—	—	—
Total Construction & Development	$1,736	$17,031	$9,533	$2,736	$842	$1,618	$1,048	$34,544
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—

1-4 Family
Pass	$2,556	$29,160	$55,510	$49,564	$16,124	$33,067	$16,136	$202,117
Watch	—	131	2,507	557	380	2,423	60	6,058
Special Mention	—	—	—	—	—	368	—	368
Substandard	—	—	—	—	—	178	30	208
Total 1-4 Family	$2,556	$29,291	$58,017	$50,121	$16,504	$36,036	$16,226	$208,751
Current period gross write-offs	$—	$—	$—	$—	$—	$5	$—	$5

Commercial Real Estate, Owner Occupied
Pass	$1,483	$6,964	$14,616	$12,880	$12,471	$21,953	$2,327	$72,694
Watch	3,521	—	1,071	3,182	221	2,299	—	10,294
Special Mention	—	—	—	—	—	3,691	—	3,691
Substandard	—	—	—	—	—	78	—	78
Total Commercial Real Estate, Owner Occupied	$5,004	$6,964	$15,687	$16,062	$12,692	$28,021	$2,327	$86,757
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
	Term Loans by Year of Origination
	2024	2023	2022	2021	2020	Prior	Revolving	Total
Commercial Real Estate, Non-Owner Occupied
Pass	$336	$28,131	$34,814	$19,086	$2,126	$26,856	$1,230	$112,579
Watch	—	5,753	5,161	—	4,465	3,061	—	18,440
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	323	—	323
Total Commercial Real Estate, Non-Owner Occupied	$336	$33,884	$39,975	$19,086	$6,591	$30,240	$1,230	$131,342
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—

Other
Pass	$1,682	$9,059	$6,827	$3,604	$2,189	$8,247	$6,167	$37,775
Watch	—	131	2,077	3,178	71	599	398	6,454
Special Mention	—	—	—	—	—	—	250	250
Substandard	—	—	2	—	—	128	1	131
Doubtful	—	—	24	—	—	—	—	24
Total Other	$1,682	$9,190	$8,930	$6,782	$2,260	$8,974	$6,816	$44,634
Current period gross write-offs	$—	$5	$—	$—	$—	$—	$—	$5

Total loans
Pass	$7,765	$90,317	$121,300	$87,870	$33,752	$91,700	$26,611	$459,315
Watch	3,521	6,043	10,816	6,917	5,137	8,423	755	41,612
Special Mention	28	—	—	—	—	4,059	250	4,337
Substandard	—	—	2	—	—	707	31	740
Doubtful	—	—	24	—	—	—	—	24
Total loans	$11,314	$96,360	$132,142	$94,787	$38,889	$104,889	$27,647	$506,028
Total current period gross write-offs	$—	$5	$—	$—	$—	$5	$—	$10
The following table presents the Company’s recorded investment in loans by credit quality indicators by year of origination as of December 31, 2023 (in thousands):
	Term Loans by Year of Origination
	2023	2022	2021	2020	2019	Prior	Revolving	Total
Construction & Development
Pass	$15,387	$10,333	$3,104	$720	$573	$1,167	$1,027	$32,311
Watch	28	3,265	—	—	—	42	—	3,335
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Total Construction & Development	$15,415	$13,598	$3,104	$720	$573	$1,209	$1,027	$35,646
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
	Term Loans by Year of Origination
	2023	2022	2021	2020	2019	Prior	Revolving	Total
1-4 Family
Pass	$29,402	$56,277	$51,657	$17,149	$7,917	$26,728	$15,133	$204,263
Watch	132	2,525	562	393	86	2,637	61	6,396
Special Mention	—	—	—	—	282	92	—	374
Substandard	—	—	—	—	—	396	—	396
Total 1-4 Family	$29,534	$58,802	$52,219	$17,542	$8,285	$29,853	$15,194	$211,429
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—

Commercial Real Estate, Owner Occupied
Pass	$6,932	$14,814	$13,105	$12,615	$2,724	$19,725	$1,691	$71,606
Watch	—	1,089	3,199	221	390	2,076	—	6,975
Special Mention	—	—	—	—	1,696	2,039	—	3,735
Substandard	—	—	—	—	—	80	—	80
Total Commercial Real Estate, Owner Occupied	$6,932	$15,903	$16,304	$12,836	$4,810	$23,920	$1,691	$82,396
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—

Commercial Real Estate, Non-Owner Occupied
Pass	$27,716	$34,937	$19,345	$2,170	$5,206	$22,303	$2,089	$113,766
Watch	6,101	5,212	—	4,515	—	3,125	—	18,953
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	334	—	334
Total Commercial Real Estate, Non-Owner Occupied	$33,817	$40,149	$19,345	$6,685	$5,206	$25,762	$2,089	$133,053
Current period gross write-offs	$—	$—	$—	$—	$—	$—	$—	$—

Other
Pass	$9,549	$7,865	$4,098	$2,295	$5,022	$3,953	$6,235	$39,017
Watch	138	2,316	3,483	161	91	533	391	7,113
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	130	1	131
Doubtful	—	25	—	—	—	—	—	25
Total Other	$9,687	$10,206	$7,581	$2,456	$5,113	$4,616	$6,627	$46,286
Current period gross write-offs	$—	$174	$12	$—	$—	$—	$—	$186

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
	Term Loans by Year of Origination
	2023	2022	2021	2020	2019	Prior	Revolving	Total
Total loans
Pass	$88,986	$124,226	$91,309	$34,949	$21,442	$73,876	$26,175	$460,963
Watch	6,399	14,407	7,244	5,290	567	8,413	452	42,772
Special Mention	—	—	—	—	1,978	2,131	—	4,109
Substandard	—	—	—	—	—	940	1	941
Doubtful	—	25	—	—	—	—	—	25
Total loans	$95,385	$138,658	$98,553	$40,239	$23,987	$85,360	$26,628	$508,810
Total current period gross write-offs	$—	$174	$12	$—	$—	$—	$—	$186
Nonaccrual Loans
The following table is a summary of the Company’s nonaccrual loans by major categories for the period indicated (in thousands):
	March 31, 2024
	Nonaccrual Loans with no Allowance	Nonaccrual Loans with an Allowance	Total Nonaccrual Loans
Construction & Development	$—	$—	$—
1-4 Family	—	117	117
Commercial Real Estate, Owner Occupied	—	—	—
Commercial Real Estate, Non-Owner Occupied	—	—	—
Other	—	24	24
Total	$—	$141	$141
The following table is a summary of the Company’s nonaccrual loans by major categories for the period indicated (in thousands):
	December 31, 2023
	Nonaccrual Loans with no Allowance	Nonaccrual Loans with an Allowance	Total Nonaccrual Loans
Construction & Development	$—	$—	$—
1-4 Family	201	100	301
Commercial Real Estate, Owner Occupied	—	—	—
Commercial Real Estate, Non-Owner Occupied	—	—	—
Other	—	25	25
Total	$201	$125	$326
The Company recognized approximately $7 thousand of interest income on nonaccrual loans during the three months ended March 31, 2024.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
The following table represents the accrued interest receivables written off on nonaccrual loans by reversing interest income during the three months ended March 31, 2024 (in thousands):
For the Three Months Ended March 31, 2024
Construction & Development	$—
1-4 Family	1
Commercial Real Estate, Owner Occupied	—
Commercial Real Estate, Non-Owner Occupied	—
Other	—
Total loans	$1
Collateral Dependent Loans
Loans that do not share risk characteristics within their respective loan pools are individually evaluated. The Company has certain loans for which repayment is dependent upon the operation or sale of collateral, as the borrower is experiencing financial difficulty. The underlying collateral can vary based upon the type of loan. The following provides more detail about the types of collateral that secure collateral dependent loans:
•
Construction and development loans include both commercial and consumer loans. Commercial loans are typically secured by first liens on raw land acquired for the construction of owner occupied commercial real estate or non-owner occupied commercial real estate. Consumer loans are typically secured by a first lien on raw land acquired for the construction of residential homes for which a binding sales contract exists.

•
Commercial real estate loans can be secured by either owner occupied commercial real estate or non-owner occupied investment commercial real estate. Typically, owner occupied commercial real estate loans are secured by office buildings, warehouses, manufacturing facilities and other commercial and industrial properties occupied by operating companies. Non-owner occupied commercial real estate loans are generally secured by office buildings and complexes, retail facilities, multifamily complexes, land under development, industrial properties, as well as other commercial or industrial real estate.

•	Residential real estate loans are typically secured by first mortgages, and in some cases could be secured by a second mortgage.
•	Home equity lines of credit are generally secured by second mortgages on residential real estate property.
•	Consumer loans are generally secured by automobiles, motorcycles, recreational vehicles, and other personal property. Some consumer loans are unsecured and have no underlying collateral.
The following table details the amortized cost of collateral dependent loans as of March 31, 2024 (in thousands):
March 31, 2024
Construction & Development	$—
1-4 Family	—
Commercial Real Estate, Owner Occupied	—
Commercial Real Estate, Non-Owner Occupied	—
Other	128
Total loans	$128

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
The following table details the amortized cost of collateral dependent loans as of December 31, 2023 (in thousands):
December 31, 2023
Construction & Development	$—
1-4 Family	201
Commercial Real Estate, Owner Occupied	—
Commercial Real Estate, Non-Owner Occupied	—
Other	130
Total loans	$331
Note 4. Allowance for Credit Losses
Allowance for Credit Losses – Loans
The following table summarizes the activity related to the allowance for credit losses for the three months ended March 31, 2024 under the CECL methodology (in thousands):
	Construction & Development	1-4 Family	Commercial Real Estate Owner Occupied	Commercial Real Estate Non-Owner Occupied	Other	Total
Balance, December 31, 2023	$334	$1,998	$789	$1,306	$552	$4,979
Charge-offs	—	(5)	—	—	(5)	(10)
Recoveries	—	3	—	—	9	12
Provision for (recovery of) credit losses	(15)	8	42	(11)	(24)	—
Balance, March 31, 2024	$319	$2,004	$831	$1,295	$532	$4,981
The following table summarizes the activity related to the allowance for credit losses for the three months ended March 31, 2023 under the CECL methodology (in thousands):
	Construction & Development	1-4 Family	Commercial Real Estate Owner Occupied	Commercial Real Estate Non-Owner Occupied	Other	Total
Balance, December 31, 2022	$355	$1,721	$850	$1,229	$726	$4,881
Charge-offs	—	—	—	—	(1)	(1)
Recoveries	—	1	—	—	29	30
Provision for (recovery of) credit losses	5	156	(19)	39	(181)	—
Balance, March 31, 2023	$360	$1,878	$831	$1,268	$573	$4,910
The following table summarizes the activity related to the allowance for credit losses for the year ended December 31, 2023 under the CECL methodology (in thousands):
	Construction & Development	1-4 Family	Commercial Real Estate Owner Occupied	Commercial Real Estate Non-Owner Occupied	Other	Total
Balance, December 31, 2022	$355	$1,721	$850	$1,229	$726	$4,881
Charge-offs	—	—	—	—	(186)	(186)
Recoveries	—	13	—	—	96	109
Provision for (recovery of) credit losses	(21)	264	(61)	77	(84)	175
Balance, December 31, 2023	$334	$1,998	$789	$1,306	$552	$4,979

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
The transition adjustment for the adoption of ASC 326 on January 1, 2023 resulted in no change in the allowance for credit losses on loans.
Impaired Loans
Prior to the adoption of ASC 326, a loan was considered impaired when it is probable that the Company will be unable to collect all contractual principal and interest payments due in accordance with the original or modified terms of the loan agreement. Smaller balance homogenous loans may be collectively evaluated for impairment. Non-homogenous impaired loans are either measured based on the estimated fair value of the collateral less estimated cost to sell if the loan is considered collateral dependent or measured based on the present value of expected future cash flows if not collateral dependent. The valuation of real estate collateral is subjective in nature and may be adjusted in future periods because of changes in economic conditions. Management considers third-party appraisals, as well as independent fair market value assessments in determining the estimated fair value of particular properties. In addition, as certain of these third-party appraisals and independent fair market value assessments are only updated periodically, changes in the values of specific properties may have occurred subsequent to the most recent appraisals. Accordingly, the amounts of any such potential changes and any related adjustments are generally recorded at the time such information is received. When the measurement of the impaired loan is less than the recorded investment in the loan, impairment is recognized by creating or adjusting an allocation of the allowance for loan losses and uncollected accrued interest is reversed against interest income. If ultimate collection of principal is in doubt, all cash receipts on impaired loans are applied to reduce the principal balance.
Modifications Made to Borrowers Experiencing Financial Difficulty
The allowance for credit losses incorporates an estimate of lifetime expected credit losses and is recorded on each asset upon asset origination or acquisition. The starting point for the estimate of the allowance for credit losses is historical loss information, which includes losses from modifications of receivables to borrowers experiencing financial difficulty. The Company uses a probability of default/loss given default model to determine the allowance for credit losses. An assessment of whether a borrower is experiencing financial difficulty is made on the date of a modification. There are no commitments to lend additional funds to borrowers experiencing financial difficulty.
Because the effect of most modifications made to borrowers experiencing financial difficulty is already included in the allowance for credit losses because of the measurement methodologies used to estimate the allowance, a change to the allowance for credit losses is generally not recorded upon modification. Occasionally, the Company modifies loans by providing principal forgiveness on certain of its real estate loans. When principal forgiveness is provided, the amortized cost basis of the asset is written off against the allowance for credit losses. The amount of the principal forgiveness is deemed to be uncollectible; therefore, that portion of the loan is written off, resulting in a reduction of the amortized cost basis and a corresponding adjustment to the allowance for credit losses.
In some cases, the Company will modify a certain loan by providing multiple types of concessions. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness or an interest rate reduction, may be granted.
As of March 31, 2024 and December 31, 2023, the Company did not have any loans made to borrowers experiencing financial difficulty that were modified during the three months ended March 31, 2024 or the year ended December 31, 2023, and as such, did not have any loans made to borrowers experiencing financial difficulty that subsequently defaulted. Payment default is defined as movement to nonperforming status, foreclosure or charge-off, whichever occurs first.
Upon the Company's determination that a modified loan (or portion of a loan) has subsequently been deemed uncollectible, the loan (or a portion of the loan) is written off. Therefore, the amortized cost basis of the loan is reduced by the uncollectible amount and the allowance for credit losses is adjusted by the same amount.
Troubled Debt Restructurings (“TDRs”)
Prior to the adoption of ASC 326 on January 1, 2023, the Company utilized the Incurred Loss methodology that required the Company to account for certain loan modifications or restructurings as TDRs. A TDR is a loan for which the Company, for reasons related to the borrower’s financial difficulties, grants a concession to the borrower that the

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
Company would not otherwise consider. The loan terms which have been modified or restructured due to a borrower’s financial difficulty, include but are not limited to: a reduction in the stated interest rate; an extension of the maturity at an interest rate below current market; a reduction in the face amount of the debt; a reduction in the accrued interest; or re-aging, extensions, deferrals, and renewals.
Unfunded Commitments
The Company maintains a separate reserve for credit losses on off-balance-sheet credit exposures, including unfunded loan commitments, which is included in “Accrued expenses and other liabilities” on the consolidated balance sheets. The reserve for credit losses on off-balance-sheet credit exposures is adjusted as a provision for (recovery of) credit losses in the consolidated statements of income (loss). The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life, utilizing the same models and approaches for the Company's other loan portfolio segments described above, as these unfunded commitments share similar risk characteristics as its loan portfolio segments. The Company has identified the unfunded portion of certain lines of credit as unconditionally cancellable credit exposures, meaning the Company can cancel the unfunded commitment at any time. No credit loss estimate is reported for off-balance-sheet credit exposures that are unconditionally cancellable by the Company or for undrawn amounts under such arrangements that may be drawn prior to the cancellation of the arrangement.
There was no provision for credit losses on unfunded commitments during the three months ended March 31, 2024. On January 1, 2023, the Company recorded an adjustment for unfunded commitments of $25 thousand for the adoption of ASC 326. For the three months ended March 31, 2023, the Company did not record a provision for credit losses for unfunded commitments. The allowance for credit losses on off-balance sheet exposures was $25 thousand at March 31, 2024 and December 31, 2023, respectively.
Note 5. Fair Value Measurements
FASB ASC 825, “Financial Instruments”, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. The fair value of a financial instrument is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the financial instruments. FASB ASC 825 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Therefore, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.
Fair Value Hierarchy: Under FASB ASC 820, “Fair Value Measurements and Disclosures”, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the financial assets and financial liabilities are traded and the reliability of the assumptions that are used to determine fair value. These levels are:
Level 1 -	Valuation is based upon quoted prices for identical financial instruments traded in active markets.
Level 2 -
Valuation is based upon quoted prices for similar financial instruments in active markets, quoted prices for identical or similar financial instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 -
Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the financial asset or financial liability. Valuation techniques may include the use of option pricing models, discounted cash flow models and similar techniques.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
The following table presents the carrying or notional amounts, estimated fair values, and placement in the fair value hierarchy of the Company’s financial instruments at March 31, 2024 and December 31, 2023 (in thousands):
	Carrying Amount	Quoted Prices in Active Markets For Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Total Fair Inputs (Level 3)	Value Balances
March 31, 2024
Financial assets:
Cash and federal funds sold	$59,757	$59,757	$—	$—	$59,757
Interest-bearing time deposits in Banks	1,109	1,109	—	—	1,109
Securities AFS	71,936	—	71,936	—	71,936
Restricted equity securities	4,060	—	4,060	—	4,060
Loans, net	501,047	—	—	467,661	467,661
Bank-owned life insurance	12,482	—	12,482	—	12,482
Accrued interest receivable	2,070	—	2,070	—	2,070

Financial liabilities:
Deposits	$557,598	$—	$—	$556,843	$556,843
FHLB advances	49,000	—	49,380	—	49,380
Subordinated debt, net	17,759	—	16,234	—	16,234
Accrued interest payable	972	—	972	—	972

December 31, 2023
Financial assets:
Cash and federal funds sold	$41,207	$41,207	$—	$—	$41,207
Interest-bearing time deposits in Banks	1,109	1,109	—	—	1,109
Securities AFS	73,170	—	73,170	—	73,170
Restricted equity securities	4,037	—	4,037	—	4,037
Loans, net	503,831	—	—	475,885	475,885
Bank-owned life insurance	12,406	—	12,406	—	12,406
Accrued interest receivable	1,928	—	1,928	—	1,928

Financial liabilities:
Deposits	$542,239	$—	$—	$541,746	$541,746
FHLB advances	49,000	—	49,015	—	49,015
Subordinated debt, net	17,731	—	16,457	—	16,457
Accrued interest payable	1,181	—	1,181	—	1,181
The following describes the valuation techniques used by the Company to measure certain financial assets recorded at fair value on a recurring basis in the consolidated financial statements:
Securities AFS: Securities AFS are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar investment securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar investment securities by using pricing models that consider observable market data (Level 2). If an investment security is measured using unobservable inputs (Level 3), it will, in most cases, incorporate a significant liquidity discount that is applied to directly observable inputs because of restrictions on redemptions such as lock-up periods, redemption rates, etc.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
No financial liabilities were measured at fair value on a recurring basis as of March 31, 2024 or December 31, 2023. There were no significant transfers between levels during the three months ended March 31, 2024 or the year ended December 31, 2023. The following table presents the balances of financial assets measured at fair value on a recurring basis as of March 31, 2024 and December 31, 2023 (in thousands):
	Fair Value Measures at March 31, 2024 and December 31, 2023
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Balance as of:	(Level 1)	(Level 2)	(Level 3)
March 31, 2024
Securities AFS:
U.S. Government agencies	$5,199	$—	$5,199	$—
Mortgage-backed securities	27,167	—	27,167	—
Taxable municipal securities	15,648	—	15,648	—
Tax-exempt municipal securities	14,057	—	14,057	—
Corporate securities	9,865	—	9,865	—
Total Securities AFS at fair value	$71,936	$—	$71,936	$—

December 31, 2023
Securities AFS:
U.S. Government agencies	$5,267	$—	$5,267	$—
Mortgage-backed securities	28,084	—	28,084	—
Taxable municipal securities	15,673	—	15,673	—
Tax-exempt municipal securities	14,309	—	14,309	—
Corporate securities	9,837	—	9,837	—
Total Securities AFS at fair value	$73,170	$—	$73,170	$—
Certain financial assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these financial assets usually result from the application of lower of cost or market accounting or write-downs of individual assets. No financial liabilities were measured at fair value on a nonrecurring basis as of March 31, 2024 and December 31, 2023.
The following describes the valuation techniques used by the Company to measure certain financial assets recorded at fair value on a nonrecurring basis in the consolidated financial statements:
Individually Evaluated Loans: Individually evaluated loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are evaluated for potential specific reserves and adjusted, if a shortfall exists, to fair value less costs to sell. Fair value is measured based on the value of the underlying collateral securing the loan if repayment is expected solely from the sale or operation of the collateral or present value of estimated future cash flows discounted at the loan’s contractual interest rate if the loan is not determined to be collateral dependent. All loans individually evaluated are classified as Level 3 in the fair value hierarchy.
Fair value for individually evaluated loans is determined using several methods. Generally, the fair value of real estate is determined based on appraisals by qualified licensed appraisers. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. These routine adjustments are made to adjust the value of a specific property relative to comparable properties for variations in qualities such as location, size, and income production capacity relative to the subject property of the appraisal. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
Other Real Estate Owned (“OREO”): OREO is measured at fair value less cost to sell, based on an appraisal conducted by a licensed appraiser using observable market data (Level 2). However, if the real estate is a house or building in the process of construction, has an appraised value based on a liquidation or quick sale, is discounted by the Company because of marketability or is based on an appraisal of the real estate property that is over one (1) year old, the fair value is considered Level 3. The estimated fair value is reviewed periodically by management and any write-downs are charged against current earnings. The Company believes that the fair value component in the valuation of OREO follows the provisions of accounting standards. There was no OREO held as of March 31, 2024 or December 31, 2023.
There were no transfers between Level 1 and Level 2 during the three months ended March 31, 2024 or the year ended December 31, 2023. The following table summarizes the Company’s financial assets that were measured at fair value on a nonrecurring basis as of March 31, 2024 and December 31, 2023 (in thousands):
	Fair Value Measures at March 31, 2024 and December 31, 2023
		Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Balance as of:	(Level 1)	(Level 2)	(Level 3)
March 31, 2024
Assets:
Individually evaluated loans, net	$182	$—	$—	$182

December 31, 2023
Assets:
Individually evaluated loans, net	$385	$—	$—	$385
The significant unobservable inputs for the financial asset categories that are measured for fair value are listed above. Significant increases (decreases) in any of those inputs in isolation would result in a significantly lower (higher) fair value measurement. Generally, a change in the assumption used for the probability of default is accompanied by a directionally similar change in the assumption used for the loss severity and a directionally opposite change in the assumption used for prepayment rates. In addition, a change to the selling cost or the discount for lack of marketability and age of appraisal are directly related to the Company’s real estate market. An upward movement in the assumptions would result in a decrease in the fair value while a downward movement in assumptions would result in an increase in the fair value.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
The following table presents qualitative information about Level 3 fair value measures for financial assets measured at fair value on a nonrecurring basis at March 31, 2024 and December 31, 2023 (in thousands):
March 31, 2024	Fair Value	Valuation Techniques	Unobservable Inputs	Range
Assets:
Individually evaluated loans, net	$182	Discounted appraised value/	Selling costs	8%
		Discounted cash flows	Discount for lack of marketability and/ or age of appraisal	20%
			Discount rate	7.32%
December 31, 2023	Fair Value	Valuation Techniques	Unobservable Inputs	Range
Assets:
Individually evaluated loans, net	$385	Discounted appraised value/	Selling costs	8-13%
		Discounted cash flows	Discount for lack of marketability and/ or age of appraisal	20-35%
			Discount rate	7.32%
The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Company’s financial instruments will change when interest rate levels change, and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company’s overall interest rate risk.
Note 6. Stock Incentive Plan
The 2018 Stock Incentive Plan (the “2018 Plan”) was approved by the Company’s shareholders at the 2018 Annual Meeting of Shareholders. The 2018 Plan is designed to promote the interests of the Company and its shareholders by strengthening the Company’s ability to attract, motivate and retain employees, directors and consultants upon whose judgement, initiative, and efforts the financial success and growth of the business of the Company largely depend. A total of 340,000 shares of common stock are reserved for issuance under the 2018 Plan. The following types of awards will be available for issuance under the 2018 Plan:
•	nonstatutory and incentive stock options;
•	restricted stock and other stock awards;
•	restricted stock units; and
•	incentive awards.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
A summary of the activity in the 2018 Plan for the three months ended March 31, 2024 is as follows:
	Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term in Years
Unvested restricted stock outstanding at December 31, 2023	26,562	$9.79	1.76
Granted	1,112	9.00
Vested	(4,644)	10.66
Forfeited	—	—
Unvested restricted stock outstanding at March 31, 2024	23,030	$9.58	1.89
Restricted stock compensation expense of $29 thousand and $56 thousand was recognized in the three months ended March 31, 2024 and 2023, respectively. Total unrecognized stock compensation expense related to restricted stock awards at March 31, 2024 was approximately $140 thousand.
Note 7. Revenue Recognition
On January 1, 2018, the Company adopted FASB ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”, and all subsequent ASUs that modified Topic 606. The implementation of the new standard did not have a material impact on the measurement or recognition of revenue; as such, a cumulative effect adjustment to opening retained earnings was not deemed necessary. Topic 606 does not apply to revenue associated with financial instruments, including revenue from loans and investment securities. In addition, certain noninterest income streams such as fees associated with mortgage servicing rights, financial guarantees, derivatives, and certain credit card fees are also not in scope of the new guidance. Topic 606 is applicable to noninterest revenue streams such as deposit related fees, interchange fees, merchant income, and brokerage fees and commissions. However, the recognition of these revenue streams did not change significantly upon adoption of Topic 606. Substantially all of the Company’s revenue is generated from contracts with customers.
Service charges on deposit accounts
The Company earns fees from its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include services such as stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation.Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.
Interchange and ATM fees
The Company earns interchange and ATM fees from debit/credit cardholder transactions conducted through the Visa and ATM payment networks. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder. Because the Company acts as an agent and does not control the services rendered to the customers’, related costs are netted against the fee income. These costs were included in other operating expenses prior to the adoption of Topic 606.
Brokerage fees and commissions
Brokerage fees and commissions consist of other recurring revenue streams such as commissions from sales of mutual funds and other investments to customers by a third-party service provider and investment advisor fees. The Company receives commissions from the third-party service provider on a monthly basis based upon customer activity for the month. The investment advisor fees are charged to the customer’s account in advance on the first month of the quarter, and the revenue is recognized over the following three-month period.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
The following table presents noninterest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the three months ended March 31, 2024 and 2023 (in thousands):
	2024	2023
Noninterest Income
In-scope of Topic 606:
Service charges on deposit accounts	$168	$173
Interchange and ATM fees	324	300
Brokerage fees and commissions	11	4
Noninterest income in-scope of Topic 606:	503	477
Noninterest income out-of-scope of Topic 606:	311	291
Total noninterest income	$814	$768
Note 8. Earnings (Loss) per Common Share
Basic earnings (loss) per common share represents income (loss) available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per common share reflects additional common shares that would have been outstanding if dilutive potential preferred shares had been converted.
Applicable guidance requires that outstanding, unvested share-based payment awards that contain voting rights and rights to nonforfeitable dividends participate in undistributed earnings with common shareholders. Accordingly, the weighted average number of shares of the Company’s common stock used in the calculation of basic and diluted earnings (loss) per common share includes unvested shares of the Company’s outstanding restricted common stock.
The following table presents the computation of basic and diluted earnings (loss) per common share for the three months ended March 31, 2024 and 2023 (dollars in thousands, except per share data):
	2024	2023
(Numerator):
Net income (loss) available to common shareholders	$327	$(196)
(Denominator):
Weighted average shares outstanding - basic	3,270,982	3,247,867
Potentially dilutive preferred shares	29,148	29,148
Weighted average shares outstanding - diluted	3,300,130	3,277,015
Earnings (loss) per common share:
Basic	$0.10	$(0.06)
Diluted	$0.10	$(0.06)
Note 9. Transaction with First National
On March 25, 2024, the Company and First National, the parent holding company for First Bank, entered into the Agreement, which provides that, subject to the terms and conditions set forth in the Agreement, the Company will merge with and into First National with First National being the surviving corporation in the Merger. In addition, simultaneously with or immediately following the Merger of the Company with and into First National, the Bank will be merged with and into First Bank.
The boards of directors of the Company and First National have unanimously approved the Agreement. The Agreement and the transactions contemplated thereby are subject to the approval of the respective shareholders of the Company and First National, regulatory approvals, and other customary closing conditions. Pursuant to the Agreement, three directors of the Company will be (i) invited to serve on the boards of directors of First National and First Bank and (ii) nominated and recommended by First National for reelection at the first annual meeting of First National shareholders following the closing of the Merger.

TOUCHSTONE BANKSHARES, INC.
Notes to Consolidated Financial Statements (Unaudited)
Subject to the terms and conditions of the Agreement, the Company’s shareholders, including the holders of shares of both the common stock and preferred stock (on an as-converted, one-for-one basis, which shares of preferred stock convert automatically to common stock at the effective time of the Merger), will receive 0.8122 shares of First National common stock for each share of Company Stock. Cash will also be paid in lieu of fractional shares.
Additionally, in connection with the Merger, subject to the terms and conditions of the Agreement, all restricted stock awards of the Company that are unvested and remain outstanding at the effective time of the Merger (with any performance-based vesting deemed to have been achieved) will be cancelled and converted into the right to receive the Merger Consideration.
Note 10. Subsequent Events
On May 23, 2024, the Bank entered into a “Fourth Amendment to Deed of Ground Lease Agreement” with Courthouse Landing VA, LLC, a Florida limited liability company (the “Landlord”). The Bank, which previously exercised its purchase option, intends to purchase a developed lot, and plans to construct a branch building of approximately 2,500 – 4,000 square feet on the demised premise. The closing date for the purchase and sale of the demised premise shall be the later to occur of: (i) thirty (30) days after the Landlord completes the required improvements; or (ii) December 27, 2024, unless either the Bank or the Landlord agree in writing to an earlier date.

ANNEX E
ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FIRST NATIONAL CORPORATION
The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:
I.
The name of the corporation is First National Corporation (the “Corporation”).
II.
Article III of the Amended and Restated Articles of Incorporation is amended to read as follows:
3. The aggregate number of shares of stock which the Corporation shall have the authority to issue and the par value per share is as follows:
Class	Number of Shares	Par Value
Common Stock	16,000,000	$1.25
Preferred Stock	1,000,000	$1.25
All other Articles and provisions of the Amended and Restated Articles of Incorporation shall remain in full force and effect.
III.
The foregoing amendment was adopted by the Board of Directors of the Corporation on March 25, 2024.
IV.
This amendment was proposed by the Board of Directors of the Corporation and submitted to the shareholders of the Corporation at a meeting of the shareholders held on [DATE], 2024 in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia, and:
The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment were:
Designation	Number of Outstanding Shares	Number of Votes Entitled to be Cast
Common Stock
the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment was:
Voting Group	Total Votes FOR	Total Votes AGAINST
Common Stock
The number of votes cast for the amendment by the voting group was sufficient for approval by the voting group.
(Signature to follow)
E-1

This amendment is executed in the name of the Corporation on [DATE], 2024 and is to be effective when filed.
FIRST NATIONAL CORPORATION

By:
Name:	[Name]
Its:	[Title]
Entity ID:	02390086
[Signature Page to Articles of Amendment of First National Corporation]
E-2

ANNEX F
ARTICLE 15 OF TITLE 13.1 OF THE VIRGINIA STOCK CORPORATION ACT
CODE OF VIRGINIA
TITLE 13.1. CORPORATIONS
CHAPTER 9. VIRGINIA STOCK CORPORATION ACT
ARTICLE 15. APPRAISAL RIGHTS AND OTHER REMEDIES
§ 13.1-729. Definitions.
As used in this article:
“Affiliate” means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive officer of such person. For purposes of subdivision B 4 of § 13.1-730, a person is deemed to be an affiliate of its senior executives.
“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.
“Corporation” means the domestic corporation that is the issuer of the shares held by a shareholder demanding appraisal and, for matters covered by §§ 13.1-734 through 13.1-740, includes the survivor in a merger.
“Fair value” means the value of the corporation’s shares determined:
1.	Immediately before the effectiveness of the corporate action to which the shareholder objects;
2.	Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and
3.	Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles of incorporation pursuant to subdivision A 5 of § 13.1-730.
“Interest” means interest from the date the corporate action becomes effective until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
“Interested transaction” means a corporate action described in subsection A of § 13.1-730, other than a merger pursuant to § 13.1-719 or 13.1-719.1, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:
1.
“Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

2.	“Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action:
a.
Was the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares of the corporation having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action;

b.
Excluding the voting power of any shares of the corporation acquired pursuant to an offer for all shares having voting power if the offer was made within the previous one year for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action, had the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

c.
Was a senior executive officer or director of the corporation or a senior executive officer of any affiliate of the corporation, and that senior executive officer or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

(1)	Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;
(2)
Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in § 13.1-691; or

(3)
In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

“Preferred shares” means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.
“Senior executive” means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.
“Shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.
1985, c. 522; 1992, c. 575; 2005, c. 765; 2007, c. 165; 2019, c. 734.
§ 13.1-730. Right to appraisal.
A.	A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:
1.
Consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 13.1-718, or would be required but for the provisions of subsection G of § 13.1-718, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (ii) if the corporation is a subsidiary and the merger is governed by § 13.1-719;

2.
Consummation of a share exchange in which the corporation is the acquired entity, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that are not acquired in the share exchange;

3.	Consummation of a disposition of assets pursuant to § 13.1-724 if the disposition of assets is an interested transaction;
4.
An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

5.
Any other merger, share exchange, disposition of assets, or amendment of the articles of incorporation, in each case to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors;

6.
Consummation of a domestication in which a domestic corporation becomes a foreign corporation if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest in the total voting rights of the outstanding shares of the foreign corporation, as the shares held by the shareholder immediately before the domestication; or

7.	Consummation of a conversion to an unincorporated entity pursuant to Article 12.2 (§ 13.1-722.8 et seq.).

B.	Notwithstanding subsection A, the availability of appraisal rights under subdivisions A 1 through A 4, A 6, and A 7 shall be limited in accordance with the following provisions:
1.	Appraisal rights shall not be available for the holders of shares of any class or series of shares that is:
a.	A covered security under § 18(b)(1)(A) or (B) of the federal Securities Act of 1933;
b.
Traded in an organized market and has at least 2,000 shareholders and a market value of at least $20 million, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, and directors and by any beneficial shareholder or any voting trust beneficial owner owning more than 10 percent of such shares; or

c.
Issued by an open end management investment company registered with the U.S. Securities and Exchange Commission under the federal Investment Company Act of 1940 and that may be redeemed at the option of the holder at net asset value.

2.	The applicability of subdivision 1 shall be determined as of:
a.
The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights or in the case of an offer made pursuant to subsection G of § 13.1-718, the date of such offer; or

b.	The day before the effective date of such corporate action if there is no meeting of shareholders and no offer made pursuant to subsection G of § 13.1-718.
3.
Subdivision 1 shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision 1 at the time the corporate action becomes effective.

4.
Subdivision 1 shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares where the corporate action is an interested transaction.

C.
Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that (i) no such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as a part of a group, on the action, and (ii) any such limitation or elimination contained in an amendment of the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year after the effective date of such amendment if such action would otherwise afford appraisal rights.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 1986, c. 540; 1988, c. 442; 1990, c. 229; 1992, c. 575; 1996, c. 246; 1999, c. 288; 2005, c. 765; 2007, c. 165; 2010, c. 782; 2015, c. 611; 2019, c. 734.
§ 13.1-731. Assertion of rights by nominees and beneficial owners.
A.
A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or the voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

B.	A beneficial shareholder or a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:
1.	Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subdivision B 2 b of § 13.1-734; and
2.	Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner.
Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2019, c. 734.
§ 13.1-732. Notice of appraisal rights.
A.
Where any corporate action specified in subsection A of § 13.1-730 is to be submitted to a vote at a shareholders’ meeting and the corporation has concluded that shareholders are or may be entitled to assert appraisal rights under this article, the meeting notice, or when no approval of such action is required pursuant to subsection G of § 13.1-718, the offer made pursuant to subsection G of § 13.1-718 shall state the corporation’s position as to the availability of appraisal rights.

If the corporation concludes that appraisal rights are or may be available, a copy of this article shall accompany the meeting notice or offer sent to those record shareholders who are or may be entitled to exercise appraisal rights.
B.
In a merger pursuant to § 13.1-719, the parent entity shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in § 13.1-734.

C.
Where any corporate action specified in subsection A of § 13.1-730 is to be approved by written consent of the shareholders pursuant to § 13.1-657 and the corporation has concluded that shareholders are or may be entitled to assert appraisal rights under this article:

1.
Written notice stating the corporation’s position as to the availability of appraisal rights shall be given to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and shall be accompanied by a copy of this article; and

2.
Written notice stating the corporation’s position as to the availability of appraisal rights shall be delivered together with the notice to nonconsenting and nonvoting shareholders required by subsections H and I of § 13.1-657, may include the materials described in § 13.1-734, and shall be accompanied by a copy of this article.

D.	Where corporate action described in subsection A of § 13.1-730 is proposed, or a merger pursuant to § 13.1-719 is effected, the notice referred to in subsection A, B, or C shall be accompanied by:
1.
The annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than 16 months before the date of the notice and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and

2.	The latest available quarterly financial statements of such corporation, if any.
E.
A public corporation, or a corporation that ceased to be a public corporation as a result of the corporate action specified in subsection A of § 13.1-730, may fulfill its responsibilities under subsection D by delivering the specified financial statements, or otherwise making them available, in any manner permitted by the applicable rules and regulations of the U.S. Securities and Exchange Commission if the corporation was a public corporation as of the date of the specified financial statements.

F.	The right to receive the information described in subsection D may be waived in writing by a shareholder before or after the corporate action.
1985, c. 522; 2005, c. 765; 2007, c. 165; 2012, c. 706; 2015, c. 611; 2019, c. 734.

§ 13.1-733. Notice of intent to demand payment.
A.
If a corporate action specified in subsection A of § 13.1-730 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

1.	Must deliver to the corporation’s secretary before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and
2.	Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
B.
If a corporate action specified in subsection A of § 13.1-730 is to be approved by shareholders by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

1.
Shall deliver to the corporation’s secretary before the proposed action becomes effective written notice of the shareholder’s intent to demand payment if the proposed action is effectuated, except that such written notice is not required if the notice required by subsection C of § 13.1-732 is given less than 25 days prior to the date such proposed action is effectuated; and

2.	Shall not sign a consent in favor of the proposed action with respect to that class or series of shares.
C.
If a corporate action specified in subsection A of § 13.1-730 does not require shareholder approval pursuant to subsection G of § 13.1-718, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares (i) shall deliver to the secretary of the corporation before the shares are purchased pursuant to the offer written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and (ii) shall not tender, or cause or permit to be tendered, any shares of such class or series in response to such offer.

D.	A shareholder who fails to satisfy the requirements of subsection A, B, or C is not entitled to payment under this article.
Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2007, c. 165; 2010, c. 782; 2015, c. 611; 2019, c. 734.
§ 13.1-734. Appraisal notice and form.
A.
If a corporate action requiring appraisal rights under § 13.1-730 becomes effective, the corporation shall deliver a written appraisal notice and the form required by subdivision B 1 to all shareholders who satisfy the requirements of § 13.1-733. In the case of a merger under § 13.1-719, the parent corporation shall deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

B.	The appraisal notice shall be delivered no earlier than the date the corporate action specified in subsection A of § 13.1-730 became effective and no later than 10 days after such date and shall:
1.
Supply a form that (i) specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action, (ii) if such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and (iii) requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction as to the class or series of shares for which appraisal is sought;

2.	State:
a.
Where the form must be delivered and where certificates for certificated shares are required to be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date by which the corporation must receive the required form under subdivision b;

b.
A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection A appraisal notice is delivered, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

c.	The corporation’s estimate of the fair value of the shares;

d.
That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in subdivision b, the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

e.	The date by which the notice to withdraw under § 13.1-735.1 must be received, which date must be within 20 days after the date specified in subdivision b; and
3.	Be accompanied by a copy of this article.
Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2007, c. 165; 2010, c. 782; 2012, c. 706; 2019, c. 734.
§ 13.1-735. Repealed.
Repealed by Acts 2005, c. 765, cl. 2.
§ 13.1-735.1. Perfection of rights; right to withdraw.
A.
A shareholder who receives notice pursuant to § 13.1-734 and who wishes to exercise appraisal rights must complete, sign, and return the form delivered by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subdivision B 2 b of § 13.1-734. In addition, if applicable, the shareholder shall certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision B 1 of § 13.1-734. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under § 13.1-738. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed form, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection B.

B.
A shareholder who has complied with subsection A may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the secretary of the corporation in writing by the date set forth in the appraisal notice pursuant to subdivision B 2 e of § 13.1-734. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

C.
A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection B of § 13.1-734, shall not be entitled to payment under this article.

2005, c. 765; 2007, c. 165; 2019, c. 734.
§ 13.1-736. Repealed.
Repealed by Acts 2005, c. 765, cl. 2.
§ 13.1-737. Payment.
A.
Except as provided in § 13.1-738, within 30 days after the form required by subsection B 2 b of § 13.1-734 is due, the corporation shall pay in cash to those shareholders who complied with subsection A of § 13.1-735.1 the amount the corporation estimates to be the fair value of their shares plus interest.

B.	The payment to each shareholder pursuant to subsection A shall be accompanied by:
1.
The (i) annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares to be appraised, which shall be as of a date ending not more than 16 months before the date of payment and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not available, the corporation shall provide reasonably equivalent financial information, and (ii) the latest available quarterly financial statements of such corporation, if any;

2.	A statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subdivision B 2 c of § 13.1-734; and
3.	A statement that shareholders described in subsection A have the right to demand further payment under

§ 13.1-739 and that if any such shareholder does not do so within the time period specified in subsection B of § 13.1-739, such shareholder shall be deemed to have accepted such payment under subsection A in full satisfaction of the corporation’s obligations under this article.
C.
A public corporation, or a corporation that ceased to be a public corporation as a result of the corporate action specified in subsection A of § 13.1-730, may fulfill its responsibilities under subdivision B 1 by delivering the specified financial statements, or otherwise making them available, in any manner permitted by the applicable rules and regulations of the U.S. Securities and Exchange Commission if the corporation was a public corporation as of the date of the specified financial statements.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2007, c. 165; 2012, c. 706; 2019, c. 734.
§ 13.1-738. After-acquired shares.
A.
A corporation may elect to withhold payment required by § 13.1-737 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision B 1 of § 13.1-734.

B.
If the corporation elected to withhold payment under subsection A, it shall, within 30 days after the form required by subdivision B 2 b of § 13.1-734 is due, notify all shareholders who are described in subsection A:

1.	Of the information required by subdivision B 1 of § 13.1-737;
2.	Of the corporation’s estimate of fair value pursuant to subdivision B 2 of § 13.1-737 and its offer to pay such value plus interest;
3.	That they may accept the corporation’s estimate of fair value plus interest in full satisfaction of their demands or demand for appraisal under § 13.1-739;
4.	That those shareholders who wish to accept such offer must so notify the corporation’s secretary of their acceptance of the corporation’s offer within 30 days after receiving the offer; and
5.	That those shareholders who do not satisfy the requirements for demanding appraisal under § 13.1-739 shall be deemed to have accepted the corporation’s offer.
C.
Within 10 days after receiving a shareholder’s acceptance pursuant to subsection B, the corporation shall pay in cash the amount it offered under subdivision B 2, plus interest, to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

D.
Within 40 days after delivering the notice described in subsection B, the corporation shall pay in cash the amount it offered to pay under subdivision B 2, plus interest, to each shareholder described in subdivision B 5.

1985, c. 522; 2005, c. 765; 2007, c. 165; 2019, c. 734.
§ 13.1-739. Procedure if shareholder dissatisfied with payment or offer.
A.
A shareholder paid pursuant to § 13.1-737 who is dissatisfied with the amount of the payment must notify the corporation’s secretary in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under § 13.1-737. A shareholder offered payment under § 13.1-738 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

B.
A shareholder who fails to notify the corporation’s secretary in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection A within 30 days after receiving the corporation’s payment or offer of payment under § 13.1-737 or 13.1-738, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2019, c. 734.

§ 13.1-740. Court action.
A.
If a shareholder makes a demand for payment under § 13.1-739 that remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to § 13.1-737 plus interest.

B.
The corporation shall commence the proceeding in the circuit court of the city or county where the corporation’s principal office, or, if none in the Commonwealth, where its registered office, is located. If the corporation is a foreign corporation without a registered office in the Commonwealth, it shall commence the proceeding in the circuit court of the city or county in the Commonwealth where the principal office, or, if none in the Commonwealth, where the registered office of the domestic corporation merged with the foreign corporation was located at the time the transaction became effective.

C.
The corporation shall make all shareholders, regardless of whether they are residents of the Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D.
The corporation may join as a party to the proceeding any shareholder who claims to have demanded an appraisal but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that a shareholder has not complied with the provisions of this article, that shareholder shall be dismissed as a party.

E.
The jurisdiction of the court in which the proceeding is commenced under subsection B is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

F.
Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares exceeds the amount paid by the corporation to the shareholder for such shares, plus interest or (ii) for the fair value plus interest of the shareholder’s shares for which the corporation elected to withhold payment under § 13.1-738.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2019, c. 734.
§ 13.1-741. Court costs and counsel fees.
A.
The court in an appraisal proceeding commenced under § 13.1-740 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts that the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

B.	The court in an appraisal proceeding may also assess the expenses of the respective parties, in amounts the court finds equitable:
1.
Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of § 13.1-732, 13.1-734, 13.1-737 or 13.1-738; or

2.
Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

C.
If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated, and that such expenses should not be assessed against the corporation, the court may direct that such expenses be paid out of the amounts awarded the shareholders who were benefited.

D.
To the extent the corporation fails to make a required payment pursuant to § 13.1-737, 13.1-738 or 13.1-739, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

Code 1950, §§ 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522; 2005, c. 765; 2019, c. 734.
§ 13.1-741.1. Limitations on other remedies for fundamental transactions.
A.
Except for action taken before the Commission pursuant to § 13.1-614 or as provided in subsection B, the legality of a proposed or completed corporate action described in subsection A of § 13.1-730 may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

B.	Subsection A does not apply to a corporate action that:
1.	Was not authorized and approved in accordance with the applicable provisions of:
a.	Article 11 (§ 13.1-705 et seq.), Article 12 (§ 13.1-715.1 et seq.), Article 12.1 (§ 13.1-722.1:1 et seq.), Article 12.2 (§ 13.1-722.8 et seq.), or Article 13 (§ 13.1-723 et seq.);
b.	The articles of incorporation or bylaws; or
c.	The resolution of the board of directors authorizing the corporate action;
2.
Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;

3.
Is an interested transaction, unless it has been recommended by the board of directors in the same manner as is provided in subsection B of § 13.1-691 or has been approved by the shareholders in the same manner as is provided in subsection C of § 13.1-691 as if the interested transaction were a director’s conflict of interests transaction; or

4.	Is adopted or taken by less than unanimous consent of the voting shareholders pursuant to § 13.1-657 if:
a.
The challenge to the corporate action is brought by a shareholder who did not consent to the corporate action and as to whom notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected; and

b.	The proceeding challenging the corporate action is commenced within 10 days after notice of the adoption or taking of the corporate action is effective as to the shareholder bringing the proceeding.
C.	Any remedial action with respect to corporate action described in subsection A of § 13.1-730 shall not limit the scope of, or be inconsistent with, any provision of § 13.1-614.
2007, c. 165; 2008, c. 91; 2015, c. 611; 2019, c. 734.